As filed with the Securities and Exchange Commission on February 8, 2010

Registration No. 333-[•]

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WAVE2WAVE COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	4899	113521535
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

433 Hackensack Avenue
Hackensack, New Jersey 07601
(201) 968-9797
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven Asman, President
Wave2Wave Communications, Inc.
433 Hackensack Avenue
Hackensack, New Jersey 07601
(201) 968-9797
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Ivan K. Blumenthal, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, NY 10017 (212) 935-3000	Thomas Rose, Esq. Sichenzia Ross Friedman Ference, LLP 61 Broadway Avenue, 32nd Floor New York, NY 10006 (212) 930-9700

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

(cover continued on next page)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

Common Stock, $0.0001 par value per share (3)	$94,875,000	$6,764.59

Representative’s Common Stock Purchase Option	$—	$—	(4)

Shares of Common Stock underlying Representative’s Common Stock Purchase Option	$4,743,750	$338.23

Total Registration Fee	$99,618,750	$7,102.82

(1)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.

(3)	Includes shares the underwriters have the option to purchase to cover over-allotments, if any.

(4)	No registration fee required pursuant to Rule 457(g) under the Securities Act.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED FEBRUARY 8, 2010

[•] Shares

This is a firm commitment initial public offering of [•] shares of our common stock at a price we anticipate will be between $[•] and $[•] per share. No public market currently exists for our shares. We intend to apply to list our common stock on the [•] under the symbol “[•]”. No assurance can be given that our application will be approved.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 13 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us (2)	$	$

(1)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Rodman & Renshaw, LLC, the representative of the underwriters.

(2)	We estimate that the total expenses of this offering, excluding the underwriters’ discount and non-accountable expenses allowance, will be approximately $[•].

We have granted a 45-day option to the representative of the underwriters, to purchase up to [•] additional shares of common stock solely to cover over-allotments, if any. The shares issuable upon exercise of the underwriter over-allotment option are identical to those offered by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

In connection with this offering, we have also agreed to sell to Rodman & Renshaw, LLC, the underwriter representative, an option to purchase up to 5% of the shares sold, for $100. If the underwriter representative exercises this option, each share of common stock may be purchased at $[•] per share ((125)% of the price of the shares sold in the offering).

The underwriters expect to deliver our shares to purchasers in the offering on or about [•], 2010.

Rodman & Renshaw, LLC

The date of this prospectus is [•], 2010

You should rely only on the information contained in this prospectus in deciding whether to purchase our common stock. We have not authorized anyone to provide you with information different from that contained in this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Nevertheless, we are responsible for the accuracy and completeness of the historical information presented in this prospectus, as of the date of the prospectus.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you in making an investment decision. You should read this summary together with the more detailed information, including our financial statements and the related notes, elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors” beginning on page 13.

Unless otherwise stated or the context requires otherwise, references in this prospectus to “Wave2Wave,” “we,” “us” and “our” refer to Wave2Wave Communications, Inc. and its subsidiaries.

Our Company

Founded in 1999, Wave2Wave Communications, Inc. provides communication services to small to mid-sized businesses in the northeast and midwest United States with a complete package of integrated products that includes wired and wireless broadband Internet access services, Voice over Internet Protocol, or VoIP, data, email hosting, point-to point connections, managed network services, collocation, virtual private networks, or VPNs, and web hosting. We are currently in the process of testing our fourth generation, or 4G, based Hybrid Fiber-Wireless, or HFW, in-building network. Through our wholly-owned subsidiary RNK Inc., d/b/a RNK Communications, or RNK, we provide wholesale services, offering a range of voice and data “carrier class products” to other communications companies and to larger-scale purchasers of network capacity. Specifically, we offer domestic and international terminations, domestic origination with local access, long distance services, collocation, “800” toll free origination, conference calling capabilities and prepaid calling services.

We sell our services to businesses primarily through a direct sales force, channel partners and telemarketing. We focus on selling to customers in multi-tenant office buildings (in-building) and to remote locations (stand-alone buildings). We currently have approximately 425 active Building Service Agreements, or BSAs, with building owners throughout New York, New Jersey, Illinois (Chicago), Connecticut and Pennsylvania (Philadelphia). Under these BSAs, we either pay the building owners monthly rent or a revenue share to allow us to sell throughout their buildings. The term of these BSAs are typically five to ten years in length, with automatic renewals. We have found that revenue share agreements give the building owners an incentive to promote our company to new tenants. This helps us to differentiate ourselves from our competition and creates a mutually beneficial relationship between us, the building owners and tenants. We also utilize a wholesale model in which we sell our services through a direct sales force, agents, independent company relationships, and contractual buy sell arrangements. RNK, as a Competitive Local Exchange Carrier, or CLEC, and interexchange carrier, or IXC, is able to provide various telecommunication services under our multiple state and federal tariffs. We currently process approximately one billion minutes per month through our network of interconnected switches.

We have successfully implemented and sold fixed wireless broadband solutions in the northeast United States since our inception. Through our January 2006 acquisition of certain assets of Intellispace, Inc., or Intellispace, a wireline manage service provider and the 2007 acquisition of our wholly- owned subsidiary RNK, which has been operating in various jurisdictions since 1997, we significantly expanded our footprint and product offerings.

Proposed Acquisition

On February 4, 2010, we entered into a stock purchase agreement to acquire privately-held Winncom Technologies Holding Limited, a company incorporated under Irish law. Unless otherwise stated or the context requires otherwise, references in this prospectus to “Winncom” refer to Winncom Technologies Holding Limited and its subsidiaries and affiliates. Pursuant to the stock purchase agreement, we will acquire 100% of the issued share capital of Winncom from the stockholders of Winncom, for a payment, including the retirement of debt, of approximately $25 million and approximately 4,714,038 shares of our common stock, which number of shares represents approximately 7.5% of our issued and outstanding shares of common stock on a fully-diluted basis as of the date of this prospectus, subject to certain working capital adjustments to be determined within 120 days following the closing of the acquisition. We intend to consummate the acquisition immediately upon the closing of this offering. Concurrently with the consummation of this offering and the closing of the acquisition of Winncom, Gregory Raskin, the President and Chief Executive Officer of Winncom, will become our Chief Executive Officer. Our proposed acquisition of Winncom is subject to the consummation of this offering and the satisfaction of customary closing conditions. In addition, the stock purchase agreement is subject to termination by either party under certain circumstances if the closing has not occurred on or before May 30, 2010. We cannot assure you that we will consummate the Winncom acquisition on favorable terms or at all. We intend to use a portion of the proceeds of this offering to acquire Winncom.

Winncom, headquartered in Solon, Ohio, and with a registered office in Dublin, Ireland, is a worldwide distributor and provider of complete networking solutions, wireless and wired. Winncom’s reseller network has reached over 8,000 and serves over 90 markets worldwide. Winncom also has local offices in Hungary, Cyprus, Russia, Ukraine, Ireland, Uzbekistan and Kazakhstan with trained sales and technical professionals. Winncom’s subsidiary ServiceAero, or SA, is a service provider located in Moscow, Russia. SA provides internet and telephony services for the majority of companies located in Russia’s third largest airport Vnukovo. These companies include major Russian and international airlines, business aviation companies, air cargo companies, airline support and many others. SA offers domestic and international terminations, domestic origination with local access, long distance services, collocation, video conferencing, video surveillance, and conference calling capabilities, prepaid calling services, Wi-Fi hot spots, DSL services and fiber-to-the-building lease lines. SA potentially is a point of presence and starting point for a 4G based HFW rollout of in-building networks in Moscow and other large cities in the Commonwealth of Independent States.

Winncom has expertise in broadband wireless networking products and a full range of network infrastructure and access products by the leading industry manufacturers, allowing it to sell the products and provide complete solutions for various markets and applications. We believe that Winncom’s extensive experience and engineering resources makes it possible for the company to identify, design and implement the most effective and economical turnkey solutions based on a combination of the latest technologies, which will give us the ability to manage and roll out our new 4G based HFW networks. With its world-wide presence, Winncom is able to provide pre-sale consulting and post-sale engineering support to its customers. It has a portfolio of successful wireless and networking deployments in countries located in North America, Eastern Europe, Commonwealth of Independent States, Far East and Central Asia. Winncom’s international presence will allow us the opportunity to expand our 4G based HFW network roll out worldwide and give our telephone business access to international markets, which would include interconnection agreements. Through Winncom’s relationships (both domestic and international), we believe that we will also be well positioned to capitalize on opportunities for our current product offerings and services.

Our Competitive Advantages

Through our Strategic Partnership Agreement with incNetworks®, we are deploying 4G based Hybrid Fiber-Wireless, or HFW, networks within two multi-tenant buildings in New York, New York. The first building, the Lincoln Building (60 East 42nd Street, New York, New York) is expected to be live by the end of the first quarter of 2010 (currently testing), along with the second building (230 Park Avenue). Upon the completion of this first phase of deployments, we intend to deploy additional 4G based HFW networks within hundreds of multi-tenant buildings in major metropolitan areas over the course of the next several years.

Following this offering and the completion of the proposed acquisition of Winncom:

•

We believe that we will be well positioned to launch our next generation HFW network services using fourth-generation, or 4G, technology. By overlaying the 4G technology on our current network, we intend to leverage our existing infrastructure, provisioning, customer service center, network operations center, or NOCs, telephone switches and back office processes that we already have in place. We also intend to take advantage of the hundreds of BSAs we have in place with building owners throughout New York, New Jersey, Pennsylvania (Philadelphia), Connecticut and Illinois (Chicago).

•

We believe that we will be one of the first companies in the United States to offer this in-building 4G based HFW network technology. This technology will enable us to provide in-building carrier-grade broadband wired and wireless network services, in-building data services and voice services, VoIP, high speed Internet access, WiFi, HDTV applications, multi-user video conferencing and more.

•

Since 4G will be a fully IP-based integrated system, wired and wireless technologies are allowed to converge and will be capable of providing between 100 Mbit/s and 1 Gbit/s Virtual Private LAN Services, or VPLS, supporting high definition, or HD, video services, high quality voice and high speed symmetrical data services with the latest security technology. We expect that this will provide both wired and mobile users with symmetrical broadband capabilities (both ways), providing an average upload and download bandwidth of 10mb/s per subscriber.

•

During Phase 1 of our roll-out, by deploying wireless nodes on every floor within a building, we intend to be able to provide our in-building customers with mobile data and voice services when they are inside the building. During Phase 2, we intend to enable wireless carriers (currently working on towards establishing agreements with carriers) to use our network so they can improve their coverage, increase available bandwidth within the building and free up their valuable network resources by downloading their traffic onto our network.

•

Following the completion of the proposed acquisition of Winncom, we intend to take advantage of Winncom’s international relationships, thereby providing us the opportunity to expand our in-building wireless 4G based HFW services worldwide and further expand RNK’s international telephone services.

Our Business Strategy

As an established company in the telecommunications sector, we believe that we are well-positioned to upgrade our network with state-of-the-art technology and deploy next generation in-building network technology to take advantage of market trends. We believe that these trends include significant growth in Internet usage, an increased demand for bandwidth based on new applications and devices such as the IPhone®, and the demand for increased mobility. We believe the roll out of our in-building 4G based HFW network will address all of these issues. By investing in sophisticated in-building wired and wireless networks, we believe that we will be in a position to take advantage of the growth expected in this sector. According to Cisco Systems, from 1997 to 2007 Internet traffic went from 3 petabytes (30 million gigabytes) per month to 6,600 petabytes per month. By 2012, Cisco Systems forecasts monthly Internet traffic to surpass 43,000 petabytes per month for a compound annual growth rate of roughly 46% from 2007 to 2012. It is expected that roughly 50% of consumer Internet traffic in 2012 will consist of internet video. Globally, according to Plunkett Research, the telecommunications industry is a $3.7 trillion sector in 2009 including about $1.2 trillion in annual revenues in the United States. Mobile communications, including mobile entertainment, remains one of the most robust sectors in the telecommunications market. According to Plunkett Research, there were an estimated 3.3 billion global cellular telephone subscribers by the beginning of 2009, including more than 270 million in the United States alone. According to the CTIA Wireless Association, advanced services, such as text messaging, Internet access and access to entertainment, including videos, make up a growing portion of a consumer’s monthly bill. These advanced services, particularly video, require more and more bandwidth. Recent research from ABI Research projects growth of In-Building Wireless, or IBW, systems from $5.5 billion in 2009 to $15.4 billion by 2014.

Our business strategy is two-fold: Phase 1 of our business strategy will be the deployment of the next generation based HFW network throughout the buildings and the sale of bundled communication services to current and future business customers within the buildings. Phase 2 of our business strategy is to provide wholesale wireless access to other mobile carriers (our in building network will act as a small cell tower for the carriers) and, once developed, bring new 4G services within the building to our existing customers.

Business Strategy: Phase 1

Build A Superior Network—We offer a differentiated carrier-grade 4G based Hybrid Fiber-Wireless (HFW) network solution that enables immediate, converged voice/video/data services on a single broadband symmetrical IP wireless networking platform. This high voice-quality solution has the capability to meet the growing demand for wireless video and business application services. We will initially bring in 1 gigabyte of capacity into each building, pull fiber to each floor and provide wireless nodes throughout a building. This will allow us the ability to enable any type of hardwire and/or wireless services to any customer within a building.

Offer Bundled Communication Services—We will seek to provide our customers with bundled service offerings (e.g., data, VoIP, video, and WiFi) either at their desk and/or on a laptop computer, all invoiced through a single bill. Approximately 90% of our monthly revenue in our retail business is generated from data (Internet) services. The upgraded 4G based HFW network will allow us to not only improve the quality of our service, but provide bundled services to our existing customers, including VoIP, video conferencing, WiFi and others. As a result, we believe we will be able to up sell our existing customer base and generate high-margin incremental revenue from them.

Rapid Deployment—We will seek to rapidly deploy our network within commercial buildings. We already have infrastructure, management, a redundant network built with state-of-the-art technology, expertise in back office processes, a robust customer service department, BSAs with the management companies of those buildings in which 4G based Hybrid Fiber-Wireless (HFW) network services will be offered, and an existing customer base in place within approximately 750 buildings (approximately 425 buildings have BSAs in place and approximately 325 are remote locations with current Wave2Wave customers but without BSAs) concentrated in major metropolitan markets including New York, Chicago, New Jersey, Connecticut and Philadelphia. We believe that having an advanced technology and an existing infrastructure gives us a time to market advantage.

Increase Penetration Rate In Existing Buildings—Our sales and marketing efforts will be focused on increasing penetration rates in our existing buildings along with up-selling existing customers. Once our new upgraded network is deployed in each building (initially at least 1 gigabyte of bandwidth), we expect to be able to supply customers with all of their telecommunication and broadband mobility needs. Additionally, many customers require network redundancy capability, which we will also be able to supply since our network will be completely separate from other providers in the building.

International Expansion—Through our acquisition of Winncom, we believe that we will be well positioned to capitalize on Winncom’s existing relationships to expand our next generation network services internationally. We also expect to be able to take advantage of Winncom’s relationships in the telecommunications industry to create opportunities for RNK, including, but not limited to, more favorable call origination and termination rates.

Provide Quality Customer Care—We believe that customer loyalty can only be developed by providing a high degree of care and attention. To foster customer loyalty, we provide 24-hour technical support and customer care via phone, secure online chat and email. We also believe in cost effective and customer friendly approaches to customer self help, and offer online support with features like account management, knowledge base support and customer forums. Our network is monitored 24 hours per day, seven days per week by our two geographically redundant NOCs.

Business Strategy: Phase 2

Next generation cellular services, which require very low latency and packet-based switching, will require a near-complete overhaul of existing infrastructures, and place tremendous burdens on service providers as they increase capital budgets and attempt to keep up with their expanding backhaul needs. Wave2Wave plans to address these increasing demands and cost pressures in two ways. First, our infrastructure will allow wireless carriers to off-load bandwidth intensive data applications from their spectrum-based networks onto our networks. Second, our network architecture will allow carriers to rely on us for backhaul for communications initiated at one of our sites. Our in-building HFW network will be fully backwards compatible and have the capacity to be a “small cell” to wireless carriers. This will enable the off-loading of high bandwidth data wireless services, such as wireless video and voice services from traditional public wireless network infrastructure onto the in-building 4G broadband wireless networks, leveraging the proprietary technology that has been developed by our strategic partner incNetworks®. This design approach is based on what now has become known as the Long Term Evolution, or LTE, Standard. Unlike WiMax, our approach is fully backwards compatible with existing wide area 2G (GSM), 3G (UMTS) standards and Wi-Fi. Our solution is also backwards- compatible with the existing, Wi-Fi, massive 2G—3G infrastructure investment and user bases. The network will use software defined radio and cognitive radio technologies that enable it to appear as another 4G LTE Micro Radio Tower to the outside 3G and 4G macro radio tower network, thus enabling superior radio coverage within these New York City buildings.

Once our 4G based HFW networks are built at a particular site, we plan to lease available bandwidth in the buildings to cellular carriers for a fee to help meet their customers increased data demands. Through our access points, the in-building network can broadcast Wi-Fi, 4G, 3G, and 2G cellular signals throughout our contracted buildings. This will allow carriers to improve coverage, increase available bandwidth within the buildings, and free up valuable network resources by taking the users off the carriers’ current network while they are in our contracted buildings. The backhaul of data traffic, like the offloading of data traffic from the carrier’s network generally, will be increasingly important as mobile devices are used to provide data services.

As the use of cellular and mobile communications continues to expand, increasing consumer demand for data and video intensive applications will continue to drive bandwidth consumption. In fact, AT&T, Inc. recently acknowledged at a UBS Securities investor conference that AT&T was studying the problem of how to address heavy consumption of video and audio content by smartphone users.

We will offer network infrastructure products and services, as well as backhaul solutions that will effectively allow mobile operators to meet their wireless backhaul challenges. The primary driver for these challenges is the expansion of cellular services beyond traditional voice and text messaging. Increasingly, cellular offerings will need to provide a broader, more flexible combination blend of voice, data, video, and other high density applications. As mobile users become increasingly accustomed to richer data and video experiences, they will soon begin to demand the same content on their mobile devices as they are able to receive from their wired broadband services at home or in their offices. Emerging next generation handsets will deliver similar content to cell phones and PDAs, requiring wireless providers to address the need for substantially more bandwidth—with increased packet management capabilities—than current infrastructures allow. We expect to be able to offer individually customized target marketing opportunities, allowing merchants to advertise based on real-time relevance to the subscriber’s demographic profile (e.g., age, interests and income). This, we believe will, in turn, result in a more focused audience, improving merchants’ advertising success rate.

In fact, according to a report by ADC Telecommunications, Inc, wireless carriers estimate that leased line backhaul costs will increase to greater than 25% of wireless carrier operational expenditure with the rollout of new data services. Any future migrations to 4G standards, with the potential of 100 Mbits per mobile connection, will only further expand the need for even greater data backhaul capabilities.

As increasing numbers of cellular users demand access to more bandwidth-intensive content, existing backhaul infrastructures require new solutions. To remain competitive as 3G and 4G applications arrive, we will be well positioned to provide services that optimize existing wireless networks, allow for migration toward a robust, next generation network capable of handling tomorrow’s higher-volume IP-based traffic while maintaining the capital investments already made by the wireless carriers.

As a global player in the design and deployment of next-generation network infrastructures, we will offer end-to-end network infrastructure solutions for in-building and wireless deployments. In Phase 2 of our business strategy, we expect that our solutions will support “quadruple-play” services of video, data, voice and wireless that global carriers require to retain subscribers and generate new revenue.

We expect to be positioned as a leader in providing network infrastructure products and services that enable the profitable delivery of high-speed Internet, video, data, and voice services to business and mobile subscribers worldwide, and be well positioned to meet the demand for unlimited access, scalable bandwidth and robust, reliable connectivity.

Enter into Strategic Partnerships—We have entered into a partnership agreement with incNetworks® and have a working relationship with AVC Global Services Group for the 4G based HFW network build out. We expect that following the acquisition of Winncom, Winncom will also be able to build- out the 4G based HFW network.

incNetworks®, Inc. incNetworks® has developed an innovative next generation multi-megabit broadband wireless network architecture and technology that incorporates all specifications required for the next generation 4G technology with an ability to interoperate with both 2G and 3G Wide Area Wireless Networks via a roaming or access agreement with a cellular carrier. Just as 2G cellular enabled universal mobility for voice and 3G enabled universal mobility for the Internet and/or new innovative data services, 4G with its broadband symmetric transmission channels will enable next generation mobility services such as voice, high speed symmetric broadband data services as well as enabling universal mobility for broadband video services. This new capability will enable faster downloads and uploads to occur with the same high bandwidths, so that video in both directions can be as common as voice. We have formed a strategic partnership with incNetworks® pursuant to which we were granted an exclusive license to use, sell, and market HFW networks and services incorporating incNetworks® proprietary underlying CelluLAN® technology, within an expansive list of multi-tenant buildings to be identified by the parties.

AVC Global Services Group. AVC Global Services Group, or AVC, is the United States-based affiliate of AVC Europe, Ltd., an ISO 9002-registered professional services company based in the United Kingdom. With a nationwide presence throughout the United States, AVC has established a solid services portfolio, providing telecommunications and information technologies solutions to service providers, enterprises, and equipment manufacturers. AVC is currently deploying our technology in two office buildings in New York, New York and has the ability to roll-out our product on a large-scale basis worldwide.

Market Opportunity

We are seeking to capitalize on the convergence of wireless, video, and content-based service models, and the coinciding need for wireless providers to off-load bandwidth from their existing networks and find alternative backhaul solutions for low latency, packet-based data and video applications. Growth in new applications in wireless voice and multimedia services, increasing demand for high quality mobile voice and high definition video entertainment services, and the desire of cellular carriers to efficiently manage valuable spectrum, drive the underlying demand for our wireless broadband products and systems. We believe that existing networks and technologies cannot fulfill this demand.

4G technology combines high speed broadband technology, with wireless mobility inside customers’ offices and office buildings, compatibility with legacy wireless data systems (and voice systems, pending the completion of agreements with wireless carriers), and efficient use of spectrum. Furthermore, it is adaptable to any application that communicates information over radio spectrum, including Internet, HDTV, cellular, industrial and emergency/military needs. 4G technology can provide seamless broadband wireless networks for both multi-tenant buildings and campuses/communities. As cellular providers continue to capture landline customers, in-building solutions will play a larger role in carrier networks.

According to a recent study from ABI Research, worldwide deployment revenues from in-building wireless systems are expected to grow from $3.8 billion in 2007 to more than $15 billion in 2013. Drivers for this tremendous growth include consumers’ growing dependence on wireless voice and messaging communications. According to TMT’s (Deloitte’s Technology, Media and Telecommunications Industry Group) Telecommunications Trends Report for 2007, 70% of mobile calls are being made indoors during the course of a year. Mobile data use has also moved indoors, a trend expected to continue.

Corporate Information

We were incorporated in Delaware in November 1999. Our principal executive offices are located at 433 Hackensack Avenue, Hackensack, New Jersey 07601, and our main telephone number is (201) 968-9797. Our subsidiary, RNK, has its main offices at 333 Elm Street, Dedham, Massachusetts. Winncom is headquartered at 30700 Carter Street, Suite A, Solon, OH 44139. Our website address is www.wave2wave.com. The information on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

The Offering

Common stock offered by us	[•] shares

Number of shares issued on the date of effectiveness of this registration statement	[•] shares

Number of shares outstanding after this offering	[•] shares ([•] shares if the over-allotment option is exercised in full by the underwriter)

Offering price	$[•] per share

Use of proceeds

We estimate that our net proceeds from the sale of shares of our common stock in this offering will be approximately $[•], based on an assumed initial public offering price of $ [•] per share, the mid-point of the price range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We plan to use approximately $25 million of the net proceeds of this offering to acquire Winncom Technologies Holding Limited and to retire certain of its outstanding debt, $20.6 million of the net proceeds of this offering to repay our outstanding 6% secured promissory notes held by former owners of RNK, $9.3 million of the net proceeds of this offering to repay a bridge loan from Victory Park, $2.0 million to fund the rollout of our 4G based HFW network and the remainder to fund continued development of our technology and for general corporate purposes, such as general research and development, general and administrative expenses, capital expenditures, working capital needs and the potential acquisition of, or investment in, other technologies, products or companies that complement our business. For a more complete description of our intended use of the proceeds from this offering, see “Use of Proceeds.”

Proposed [•] symbol	“[•]”

Risk Factors

The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 13.

Representative’s Common Stock Purchase Option

In connection with this offering, we have also agreed to sell to the underwriter representative an option for $100 to purchase up to 5% of the shares of common stock sold. If this option is exercised, each share may be purchased by the underwriters’ representative at $[•] per share (125% of the price of the shares sold in the offering).

General Information About This Prospectus

Unless otherwise noted, throughout this prospectus the number of shares of our common stock to be outstanding following this offering is based on shares of our common stock outstanding as of February 8, 2010 and excludes:

•	5,448,990 shares of common stock issuable upon the exercise of stock options outstanding as of February 8, 2010 at a weighted average exercise price of $0.12 per share;

•	2,941,172 shares of common stock issuable upon the exercise of warrants outstanding as of February 8, 2010 at a weighted average exercise price of $0.60 per share; and

•	additional shares reserved for future issuance under our stock plans.

Unless otherwise indicated, all information in this prospectus assumes that the underwriters do not exercise their over-allotment option to purchase [•] shares of our common stock in this offering and excludes shares underlying the underwriter representative’s common stock purchase option.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA AND
PRO FORMA FINANCIAL DATA

The following tables set forth our summary consolidated financial data for the periods ended and as of the dates indicated below. We have derived the summary consolidated financial data as of and for the years ended December 31, 2008, 2007, and 2006 and as of December 31, 2007 and 2008 from our consolidated financial statements which have been audited by RBSM LLP, our independent registered public accounting firm and are included elsewhere in this prospectus. We have derived the summary consolidated financial data for the nine months ended September 30, 2009 and 2008 and as of September 30, 2009 from our unaudited consolidated financial statements included elsewhere herein. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for those periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The historical results included here and elsewhere in this prospectus are not necessarily indicative of future performance or results of operations.

The summarized unaudited pro forma financial data as of September 30, 2009 has been prepared to give pro forma as adjusted effect to (1) the proposed Winncom acquisition, (2) the sale of shares in this offering, and (3) application of the net proceeds from this offering as if the transactions took place as of January 1, 2008 for the year ended December 31, 2008 and the nine months ended September 30, 2009, and as of September 30, 2009 for the balance sheet data. This data is subject, and gives effect, to the assumptions and adjustments described in the notes accompanying the unaudited pro forma financial statements included elsewhere in this prospectus. The summary unaudited pro forma financial data is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the Winncom acquisition and this offering been consummated on the dates indicated, and do not purport to be indicative of balance sheet data or results of operations as of any future date or for any future period.

The information set forth below should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Selected Historical Financial Data,” “Unaudited Pro Forma Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements including the notes thereto incorporated by reference in this prospectus.

All financial data presented in thousands except whereas noted.

	Nine months ended September 30,			Year Ending December 31,
	2009	2009	2008	2008	2008	2007	2006
	Pro Forma	(unaudited)	(unaudited)	Pro Forma
Net revenues	102,171	61,693	67,856	148,661	78,455	35,403	18,552
Costs of goods sold	70,796	37,829	31,183	101,655	43,205	22,143	11,996

Gross profit	31,375	23,864	36,673	47,006	35,250	13,260	6,556
Operating expenses:
Depreciation and amortization	8,713	5,243	6,014	11,267	6,658	1,986	1,047
Selling, general, and administrative expenses	23,032	15,239	15,367	31,954	20,795	14,199	6,958

Total operating expenses:	31,745	20,482	21,381	43,221	27,453	16,185	8,005

Income (loss) from operations	(370)	3,382	15,292	3,785	7,797	(2,925)	(1,449)
Interest expense, net	3,308	4,429	5,072	5,916	7,009	2,306	871
Other income (expense)	(977)	(940)	660	703	312	3,495	(131)

Net interest expense and other income	4,285	5,369	4,412	5,213	6,697	(1,189)	1,002
(Loss) income before income taxes	(4,655)	(1,987)	10,880	(1,428)	1,100	(1,736)	(2,451)
Provision for income taxes & minority interest	(1,517)	(875)	5,361	1,771	2,309	(3,630)	—

Net (loss) income	(3,138)	(1,112)	5,519	(3,199)	(1,209)	(1,894)	(2,451)

Adjusted EBITDA*	$12,832	11,916	20,829	25,260	23,065	2,255	(389)

	At September 30, 2009		Year Ended December 31,
	Pro Forma	Reported	2008	2007	2006
	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$27,479	$2,642	$1,598	$1,111	$256
Working capital	43,884	(10,939)	(59,561)	(51,064)	(2,239)
Total assets	194,233	94,491	90,885	90,430	9,170
Stockholders’ equity	$100,692	$1,342	$1,401	$339	$(8,321)

*

We define Adjusted EBITDA as operating income (loss) before interest, taxes, depreciation and amortization expenses, excluding stock-based compensation expense, write-off of public offering costs, gain recognized on troubled debt restructuring, gain or loss on asset dispositions and other non- operating income or expense. We use Adjusted EBITDA in our business operations to, among other things, evaluate the performance of our business, develop forecasts and measure our performance against those forecasts.

We believe that analysts and investors use Adjusted EBITDA as a supplementary measure to evaluate a company’s overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and you should not consider Adjusted EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP. We believe that, with a full understanding of its limitations, adjusted EBITDA provides useful information regarding how our management views our business. In addition, it allows analysts, investors and other interested parties in the telecommunications industry to facilitate company to company comparisons because it eliminates many differences caused by variations in capital structures (affecting interest expense), taxation, the life-cycle stage and “book basis” depreciation expense of facilities and equipment, as well as non- operating and one-time charges to earnings.

Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments. Our calculation of Adjusted EBITDA is not directly comparable to EBIT (earnings before interest and taxes) or EBITDA. In addition, Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; our interest expense, or the cash requirements necessary to service interest or principal payments our outstanding debt; any cash requirements for the replacement of assets being depreciated or amortized, which will often have to be replaced in the future, even though depreciation and amortization are non-cash charges; and the fact that other companies in our industry may calculate adjusted EBITDA differently than we do which limits its usefulness as a comparative measure. Adjusted EBITDA is not intended to replace operating income, net income and other measures of financial performance reported in accordance with GAAP. Rather, Adjusted EBITDA is a measure of operating performance that you may consider in addition to those measures. Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using adjusted EBITDA as a supplementary measure.

Set forth below is a reconciliation of net (loss) income to EBITDA to Adjusted EBITDA for the periods presented.

Reconciliation of net (loss) income to EBITDA to Adjusted EBITDA	Nine months ended September 30,			Year ended December 31,
	2009	2009	2008	2008	2008	2007	2006
	Pro Forma*			Pro Forma
Net (loss) income	(3,138)	(1,112)	5,519	(3,199)	(1,209)	1,894	(2,451)
Provision for income taxes & minority interest	(1,517)	(875)	5,361	1,771	2,309	(3,630)	—
Other income (expense)	977	940	(660)	(703)	(312)	(3,495)	131
Interest expense, net	3,308	4,429	5,072	5,916	7,009	2,306	871
Depreciation and amortization	8,713	5,243	6,014	11,267	6,658	1,986	1,047

EBITDA	8,343	8,625	21,306	15,052	14,455	(939)	(402)
Non-cash compensation and accretion	1,518	320	2,379	2,586	988	3,194	13
Non-recurring items	2,971	2,971	(2,856)	7,622	7,622	—	—

Adjusted EBITDA	$12,832	$11,916	$20,829	$25,260	$23,065	$2,255	$(389)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully read and consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including the financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. If any of these risks actually occur, our business, business prospects, financial condition, results of operations or cash flows could be materially harmed. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

Business and Competitive Risks

We have substantial indebtedness and may be unable to service our debt. Our substantial indebtedness could adversely affect our financial position, limit our available cash and our access to additional capital and prevent us from growing our business.

As of February 4, 2010 we have outstanding debt of approximately $70 million of which $30 million is short-term in nature. Our long-term debt of approximately $38.7 million matures on October 7, 2013 and is held by an affiliate of a related party who is also a beneficial owner of more than 5% our total common stock outstanding. This related party has given us term extensions in the past. There can be no assurance that this party will continue to do so. The weighted average interest of our debt is approximately 6%. We have had to extend the maturity dates of a significant portion of our debt and have negotiated multiple amendments and modifications, specifically in connection to subordinated promissory notes held by the former owners of RNK. In order to secure modifications and amendments from various debt holders, we have issued additional consideration in the form of warrants to purchase shares of our common stock as an inducement for more favorable terms. We have not always been successfully in servicing our debt and have been issued default notices; although subsequently we have been able to negotiate forbearances. From the proceeds of this offering, we have designated for retirement approximately $30 million of our debt, consisting of approximately $20.6 million for repayment of subordinated promissory notes held by the former owners of RNK and a bridge loan of approximately $9.3 million held by Victory Park Capital as use of proceeds. The RNK notes become due in April 2010 and the loans from Victory Park become due on the earlier of May 8, 2010 or the consummation of our proposed offering. If we are unable to raise a certain amount of proceeds from this offering, we will be unable to retire the debt designated above and we may be in default in the repayment of such debt which would have a material adverse effect on our financial position, results of operations and related cash flows.

The level of our indebtedness could have important consequences, including:

•	a substantial portion of our cash flow from operations will be dedicated to debt service and may not be available for other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•

limiting our ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes, including acquisitions, and may impede our ability to secure favorable lease terms;

•	making us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures; and

•	placing us at a competitive disadvantage compared to our competitors with less indebtedness.

We could cease to be profitable and incur significant losses.

We have experienced significant losses in the past at times when we have not been able to generate sufficient cash flow from operations to fund our expenses. We could cease to be profitable and can give no assurance that we will not incur significant losses in the future. We experienced annual net losses of $1.6 million, $1.3 million, and $2.5 million in 2004, 2005, and 2006, respectively with a stockholders’ deficit as of December 31, 2006 of $6.5 million. We benefited from the acquisition of RNK in 2007, including a non-recurring tax benefit related to historical net operating losses of $4.5 million. We experienced a net profit of $1.9 million in 2007 and a net loss of $1.2 million in 2008. For the nine months ending September 30, 2009, we experienced a net loss of $1.1 million with an accumulated deficit of $13.5 million.

Our market is extremely competitive and we face intense competition from other providers of communications services that have significantly greater resources than we do.

The market for broadband and related services is highly competitive and we compete with several other companies within each of our markets. We face competition from several different sources including wireless carriers, competitive local exchange carriers, incumbent local exchange carriers, cable operators and Internet service providers. Many of these operators have substantially greater resources and greater brand recognition than we do. Further, there is no guarantee that they will not enter the wireless Internet connectivity market and compete directly with us for our subscriber base, which could have a material adverse affect on our operations.

Our current or future competitors may provide services comparable or superior to those provided by us, or at lower prices, or adapt more quickly to evolving industry trends or changing market requirements.

Many providers of communications services have competitive advantages over us, including substantially greater financial, personnel and other resources, better access to capital, brand name recognition and long-standing relationships with customers. These resources may place us at a competitive disadvantage in our current markets and limit our ability to expand into new markets. Because of their greater financial resources, some of our competitors can also better afford to reduce prices for their services and engage in aggressive promotional activities. Such tactics could have a negative impact on our business. For example, some of our competitors have adopted pricing plans such that the rates that they charge are not always substantially higher, and in some cases are lower, than the rates that we charge for similar services. In addition, other providers are offering unlimited or nearly unlimited use of some of their services for an attractive monthly rate in conjunction with attractive “win-back” promotions. Due to these and other competitive pricing pressures, we currently expect average monthly revenue per customer location to remain relatively flat or decline in the foreseeable future. Any of the foregoing factors could require us to reduce our prices to remain competitive or cause us to lose customers, resulting in a decrease in our revenue.

We derived a significant portion of our total net revenues, approximately 10%, from services provided to a telecommunications provider that has advised us that it intends to terminate our agreement. Our revenues and results of operations will be adversely affected, possibly materially, if we are unable to replace the lost sales or a renegotiate a replacement agreement upon favorable terms.

We have arrangements with several telecommunications providers to provide them services. Under these arrangements, RNK receives compensation for the termination of traffic originating with such telecommunications provider and terminating on RNK’s network. On August 27, 2009, one such provider, T-Mobile USA, Inc., provided RNK with notice of termination of the interconnection agreement between the parties, with an effective termination date of November 30, 2009. Pursuant to the terms of the interconnection agreement, RNK may request renegotiations at any time prior to the proposed termination date. Upon receiving such notice for negotiations, the terms and conditions of the terminated agreement, including the obligation to pay for traffic exchanged between the parties, will continue until a new agreement is executed or the applicable timeframes, plus any extensions of such timeframes, for negotiations under the Telecommunications Act of 1996 are exhausted. On November 16, 2009, RNK requested renegotiation of the agreement prior to the proposed termination date. As of January 22, 2010, T-Mobile has not recognized RNK’s request as valid and has indicated that it will not pay for traffic exchanged between the parties after November 30, 2009. Notwithstanding T-Mobile’s position, the parties are currently in negotiations to replace the prior agreement. RNK expects that the negotiations will result in a reasonable but lower compensation rate within five months of the termination date, although there can be no assurance that an agreement can be reached. RNK also expects that T-Mobile will not pay for any traffic exchanged between the parties after November 30, 2009 and that this will have a material adverse affect on our revenues in the short term and possibly in the long term depending on the final rate in any new agreement.

We are relying on incNetworks® as a key vendor. If for any reason our relationship with incNetworks® changes or is terminated, it will impair our ability to deploy 4G based HFW networks and could result in incNetworks® competing against us.

We entered into a strategic partnership master agreement with incNetworks® on August 11, 2006, or the incNetworks Agreement, which was amended on November 24, 2009 to grant us an exclusive license to use, sell and market incNetworks® 4G technology and services in designated buildings to be identified by the parties. incNetworks® may provide its 4G technology to other providers, potentially our competitors, outside of these designated buildings. The incNetworks Agreement may be terminated by either party in the event the initial public offering is not completed by March 31, 2010. Further, the incNetworks Agreement will terminate by its terms on September 10, 2010 if the parties fail to enter into an amendment to the incNetworks Agreement by August 11, 2010, unless the parties mutually agree to extend the amendment negotiation period. The incNetworks Agreement also provides for other grounds for termination, including but not limited to breach on the part of a party which remains uncured following notice of the breach. While the license grant survives any termination or expiration of the incNetworks Agreement, we are relying solely on incNetworks® as a vendor of 4G technology and do not have control over them. Therefore, if our relationship with incNetworks® changes or is terminated, or incNetworks® fails or cannot perform their duties for any reason, it will adversely affect our ability to deploy our 4G based HFW network build-out plan and negatively impact our business strategy.

The “Wholesale or “Neutral Host” model may require capital expenditures without having agreements from customers.

Our ability to profitably capture mobile wireless data users in each building is predicated on being able to secure sufficient “wholesale” revenue from wireless carriers who wish to off-load bandwidth from their “out-of-building” networks. We will have to scout locations and enter into wholesale agreements with significant wireless carriers to make the wholesale model work. It is likely that we will have to expend substantial capital to deploy our in-building wireless networks before we have commitments from wireless carriers to purchase our wholesale services.

We have experienced difficulties in collecting our accounts receivables. If we do not maintain adequate processes and systems for collecting our accounts receivable, or if we are otherwise unable to collect material amounts of our accounts receivables, our cash flow and profitability will be negatively affected.

We have experienced difficulties in the recent past in collecting accounts receivable from telecommunications providers due to the complexity involved in billing and the uncertainty with regard to certain regulatory matters. If we do not maintain adequate processes and systems for collecting our accounts receivable, or if we are otherwise unable to collect material amounts of our accounts receivables, our cash flow and profitability will be negatively affected.

We face considerable uncertainty in the estimation of revenues, related costs of services and their subsequent settlement

Our revenues and the related cost of sales are often earned and incurred with the same group of carriers who can be our vendors, suppliers and customers simultaneously. These revenues and their related costs may be based on estimated amounts accrued for pending disputes with other carriers, the contractual rates charged by our service providers, as well as sometimes contentious interpretations of existing tariffs and regulations. Subsequent adjustments to these estimates may occur after the bills are received/tendered for the actual costs incurred and revenues earned, and these adjustments can often be material to our operating results. We routinely dispute charges that we feel have been billed in error or incorrectly; these disputed balances are recorded in accounts payable in our consolidated balance sheets. Some of these disputed amounts have been granted by our providers in the form of credits subsequent to the periods in which they were incurred. In some cases we enter into settlements with customers and issue credits against outstanding amounts owed in return for long-term agreements. These credits can be material to our results and are charged directly against revenues in periods subsequent to where the revenues/costs of services were initially measured. Judgment is required in estimating the ultimate outcome of the dispute resolution process, as well as any other amounts that may be incurred to conclude the negotiations. Actual results can differ from estimates, and such differences could be material.

Potential effects of litigation between our wholly-owned subsidiary RNK and Verizon New England, Inc. could have a material adverse effect on our revenues and operations.

On August 22, 2008 Verizon New England, Inc. (“Verizon”) filed a complaint in the United States District Court, District of Massachusetts against RNK, Inc., our wholly owned subsidiary, relating to a billing dispute between the parties in New York, Massachusetts and Rhode Island arising under certain interconnection agreements. These disputes concerned the payment of reciprocal compensation charges and access charges in such states. Verizon alleges several counts for breach of contract and seeks compensation for Virtual Foreign Exchange (“VFX”) traffic as it is defined in the agreements. Verizon also requested that the court stop RNK from billing Verizon a certain rate for reciprocal compensation traffic in Massachusetts and Rhode Island. Verizon has also asked the court to reset the presumptive percentage of Virtual foreign exchange traffic. Verizon seeks $10,797,896.53 in damages as of the date of the complaint.

RNK filed its answer on November 11, 2008. RNK denied the claims proffered by Verizon and asserted defenses and counter claims for breach of contract and violation of the Massachusetts Consumer Protection Statute. RNK’s counter claims seek $25,361,434 in compensatory damages as of the date of the complaint, declaratory relief and statuary damages under the Massachusetts Consumer Protection Statute. RNK has asked the court to treble its damages due to Verizon’s willful violation of the statute. Verizon filed a motion to dismiss RNK’s counter claims regarding breach of the Rhode Island agreement and answered RNK’s counter claim on December 22, 2008. RNK filed its opposition on January 15, 2009. Verizon has since withdrawn its motion to dismiss on January 22, 2009. The parties have agreed to a discovery schedule, with discovery to end on July, 2010.

If it is determined that Verizon’s allegations regarding the percentage of VFX traffic were true or that the percentage should be increased above its current levels, the costs to RNK could be substantial. Further, if the court accepts Verizon’s positions with regard to the rates that should be charged for VFX traffic, RNK’s cost could increase substantially as well. If any of the foregoing were to occur, it would have a material adverse effect on our business.

If we do not prevail in intellectual property infringement claims against us, our business, financial condition and operating results could be harmed.

Patent positions in the telecommunications industry are uncertain and involve complex legal, scientific and factual questions and often conflicting claims. The industry has in the past been characterized by a substantial amount of litigation and related administrative proceedings regarding patents and intellectual property rights. In addition, established companies have used litigation against emerging growth companies and new technologies as a means of gaining a competitive advantage. Third parties may claim we are infringing their patents, copyrights, trademarks or other intellectual property and may go to court to attempt to stop us from engaging in our ongoing operations and activities. These lawsuits can be expensive to defend and conduct and may divert the time and attention of management.

Third parties may claim that our products and technologies infringe patents, copyrights, trademarks and other intellectual property held by such third parties. If a third-party successfully asserts an infringement claim against us, a court could order us to cease the infringing activity. The court could also order us to pay damages for the infringement, which could be substantial. Any order or damage award could harm our business, financial condition and operating results.

In addition, we may be required to participate in interference proceedings in the United States Patent and Trademark Office to determine the relative priorities of our inventions and third parties’ inventions. An adverse outcome in an interference proceeding could require us to cease using the technology or to license rights from prevailing third parties.

If we were unable to obtain any necessary license following an adverse determination in litigation or in interference or other administrative proceedings, we would have to redesign our products to avoid infringing a third-party’s patent and could temporarily or permanently have to discontinue manufacturing and selling the infringing products. If this were to occur, it would negatively impact future sales and could harm our business, financial condition and operating results.

Our business activities might require additional financing that might not be obtainable on acceptable terms, if at all, which could have a material adverse effect on our financial condition, liquidity and our ability to operate going forward.

We believe that the net proceeds from this offering, available capital lease financing and cash flow from operations will be sufficient to meet our working capital, capital expenditure and other cash needs indefinitely. However, if we do not meet our business plan targets, we might need to raise additional capital from public or private equity or debt sources in order to finance future growth, including the expansion of service within existing markets and to new markets, which can be capital intensive, as well as unanticipated working capital needs and capital expenditure requirements.

The actual amount of capital required to fund our operations and development may vary materially from our estimates. If our operations fail to generate the cash that we expect, we may have to seek additional capital to fund our business. If we are required to obtain additional funding in the future, we may have to sell assets, seek debt financing or obtain additional equity capital. In addition, any indebtedness we incur in the future could subject us to restrictive covenants limiting our flexibility in planning for, or reacting to changes in, our business. If we do not comply with such covenants, our lenders could accelerate repayment of our debt or restrict our access to further borrowings. If we raise funds by selling more stock, your ownership in us will be diluted, and we may grant future investors rights superior to those of the common stock that you are purchasing. If we are unable to obtain additional capital when needed, we may have to delay, modify or abandon some of our expansion plans. This could slow our growth, negatively affect our ability to compete in our industry and adversely affect our financial condition.

The long distance telecommunications industry is highly competitive which may adversely affect our performance.

The long distance telecommunications industry is intensely competitive and is significantly influenced by the marketing and pricing decisions of the larger industry participants. In most countries, the industry has relatively  limited barriers to entry with numerous entities competing for the same customers. Customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. Generally, our customers can switch carriers at any time. We believe that competition in all of our markets is likely to increase and that competition in non- United States markets is likely to become more similar to competition in the United States market over time as such non-United States markets continue to experience deregulatory influences. In each of our targeted regions, we compete primarily on the basis of price (particularly with respect to our sales to other carriers), and also on the basis of customer service and our ability to provide a variety of telecommunications products and services. There can be no assurance that we will be able to compete successfully in the future.

Many of our competitors are significantly larger, have substantially greater financial, technical and marketing resources and larger networks than us and a broader portfolio of services, control transmission lines and have strong name recognition and loyalty, long-standing relationships with our target customers, and economies of scale which can result in a lower cost structure for transmission and related costs. These competitors include, among others, AT&T, Verizon Business, Sprint and Verizon in the United States. We also compete with numerous other long distance providers, some of which focus their efforts on the same customers targeted by us. Increased competition in the United States as a result of the foregoing, and other competitive developments could have an adverse effect on our business, results of operations and financial condition.

We are susceptible to risks associated with operating in international markets, and there can be no assurance that we will be able to obtain the requisite permits and licenses required to operate in those markets.

In many international markets, the existing carrier will control access to the local networks, enjoy better brand recognition and brand and customer loyalty, and have significant operational economies, including a larger backbone network and correspondent agreements with Post Telegraph and Telephones, or PTTs. Moreover, the incumbent may take many months to allow competitors, including us, to interconnect to its switches within the target market. Pursuit of international growth opportunities may require significant investments for an extended period before returns, if any, on such investments are realized. In addition, there can be no assurance that we will be able to obtain the permits and operating licenses required for us to operate, obtain access to local transmission facilities or to market, sell and deliver competitive services in these markets.

Our relationships with other telecommunications companies are material to our operations and their financial difficulties or failure to pay may negatively affect our business.

We originate and terminate calls for long distance carriers, interexchange carriers and other local exchange carriers over our network and for that service we receive payments called access charges. Some of the carriers that pay us these access charges are our largest customers in terms of revenues. In the past, several of such carriers have declared bankruptcy or are experienced substantial financial difficulties (e.g., MCI WorldCom and Global Crossing). Our inability to collect access charges from financially distressed carriers has had a negative effect on our financial results and cash flows, as would any subsequent bankruptcies or disruptions in the businesses of these or other interexchange carriers. Our ability to collect past due amounts of access billings from carriers is hampered by federal and state regulations governing these business relationships.

We use many vendors and suppliers that derive significant amounts of business from customers in the telecommunications business. Associated with the difficulties facing many service providers, some of these vendors and suppliers recently have experienced substantial financial difficulties, in some cases leading to bankruptcies and liquidations. Any disruptions experienced by these vendors and suppliers as a result of their own financial difficulties may affect their ability to deliver products or services to us, and delays in such deliveries could have an adverse affect on our business.

Furthermore, due to the complex and at times unclear regulatory environment, disputes between carriers for intercarrier compensation and other services are common. During the pendency of such disputes, carriers frequently withhold payment. These disputes can take years to settle or litigate and can substantially disrupt payments. As such, disputes of this nature can have a material adverse impact on us.

If third-party vendors fail to deliver equipment or deploy our in-building network, we may be unable to execute our business strategy.

Our success will depend on third parties who we do not control to deliver equipment and deploy our in-building network. We cannot be certain that third parties will be successful in their development and deployment efforts. Even if these parties are successful, the delivery and deployment process could be lengthy and subject to delays. If these delays occur, we will be unable to deploy our 4G based HFW network in a timely manner, negatively impacting our business plan and our prospects and results could be harmed.

We depend on third-party providers who we do not control to install our integrated access devices at customer locations. We must maintain relationships with efficient installation service providers in our current cities and identify similar providers as we enter new markets in order to maintain quality in our operations.

The installation of integrated access devices at customer locations is an essential step that enables our customers to obtain our service. We outsource the installation of integrated access devices to a number of different installation vendors in each market. We must insure that these vendors adhere to the timelines and quality that we require to provide our customers with a positive installation experience. In addition, we must obtain these installation services at reasonable prices. If we are unable to continue maintaining a sufficient number of installation vendors in our markets who provide high quality service at reasonable prices to us, we may have to use our own employees to perform installations of integrated access devices. We may not be able to manage such installations effectively using our own employees with the quality we desire and at reasonable costs.

We depend on local telephone companies for the installation and maintenance of our customers’ access lines and other network elements and facilities.

Our customers’ access lines are sometimes installed and maintained by local telephone companies in each of our markets. If the local telephone company does not perform the installation properly or in a timely manner, our customers could experience disruption in service and delays in obtaining our services. Since inception, we have experienced routine delays in the installation of access lines by the local telephone companies to our customers in each of our markets, although these delays have not yet resulted in any material impact to our ability to compete and add customers in our markets. Any work stoppage action by employees of a local telephone company that provides us services in one of our markets could result in substantial delays in activating new customers’ lines and could materially harm our operations. Furthermore, we are also dependent on traditional local telephone companies for access to their collocation facilities and we utilize certain of their network elements. Failure of these elements or damage to a local telephone company’s collocation facility would cause disruptions in our service.

We depend upon our suppliers and have limited sources of supply for key products and services.

We rely on other companies to lease or sell to us telecommunications equipment, computer hardware and software, networking equipment and related services that are critical to the maintenance and operation of our network. Despite working with major, reputable vendors, we do not carry substantial inventories of these products and cannot be assured that we will be able to lease the products and services that we need in a timely basis, or in sufficient quantities. If we are unable to obtain critical services and products in the quantities required by us and on a timely basis, our business, financial condition and results of operations may be materially adversely affected.

We depend on third-party vendors for information systems. If these vendors discontinue support for the systems we use or fail to maintain quality in future software releases, we could sustain a negative impact on the quality of our services to customers, the development of new services and features, and the quality of information needed to manage our business.

We have entered into agreements with vendors that provide for the development and operation of back office systems such as ordering, provisioning and billing systems. We also rely on vendors to provide the systems for monitoring the performance and condition of our network. The failure of those vendors to perform their services in a timely and effective manner at acceptable costs could materially harm our growth and our ability to monitor costs, bill customers, provision customer orders, maintain the network and achieve operating efficiencies. Such a failure could also negatively impact our ability to retain existing customers or to attract new customers.

We are dependent on key personnel and our ability to hire and retain sufficient numbers of qualified personnel.

Our success depends to a significant degree, upon the continued contributions of senior management. Despite choosing a management team believed to be very loyal to us, the loss of services of any of these employees could negatively impact our performance. Competition in the industry for qualified employees, especially technical personnel, is intense. Further, our success depends upon our ability to attract and retain additionally qualified personnel. Failure to hire qualified personnel and to retain out current personnel may impact our performance. As set forth in this prospectus, the term of the employment agreement of the President of RNK (Richard Koch) expires on the earlier of June 30, 2010 and the date that the RNK Notes are paid in full. Mr. Koch will become an at-will employee upon the expiration of his employment agreement.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal controls over financial reporting, and attestation of our assessment by our independent registered public accounting firm. The standards that must be met for management to assess the internal controls over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In addition, the attestation process by our independent registered public accounting firm is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accounting firm. In the event that our Chief Executive Officer, Chief Financial Officer or independent registered public accounting firm determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected; however, we believe that there is a risk that investor confidence and share value may be negatively impacted.

Regulatory Risks

Federal or state regulators may take actions that materially reduce the amounts we can collect from other carriers.

RNK obtains a substantial portion of its revenue from the fees it is allowed to charge other carriers for sending traffic onto our network. These fees, generally referred to as intercarrier compensation, accounted for approximately 55% of our total revenues in 2008. Intercarrier compensation usually falls into two categories, access charges for long distance calls and reciprocal compensation for local calls. The Federal Communications Commission, or the FCC, regulates the amount we can charge other carriers for using our network to originate or terminate interstate calls.

The FCC is considering rules that could substantially reduce the amount of intercarrier compensation we could assess other carriers. State utility commissions regulate the access charges we can assess other carriers for originating or terminating in-state long distance calls. These intrastate access charges are typically higher than interstate access charges, and in some cases we may charge more for access than our primary incumbent carrier competitors. State commissions may reduce the level of intrastate access charges we can impose to interstate levels or the level of the incumbent carriers. A number of states have already taken such steps and additional states where we provide service, are in the process of considering reducing intrastate access charges. Any of these regulatory actions, if taken, could materially reduce our revenues. For example, the Massachusetts regulatory body has ordered a reduction in access charges that could reduce our revenues by 7% if we are unable to justify higher rates or replace these revenue streams. Similarly, on February 1, 2010, the New Jersey Board of Public Utilities by order reduced intrastate switched access charges. The New Jersey Board reduced all LEC intrastate switched access rates to a rate equal to the interstate rate charged by the incumbent over 36 months in steps. Further, the Board ordered CLECs to, within 20 days of the date of the order, reduce intrastate access charges to the composite rate charged by the applicable incumbent local exchange carrier. Thereafter, rates would be reduced to the interstate rate annually in equal installments. If the final order remains unchanged and is not appealed, our consolidated revenues would decrease by 5% over 36 months with an immediate reduction of approximately 4% in our consolidated revenues 20 days following the effective date of the order if we are unable to replace the lost revenue with new sources. On February 3, 2010 Verizon requested an emergency stay of the order by the New Jersey Board of Public Utilities in anticipation of a judicial appeal. Verizon also indicated that if the New Jersey Board did not grant its request it would seek an injunction. United Telephone Company of New Jersey, Inc. d/b/a Century Link f/d/b/a Embarq also filed a request for a stay on February 5, 2010. See section entitled “Government Regulation” for a further discussion of intercarrier compensation.

Our inability to secure roaming agreements with wireless carriers may affect our ability to provide “single device” services.

We anticipate offering commercial wireless carriers the ability to “roam” onto the 4G based HFW network within the buildings we operate, initially with respect to the data services provide by those commercial carriers and later with respect to the voice services those providers offer. This will permit those carriers’ customers to transmit and receive data (and later voice) by connecting to the building’s wireless network, instead of the carrier’s network. However, our ability to offer these services to the customers of commercial carriers will depend on our ability to enter into “roaming” agreements with CMRS carriers. We also ultimately plan to offer single devices that will operate voice and data services on our 4G based HFW network while in buildings we cover, and on the networks of other carriers when users leave those buildings. Our ability to have customers use these “single device” services will depend on our ability to secure roaming agreements with other carriers.

The wireless portion of the HFW Network we are using operates in the unlicensed frequency band, which means other operators can operate in the same frequency and there is a risk of interference with our wireless signal.

Because we operate our in-building 4G based HFW network in unlicensed spectrum, other devices are allowed to operate in the same frequency band in the same geographic areas in which we will operate. Users of unlicensed spectrum are not entitled to protection from other users of that spectrum. Therefore, use of unlicensed spectrum is inherently subject to interference from third parties. While several precautions have been taken to avoid interference, there is no guarantee that we will not experience interference on the wireless portion of our network. If we do experience interference, it could cause customers to be dissatisfied with our wireless services, resulting in customers cancelling this portion of services or cancelling all of our services. This could greatly impair our ability to retain and or generate new customers in any building that has interference issues.

Regulatory decisions could materially increase our costs of leasing last-mile facilities.

In order to reach our end user customers, we must often lease lines from incumbent carriers, who are also our competitors. The extent to which the incumbent carrier must provide these facilities to us at low rates is dependent on federal and state regulatory actions. To date, we are still able to lease these facilities at low rates in most of our markets. Incumbent carriers are, however, allowed to escape this requirement in discrete geographic areas, typically in major urban centers, where there is substantial competitive deployment of facilities by other carriers. Additionally, incumbent carriers have been employing a statutorily authorized process called regulatory forbearance in an effort to lift these requirements over much larger areas. To the extent that the incumbents are successful in these actions in markets where we operate, our costs of obtaining these facilities could materially increase, adversely affecting our margins.

The FCC is reexamining its policies towards VoIP and telecommunications in general and changes in regulation could subject us to additional fees or increase the competition we face.

Voice over Internet Protocol, or VoIP, can be used to carry user-to-user voice communications over dial-up or broadband service. The FCC has ruled that some VoIP arrangements are not regulated as telecommunications services, but that a conventional telephone service that uses Internet protocol in its backbone is a telecommunications service. The FCC has initiated a proceeding to review the regulatory status of VoIP services and the possible application of various regulatory requirements, including the payment of access charges, which are not required at the present time. Expanded use of VoIP technology could reduce the access revenues received by local exchange carriers like us while carriers dispute our charges during the FCC’s review of the issue. We cannot predict whether or when VoIP providers may be required to pay or be entitled to receive access charges, or the extent to which users will substitute VoIP calls for traditional wireline communications. Furthermore, if, as planned in Phase 2 of our business strategy, we carry wireless carrier originated voice traffic over the 4G based HFW network, this traffic may be considered interconnected VoIP traffic under the FCC’s rules and may be subject to separate regulatory requirements for us and the wireless carriers.

Prepaid calling card services may be subject to additional disclosure requirements and access charge disputes.

One of our lines of business is to provide prepaid calling card services. New prepaid calling card disclosure requirements may be adopted that could increase our cost of doing business. Moreover, the FCC ruled in 2006 that certain prepaid calling card providers are subject to access charges for long distance calls using their cards. Some local exchange companies, incumbent carriers in particular, may claim that we or other prepaid calling card providers have not paid access charges on traffic that should be subject to such charges. These disputes, if resolved against prepaid calling card providers, could materially increase our costs of providing prepaid calling card services.

As a local exchange carrier, we also provide local access services for other prepaid calling card providers. In conjunction with the FCC’s 2006 ruling, the FCC has been asked to clarify which carrier, the local exchange carrier or the prepaid calling card provider, is responsible for paying access charges, if applicable, when local access is used to originate a prepaid calling card call. A ruling regarding which local exchange carrier can charge access charges on such calls or that the local exchange carrier terminating such calls could be liable for access charges on prepaid calling card interexchange calls could impose additional costs on us and adversely impact our revenues.

We are subject to complex and sometimes unpredictable government regulations. If we fail to comply with these regulations, we could incur significant fines and penalties.

As a provider of telecommunications services, we are subject to extensive and frequently changing federal, state and local laws and regulations governing various aspects of our business. In particular, we are subject to Universal Service Fund, Consumer Proprietary Network Information, Communications Assistance With Law Enforcement Act and various reporting requirements. We incur various costs in complying and overseeing compliance with these laws and regulations and new requirements as they become effective.

We are unable to predict what additional federal or state legislation or regulatory initiatives may be enacted in the future regarding our business or the telecommunications industry in general, or what effect such legislation or regulations may have on us. Federal or state governments may impose additional restrictions or adopt interpretations of existing laws that could have a material adverse effect on us. If we fail to comply with any existing or future regulations, restrictions or interpretations, we could incur significant fines and penalties, including, but not limited to, loss of license or suspension of operating authority.

Judicial review and FCC decisions pursuant to the federal Telecommunications Act of 1996 may adversely affect our business.

The Telecommunications Act of 1996 provides for significant changes and increased competition in the telecommunications industry. This federal statute and its related regulations remain subject to judicial review and additional rulemakings of the FCC, thus making it difficult to predict what effect the legislation will have on us, our operations and our competitors. In addition to reviewing intercarrier compensation and access to last mile facilities, the FCC is also examining its universal service policies, including policies with respect to both contribution and disbursement that could have an effect on the amount and timing of our receipt of universal service funds for switching support. Changes in the universal fund could also increase the amount we must contribute to the fund. Further, many FCC telecommunications decisions are subject to substantial judicial review and delay. These delays and related litigation create uncertainty over federal policies and rules, and may affect our business plans, investments and operations.

Our operational support systems and business processes may not be adequate to effectively manage our growth.

Our continued success depends on the scalability of our systems and processes. We cannot be certain that our systems and processes are adequate to support ongoing growth in customers. Failure to manage our future growth effectively could harm our quality of service and customer relationships, which could increase our customer churn, result in higher operating costs, write-offs or other accounting charges, and otherwise materially harm our financial condition and results of operations.

We may not be able to continue to grow our customer base at historic rates, which would result in a decrease in the rate of revenue growth.

Future growth in our existing markets may be more difficult than our growth has been to date due to increased or more effective competition in the future, difficulties in scaling our business systems and processes, or difficulty in maintaining sufficient numbers of qualified market management personnel, sales personnel and qualified integrated access device installation service providers to obtain and support additional customers. Failure to continue to grow our customer base at historic rates would result in a corresponding decrease in the rate of our revenue growth.

We must keep up with rapid technology change and evolving industry standards in order to be successful. Our competitors may be better positioned than we are to adapt to rapid changes in technology, and we could lose customers.

The markets for our services are characterized by rapidly changing technology and evolving industry standards. Our future success will depend, in part, on our ability to effectively identify and implement leading technologies, develop technical expertise and influence and respond to emerging industry standards and other technology changes.

All this must be accomplished in a timely and cost-effective manner. We cannot assure you that we will be successful in effectively identifying or implementing new technologies, developing new services or enhancing our existing services in a timely fashion. Some of our competitors, including the local telephone companies, have a much longer operating history, more experience in making upgrades to their networks and greater financial resources than we do. We cannot assure you that we will obtain access to new technologies as quickly or on the same terms as our competitors, or that we will be able to apply new technologies to our existing networks without incurring significant costs or at all. In addition, responding to demand for new technologies would require us to increase our capital expenditures, which may require additional financing in order to fund. Further, our competitors, in particular the larger incumbent providers, enjoy greater economies of scale in regard to equipment acquisition and vendor relationships. As a result of those factors, we would lose customers and our financial results could be harmed. If we fail to identify and implement new technologies or services, our business, financial condition and results of operations could be materially adversely affected.

Our systems may experience security breaches which could negatively impact our business.

Despite the implementation of network security including firewalls, encryption for the radio frequency signal and user authentication measures, the core of our infrastructure is vulnerable to computer viruses, break-ins and similar disruptive problems. Computer viruses or other problems caused by third parties could lead to significant interruptions or delays in service to customers. We may face liability associated with such breaches and may lose potential customers. While we will attempt to reduce the risk of such losses through warranty disclaimers and liability limitation clauses in our license agreements and by maintaining product liability insurance, there can be no assurances that such measures will be effective in limiting our liability for such damages or avoiding government sanctions.

If we cannot negotiate new (or extensions of existing) interconnection agreements with local telephone companies on acceptable terms, it will be more difficult and costly for us to provide service to our existing customers and to expand our business.

We have agreements for the interconnection of our network with the networks of the local telephone companies covering each market in which we operate. These agreements also provide the framework for service to our customers when other local carriers are involved. We will be required to negotiate new interconnection agreements to enter new markets in the future. In addition, we will need to negotiate extension or replacement agreements as our existing interconnection agreements expire. Most of our interconnection agreements have terms of three years, with automatic renewal terms of at least 30 days until terminated by a party, although the parties may mutually decide to amend the terms of such agreements. Should an agreement be terminated, if we cannot negotiate new favorable interconnection agreements, adopt an existing agreement, renew our existing interconnection agreements on favorable terms or at all, we may invoke binding arbitration by state regulatory agencies. The arbitration process is expensive and time-consuming, and the results of arbitration may be unfavorable to us. If we are unable to obtain favorable interconnection terms, it would harm our existing operations and opportunities to grow our business in our current and new markets.

System disruptions could cause delays or interruptions of our service, which could cause us to lose customers or incur additional expenses.

Our success depends on our ability to provide reliable service. Although we have designed our network service to minimize the possibility of service disruptions or other outages, our service may be disrupted by problems on our system, such as malfunctions in our software or other facilities, overloading of our network and problems with the systems of competitors with which we interconnect, such as physical damage to telephone lines and power surges and outages. Although we have experienced isolated power disruptions and other outages for short time periods, we have not had any system disruptions of a sufficient duration or magnitude that would have a significant impact to our customers or our business. Any significant disruption in our network could cause us to lose customers and incur additional expenses.

We may be unsuccessful in integrating future acquisitions, which may decrease our profitability and make it more difficult for us to grow our business.

If we do not properly integrate and consolidate future acquisitions, including the proposed Winncom acquisition, it could hurt our performance and profitability. Some of the pro forma financial data contained in this prospectus relates to the proposed Winncom acquisition and may not be indicative of future financial or operating results. Any significant diversion of management’s attention or any major difficulties encountered in the integration of the businesses could have a material adverse effect on our business, financial condition or results of operation, which could decrease our profitability and make it more difficult for us to grow our business.

Risks Relating to the Proposed Winncom Acquisition

If we do not consummate the Winncom acquisition our expected results of operations in the future may be adversely affected.

We have entered into an agreement to acquire Winncom. The closing of this acquisition is subject to the receipt of financing and the satisfaction of customary closing conditions. In addition, the stock purchase agreement is subject to termination by either party under certain circumstances if the closing has not occurred on or before May 30, 2010. We cannot assure you that we will consummate the Winncom acquisition on favorable terms, or at all. If we do not complete the Winncom acquisition, our expected results of operations in the future may be adversely affected, and we will have a large portion of the proceeds of this offering available to us for general corporate purposes.

If we consummate the Winncom acquisition, we may not be able to successfully integrate the acquired business or achieve expected results.

We may experience difficulties in successfully operating in this new market and new line of business for us, the re-selling of networking equipment, and in integrating Winncom’s business with our own, which could increase our costs or adversely impact our ability to operate our business. In addition, our due diligence with respect to Winncom has not yet been completed so we cannot be certain of the value, if any, this acquisition will bring to the company and its investors. Further, we cannot assure you that the information underlying our expected results of operations or the pro forma information presented elsewhere in this prospectus (including the related assumptions and adjustments) is sufficient or accurate. You should not consider the pro forma financial data to be indicative of actual results had the Winncom acquisition been consummated on the dates indicated, or indicative of our future operating results or financial position. If we cannot successfully integrate Winncom’s business with our own, our future prospects may be affected.

Winncom’s reliance on information technology requires significant expenditures and entails risk.

Winncom relies on a variety of information systems in its operations. Winncom’s success is dependent in large part on the accuracy and proper use of its information systems. To manage its growth, Winncom continually evaluates the adequacy of its existing systems and procedures. We anticipate that we will regularly need to make capital expenditures to upgrade and modify Winncom’s management information systems, including software and hardware, as we grow and the needs of our business change. The occurrence of a significant system failure, electrical or telecommunications outages or our failure to expand or successfully implement new systems could have a material adverse effect on our results of operations.

Winncom’s information systems networks, including its web sites and applications could be adversely affected by viruses or worms and may be vulnerable to malicious acts such as hacking. Although we take preventive measures, these procedures may not be sufficient to avoid harm to our operations, which could have an adverse effect on our results of operations.

Winncom is dependent on third-party suppliers, and the interruption or termination of its relationships with these suppliers, or the loss of or interruption of supply from its key suppliers, could materially adversely affect our business.

Winncom purchases substantially all of its products from major manufacturers such as Motorola, Proxim Wireless, Cisco Systems and Alvarion, who may deliver those products directly to its customers. These relationships will enable us to make available to our customers a wide selection of products without having to maintain significantly larger amounts of inventory. The termination or interruption of our relationships with any of these suppliers could materially adversely affect our business.

Winncom’s products contain electronic components, subassemblies and software that in some cases are supplied through sole or limited source third-party suppliers, some of which are located outside of the United States. Although we do not anticipate any problems procuring supplies in the near-term, there is no assurance that parts and supplies will be available in a timely manner and at reasonable prices. Any loss of, or interruption of, supply from key suppliers may require Winncom to find new suppliers. This could result in shipping and distribution delays while new suppliers are located, which could substantially impair operating results. If the availability of these or other components used in the manufacture of Winncom’s products was to decrease, or if the prices for these components were to increase significantly, operating costs and expenses could be adversely affected.

Winncom purchases a number of its products from vendors outside of the United States. Difficulties encountered by one or several of these suppliers could halt or disrupt completion or cause the cancellation of Winncom’s orders. Delays or interruptions in the transportation network could result in loss or delay of timely receipt of product required to fulfill customer orders.

Winncom has substantial international operations and is exposed to fluctuations in currency exchange rates and political uncertainties.

Winncom operates internationally and as a result, we are subject to risks associated with doing business globally. Risks inherent to operating overseas include:

•	Changes in a country’s economic or political conditions;

•	Changes in foreign currency exchange rates; and

•	Unexpected changes in regulatory requirements.

With respect to foreign currency exchange rate risks, Winncom currently has operations located in numerous countries outside the United States including Cyprus, Hungary, Ireland, Russia, Kazakhstan and Uzbekistan. To the extent the United States dollar strengthens against foreign currencies, our foreign revenues and profits will be reduced when translated into United States dollars. Of the countries previously mentioned, the non-European countries saw their currencies weaken against the dollar an average of 17% when comparing their respective exchange rates at September 30, 2009 to September 30, 2008. Whenever possible, Winncom attempts to denominate material contracts and agreements in United States dollars so as to minimize our exposure. This is not always possible or practical. In addition as we operate in multiple foreign jurisdictions we face uncertainty with respect to changing tax laws and the regulatory environment therein.

Winncom is exposed to various inventory related risk primarily but not limited to obsolescence.

A substantial portion of Winncom’s inventory is subject to risk due to technological change and changes in market demand for particular products. If Winncom fails to manage its inventory of older products we may have excess or obsolete inventory. Winncom may have limited rights to return purchases to certain suppliers and we may not be able to obtain price protection on these items. The elimination of purchase return privileges and lack of availability of price protection could lower our gross margin or result in inventory write-downs.

Winncom also takes advantage of attractive product pricing by making opportunistic bulk inventory purchases; any resulting excess and/or obsolete inventory that it is not able to re-sell could have an adverse impact on our results of operations. Any inability to make such bulk inventory purchases may significantly impact our sales and profitability.

Winncom currently has multiple distribution agreements with all of its suppliers. A typical distribution agreement contains a stock rotation clause that allows it to exchange an agreed-upon percentage of inventory at original cost in return for an offsetting purchase of similar value merchandise. This percentage can range from 10-20%. All material distribution agreements also contain “discontinuance” clauses that allow Winncom to exchange discontinued equipment for non-discontinued equipment at equivalent value. Suppliers with agreements are required to give 30 calendar days notice regarding discontinuance of any equipment sold to Winncom. These clauses within Winncom’s agreements allow Winncom to partially mitigate the risk of inventory obsolescence.

Restrictions and covenants in Winncom’s credit facility may limit its ability to enter into certain transactions.

Winncom’s combined revolving credit agreement contains covenants restricting or limiting its ability to, among other things:

•	create or permit liens on assets;

•	make capital expenditures or investments; and

•	pay dividends.

If Winncom fails to comply with the covenants and other requirements set forth in the credit agreement, it would be in default and would need to negotiate a waiver agreement with the lenders. Failure to agree on such a waiver could result in the lenders terminating the credit agreement and demanding repayment, which would adversely affect our cash position and adversely affect the availability of financing to us, which could materially impact our operations.

Winncom advertises manufacturers’ rebates on many of its products, and if the rebates are not processed satisfactorily, our reputation in the marketplace could be negatively impacted.

Similar to other companies in the technology products industry, Winncom advertises manufacturers’ rebates on many products it sells. These rebates are processed through third party vendors and in house. If these rebates are not processed in a timely and satisfactory manner by either third party vendors or our in house operations, our reputation in the marketplace could be negatively impacted.

Gross profit margins in both distribution and contract services are variable.

The industry is highly price competitive and gross profit margins typically exist in narrow range and are subject to some variability. Winncom’s ability to reduce prices in reaction to competitive pressure may be limited. Additionally, gross profit margins and operating margins are affected by changes in factors such as vendor pricing, vendor rebates and/or price protection programs, product return rights, and product mix. As there is a certain amount of transparency amongst all parties regarding the Manufacturer’s Suggested Retail Price of various equipments being resold through the use of listings and catalogs, resellers and distributors have limited flexibility with respect to pricing. Pricing pressure is always subject to significant decline in economic activity in the markets we serve and we expect this to continue during this or any period of sustained economic decline. Winncom may not be able to mitigate these pricing pressures and resultant declines in sales and gross profit margin with cost reductions in other areas or expansion into new product lines. If Winncom is unable to proportionately mitigate these conditions our operating results and financial condition may suffer.

Winncom may be liable for misuse, loss or theft of our customers’ private information.

In processing customer credit applications, purchase and sales orders, Winncom often collects sensitive private and credit card from its customers. Winncom has comprehensive privacy and data security policies in place which are designed to prevent security breaches, however, if a third party or a rogue employee(s) are able to bypass its network security or otherwise compromise its customers’ personal information or credit card information, Winncom could be subject to liability. This liability may include claims for identity theft, unauthorized purchases, claims alleging misrepresentation of our privacy and data security practices or other related claims.

Winncom’s success is dependent upon the availability of credit and financing.

Winncom requires significant levels of capital in its business to finance accounts receivable and inventory. Winncom maintains credit facilities in the United States and in Canada to finance increases in its working capital if available cash is insufficient. The amount of credit available to it at any point in time may be adversely affected by the quality or value of the assets collateralizing these credit lines. In addition, if Winncom is unable to renew or replace these facilities at maturity our liquidity and capital resources may be adversely affected. However, we currently have no reason to believe that it will not be able to renew or replace its facilities when they reach maturity.

Winncom’s income tax rate and the value of its deferred tax assets are subject to change.

Changes in Winncom’s income tax expense due to changes in the mix of United States and non-United States revenues and profitability, changes in tax rates or exposure to additional income tax liabilities could affect our profitability. Winncom is subject to income taxes in the United States and various foreign jurisdictions. Our effective tax rate could be adversely affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws or by material audit assessments. The carrying value of Winncom’s deferred tax assets, which are primarily in the United States and Russia, is dependent on its ability to generate future taxable income in those jurisdictions. In addition, the amount of income taxes we pay is subject to ongoing audits in various jurisdictions and a material assessment by a tax authority could affect our profitability.

Risks Related to Our Common Stock and this Offering

Our stock price is subject to volatility and trends in the communications industry in general, and the market price of our common stock after this offering may drop below the price you pay.

You should consider an investment in our common stock as risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Prior to this offering, there was no public market for our stock. We will negotiate and determine the initial public offering price with the representatives of the underwriters based on several factors. This price will likely vary from the market price of our common stock after this offering. Prices for the common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors’ perceptions of us and general economic, industry and market conditions. Many of these factors are beyond our control. You may be unable to sell your shares of common stock at or above the initial offering price due to fluctuations in the market price of our common stock arising from changes in our operating performance or prospects. In addition, the stock market has recently experienced significant volatility. The volatility of the stock of such companies often does not relate to the operating performance of the companies represented by the stock. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	introduction of technological innovations or new commercial products by us or our competitors;

•	regulatory developments or enforcement in the United States and foreign countries;

•	developments or disputes concerning patents or other proprietary rights;

•	changes in estimates or recommendations by securities analysts, if any covering our common stock;

•	litigation;

•	future sales of our common stock;

•	general market conditions;

•	economic, political and other external factors or other disasters or crises;

•	period-to-period fluctuations in our financial results; and

•	overall fluctuations in U.S. equity markets.

These and other external factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

An active, liquid trading market for our common stock may not develop or be sustained after this offering.

There is currently no trading market for our common stock. Although we have applied to have our common stock listed on the [•], there is no guarantee that an active trading market for our common stock will develop or be sustained after this offering on the [•]. If a trading market does not develop or is not maintained, you may experience difficulty in reselling your shares, or an inability to sell your shares quickly or at the latest market price.

Investors in this offering will pay a much higher price than the book value of our common stock and therefore you will incur immediate and substantial dilution of your investment.

If you purchase common stock in this offering, you will incur immediate and substantial dilution of $[•] per share, representing the difference between our pro forma as adjusted net tangible book value per share and the assumed initial public offering price of $[•] per share, which is the midpoint of the price range listed on the cover page of this prospectus. In addition, investors purchasing common stock in this offering will contribute approximately [•]% of the total amount invested by stockholders since inception, but will only own approximately [•]% of the shares of common stock outstanding. In the past, we issued options and warrants to acquire common stock at prices significantly below the assumed initial public offering price. To the extent these outstanding options or warrants are ultimately exercised, you will sustain further dilution.

Insiders will continue to have substantial control over us which could delay or prevent a change in corporate control or result in the entrenchment of management or our board of directors.

After this offering, our directors and executive officers, together with their affiliates and related persons, and stockholders owning more than 10% of our common stock will beneficially own, in the aggregate, approximately [•]% of our outstanding common stock (or [•]% including Gregory Raskin if the Winncom acquisition is consummated). As a result, these stockholders, if acting together, may have the ability to determine the outcome of matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these persons, acting together, may have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our common stock by:

•	delaying, deferring or preventing a change in control;

•	entrenching our management or our board of directors;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Future sales of common stock by our existing stockholders may cause our stock price to fall.

Sales of substantial numbers of shares of our common stock in the public market following this offering, or the perception that these sales may occur, could cause the market price of our common stock to decline. After this offering, we will have [•] outstanding shares of common stock. This includes the [•] shares that we are selling in this offering, which may be resold in the public market immediately. After the lock-up agreements pertaining to this offering expire, additional stockholders will be able to sell their shares in the public market, subject to legal restrictions on transfer. As soon as practicable upon completion of this offering, we also intend to file a registration statement covering shares of our common stock issued or reserved for issuance under our stock option plans. Following the expiration of the lock-up agreements, registration of these shares of our common stock would generally permit their sale into the market immediately after the registration statement was declared effective by the SEC. These registration rights of our stockholders could impair our ability to raise capital by depressing the price of our common stock. We may also sell additional shares of common stock in subsequent public offerings, which may adversely affect market prices for our common stock. See “Shares Eligible for Future Sale” for a more detailed description of sales of our common stock that may occur in the future.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Management will retain broad discretion over the use of the net proceeds from this offering. Stockholders may not agree with such uses, and our use of the proceeds may not yield a significant return or any return at all for our stockholders. We intend to use the proceeds from this offering to fund the acquisition of Winncom, repay our outstanding 6% secured promissory notes, repay a bridge loan from Victory Park, to build our operating infrastructure, and for general and administrative expenses, working capital needs and other general corporate purposes. Because of the number and variability of factors that will determine our use of the proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could have a material adverse effect on our business. For a further description of our intended use of the proceeds of the offering, see “Use of Proceeds.”

Provisions of our charter, bylaws, and Delaware law may make an acquisition of us or a change in our management more difficult.

Certain provisions of our restated certificate of incorporation and restated bylaws that will be in effect upon the completion of this offering could discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions also could limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. Stockholders who wish to participate in these transactions may not have the opportunity to do so.

Furthermore, these provisions could prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions:

•	allow the authorized number of directors to be changed only by resolution of our board of directors;

•

authorize our board of directors to issue without stockholder approval blank check preferred stock that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by our board of directors;

•	require that stockholder actions must be effected at a duly called stockholder meeting and prohibit stockholder action by written consent;

•	establish advance notice requirements for stockholder nominations to our board of directors or for stockholder proposals that can be acted on at stockholder meetings;

•	limit who may call stockholder meetings; and

•

require the approval of the holders of 75% of the outstanding shares of our capital stock entitled to vote in order to amend certain provisions of our restated certificate of incorporation and restated bylaws.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may, unless certain criteria are met, prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a prescribed period of time.

We do not anticipate paying cash dividends, and accordingly, stockholders must rely on stock appreciation for any return on their investment.

We have never declared or paid any cash dividend on our stock and do not currently intend to do so for the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Therefore, the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

INFORMATION CONCERNING ONE OF OUR FOUNDERS, MANAGING DIRECTOR
AND HEAD OF BUSINESS DEVELOPMENT

You may want to consider the history of one of our founders, managing director and head of business development, Andrew E. Bressman, before investing in our company or purchasing our common stock.

Past proceedings against Mr. Bressman and others. Prior to joining our company, Mr. Bressman spent five and a half years, from January 1990 until July 1996, working on Wall Street. From January 1990 through August 1992, Mr. Bressman was a registered representative at D.H. Blair & Co., Inc., a registered broker-dealer. In August 1992, Mr. Bressman left D.H. Blair to become a registered representative and president of A.R. Baron & Co., Inc., which was also a registered broker-dealer. In February 1993, Mr. Bressman became a registered principal at A.R. Baron and in September 1993 he began serving as its chief executive officer. Mr. Bressman’s employment with A.R. Baron ended in July 1996 when the company was placed into liquidation pursuant to the Securities Investors Protection Act.

The SEC alleged that, during his association with D.H. Blair and A.R. Baron, Mr. Bressman and others engaged in a scheme to manipulate the market for the common stock of several public companies marketed by D.H. Blair and A.R. Baron and engaged in certain abusive sales practices. In November 1999, Mr. Bressman entered into a consent decree with the SEC which resolved all SEC allegations without Mr. Bressman admitting or denying them. As part of the settlement, Mr. Bressman agreed to the entry of an injunction enjoining him from committing future violations of the U.S. securities laws, including the antifraud provisions set forth in Section 17(a) of the Securities Act, Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder. Mr. Bressman also agreed to a permanent bar from associating with any securities broker or dealer. In addition, Mr. Bressman agreed to and paid monetary penalties and disgorgement of profits over a five-year period. Bear Stearns Securities Corp., A.R. Baron’s clearing house, agreed to contribute $30 million to a restitution fund for A.R. Baron’s investors and the Securities Investors Protection Corporation recovered sufficient money to permit it to reimburse the majority of A.R. Baron’s customers for their full out-of-pocket losses.

In December 1997, Mr. Bressman pled guilty to New York State charges of enterprise corruption and grand larceny based on some of the same conduct while employed at A.R. Baron for which he settled with the SEC. Mr. Bressman served 18 months of confinement in a New York State prison for these offenses commencing in November 2003, after which he was released to a work release program for the next 18 months; his term of parole supervision was terminated early.

On July 3, 1996, Mr. Bressman filed a voluntary Chapter 11 petition pursuant to Title 11 of the United States Code in the United States Bankruptcy Court for the District of New Jersey. This case was subsequently converted to a Chapter 7 Bankruptcy case. The case was closed on or after July 24, 2004.

Actions taken or to be taken by our company. Mr. Bressman is one of our original founders and has been one of our key employees since our company’s founding in November 1999 until November 2003 and from June 2005 to date. Mr. Bressman assumed the role of head of business development and was responsible for locating and developing all new strategic opportunities, including the Intellispace and RNK acquisitions. He was responsible for generating business and strategic relationships that took the company from seven employees to a $100 million company with over 200 employees. Mr. Bressman is currently a senior executive officer of our company and serves as our managing director, responsible for overseeing the day-to-day operations and management of the company, and in a business development capacity, is primarily devoted to strategic acquisitions and dealing with technology partners and vendors. Upon completion of the offering and the acquisition of Winncom, Mr. Bressman will assume the new role of Chief Strategist. Mr. Bressman has never been a director of our company or any of its subsidiaries, has not had power to bind us and has never signed checks or contracts on our behalf.

Mr. Bressman has agreed to certain limitations on his role with the company and its subsidiaries, or the Group, following completion of this initial public offering. Mr. Bressman has agreed with us that he will not: (i) become a director or executive officer of any member of the

Group; (ii) participate in any financial reporting functions or accounting decisions; (iii) have the power to bind any member of the Group; (iv) have control over any policy making decisions; and (vi) have the ability to sign checks or contracts on our behalf. Our board of directors will monitor these guidelines to ensure his and our compliance with them.

Finally, Mr. Bressman’s wife and minor children are beneficiaries of trusts which own in the aggregate approximately 19% of our common stock, prior to giving effect to this initial public offering. Mr. Bressman has agreed that neither he, nor any member of his immediate family, either directly or indirectly through the trusts, will purchase any shares of our common stock on the open market. The trustees of the trusts have also agreed that the trusts will vote their shares of common stock in accordance with the majority of the votes cast by our stockholders on any matter presented to the stockholders on which such trusts are entitled to vote.

As a result of the foregoing agreements, Mr. Bressman will continue to provide services to our company as our Chief Strategist but will have no authority to control our company after completion of this offering.

Potential risks. There is a risk that some third parties might not do business with us, that some prospective investors might not purchase our securities or that some customers may be concerned about signing up for service with us as a result of Mr. Bressman’s background and continuing association with our company. If any of these risks were to be realized among a sizeable number of prospective investors, vendors or customers, there could be a material adverse affect on our business or the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, future financial position, projected expenses, prospects and plans and objectives of management are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors which may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	our inability to retire or renegotiate the terms of our outstanding debt;

•	our inability to deploy and maintain our competitive advantages;

•	failure to implement our business strategies;

•	expectations regarding our potential growth;

•	expectations regarding the size of our market;

•	our expectation regarding the future market demand for our services;

•	our financial performance;

•	our inability to achieve sustained profitability;

•	the establishment, development and maintenance of relationships with telecommunications carriers, vendors and customers;

•	our failure to obtain additional financing on acceptable terms, if necessary;

•	our inability to obtain the permits and licenses required to operate in international markets;

•	compliance with applicable laws and regulatory changes;

•	the outcome of the litigation that our wholly-owned subsidiary, RNK, is currently a party to;

•	changes in technology;

•	our inability to consummate the acquisition of Winncom;

•	our expectations regarding the successful integration of our business with Winncom’s business;

•	our inability to attract and retain additionally qualified key personnel and the loss of such key personnel;

•	general economic conditions;

•	the lack of a market for our securities; and

•	our liquidity.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors.” Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we currently expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

This prospectus contains market data and industry forecasts that were obtained from industry publications. These publications generally indicate that this information has been obtained from sources believed to be reliable but do not guarantee the accuracy or completeness of this information. Although we believe that the reports are reliable, we have not independently verified any of this information.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of [•] shares of our common stock in this offering will be approximately $[•] million, or approximately $[•] million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $[•] per share, the midpoint of the range listed on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of $[•] per share would increase (decrease) the net proceeds to us from this offering by $[•] million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering as follows:

To fund the Winncom acquisition: $8 million of consideration and $17 million of Winncom debt repayment	$25,000,000
Repay the holders of the RNK Notes, estimated payout value on April 1, 2010	20,600,000
Repay the Victory Park loan, estimated payout value on April 1, 2010	10,000,000
4G deployment	2,000,000

The principal purposes of this offering are to fund the acquisition of Winncom, repay the holders of the RNK Notes, repay our $9.3 million bridge loan from Victory Park, obtain additional working capital to roll out the 4G technology, fund any operating losses, establish a public market for our common stock and facilitate future access to the public markets. We estimate that we will use some of the proceeds of this offering to fund the continued development of our technology, to build our operating infrastructure, and to fund general research and development, general and administrative expenses, capital expenditures, working capital needs, and other general corporate purposes. We may also use a portion of the proceeds for the potential acquisition of, or investment in, other technologies, products, or companies that complement our business, although we have no current understandings, commitments, or agreements to do so other than as contemplated with respect to Winncom.

On February 4, 2010, we entered into a stock purchase agreement to acquire privately-held Winncom Technologies Holding Limited, a company incorporated under Irish law. Pursuant to the stock purchase agreement, we will acquire 100% of the issued share capital of Winncom from the stockholders of Winncom, for a payment, including the retirement of debt, of approximately $25 million and approximately 4,714,038 shares of our common stock, which number of shares represents approximately 7.5% of our issued and outstanding shares of common stock on a fully-diluted basis as of the date of this prospectus, subject to certain working capital adjustments to be determined within 120 days following the closing of the acquisition. We intend to consummate the acquisition immediately upon the closing of this offering. We cannot assure you that we will consummate the Winncom acquisition on favorable terms or at all. We intend to use a portion of the proceeds of this offering to acquire Winncom and retire Winncom debt as described above. For additional information, see “Business—Proposed Acquisition.”

On October 12, 2007, we issued the RNK Notes in the aggregate original principal amount of $30,666,939, to RNK Holding Company, Wellesley Leasing, LLC and certain of RNK’s employees (including $27,899,026 to RNK Holding Company, an affiliate of Richard Koch, the president of RNK, our wholly-owned subsidiary), as partial consideration in connection with our acquisition of the issued and outstanding common stock of RNK. The RNK Notes originally bore an interest rate of 6% per annum and originally matured on November 10, 2009. The holders of the RNK Notes have agreed to a temporary term extension in conjunction with this offering, with the requirement that the RNK Notes will be paid in full out of the offering proceeds. The outstanding principal balance of the RNK Notes is $19,303,606, as of January 26, 2010, plus accrued interest currently accruing at a rate of 9% per annum. We have entered into several modifications and amendments to the original RNK Notes. In connection with these amendments, we have issued 192,500 warrants at a fair market value of approximately $260,000 which were recorded as debt discount and amortized to interest expense from the date of issuance to the date of maturity.

On September 8, 2009, we entered into a $9,300,000 Senior Secured Financing Agreement with Victory Park Management, LLC, with proceeds used primarily for debt repayment, debt service and professional fees. This facility bears an interest rate of 3% per month and matures on the earlier of (a) May 8, 2010 and (b) the consummation of this offering.

As of the date of this prospectus, we cannot predict with certainty all of the other uses for the proceeds from this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our research, development, and commercialization efforts, and our operating costs and expenditures. Accordingly, our management will have significant flexibility in applying the remaining net proceeds of this offering.

If we do not consummate the Winncom acquisition, we intend instead to use such portion of the net proceeds for general corporate purposes. Pending use of the proceeds from this offering as described above or otherwise, we intend to invest the net proceeds in short-term interest-bearing, investment grade securities.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business, including potential acquisitions.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2009:

•	on an actual basis;

•

on a pro forma as adjusted basis to give effect to our sale of __________ shares of common stock in this offering at an assumed initial public offering price of $____ per share, the midpoint of the range listed on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us; and

•	on a pro forma as adjusted basis to give effect to the proposed Winncom acquisition and to the events described above, as if they all had occurred on September 30, 2009.

This table should be read with “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

	As of September 30, 2009
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited in thousands)
Cash and equivalents includes (includes restricted $754)	$3,396	$76,821	$29,193

Debt:
Senior secured debt	9,300	9,300	—
Related party debt	39,450	39,450	39,450
Subordinated promissory notes, including accrued interest	20,000	20,000	—
Capital leases, including current portions	3,471	3,471	3,471
All other debt	—	—	7,388

Total debt	72,221	72,221	50,309

Total stockholders’ equity	1,342	77,872	100,692
Total capitalization	$73,563	$150,093	$150,001

The outstanding share information excludes:

•	2,516,000 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2009 at a weighted average exercise price of $0.01 per share;

•	1,921,172 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2009 at a weighted average exercise price of $0.01 per share; and

•	934,000 additional shares reserved for future issuance under our stock plans as of September 30, 2009.

DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the assumed initial offering price of $[•] per share of our common stock, which is the midpoint of the range listed on the cover page of this prospectus, and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

Our historical net tangible book value as of September 30, 2009 was $[•] million, or $[•] per share, based on [•] shares of common stock outstanding as of September 30, 2009. Our pro forma net tangible book value as of September 30, 2009 was $[•], or $[•] per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding as of September 30, 2009 and the acquisition of Winncom, assuming an initial public offering price of $[•] per share, the midpoint of the range listed on the cover page of this prospectus, and that the closing of this offering occurs on [•], 2009. See “Summary—General Information About This Prospectus.”

After giving effect to the sale by us of [•] shares of common stock in this offering at an assumed initial public offering price of $[•] per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2009 would have been approximately $ [•] million, or approximately $[•] per share. After giving effect to the foregoing and also to the Winncom acquisition, our pro forma as adjusted net tangible book value at September 30, 2009 would have been approximately $ [•] million, or $ [•] per share. This amount represents an immediate increase in pro forma net tangible book value of $[•] per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $[•] per share to new investors purchasing shares of common stock in this offering at the assumed initial public offering price. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Historical net tangible book value per share as of September 30, 2009	$0.01
Pro forma net tangible book value per share as of September 30, 2009	$1.00
Increase per share attributable to this offering

Decrease per share attributable to Winncom acquisition
Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new investors in this offering		$

A $1.00 increase (decrease) in the assumed initial public offering price of $[•] per share would increase (decrease) our pro forma as adjusted net tangible book value as of September 30, 2009 by approximately $[•] million, the pro forma as adjusted net tangible book value per share after this offering by $[•] and the dilution to new investors in this offering by $[•] per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per share after this offering would be $[•] per share, the increase per share attributable to new investors would be $[•] per share and the dilution to new investors would be $[•] per share.

The following table summarizes, as of September 30, 2009, the differences between the number of shares purchased from us, the total consideration paid to us and the average price per share that existing stockholders and new investors paid. The calculation below is based on an assumed initial public offering price of $[•] per share, which is the midpoint of the range listed on the cover page of this prospectus, and before deducting underwriting discounts and commissions and estimated offering expenses that we must pay.

	Shares Purchased		Total Consideration			Average Price Per Share
	Number	Percent	Amount		Percent
Existing Stockholders	56,786,799			$8,853,000			$0.16
New Investors

Total		100.0%	$		100.0%	$

A $1.00 increase (decrease) in the assumed initial public offering price of $[•] per share would increase (decrease) total consideration paid to us by investors participating in this offering by approximately $[•] million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Assuming the underwriters’ over-allotment option is exercised in full, sales by us in this offering will reduce the percentage of shares held by existing stockholders to [•]% and will increase the number of shares held by new investors to [•], or [•]%.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma financial information for the year ended December 31, 2008 and for the nine months ended September 30, 2009 is derived from (1) our historical consolidated financial statements included elsewhere in this prospectus and (2) the historical consolidated financial statements of Winncom. The unaudited pro forma financial statements should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus, the consolidated financial statements of Winncom and related notes included elsewhere in this prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information appearing elsewhere in this prospectus. In the proposed Winncom acquisition, we would acquire 100% of the issued share capital of Winncom from the stockholders of Winncom, for a payment, including the retirement of debt, of approximately $25 million and approximately 4,714,038 shares of our common stock, which number of shares represents approximately 7.5% of our issued and outstanding shares of common stock on a fully-diluted basis as of the date of this prospectus, subject to certain working capital adjustments to be determined within 120 days following the closing of the acquisition.

The unaudited pro forma statement of operations data for the year ended December 31, 2008 and for the nine months ended September 30, 2009 and balance sheet data as of September 30, 2009 have been prepared to give pro forma effect to the sale of shares in this offering (excluding shares under the underwriters’ over-allotment option), and application of the net proceeds from this offering, in the case of the statement of operations data, as if they had occurred on January 1, 2008 and, in the case of the balance sheet data, as if they had occurred on September 30, 2009. The unaudited pro forma as adjusted statement of operations data for the year ended December 31, 2008 and for the nine months ended September 30, 2009 and balance sheet data as of September 30, 2009 have also been prepared to give pro forma as adjusted effect to the Winncom acquisition, as well as to the events described above, in the case of the statement of operations data, as if they occurred on January 1, 2008 and, in the case of the balance sheet data, as if they had occurred on September 30, 2009. We accounted for the acquisition of Winncom under the purchase method of accounting, subject to the assumptions and adjustments described in the accompanying notes. The unaudited pro forma financial statements presented below are based upon preliminary estimates of purchase price allocations and do not reflect any anticipated operating efficiencies or cost savings from the integration of Winncom into our business.

The unaudited pro forma consolidated financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable, but are subject to change. We have made, in our opinion, all adjustments that are necessary to present fairly the pro forma financial data. The unaudited pro forma financial data is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the Winncom acquisition and this offering been consummated on the dates indicated, and do not purport to be indicative of balance sheet data or results of operations as of any future date or for any future period.

Pro Forma Condensed Consolidated Balance Sheet At September 30, 2009

The following unaudited pro forma balance sheet assumes the following:

(a)

Receipt of $73.4 million of cash (Proceeds of $82.5M raised less total underwriter fees of approximately 8.0% of gross proceeds and 3% estimate of gross proceeds for legal, advisory and accounting fees expensed immediately) and related issuance of 21.2 million shares of common stock consisting of 15 million shares issued pursuant to the initial public offering, 4,714,038 shares for the acquisition of Winncom and 1.5 million shares to Gregory Raskin whose employment agreement goes effective upon consummation of the acquisition of Winncom.

(b)	Immediate repayment of Victory Park Loan in the amount of approximately $9.3 million and extinguishment of the RNK Notes in the amount of approximately $19.4 million with a weighted average cost saving of $28.7 million x 6% = $1.722 million per annum of interest expense.

(c)

$25 million payment to Winncom stockholders as partial consideration in exchange for 100% of the ownership equity of Winncom and the issuance of 4,714,038 shares valued at the initial public offering price per share ($5.50, subject to change)

(d)

Winncom will extinguish Related Party Debt of approximately $17.0 million upon closing of the acquisition by us. Winncom will record a capital contribution equal to the $17.0 cash infusion marked for debt extinguishment. Winncom will record any gross up of the outstanding loan balance to the $17.0 million due by charging to retained earnings. Goodwill recorded by us will reflect purchase price consideration less Winncom net equity plus $17.0 million capital contribution less interest expense accrual.

	September 30, 2009
	Wave2Wave	Winncom	Adjustments		Pro Forma Combined
	(unaudited)	(unaudited)			(unaudited)
Current assets:
Cash and equivalents	$2,642	$5,712	$19,125	a,b,c,d	$27,479
Accounts receivable	25,230	14,644	—		39,874
Prepaids and inventory	2,644	11,412			14,056
Other current assets	781	3,289			4,070

	31,297	35,057	19,125		85,479
Property, plant and equipment, net:	8,239	1,087	—		9,326
All intangible assets	49,605	4,097	38,165		91,867
All other assets	5,351	2,210	—		7,561

Total Assets	$94,492	$42,451	$57,290		$194,233

Current liabilities:
Accounts payable	$14,977	$10,126			$25,103
Deferred revenue & customer deposits	2,353	118			2,471
Line of credit and revolving credit	—	3,686			3,686
Related party notes	—	16,134	(16,134	)d	—
Current portion of long-term leases and debt	20,205	2,312	(20,402	)b	2,115
All other current liablities	4,704	5,151	(1,635	)d	8,220

All current liabilities	42,239	37,527	(38,171)		41,595
Long-term liabilities	50,913	9,162	(8,129	)b	51,946

Total liabilities	93,152	46,689	(46,300)		93,541
Stockholders’ equity
Preferrred Stock	—				—
Minority interest	—	37	(37)		—
Common Stock	5	—	2	a	7
Additional paid-in capital	15,512	—	101,193	a	116,705
Note receivable related parties	(632)	—	632	d	—
Accumulated deficit	(13,545)	(4,275)	1,800	a,c	(16,020)

Total Stockholders’ Equity	1,340	(4,238)	103,590		100,692

Total liabilities and stockholders’ equity	$94,492	$42,451	$57,290		$194,233

Pro Forma Condensed Consolidated Statements of Operations

The following unaudited pro forma statements of operations assume that the acquisition of Winncom has been accounted for as an exchange $25 million of cash consideration and 4,714,038 shares of our common stock for 100% of the ownership equity of Winncom in which we are the legal acquirer. Reference is made to a footnote describing additional amortization expense that the combined entity would make due to amortization of certain estimated definitive lived intangibles that would be recognized upon consummation of the acquisition of Winncom as well as reduction of interest expense related to debt scheduled to be extinguished consistent with the “Use Of Proceeds.”

	Year Ended December 31, 2008
	Wave2Wave	Wincomm	Pro Forma Adjustments		Pro Forma Combined
Net revenues	$78,455	$70,206			$148,661
Costs of goods sold	43,205	58,450			101,655

Gross Profit	35,250	11,756			47,006
Operating Expense:
Depreciation and amortization	6,658	1,429	3,180	a	11,267
Selling, general, and administrative expenses	20,795	9,561	1,598	c	31,954

Income from operations	7,797	766	(4,778)		3,785

Interest expense	7,009	1,564	(2,657	)b	5,916
Other income	312	391			703

Net interest expense and other income	6,697	1,173	(2,657)		5,213

Income before income taxes	1,100	(407)	(2,121)		(1,428)
Provision for income taxes	2,309	191	(742)		1,758

Net income (loss) before minority interest	(1,209)	(598)	(1,379)		(3,186)
Minority interest expense (income)	—	13	—		13

Net income (loss)	$(1,209)	$(611)	$(1,379)		$(3,199)

(a)

We will record intangibles plus goodwill of approximately $37.0 million of which 50% is allocated to goodwill. Intangibles have an estimated useful of six years for an approximate annual amortization expense of $3.1 million and this is allocated pro rata for non-annual periods.

(b)

We record the gross up of related party notes to maturity value of $17.0 million for Winncom, and generates interest expense savings from retirement of $17.0 million of Winncom debt and $28.7 million of loans payable held by us as discussed in the “Use of Proceeds.”

(c)

We will record the fair value expense of the stock awards issued to Gregory Raskin pursuant to his employment agreement. These shares of restricted stock have a fair market value of approximately $3.2 million and vest ratably over two years.

	Nine Months Ended September 30, 2009
	Wave2Wave	Wincomm	Pro Forma Adjustments		Pro Forma Combined
Net revenues	$61,693	$40,478	$—		$102,171
Costs of goods sold	37,829	32,967	—		70,796

Gross Profit	23,864	7,511			31,375
Operating Expense:
Depreciation and amortization	5,243	1,085	2,385	a	8,713
Selling, general, and administrative expenses	15,239	6,595	1,198	c	23,032

Income from operations	3,382	(169)	(3,583)		(370)
Interest expense	4,429	871	(1,992	)b	3,308
Other income	(940)	(37)			(977)

Net interest expense and other income	5,369	908	(1,992)		4,285

Income before income taxes	(1,987)	(1,077)	(1,591)		(4,655)
Provision for income taxes	(875)	(78)	(557)		(1,510)

Net income (loss) before minority interest	(1,112)	(999)	(1,034)		(3,145)
Minority interest expense (income)	—	7			(7)

Net income (loss)	$(1,112)	$(992)	$(1,034)		$(3,138)

(a)

We will record intangibles plus goodwill of approximately $37.0 million of which 50% is allocated to goodwill. Intangibles have an estimated useful of six years for an approximate annual amortization expense of $3.1 million and this is allocated pro rata for non-annual periods.

(b)

We record the gross up of related party notes to maturity value of $17.0 million for Winncom, and generates interest expense savings from retirement of $17.0 million of Winncom debt and $28.7 million of loans payable held by us as discussed in the “Use of Proceeds.”

(c)

We will record the fair value expense of the stock awards issued to Gregory Raskin pursuant to his employment agreement. These shares of restricted stock have a fair market value of approximately $3.2 million and vest ratably over two years.

NON-GAAP FINANCIAL MEASURES

We use adjusted EBITDA as a principal indicator of the operating performance of our business as well as the relative performance of our operating segments. EBITDA represents net income before interest, taxes, depreciation and amortization. We define adjusted EBITDA as operating income (loss) before interest, taxes, depreciation and amortization expenses, excluding stock-based compensation expense, write-off of public offering costs, gain recognized on troubled debt restructuring, gain or loss on asset dispositions and other non-operating income or expense. In our presentation of segment financial results, adjusted EBITDA for a segment does not include corporate overhead expense and other centralized operating costs. We believe that adjusted EBITDA trends are a valuable indicator of our operating segments’ relative performance and of whether our operating segments are able to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures. Our management uses adjusted EBITDA as a measure of assessing our performance. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We believe that, with a full understanding of its limitations, adjusted EBITDA provides useful information regarding how our management views our business. In addition, it allows analysts, investors and other interested parties in the telecommunications industry to facilitate company to company comparisons because it eliminates many differences caused by variations in capital structures (affecting interest expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), as well as non-operating and one-time charges to earnings. As used in this prospectus, however, adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments. Our calculation of adjusted EBITDA is not directly comparable to EBIT (earnings before interest and taxes) or EBITDA. In addition, adjusted EBITDA does not reflect:

•	our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, our working capital needs;

•	our interest expense, or the cash requirements necessary to service interest or principal payments on our debts;

•

any cash requirements for the replacement of assets being depreciated and amortized, which will often have to be replaced in the future, even though depreciation and amortization are non-cash charges; and

•	the fact that other companies in our industry may calculate adjusted EBITDA differently than we do, which limits its usefulness as a comparative measure.

Adjusted EBITDA is not intended to replace operating income, net income and other measures of financial performance reported in accordance with GAAP. Rather, adjusted EBITDA is a measure of operating performance that you may consider in addition to those measures. Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using adjusted EBITDA only supplementally.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data as of the dates and for the dates periods indicated. The selected historical consolidated financial data as of and for the years ended December 31, 2006, 2007 and 2008 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial data as of and for the years ended December 31, 2004 and 2005 have been derived from our unaudited consolidated financial information not included elsewhere in this prospectus. Our historical results are not necessarily indicative of future performance or results of operations. The selected historical consolidated financial data as of for the nine months ended September 30, 2009 and September 30, 2008 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements, and in the opinion of our management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for those periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. You should read the information presented below together with “Unaudited Pro Forma Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Net revenues	61,693	67,856	78,455	35,403	18,552	2,677	2,302
Costs of goods sold	37,829	31,183	43,205	22,143	11,996	991	692

Gross profit	23,864	36,673	35,250	13,260	6,556	1,687	1,610
Operating expenses:
Depreciation and amortization	5,243	6,014	6,658	1,986	1,047	450	200
Selling, general, and administrative expenses	15,239	15,367	20,795	14,199	6,958	2,182	2,985

Total operating expenses:	20,482	21,381	27,453	16,185	8,005	2,632	3,185

Income (loss) from operations	3,382	15,292	7,797	(2,925)	(1,449)	(946)	(1,575)
Interest expense, net	4,429	5,072	7,009	2,306	871	305	(0)
Other income (expense)	(940)	660	312	3,495	(131)	—	—

Net interest expense and other income	5,369	4,412	6,697	(1,189)	1,002	305	(0)
(Loss) income before income taxes	(1,987)	10,880	1,100	(1,736)	(2,451)	(1,251)	(1,575)
Provision for income taxes	(875)	5,361	2,309	(3,630)	—	—	—

Net (loss) income	(1,112)	5,519	(1,209)	1,894	(2,451)	(1,251)	(1,575)

Adjusted EBITDA*	$11,916	$20,829	$23,065	$2,255	$(389)	$(496)	$(1,375)

	September 30,	Year Ended December 31,
	2009	2008	2007	2006	2005	2004
	(unaudited)				(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$2,642	$1,598	$1,111	$256	$42	$372
Working capital	(10,939)	(59,561)	(51,064)	(2,239)	536	19,766
Total assets	94,491	90,885	90,430	9,170	3,491	4,145
Stockholders’ equity	$1,342	$1,401	$339	$(8,321)	$(3,264)	$(2,013)

*

We define Adjusted EBITDA as operating income (loss) before interest, taxes, depreciation and amortization expenses, excluding stock-based compensation expense, write-off of public offering costs, gain recognized on troubled debt restructuring, gain or loss on asset dispositions and other non- operating income or expense. We use Adjusted EBITDA in our business operations to, among other things, evaluate the performance of our business, develop forecasts and measure our performance against those forecasts.

We believe that analysts and investors use Adjusted EBITDA as a supplementary measure to evaluate a company’s overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and you should not consider Adjusted EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP. We believe that, with a full understanding of its limitations, adjusted EBITDA provides useful information regarding how our management views our business. In addition, it allows analysts, investors and other interested parties in the telecommunications industry to facilitate company to company comparisons because it eliminates many differences caused by variations in capital structures (affecting interest expense), taxation, the life-cycle stage and “book basis” depreciation expense of facilities and equipment, as well as non- operating and one-time charges to earnings.

Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments. Our calculation of Adjusted EBITDA is not directly comparable to EBIT (earnings before interest and taxes) or EBITDA. In addition, Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; our interest expense, or the cash requirements necessary to service interest or principal payments our outstanding debt; any cash requirements for the replacement of assets being depreciated or amortized, which will often have to be replaced in the future, even though depreciation and amortization are non-cash charges; and the fact that other companies in our industry may calculate adjusted EBITDA differently than we do which limits its usefulness as a comparative measure. Adjusted EBITDA is not intended to replace operating income, net income and other measures of financial performance reported in accordance with GAAP. Rather, Adjusted EBITDA is a measure of operating performance that you may consider in addition to those measures. Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using adjusted EBITDA as a supplementary measure.

Set forth below is a reconciliation of net (loss) income to EBITDA to Adjusted EBITDA for the periods presented.

Reconciliation of net (loss) income to EBITDA to Adjusted EBITDA	Nine months ended September 30,			Year ended December 31,
	2009	2009	2008	2008	2008	2007	2006
	Pro Forma*			Pro Forma
Net (loss) income	(3,138)	(1,112)	5,519	(3,199)	(1,209)	1,894	(2,451)
Provision for income taxes & minority interest	(1,517)	(875)	5,361	1,771	2,309	(3,630)	—
Other income (expense)	977	940	(660)	(703)	(312)	(3,495)	131
Interest expense, net	3,308	4,429	5,072	5,916	7,009	2,306	871
Depreciation and amortization	8,713	5,243	6,014	11,267	6,658	1,986	1,047

EBITDA	8,343	8,625	21,306	15,052	14,455	(939)	(402)
Non-cash compensation and accretion	1,518	320	2,379	2,586	988	3,194	13
Non-recurring items	2,971	2,971	(2,856)	7,622	7,622	—	—

Adjusted EBITDA	$12,832	$11,916	$20,829	$25,260	$23,065	$2,255	$(389)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

You should read the following discussion together with “Selected consolidated financial and operating data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our business and operations, based on current expectations and related to future events and our future financial performance, that involve risks and uncertainties. Our actual results may differ materially from those we currently anticipate as a result of many important factors, including the factors we describe under “Risk factors,” “Cautionary notice regarding forward-looking statements” and elsewhere in this prospectus.

Overview and Recent Developments

We were founded in 1999 and incorporated in the State of Delaware as Wave2Wave Communications, Inc. We provide communication services to small to mid-sized businesses in the northeast and midwest United States with a complete package of integrated products that includes wired and wireless broadband Internet access services, Voice over Internet Protocol, or VoIP, data, email hosting, point-to point connections, managed network services, collocation, virtual private networks, or VPNs, and web hosting. Through our wholly-owned subsidiary RNK Inc., d/b/a RNK Communications, or RNK, a competitive local exchange carrier (“CLEC”), we provide wholesale services, offering a range of voice and data “carrier class products” to other communications companies and to larger-scale purchasers of network capacity. Specifically, we offer domestic and international terminations, domestic origination with local access, long distance services, collocation, “800” toll free origination, conference calling capabilities and prepaid calling services.

We are currently in the process of testing our fourth generation, or 4G, based Hybrid Fiber-Wireless, or HFW, in-building network. We focus on selling to customers in multi-tenant office buildings (in-building) and to remote locations (stand-alone buildings). We currently have approximately 425 active Building Service Agreements, or BSAs, with building owners throughout New York, New Jersey, Illinois (Chicago), Connecticut and Pennsylvania (Philadelphia). Under these BSAs, we either pay the building owners monthly rent or a revenue share to allow us to sell throughout their buildings. The term of these BSAs are typically five to ten years in length, with automatic renewals.

On January 1, 2006, we acquired certain assets of Intellispace, expanding our footprint to nine states in the northeast United States. Intellispace provided a range of wired-based services to businesses via a fiber network.

On October 12, 2007, we acquired RNK Inc., d/b/a RNK Communications, providing us with the experience and capabilities of a fully regulated telephone company. Through this acquisition, we obtained a fully redundant telecommunications network and state-of-the-art switching facilities serving an expansive footprint.

With the acquisition of RNK and our January 2006 acquisition of the assets of Intellispace, Inc., we significantly expanded our suite of product offerings and service footprint making us a global full service communications provider.

On February 4, 2010, we entered into a stock purchase agreement to acquire privately-held Winncom Technologies Holding Limited, a company incorporated under Irish law. Pursuant to the stock purchase agreement, we will acquire 100% of the issued share capital of Winncom from the stockholders of Winncom, for a payment, including the retirement of debt, of approximately $25 million in cash and approximately 4,714,038 shares of our common stock, which constitutes approximately 7.5% of our issued and outstanding shares of common stock on a fully-diluted basis as of the date of this prospectus, subject to certain working capital adjustments to be determined within 120 days following the closing of the acquisition. We intend to consummate the acquisition immediately upon the closing of this offering. Our proposed acquisition of Winncom is subject to the consummation of this offering and the satisfaction of customary closing conditions. In addition, the acquisition agreement is subject to termination by either party under certain circumstances if the closing has not occurred on or before May 30, 2010. We cannot assure you that we will consummate the Winncom acquisition on favorable terms or at all. We intend to use a portion of the proceeds of this offering to acquire Winncom.

Winncom, headquartered in Solon, Ohio, and with a registered office in Dublin, Ireland, is an investment holding company with active, wholly-owned subsidiaries operating in the United States, Cyprus, Hungary, Ireland, Kazakhstan, Russia and Uzbekistan. Winncom is a worldwide distributor and provider of complete networking solutions, and specializes in the distribution of wired and wireless networking products as well as contract services that involve implementation and installation of wireless components and network solutions in support of both voice and data applications. Winncom has expertise in broadband wireless networking products and a full range of network infrastructure and access products by the leading industry manufacturers, allowing it to sell the products and provide complete solutions for various markets and applications. We believe that Winncom’s extensive experience and engineering resources will make it possible for us to identify, design and implement the most effective and economical turnkey solutions based on a combination of the latest technologies, which will give us the ability to manage and roll out our new 4G based HFW networks globally. With its world- wide presence, Winncom is able to provide pre-sale consulting and post-sale engineering support to its customers. It has a portfolio of successful wireless and networking deployments in countries located in North America, Eastern Europe, Commonwealth of Independent States, Far East and Central Asia. We expect that Winncom’s international presence will allow us the opportunity to expand our 4G based HFW network roll out worldwide and give our telephone business access to international markets, which would include interconnection agreements. Through Winncom’s relationships (both domestic and international), we believe that we will also be well positioned to capitalize on opportunities for our current product offerings and services.

We have entered into a Strategic Partnership Master Agreement with incNetworks®, under which we were granted an exclusive license to use, sell and market HFW networks and services incorporating incNetworks® proprietary underlying CelluLAN® technology, within an expansive list of multi-tenant buildings to be identified by the parties. incNetworks® has developed a next generation multi-megabit broadband Wireless Network Architecture that incorporates all specifications required for 4G Broadband Wireless Networks with an ability to interoperate with both 2G and 3G Wide Area Wireless Networks (a roaming or access agreement with a mobile carrier is needed, which we currently do not have) for a seamless handoff from within our building to outside of our building). Just as 1G cellular enabled symmetric or balanced transmission and reception of voice, 4G enables symmetric transmission and reception of HQ Voice, HD Video, and Broadband Data Services.

Following the completion of this offering and the acquisition of Winncom, we believe that we will be well positioned to launch next generation 4G capable wired and wireless broadband services. This will enable us to support in-building carrier-grade broadband wired and wireless services, including high speed Internet access, cell phone services, VoIP, HDTV applications, two-way multi-session, multi-party video conferencing and more. We believe that we will be one of the first companies in the United States to offer in-building HFW networks.

In an exclusive partnership with incNetworks®, our management is committed to rolling out its first 4G based HFW networks in the United States during the first quarter of 2010 and expanding these services into hundreds of our buildings with which we currently have BSAs over the next several years. With throughput speeds of up to 1 GBit per second, our network will be able to support the delivery of very high bandwidth products such as high-definition video, high quality voice, symmetrical data download services, multi-user video conferencing, WiFi, and HDTV. We refer to this roll-out and implementation as Phase 1.

Phase 2 involves our entering into roaming and interconnection agreements with wireless and wired carriers, allowing their wireless customers to roam onto our network when they enter one of our buildings equipped with a 4G based HFW network. This would allow these wireless carriers to off load their traffic from their networks which are in need of additional capacity. In addition, to lessen traffic on wireless carriers’ networks, this would allow for targeted advertising and marketing opportunities to consumers within a specific area.

We intend to use the net proceeds of this offering, less payment of fees, the cash consideration for the acquisition of Winncom and the retirement of all debt as described in our “Use Of Proceeds” section of this prospectus for the rollout of our 4G based HFW network. Currently, management estimates that a building, averaging 250,000 square feet, can be upgraded, or lit, to a 4G based HFW network in 90 to 120 days at an estimated cost of approximately $1.78 per square foot. Installation costs include all equipment and related labor, which would be depreciated over a composite useful life of five years. We believe that this estimate is accurate given the information available at this time; but we cannot assure you that the cost to implement per square foot will not increase going forward.

Our deployment of 4G based HFW networks may not be completely successful due to any number of reasons. We may be unable to secure roaming agreements with wireless carriers for our Phase 2 activities which would make it extremely difficult for us to implement our business plan. In addition, we may be unable to implement the technology successfully or find that the technology is not “as advertised” with respect to performance. We may find that the cost of implementation exceeds the breakeven point of costs versus projected revenue or that potential subscribers are unwilling to pay the projected rates. Also, in the event that our partnership with incNetworks® ends or is reset at less favorable terms, we may lose the right to incorporate incNetworks®’ CelluLAN® technology into our 4G based HFW networks.

Our management expects that implementation of HFW networks in buildings will be rolled out in approximately ninety to one hundred twenty days with an approximate all-in installation cost of $1.78 per square foot. We currently have 425 buildings under existing service agreements, many of which have agreed, in principle, to be up-sold services associated with a HFW network. Upon full deployment, we expect gross margin, defined as revenues less direct costs of services, to be at or above approximately 50%, although we cannot assure you of this. Installation costs will be capitalized and depreciated over an estimate composite useful life of approximately five years. We are estimating a payback period of approximately three years on invested capital per building.

Current Business and Planned Expanded Offerings

As a broadband internet service provider, or ISP, and a CLEC (through our wholly-owned subsidiary RNK), we currently derive the majority of our revenue from providing network, carrier and subscriber services, as well as prepaid calling card fees. During the past year, we have begun to sell VoIP services to our retail customers and are in the process of planning the marketing of this service to our existing customer base and new subscribers.

Sources of Revenues

Our revenues can be split into wholesale (the CLEC-based business) and retail (Broadband services). For the year ended December 31, 2008, revenue from three customers totaled 42% of our total revenues. For the year ended December 31, 2007, revenue from two customers totaled 50% of our total revenues.

CLEC Revenues (Wholesale)

Access. Approximately 50% of our revenues are carrier access charges (including reciprocal compensation) billed pursuant to various interconnection agreements and state and federal tariffs, which are generated by RNK, our wholly-owned subsidiary and a certified CLEC. We provide local access numbers, switching, and transport to major customers that have large volumes of inbound traffic. Each time we complete a call from a non-subscriber line to a subscriber line, we bill the originating carrier at the appropriate rate, based the jurisdiction of the call.

Carrier. We provide, on a wholesale basis, a variety of carrier services, including international termination utilizing third-party international carriers as vendors, collocation services, domestic toll-free and local origination, and point to point circuits. Carrier services allow other carriers to send and receive traffic utilizing our switching and operations centers, points of presence, and vendor network. We believe that international and local termination fees are a growth area for our business and expect revenue growth and stable margins in our carrier revenues. Additionally, assuming our completion of the acquisition of Winncom, we believe that we will be able to leverage their relationships with several international carriers and give us an opportunity to handle some of their international phone traffic.

Prepaid. We offer our own prepaid products sold through convenience stores and national chain stores.

Although our CLEC business currently provides the bulk of our revenues, the competitive landscape of this particular business is undergoing change. We expect margins and revenues to decline in the foreseeable future due to increased rate regulation and less favorable traffic exchange agreement terms.

ISP Revenues (Retail)

Subscriber. Subscriber revenues are primarily derived from billing end user customers for data services. Currently, our data services include wired and to a lesser degree, fixed wireless broadband Internet access services, VoIP, email hosting, point-to point connections, managed network services, collocation, VPNs, and web hosting. Our broadband Internet access services currently provide the bulk of subscriber revenues, though recent reporting periods have shown a favorable shift towards higher margin services such as VoIP and SIP trunking, while also seeing revenues increase in the overall category.

We seek to expand our subscriber offerings to include higher margin services including, but not limited to 4G wireless connectivity, video, and video conferencing. In addition, we continue to focus on “up selling” our existing customer base to expand and/or switch to higher margin services that we currently offer such as VoIP. We are also increasing our focus to in-building sales, which tend to be more cost effective and generate higher margins as compared to remote sales. As subscriber revenues in general command higher margins and have better growth prospects, we will continue to attempt to increase subscriber revenues through more aggressive sales deployment, targeted marketing and potential joint ventures.

The two categories of our revenues are in different phases of the service life cycle, requiring different levels of investment and focus, and providing different contributions to the results of operations. We believe that growth in revenue from our broadband ISP business is critical to our long-term success. At the same time, we believe we must continue to effectively manage the positive cash flows and results of our CLEC business by maintaining cost controls, focusing on execution and vigorously monitoring the increasingly unfavorable regulatory environment.

Planned Expanded Offerings

In addition, we continue to expand our services offered by focusing on development of revenue streams that will leverage our existing CLEC infrastructure. Some of our current and potential product/service offerings include, but are not limited to:

NOC Services. Network Operations Centers (“NOCs”) are the locations from which we control/manage/monitor our telecommunications network. Our NOC facilities and personnel represent a significant ongoing investment that we maintain in order to continue to provide world-class service to our customers and other carriers. Opportunities exist generate significantly more collocation revenue, i.e. “co-locating” external carriers’ equipment within our NOC and providing additional service including network security, maintenance, emergency service as well as standard cooling and physical security.

MyTempNumber®. As people continue to rely more on mobile phones than landlines, the privacy of an individual’s mobile telephone number has become a major concern. Social networking sites have seen exponential growth and the consumer is concerned about safety and privacy. In 2008, we launched the MyTempNumber® service. MyTempNumber® gives users the ability to add an additional temporary phone number which forwards to their current mobile telephone. This temporary number allows users to have increased privacy and security while participating in social networking sites, signing up for dating sites, or placing classified ads. Currently this product is available on the iPhone® App Store® and can be downloaded through Apple® iTunes® and iPhone and iPod touch ® devices. MyTempNumber® is also available in the Nokia® OVI® store and can be downloaded on Series 60 3rd edition and 5th edition smart phones. This application has had some success in winning subscribers, without a significant targeted marketing/advertising effort.

SMS DIDs (Simple Messaging Service through Direct Inward Dialing). We are currently exploring an opportunity to enable our carrier DID’s to have SMS capability with two potential partners. This would give us the opportunity to compete with mobile operators by offering SMS capabilities via SMS enabled DIDs. We would be able to sell SMS DIDs to current customers at a premium as it would embrace a newer technology, with still unnumbered applications, married to a traditional and familiar plain old telephone service technology.

Factors Impacting Our Operating Results

We believe that our business and operating results will be affected by the following factors:

Increase minute volume on our network. We must continue to increase the minute volume on our network at acceptable prices in order to realize our targets for anticipated revenue growth, cash flow, operating efficiencies and the cost benefits of our network. If we do not maintain or improve our current relationships with existing customers, vendors and suppliers and leverage the infrastructure in place, we may not be able to sustain acceptable margins, which would adversely affect our ability to become and/or remain profitable.

Develop effective business support systems. Our business depends on our ability to continue to develop effective business support systems. In certain cases, the development of these business support systems is required to realize our anticipated benefits from our acquisitions. This is a complicated undertaking requiring significant resources and expertise and support from third-party vendors.

Successful integration of acquired businesses. Our financial condition and growth depends upon the successful integration of our acquired or to be acquired businesses. We may not be able to efficiently and effectively integrate acquired operations, and accordingly may not fully realize the anticipated benefits from such acquisitions as Winncom. Achieving the anticipated benefits of the acquisitions that we have completed starting in January 2006 will depend in part upon whether we can continue to integrate our businesses in an efficient and effective manner.

General economic conditions and our ability to obtain financing or restructure our debt. We have historically relied on outside financing to fund our operations, capital expenditures and expansion. However, we may require additional capital from equity or debt financing in the future to fund our operations, or respond to competitive pressures or strategic opportunities. We may not be able to secure additional financing on favorable terms, or at all. The terms of additional financing may place limits on our financial and operating flexibility. The tightening credit markets have made available and attractively termed financing difficult to secure. We have approximately $70 million in debt and have, in the past, required extensions or been served with default notices. If we are unable to generate the requisite cash flows to stay out of default and service our debt adequately, it could have a material adverse effect on our results of operations, financial position and cash flows from operations. In addition, the tightening of the capital markets may make it impossible for us to obtain debt or equity financing to refinance our existing debt on attractive terms, or at all.

Dependence on a limited number of suppliers. Our CLEC business currently leases its transport capacity from a limited number of suppliers and is dependent upon the availability of transmission facilities owned by such suppliers. We are vulnerable to the risk of renewing favorable supplier contracts and timeliness of the supplier in processing our orders for customers, and are at risk related to regulation and regulatory developments that govern the rates to be charged to us and, in some instances, whether certain facilities are required to be made available to us. We have one major supplier, Verizon, that accounted for 35%, 28%, and 31% of our costs of services for the years ended December 31, 2008, 2007 and 2006, respectively. We have no other major supplier that accounts for more than 10% of ours costs of services.

Revenue Classifications

Access. The majority of our revenues are carrier access charges (including reciprocal compensation) billed pursuant to various interconnection agreements and state and federal tariffs, which are generated by RNK, our wholly-owned subsidiary and a certified CLEC. We provide local access numbers, switching, and transport to major prepaid calling card providers, conference call service providers, and other entities that have large volumes of inbound traffic. Each time we complete a call from a non- subscriber line to a subscriber line, we bill the originating carrier at the appropriate rate, based on geographical jurisdiction. Although our CLEC business currently provides the bulk of our revenues, the competitive landscape of this particular business is undergoing significant change. We expect margins and revenues to decline in the foreseeable future due to increased rate regulation and less favorable traffic exchange agreement terms.

Carrier. We provide, on a wholesale basis, a variety of carrier services, including international termination utilizing third-party international carriers as vendors, collocation services, domestic toll-free and local origination, and point to point circuits. Carrier services allow other carriers to send and receive traffic utilizing our switching and operations centers, points of presence, and vendor network. We believe that international and local termination fees are a growth area for our business and expect revenue growth and stable margins in our carrier revenues.

Subscriber. Subscriber revenues are primarily derived from billing end user customers for data services. Currently, our data services include wired and wireless broadband Internet access services, VoIP, data, email hosting, point-to point connections, managed network services, collocation, VPNs, and web hosting. Our broadband Internet access services currently provide the bulk of subscriber revenues. We seek to expand our subscriber offerings to include higher margin services including, but not limited to, 4G wireless connectivity, video, and video conferencing. In addition, we continue to focus on “up selling” our existing customer base to expand and/or switch to higher margin services that we currently offer such a VoIP and wireless Internet access.

Prepaid. In addition to providing services to major prepaid calling card providers, we also offer our own prepaid products sold through convenience stores and national chain stores.

Cost of Revenues Classifications

Network Usage. Network usage costs are direct variable per minute costs associated with terminating to or originating from third party networks for which we are the billed party.

Network Facilities. Network facilities costs are step-variable costs associated with leased circuits, collocation, bandwidth, and other components that connect our multiple switching sites to one another and to customers and vendors. These costs are typically monthly recurring amounts without a usage component.

Revenue Share. Revenue share costs represent two main items: the portion of access revenues shared with large customers to incentivize growth in traffic and amounts that represent the portion of subscriber revenues shared with building management companies for tenant access.

Salaries and Benefits. Direct salaries and benefits associated with production, including network engineering, provisioning, commissions and customer service are included in costs of goods sold. All other salaries and benefits are included in selling, general and administrative expenses.

Telecom Taxes and Fees. We collect and remit end-user telecom taxes and fees, including 911, state excise and sales taxes including Universal Service Funds, which are funds collected by the FCC used to support telecommunications services in rural and high cost areas and other rural programs, Telecommunications Relay Service fees (fully subsidized telephone services for hearing and speech disabled users) and other contributions and regulatory assessments.

Operating Expenses Classifications

Selling, General and Administrative Expenses. Our selling, general and administrative expenses include compensation, commissions, selling and marketing, customer service, billing, corporate administration, engineering personnel and other personnel costs. We have typically maintained our selling, general and administrative expenses as a percentage of revenues in the range between 20%-30%. However, there can be no assurance that we will be able to maintain this percentage given the additional costs that we will incur as a public company. As a public company, we will bear the expense of items including but not limited to: additional attestation costs related to quarterly reviews, quarterly reports, annual reports, proxy statements, and other SEC filings, as well as other costs related to compliance.

Interest Expense. Interest expenses consists of all material expenses that are recorded directly in connection with our various debt arrangements. These arrangements include: letters and lines of credit, term loans, related party notes, loan guarantees, bridge loans, short-term financing as well as routine bank services fees and finance charges. We incur additional interest cost as we have entered into multiple modifications of various loans and financing arrangements. In the course of seeking more favorable terms and/or extensions, we have issued additional consideration in the form of warrants to purchase shares of our common stock to induce creditors to enter into these amendments and modifications. These warrants issued in connection with debt modifications are recorded as additional debt discount and amortized to interest expense from the inception of the applicable amendment or modification until the maturity date (which may have been changed pursuant to an amendment) of the applicable financing arrangement.

Other Income. Other income consists of various non-recurring items that can vary in materiality with respect to their impact on our results of operations. Our largest other income item to date was a management fee that we charged to RNK during the year-to-date period ended October 12, 2007, the date of acquisition of RNK. This fee was settled as a positive purchase price adjustment for us. Otherwise, other income consists of miscellaneous credits or expenses that are not part of our routine operations.

Critical Accounting Policies and Use of Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, contingent liabilities, and revenues and expenses during the reporting periods. We evaluate our estimates on an ongoing basis based on historical experience and other assumptions we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. The policies discussed below are considered by our management to be critical because they are not only important to the portrayal of our financial condition and results of operations but also because application and interpretation of these policies require both judgment and estimates of matters that are inherently uncertain and unknown. As a result, actual results may differ materially from our estimates. See the notes to our consolidated financial statements for a summary of our significant accounting policies.

Revenue Recognition

We are a CLEC (through our wholly-owned subsidiary RNK), and a broadband Internet Service Provider. As such, we derive revenue from sales of our network, carrier, subscriber services, and prepaid calling card fees. We derive the majority of our revenue from monthly recurring fees and usage-based fees that are generated principally by sales of our network, carrier and subscription services.

Monthly recurring fees include the fees paid by our network and carrier services customers for lines in service and additional features on those lines. We primarily bill monthly recurring fees in advance, and recognize the fees in the period in which the service is provided.

Usage-based fees consist of fees paid by our network and carrier services customers for each call made, and fees paid by outside carriers when our switching facilities provide a connection between the outside carrier and the end user, i.e. “reciprocal compensation.” In addition, access fees are paid by outside carriers for long distance calls we originate or terminate for those outside carriers. These fees are billed in arrears and recognized in the period in which the service is provided.

Subscriber fees include monthly recurring fees paid by our end-user subscribers for lines in service, additional features on those lines, and usage-based per-call and per-minute fees. Subscriber fees also consist of provision of access to data, wireless, and VoIP services. These fees are billed in advance for monthly recurring items and in arrears for usage-based items, and revenues are recognized in the period in which service is provided.

Prepaid calling card fees are billed in advance based on the retail face value of the calling card, net of wholesale discounts, if applicable. Revenue is recognized as the card is used and service is provided to the end user.

Termination revenue is recognized when a customer discontinues service prior to the end of the contract period, for which we had previously received consideration. Termination revenue is also recognized when customers are required to make termination penalty payments to us to settle contractually committed purchase amounts that the customer no longer expects to meet or when a customer and we renegotiate a contract under which we are no longer obligated to provide services for consideration previously received.

We recognize revenue in accordance with GAAP, specifically ASC 605 “Revenue Recognition,” which requires satisfaction of the following four basic criteria before revenue can be recognized:

•	there is persuasive evidence that an arrangement exists;

•	delivery has occurred or services have been rendered;

•	the fee is fixed and determinable; and

•	collectability is reasonably assured.

We base our determination of the third and fourth criteria above on our judgment regarding the fixed nature of the fee we have charged for the services rendered and products delivered, and the prospects that those fees will be collected. If changes in conditions should cause us to determine that these criteria likely will not be met for some future transactions, revenue recognized for any reporting period could be materially adversely affected. Our management continually reviews and evaluates the collectability of revenues. For further information please see “Accounts Receivable and Allowance for Doubtful Accounts.”

Our management makes estimates of future customer credits and settlements, due to various disputes on pricing and other terms of the contracts, through the analysis of historical trends and known events. Provisions for customer credits and settlements are recorded as a reduction of revenue when incurred. Since any revenue allowances are recorded as an offset to revenue, any future increases or decreases in the allowances will positively or negatively affect revenue by the same amount.

Accounts Receivable and Allowance for Doubtful Accounts

We extend credit to certain customers, based upon credit evaluations, in the normal course of business, primarily with 30-60 day terms. Our reserve requirements are based on the best facts available to us and are reevaluated and adjusted as additional information is received. Our reserves are also based on amounts determined by using percentages applied to certain aged receivable categories. These percentages are determined by a variety of factors including, but not limited to, current economic trends, historical payment and bad debt write-off experience. Accounts are written off when they are deemed uncollectible. In some cases, we require deposits from our customers.

Our valuation allowance for uncollectible accounts receivable is designed to account for the expense associated with accounts receivable that we estimate will not be collected. We assess the adequacy of this allowance by evaluating general factors, such as the length of time individual receivables are past due, historical collection experience, and changes in the credit-worthiness of our customers. We assesses the ability of specific customers to meet their financial obligations to us and establish specific allowances based on the amount we expect to collect from these customers. If circumstances relating to specific customers change or economic conditions change such that our past collections experience and assessment of the economic environment are no longer appropriate, our estimate of the recoverability of our trade receivables could be impacted.

Impairment of Long-lived Assets

In accordance with the ASC 360 “Property, Plant, and Equipment” (the “PP&E Topic”), long-lived assets are periodically evaluated for potential impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. In the event that periodic assessments reflect that the carrying amount of the asset exceeds the sum of the undiscounted cash flows (excluding interest) that are expected to result from the use and eventual disposition of the asset, we would recognize an impairment loss to the extent the carrying amount exceeded the fair value of the property. We estimate the fair value using available market information or other industry valuation techniques such as present value calculations. No impairment losses were recognized for the years ended December 31, 2008, 2007 and 2006 or the nine months ended September 30, 2009 and 2008.

We recognize goodwill and other non-amortizing intangible assets in accordance with the requirements of ASC 350 “Intangibles—Goodwill and Other” (the “Topic”). Under this Topic, goodwill is recorded at its carrying value and is tested for impairment at least annually or more frequently if impairment indicators exist, at a level of reporting referred to as a reporting unit. We recognize goodwill in accordance with the requirements of the Topic and test the carrying value for impairment during the fourth quarter of each year. The goodwill impairment analysis is a two-step process. The first step used to identify potential impairment involves comparing each reporting unit’s estimated fair value to its carrying value, including goodwill. To estimate the fair value of its reporting units, we use a discounted cash flow model and market comparable data. Significant judgment is required by management in developing the assumptions for the discounted cash flow model. These assumptions include cash flow projections utilizing revenue growth rates, profit margin percentages, discount rates and market/economic conditions. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill is considered to not be impaired. If the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment. The second step of the process involves the calculation of an implied fair value of goodwill for each reporting unit for which step one indicated a potential impairment. The implied fair value of goodwill is determined by measuring the excess of the estimated fair value of the reporting unit as calculated in step one, over the estimated fair values of the individual assets, liabilities and identified intangibles. No impairment losses were recognized for the years ended December 31, 2008, 2007 and 2006 or the nine month periods ended September 30, 2009 and 2008.

Goodwill and Other Identified Intangible Assets

Goodwill represents the excess of cost over the fair value of net assets of businesses acquired. We test goodwill for impairment annually and whenever events or circumstances make it more likely than not that the fair value of a reporting unit has fallen below its carrying amount, such as a significant adverse change in the business climate. Determining whether an impairment has occurred requires valuation of the respective reporting unit, which we estimate using a discounted cash flow method. When available and as appropriate, we use comparative market multiples to corroborate discounted cash flow results. In applying this methodology, we rely on a number of factors, including actual operating results, future business plans, economic projections and market data.

Stock-Based Compensation

From time to time, we award employees of our company with equity awards pursuant to our equity incentive plans. These awards and their related cost are recognized over the period during which an employee is required to provide service in exchange for the award in accordance with ASC 718-10 “Stock Compensation” which we adopted effective January 1, 2006 under the modified prospective transition method.

Under ASC 718-10, stock based compensation cost will be recognized over the period during which an employee is required to provide service in exchange for the award. ASC 718-10 also requires an entity to calculate the pool of excess tax benefits available to absorb tax deficiencies recognized subsequent to adoption of ASC 718-10 (the “APIC pool”). We have evaluated our APIC pool and have determined that it was immaterial as of January 1, 2006. ASC 718-10 also amends ASC 230 “Cash Flows”, to require that excess tax benefits that had been reflected as operating cash flows be reflected as financing cash flows.

We also issue equity based instruments as non-employee compensation and as issuances related to various outstanding debt arrangements. These awards are measured at fair value in accordance with ASC 718-10 but recognized over different periods in accordance with ASC 505-50 “Equity—Equity- Based Payments to Non-Employees.”

The fair value of the common stock for the stock options granted during the years ended December 31, 2009, 2008, 2007 and 2006 were originally estimated by the board of directors, with input from management. We did not obtain contemporaneous valuations or an unrelated third-party specialist because, at the time of the issuances of stock options during this period, our efforts were focused on running the operations of the business and the financial and managerial resources for doing so were limited. In September of 2009 we engaged, for the first time, an independent third-party valuation specialist to assist us in measuring the fair value of our stock issued as compensation —on a retrospective basis for some stock issuances and contemporaneously for other stock issuances. This third-party specialist was engaged to value, retrospectively, our common stock at December 31 of 2008, 2007 and 2006. The third-party specialist also completed contemporaneous valuations with valuation dates of September 30, 2009. Subsequently, we reassessed the valuations of common stock relating to grants of options during the nine months ended September 30, 2009.

The 2008, 2007, and 2006 valuations were completed retrospectively and we believe that these valuations fall within “Level 2” of the fair value hierarchy. We believe that the September 30, 2009 and December 31, 2009 valuations also fall within “Level 2” of the hierarchy.

Determining the fair value of our common stock requires making complex and subjective judgments. The approaches used to value our common stock included (i) discounted cash flow (DCF), (ii) guideline public company market approach and (iii) the guideline transaction (M&A) market approach. The DCF approach uses our estimates of revenue, driven by market growth rates and market participant expectations; and estimated costs as well as appropriate discount rates. These estimates are consistent with the plans and estimates that we use to manage our business. There is inherent uncertainty in making these estimates.

The independent, third-party valuations used the income and market approaches to estimate our enterprise value at each of the dates listed above. The income approach involves applying appropriate discount rates to estimated cash flows that are based on forecasts of revenue and costs. Our revenue forecasts are based on expected annual growth rates that were derived from our historical revenue growth, our internal forecasts and from market participant data. We also considered estimates of market growth published by certain independent market research organizations. In the income approach, we projected that our revenue would increase due to (i) the growth of our Intellispace business, (ii) the acquisition of RNK, (iii) expansion of our telephony services, and (iv) an increase in our market share. We also estimated that our costs would grow. There is inherent uncertainty in these estimates. The assumptions underlying the estimates are consistent with our business plan. The risks associated with achieving our forecasts were assessed in selecting the appropriate discount rates. If different discount rates had been used, the valuations would have been different. The estimates used in the income approach varied with each valuation date due to the changes in our business operations resulting from our RNK acquisition and due to changes in market participant data and changes within the telecommunications industry and the economy.

The valuation specialist also utilized the market approach by utilizing the guideline public company method and the guideline transaction method. These methods use direct comparisons to other enterprises and their equity securities to estimate the fair value of the common shares of privately issued securities.

The enterprise value was then allocated to our capital structure using the probability weighted expected return method. Under this method, the value of an enterprise’s common stock is estimated based upon an analysis of future values for the company assuming various possible future liquidity events: IPO, strategic sale or merger, dissolution, and private enterprise (no liquidity event).

Fair Value Measurements

ASC 820 “Fair Value Measurements and Disclosures”, (the “Fair Value Topic”) requires disclosure of fair value of financial instruments, whether or not recognized on the face of the balance sheet, for which it is practical to estimate that value. The Fair Value Topic defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The fair value estimates are made at the end of each year based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular financial instrument, nor do they consider that tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.

The Fair Value Topic establishes a framework for measuring fair value in generally accepted accounting principles and establishes a hierarchy that categorizes and prioritizes the sources to be used to estimate fair value as follows:

Level 1—defined as observable inputs such as quoted prices in active markets;

Level 2—inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs); and

Level 3—unobservable inputs that reflect our determination of assumptions that market participants would use in pricing the asset or liability. These inputs are developed based on the best information available, including the Company’s own data.

We adopted the Fair Value Topic as of January 1, 2008 as it applies to financial instruments.

Income Taxes

Our annual tax rate is based on our income, statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining our tax expense and in evaluating our tax positions, including evaluating uncertainties under ASC 740-10-25-5 “Income Taxes—Overall—Recognition—Basis Recognition Threshold” (the “Tax Position Topic”). We review our tax positions annually and adjust the balances as new information becomes available. Our income tax rate is significantly affected by the tax rates throughout the multiple state jurisdictions with which we have established nexus.

Differences between the financial statement and tax bases of assets and liabilities, together with net operating loss carry forwards and tax credits are recorded as deferred tax assets or liabilities on the consolidated balance sheets. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. We evaluate the recoverability of these future tax deductions and credits by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income inherently rely heavily on estimates. We use our historical experience and our short and long-range business forecasts to provide insight. To the extent we do not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is established.

In 2007, we adopted the Tax Position Topic. This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with ASC 740, “Income Taxes.” The Tax Position topic details how companies should recognize, measure, present and disclose uncertain tax positions that have or are expected to be taken. As such, financial statements will reflect expected future tax consequences of uncertain tax positions presuming the taxing authorities’ full knowledge of the position and all relevant facts.

Business Combinations

We account for the purchase of a business pursuant to ASC 805 “Business Combinations” by allocating the purchase price to the assets acquired and the liabilities assumed in the transaction at their respective estimated fair values. The most difficult estimations of individual fair values are those involving long-lived assets, such as property and equipment and intangible assets. We use available information to make these fair value determinations such as estimated fair values using quoted market prices, when available, or using present values determined at appropriate current interest rates. When necessary we engage independent valuation specialists to assist in the fair value determination of the acquired long-lived assets. Because of the inherent subjectivity associated with estimating the fair value of long-lived assets, we believe that the recording of assets and liabilities acquired in conjunction with the acquisition of a business is a critical accounting policy. Consideration not in the form of cash is measured based upon the fair value of the consideration given.

Results of Operations

Within this “Results of Operations” section, we disclose results of operations on both an “as reported” and a “pro forma” basis. The reported results are not necessarily representative of our ongoing operations as RNK’s results are included only for the period of time after the October 12, 2007 closing date of the acquisition of RNK. Prior to that date, the reported results reflect only the results of Wave2Wave prior to the acquisition of RNK. Therefore, to facilitate an understanding of our trends and on-going performance, we have presented pro forma results in addition to the reported results. The unaudited pro forma combined statements of operations were prepared in accordance with Article 11—Pro forma Financial Information of Securities and Exchange Commission Regulation S-X. The pro forma results include the RNK operations for 2007 and 2006, as adjusted for certain pro forma purchase accounting adjustments and other non-recurring charges, and give effect to the transactions as though the closing had occurred as of January 1, 2007. A comparison of the RNK results of operations for 2007 and 2006 as a standalone entity follows the pro forma results within this “Results of Operations” section. Finally, a reconciliation of pro forma amounts to reported amounts has been included under the heading “Pro Forma Reconciliation.”

Nine months ended September 30, 2009 compared to nine months ended September 30, 2008

	Nine Months Ended September 30,				2009 vs 2008
	2009	% of Net revenues	2008	% of Net revenues	$ Change	% Change
	(unaudited)		(unaudited)
Revenues, net	61,693	100.0%	67,856	100.0%	(6,163)	-9.1%
Costs of goods sold	37,829	61.3%	31,183	46.0%	6,646	21.3%

Gross profit	23,864	38.7%	36,673	54.0%	(12,809)	-34.9%
Operating expenses:
Depreciation and amortization	5,243	8.5%	6,014	8.9%	(771)	-12.8%
Selling, general, and administrative expenses	15,239	24.7%	15,367	22.6%	(128)	-0.8%

Total operating expenses	20,482	33.2%	21,381	31.5%	(899)	-4.2%

Income (loss) from operations	3,382	5.5%	15,292	22.5%	(11,910)	-77.9%
Interest expense, net	4,429	7.2%	5,072	7.5%	(643)	-12.7%
Other income (expense)	(940)	-1.5%	660	1.0%	(1,600)	-242.4%

Net interest expense and other income	5,369	8.7%	4,412	6.5%	957	21.7%
(Loss) income before income taxes	(1,987)	-3.2%	10,880	16.0%	(12,867)	-118.3%
Provision for income taxes	(875)	-1.4%	5,361	7.9%	(6,236)	-116.3%

Net (loss) income	(1,112)	-1.8%	5,519	8.1%	(6,631)	-120.1%

Adjusted EBITDA	$11,916		$20,829

Revenue. Our revenues decreased $6.2 million, or 9.1%, to $61.7 million for the nine months ended September 30, 2008 from $67.8 million for the nine months ended September 30, 2009 due primarily to the deterioration in our access revenues driven by lower minute volume and lower per-minute rates. In 2009, in accordance with GAAP, we also recorded against revenue an adverse settlement with a customer over disputed prior period revenues/billings. This settlement of approximately $2.7 million is non-recurring in nature. Subscriber revenues remained flat overall, although our revenue mix shifted favorably away from lower margin broadband services to higher margin VoIP and in-building services and other revenues typically related to activation.

In previous periods our wholly-owned subsidiary, RNK, a CLEC, charged higher per minute rates to originating carriers through its reciprocal compensation agreements and state and federal tariffs (Access revenues) than it has been able to obtain in more recent periods. The majority of the rate reductions have been related to wireless and intrastate long-distance calling. Excluding the effect of the non-recurring charge of $2.7 million noted above, we believe that revenues and gross margins related to the access revenues of the CLEC business will continue to decline for the foreseeable future. We had several favorable adjustments during 2008 that were non-recurring in nature and presented margins that were unsustainable.

Costs Of Goods Sold. Our costs of goods sold increased $6.6 million, or 21.3%, to $37.8 million for the nine months ended September 30, 2009 from $31.1 million for the nine months ended September 30, 2008 due primarily to a favorable non-recurring adjustment to our results in fiscal year 2008 in accrued expenses related to VFX liability, which increased 2008 gross margins above our previous levels. In 2009, we continued to incur costs of services to certain non-paying carriers that terminate traffic to our network. We are unable to disconnect these carriers due to the prevailing public policy concerns related to the ubiquity of the national telephone network. Such considerations, as detailed by the FCC, substantially prevent common carriers from blocking communications between telephone customers as a result of intercarrier billing disputes between two carriers. Carriers that resort to “self- help” and block traffic as a result of payment disputes do so at their own risk and may face regulatory sanctions and legal action.

Depreciation and Amortization Expense. Depreciation and amortization expense decreased $0.8 million, or 13%, to $5.2 million for the nine months ended September 30, 2009 from $6.3 million for the nine months ended September 30, 2008 due primarily to lower capital expenditures. Depreciation and amortization consists mainly of depreciation of fixed assets and amortization of definite lived intangibles that were recognized pursuant to the acquisition of Intellispace and RNK in 2006 and 2007, respectively. We amortize these intangibles over their estimated useful life and test for impairment on annual basis. We record depreciation on a straight-line basis

Selling, General, and Administrative Expenses. Our selling, general and administrative expenses remained mostly flat decreasing to $15.2 million for the nine months ended September 30, 2009 from $15.4 million for the nine months ended September 30, 2008 due primarily to modest headcount reductions offset by higher external consulting fees for legal, accounting and attestation services. Selling, general and administrative expenses will increase on an absolute and relative basis due to our increased size after the successful consummation of the offering and the subsequent acquisition of Winncom. In addition, we expect to incur considerable non-recurring costs with respect to post-acquisition integration and the direct expensing of most legal, accounting, audit and advisory costs related to the offering as well as ongoing recurring costs associated with being a public company.

Interest Expense. Interest expense decreased $0.6 million, or 12.7%, to $4.4 million for the nine months ended September 30, 2009 from $5.1 million for the nine months ended September 30, 2008 primarily due to lower interest expense on outstanding debt and lower amortization of debt discount that is charged to interest expense. We expect interest expense to decrease significantly as we expect to retire material amounts of debt with cash raised in our initial public offering. In 2008, we had increased debt modification activity as we sought amendments to various debt arrangements. In order to seek more favorable terms, we induced creditors with issuances of warrants to purchase shares of our common stock. These equity securities are recognized as “debt discount” costs and amortized over the period beginning at the date of inception and the expected, amended maturity date.

Other Income. Other Income decreased $1.6 million to expense of $0.9 million for the nine months ended September 30, 2009 from income of $660,000 for the nine months ended September 30, 2008. The decrease was driven primarily by various items that individually are non-recurring in nature and were immaterial to our results of operations and a non-recurring loss on debt extinguishment pursuant to assignment of third party notes to a related party.

Income Taxes. Income tax expense increased to $0.9 million for the nine months ended September 30, 2009 from an income tax benefit of $5.4 million for the nine months ended September 30, 2008. The income tax benefit resulted from the recognition of deferred tax assets related to the acquisition of RNK offset against our net operating losses carried forward. This benefit was non-recurring in nature.

As Reported Results—Year ended December 31, 2008 compared to year ended December 31, 2007

	Year Ended December 31,				2008 vs 2007
	2008	% of Net revenues	2007	% of Net revenues	$ Change	% Change
Net revenues	78,455	100.0%	35,403	100.0%	43,052	121.6%
Costs of goods sold	43,205	55.1%	22,143	62.5%	21,062	95.1%

Gross profit	35,250	44.9%	13,260	37.5%	21,990	165.8%
Operating expenses:
Depreciation and amortization	6,658	8.5%	1,986	5.6%	4,672	235.2%
Selling, general, and administrative expenses	20,795	26.5%	14,199	40.1%	6,596	46.5%

Total operating expenses	27,453	35.0%	16,185	45.7%	11,268	69.6%

Income (loss) from operations	7,797	9.9%	(2,925)	-8.3%	10,722
Interest expense	7,009	8.9%	2,306	6.5%	4,703	203.9%
Other (expense) income	312	0.4%	3,495	9.9%	(3,183)	-91.1%

Net interest expense and other income	6,697	8.5%	(1,189)	-3.4%	7,886
(Loss) income before income taxes	1,100	1.4%	(1,736)	-4.9%	2,836
Provision for income taxes	2,309	2.9%	(3,630)	-10.3%	5,939

Net (loss) income	(1,209)	-1.5%	1,894	5.3%	(3,103)	-163.8%

Adjusted EBITDA	$23,065		$2,255

Revenue. Our revenues increased $43.1 million, or 121.6%, to $78.5 million for the year ended December 31, 2008 from $35.4 million for the year ended December 31, 2007 due primarily to the full year effect of the acquisition of RNK and to a lesser degree, stronger overall subscriber revenue associated with higher broadband and VoIP sales. This increase was partially offset by lower fixed wireless activity.

Costs Of Goods Sold. Our costs of goods sold increased $21.1 million, or 95.1%, to $43.2 million for the year ended December 31, 2008 from $22.1 million for the year ended December 31, 2007 due primarily to the acquisition of RNK. We recorded favorable adjustments in 2008 related to VFX which were non-recurring in nature and temporarily increased our gross margins. These margins will moderate to lower and more sustainable levels going forward. Excluding the effect of non-recurring adjustments related to VFX, gross margins would have been 36.6% compared to 37.5% with respect to the same period in 2007. Subscriber revenue related costs of services were more favorable compared to the prior period as revenues shifted to a more favorable mix of services with respect to higher margins.

Depreciation and Amortization Expense. Depreciation and amortization expense increased $4.7 million, or 235.2%, to $6.7 million for the year ended December 31, 2008 from $2.0 million for the year ended December 31, 2007 primarily due to the full year effect of the acquisition of RNK and the related increased base of depreciable assets. Depreciation and amortization are recorded on a straight-line basis.

Selling, General, and Administrative Expenses. Our selling, general and administrative expense increased $6.6 million, or 46.5%, to $20.8 million for the year ended December 31, 2008 from $14.2 million for the year ended December 31, 2007 primarily due to the full year effect of the acquisition of RNK. We continue to optimize post-acquisition integration with respect to controlling professional fees, eliminating redundancies with respect to headcount, and note that our selling, general and administrative expense for 2008 is a lower, but not necessarily more sustainable percentage of gross revenues than from the same period in 2007.

Interest Expense. Interest expense increased 203.9% to approximately $7.0 million for the year ended December 31, 2008 compared to the same period ended 2007. The increase in interest expense was due primarily to a full year of debt service on new borrowings made in connection with the purchase of RNK on October 12, 2007.

Other Income. Other income decreased $3.2 million, or 91.1%, to $0.3 million for the year ended December 31, 2008 from $3.5 million for the year ended December 31, 2007. The decrease in other income was due to the non-recurring nature of a one-time management fee that we charged to RNK pre-acquisition. This management fee was realized as a favorable purchase price adjustment upon consummation of the acquisition on October 12, 2007.

Income Taxes. Income tax expense increased to $2.3 million for the year ended December 31, 2008 from an income tax benefit of $3.6 million for the year ended December 31, 2007. The benefit from 2007 resulted from recognition of a deferred tax asset upon acquiring RNK related to our net operating losses carried forward. This benefit was non-recurring in nature.

As Reported Results—Year ended December 31, 2007 compared to year ended December 31, 2006

	Year Ended December 31,				2007 vs 2006
	2007	% of Net revenues	2006	% of Net revenues	$ Change	% Change
Net revenues	35,403	100.0%	18,552	100.0%	16,851	90.8%
Costs of goods sold	22,143	62.5%	11,996	64.7%	10,147	84.6%

Gross profit	13,260	37.5%	6,556	35.3%	6,704	102.3%
Operating expenses:
Depreciation and amortization	1,986	5.6%	1,047	5.6%	939	89.7%
Selling, general, and administrative expenses	14,199	40.1%	6,958	37.5%	7,241	104.1%

Total operating expenses	16,185	45.7%	8,005	43.1%	8,180	102.2%

Income (loss) from operations	(2,925)	-8.3%	(1,449)	-7.8%	(1,476)
Interest expense	2,306	6.5%	871	4.7%	1,435	164.8%
Other income (expense)	3,495	9.9%	(131)	-0.7%	3,626

Net interest expense and other income	(1,189)	-3.4%	1,002	5.4%	(2,191)	-218.7%
(Loss) income before income taxes	(1,736)	-4.9%	2,451	-13.2%	715
Provision for income taxes	(3,630)	-10.3%	—	0.0%	(3,630)

Net (loss) income	1,894	5.3%	2,451	-13.2%	4,345

Adjusted EBITDA	$2,255		$(389)

Revenue. Our revenues increased $16.8 million, or 90.8%, to $35.4 million for the year ended December 31, 2007 from $18.6 million for the year ended December 31, 2006 due primarily to the acquisition of RNK and to growth in access and subscriber revenues.

Costs Of Goods Sold. Our costs of goods sold increased $10.1 million, or 84.6%, to $22.1 million for the year ended December 31, 2007 from $12.0 million for the year ended December 31, 2006 due primarily to the acquisition of RNK which was effective October 12, 2007. The cost of services to provide subscription services increased as a percentage of sales but was more than offset by the higher margin CLEC results generated by RNK acquired on October 12, 2007.

Depreciation and Amortization Expense. Depreciation and amortization expense increased $1 million, or 89.7%, to $2.0 million for the year ended December 31, 2007 from $1.0 million for the year ended December 31, 2006 primarily due to the effect of recording depreciation for RNK, amortization expense related to definite lived intangibles acquired pursuant to the acquisition of RNK which were partially offset by lower depreciation expense recorded due to our lower capital expenditures. Depreciation and amortization are recorded on a straight-line basis.

Selling, General, and Administrative Expenses. Selling, general, and administrative expenses increased $7.2 million, or 104.1%, to $14.2 million for the year ended December 31, 2007 from $7.0 million for the year ended December 31, 2006 due to the acquisition of RNK and higher compensation and professional fees primarily associated with the acquisition of RNK.

Interest Expense. Interest expense increased 164.8% to $2.3 million for the year ended December 31, 2007 from $0.9 million for the year ended December 31, 2006 as a result of increased debt related to the acquisition of RNK, higher capital lease obligations and debt discount amortization related to equity issuances made in connection with new debt issued by us.

Other Expense (Income). Other income increased to $3.6 million for the year ended December 31, 2007 from an expense of $0.1 million for the year ended December 31, 2006 due to management fees assessed to RNK pre-acquisition. These management fees were non-recurring in nature and were settled through a favorable purchase price adjustment upon acquisition of RNK.

Income Taxes. Income benefit increased to $3.6 million for the year ended December 31, 2007 from $-0- for the year ended December 31, 2006. The increase in income tax benefit resulted from the recognition of deferred tax assets related to the acquisition of RNK offset against our operating losses carried forward. This benefit was non-recurring in nature.

Pro Forma Results—Year ended December 31, 2008 compared to year ended December 31, 2007 (as adjusted)

The unaudited pro forma combined statements of operations that follows is presented for informational purposes only and is not intended to represent or be indicative of the combined results of operations that would have been reported had the acquisition of RNK been completed as of January 1, 2007 and should not be taken as representative of the future consolidated results of operations of our company.

The following unaudited pro forma combined statements of operations for the year ended December 31, 2007 were prepared under Article 11—Pro forma Financial Information of Securities and Exchange Commission Regulation S-X using (1) the audited consolidated financial statements of Wave2Wave for the year ended December 31, 2007 and (2) the audited consolidated financial statements of RNK for the year-to-date period ended October 12, 2007. The unaudited pro forma combined statements of operations should be read in conjunction with these separate historical financial statements and accompanying notes thereto. A reconciliation of pro forma amounts to reported amounts has been included under the heading “Pro Forma Reconciliation.”

	Year Ended December 31,				2008 vs 2007
	2008	% of Net revenues	2007	% of Net revenues	$ Change	% Change
			(unaudited)
Net revenues	78,455	100.0%	78,638	100.0%	(183)	-0.2%
Costs of goods sold	43,205	55.1%	50,295	64.0%	(7,090)	-14.1%

Gross profit	35,250	44.9%	28,343	36.0%	6,907	24.4%
Operating expenses:
Depreciation and amortization	6,658	8.5%	3,339	4.2%	3,319	99.4%
Selling, general, and administrative expenses	20,795	26.5%	22,494	28.6%	(1,699)	-7.6%

Total operating expenses	27,453	35.0%	25,833	32.9%	1,620	6.3%

Income (loss) from operations	7,797	9.9%	2,510	3.2%	5,287	210.6%
Interest expense	7,009	8.9%	6,683	8.5%	326	4.9%
Other (expense) income	312	0.4%	3,481	4.4%	(3,169)	-91.0%

Net interest expense and other income	6,697	8.5%	3,202	4.1%	3,495
(Loss) income before income taxes	1,100	1.4%	(692)	-0.9%	1,792	109.2%
Provision for income taxes	2,309	2.9%	(3,459)	-4.4%	5,768

Net (loss) income	(1,209)	-1.5%	2,767	3.5%	(3,976)	-143.7%

Adjusted EBITDA	$23,065		$12,524

Revenue. Our revenues decreased $0.2 million, or 0.2%, to $78.4 million for the year ended December 31, 2008 from $78.6 million for the year ended December 31, 2007 due to a decrease in access revenues primarily driven by lower per-minute rates mostly offset by higher minutes volume. Subscriber revenues were mostly flat, though subscriber revenues saw a shift to a more favorable mix of services, specifically, higher in-building activity and VoIP.

Costs Of Goods Sold. Costs of goods sold decreased $7.1 million, or 14.1%, to $43.2 million for the year ended December 31, 2008 from $50.3 million for the year ended December 31, 2007 due to minute volume increases and lower costs of services as a percentage within the subscriber revenue stream. In addition, in 2008 we recorded a favorable non-recurring adjustment with respect to Virtual Foreign Exchange (“VFX”) traffic on the CLEC side of our business. The favorable VFX adjustment lowered the overall costs of services but is primarily related to our access revenues. These favorable adjustments and increased network economies of scale resulted in a gross margin of 45% which we do not feel is sustainable due to the non-recurring nature of such adjustments.

Depreciation and Amortization Expense. Depreciation and amortization expense increased $3.3 million, or 99%, to $6.7 million for the year ended December 31, 2008 from $3.4 million for the year ended December 31, 2007 primarily reflecting revised estimates with respect to amortization and significantly higher capital expenditure. Depreciation and amortization are recorded on a straight-line basis.

Selling, General, and Administrative Expenses. Selling, general, and administrative expenses decreased $1.7 million, or 7.6%, to $20.8 million for the year ended December 31, 2008 from $22.5 million for the year ended December 31, 2007 due to lower legal and accounting fees as well as modest headcount reductions.

Interest Expense. Interest expense increased $0.3 million, or 5%, to $7.0 million for the year ended December 31, 2008 from $6.7 million for the year ended December 31, 2007 as a result of increased debt borrowings, loan modifications that included equity issuances that were recorded as additional debt discount and amortized to interest expense.

Other Expense (Income). Other income decreased to $0.3 million for the year ended December 31, 2008 from approximately $3.5 million for the year ended December 31, 2007 due to non-

recurring items which primarily consisted of a management fee that we charged RNK prior to acquisition and which was realized as a favorable purchase price adjustment.

Income Taxes. Income tax expense increased to $2.3 million for the year ended December 31, 2008 from an income tax benefit of $3.5 million for the year ended December 31, 2007. The benefit from 2007 resulted from recognition of a deferred tax asset upon acquiring RNK related to our net operating losses carried forward. This benefit was non-recurring in nature.

Pro Forma Results—Year Ended December 31, 2007 compared to year ended December 31, 2006 (as adjusted)

The unaudited pro forma combined statements of operations that follows is presented for informational purposes only and is not intended to represent or be indicative of the combined results of operations that would have been reported had the acquisition of RNK been completed as of January 1, 2006 and should not be taken as representative of the future consolidated results of operations of our company.

The following unaudited pro forma combined statements of operations for the year ended December 31, 2007 and 2006 were prepared under Article 11—Pro forma Financial Information of Securities and Exchange Commission Regulation S-X using (1) the audited consolidated financial statements of Wave2Wave for the years ended December 31, 2007 and 2006; and (2) the audited consolidated financial statements of RNK for the year-to-date period ended October 12, 2007 and the year ended December 31, 2006. The unaudited pro forma combined statements of operations should be read in conjunction with these separate historical financial statements and accompanying notes thereto. A reconciliation of pro forma amounts to reported amounts and a comparison of the RNK results of operations for the year-to-date period ended October 12, 2007 and the year ended December 31, 2006 have been included under the heading “Pro Forma Reconciliation.”

	Year Ended December 31,				2007 vs 2006
	2007	% of Net revenues	2006	% of Net revenues	$ Change	% Change
			(unaudited)
Net revenues	78,638	100.0%	58,839	100.0%	19,799	33.6%
Costs of goods sold	50,295	64.0%	42,315	71.9%	7,980	18.9%

Gross profit	28,343	36.0%	16,524	28.1%	11,819	71.5%
Operating expenses:
Depreciation and amortization	3,339	4.2%	4,560	7.7%	(1,221)	-26.8%
Selling, general, and administrative expenses	22,494	28.6%	14,087	23.9%	8,407	59.7%

Total operating expenses	25,833	32.9%	18,647	31.7%	7,186	38.5%

Income (loss) from operations	2,510	3.2%	(2,123)	-3.6%	4,633
Interest expense	6,683	8.5%	6,100	10.4%	583	9.6%
Other (expense) income	3,481	4.4%	(223)	-0.4%	3,704

Net interest expense and other income	3,202	4.1%	6,323	10.7%	(3,121)	-49.4%
(Loss) income before income taxes	(692)	-0.9%	(8,446)	-14.4%	7,754
Provision for income taxes	(3,459)	-4.4%	67	0.1%	(3,526)	-5,262.7%

Net (loss) income	2,767	3.5%	(8,513)	-14.5%	11,280

Adjusted EBITDA	$12,524		$2,227

Revenue. Our revenues increased $19.8 million, or 33.6%, to $78.6 million for the year ended December 31, 2007 from $58.8 million for the year ended December 31, 2006 due primarily to growth in access and subscriber revenues.

Costs Of Goods Sold. Costs of goods sold increased $7.9 million, or 18.9%, to $50.3 million for the year ended December 31, 2007 from $42.3 million for the year ended December 31, 2006 due primarily to minute volume increases related to growth of access revenues which were partially offset by increased network economies of scale, resulting in higher gross margin percentages.

Depreciation and Amortization Expense. Depreciation and amortization expense decreased $1.2 million, or 26.8%, to $3.3 million for the year ended December 31, 2007 from $4.6 million for the year ended December 31, 2006 primarily due to higher intangibles related amortization. Depreciation and amortization are recorded on a straight-line basis.

Selling, General, and Administrative Expenses. Selling, general, and administrative expenses increased $8.4 million, or 59.7%, to $22.5 million from $14.1 million for the year ended December 31, 2006 due to higher compensation and higher consulting fees incurred in connection with the acquisition of RNK.

Interest Expense. Interest expense increased $0.6 million, or 9.6%, to $6.7 million for the year ended December 31, 2007 from $6.1 million for the year ended December 31, 2006 as a result of increased interest on short-term debt, capital lease obligations in addition to interest on additional debt taken on in 2007.

Other Expense (Income). Other income increased to $3.5 million for the year ended December 31, 2007 from an expense of $0.2 million for the year ended December 31, 2006 due to miscellaneous non-recurring items including a one time management fee paid to us that resulted in a favorable purchase price adjustment.

Income Taxes. Income tax benefit increased to $3.5 million for the year ended December 31, 2007 from an expense of $67,000 for the year ended December 31, 2006. The increase in 2007 is due primarily to the application of net operating loss carryfowards.

RNK Results of Operations—Period Ended October 12, 2007 compared to year ended December 31, 2006

	Year-to-date period ending				2007 vs 2006
	October 12, 2007	% of Net revenues	December 31, 2006	% of Net revenues	$ Change	% Change
Net revenues	43,235	100.0%	40,287	100.0%	2,948	7.3%
Costs of goods sold	28,152	65.1%	30,319	75.3%	(2,167)	-7.1%

Gross profit	15,083	34.9%	9,968	24.7%	5,115	51.3%
Operating expenses:
Depreciation and amortization	1,353	3.1%	1,174	2.9%	179	15.2%
Selling, general, and administrative expenses	8,295	19.2%	7,129	17.7%	1,166	16.4%

Total operating expenses	9,648	22.3%	8,303	20.6%	1,345	16.2%

Income (loss) from operations	5,435	12.6%	1,665	4.1%	3,770	226.4%
Interest expense	746	1.7%	579	1.4%	167	28.8%
Other (expense) income	(14)	0.0%	(92)	-0.2%	78

Net interest expense and other income	760	1.8%	671	1.7%	89	13.3%
(Loss) income before income taxes	4,675	10.8%	994	2.5%	3,681	370.3%
Provision for income taxes	171	0.4%	67	0.2%	104	155.2%

Net (loss) income	4,504	10.4%	927	2.3%	3,577	385.9%

Adjusted EBITDA	$9,167		$2,839

Revenue. RNK’s revenues increased $2.9 million, or 7.3%, to $43.2 million for the period ended October 12, 2007 from $40.3 million for the year ended December 31, 2006 due primarily to increasing minute volume and corresponding access revenues.

Costs of Goods Sold. Costs of goods sold decreased $2.2 million, or 7.1%, to $28.1 million for the period ended October 12, 2007 from $30.3 million for the year ended December 31, 2006 due primarily to full year versus short year comparison. Gross margin on incremental revenues increased as a result of increased network efficiency and ongoing cost reduction initiatives.

Depreciation and Amortization Expense. Depreciation and amortization expense increased $0.2 million, or 15.2%, to $1.4 million for the period ended October 12, 2007 from $1.2 million for the year ended December 31, 2006 due to increases in capital expenditures.

Selling, General, and Administrative Expenses. Selling, general, and administrative expenses increased $1.2 million, or 16.4%, to $8.3 million for the period ended October 12, 2007 from $7.1 million for the year ended December 31, 2006 due primarily to increased headcount and use of outside professional services.

Interest Expense. Interest expense increased to $0.7 million for the period ended October 12, 2007 from $0.6 million for the year ended December 31, 2006 as a result of increased interest on short-term debt, capital lease obligations and finance charges on late payment.

Other Expense (Income). Other expense for the periods reported were not material to the results of our operations.

Income Taxes. Income tax expense increased to $0.2 million from $.01 million. For the periods reported income tax expense was not material to the results of operations.

Pro Forma Reconciliation

The following table provides a reconciliation from the as reported results to the pro forma results presented above for the years ended December 31, 2007 and 2006 (in thousands). The following unaudited pro forma statement of operations has been derived from our audited statement of operations for the years ended December 31, 2007 and 2006 and the audited statement of operations of RNK for the year-to-date period ended October 12, 2007 and the year ended December 31, 2006. These statements give effect to the acquisition of RNK as if the transaction occurred at the beginning of the respective periods. The actual date of acquisition of RNK was October 12, 2007.

	Year Ended December 31, 2007
	Wave2Wave	RNK	Pro Forma Adjustments	Pro Forma Combined
				(unaudited)
Net revenues	$35,403	$43,235	—	$78,638
Costs of goods sold	22,143	28,152	—	50,295

Gross Profit	13,260	15,083	—	28,343
Operating Expense:
Depreciation and amortization	1,986	1,353	1,221	3,339
Selling, general, and administrative expenses	14,199	8,295	—	22,494

Income from operations	(2,925)	5,435	(1,221)	2,510
Interest expense	2,306	746	3,631	6,683
Other income	3,495	(14)	—	3,481

Net interest expense and other income	(1,189)	760	3,631	3,202

Income before income taxes	(1,736)	4,675	(4,852)	(692)
Provision for income taxes	(3,630)	171	—	(3,459)

Net income (loss) before minority interest	1,894	4,504	(4,852)	2,767
Minority interest expense (income)	—	—	—	—

Net income (loss)	$1,894	$4,504	$(4,852)	$2,767

(a)

The pro forma adjustments are derived entirely from the audited statement of operations of RNK for the year-to-date period ending October 12, 2007. These results of operations were adjusted additionally additional interest and amortization expense.

	Year Ended December 31, 2006
	Wave2Wave	RNK	Pro Forma Adjustments	Pro Forma Combined
				(unaudited)
Net revenues	$18,552	$40,287	—	$58,839
Costs of goods sold	11,996	30,319	—	42,315

Gross Profit	6,556	9,968	—	16,524
Operating Expense:
Depreciation and amortization	1,047	1,174	2,339	4,560
Selling, general, and administrative expenses	6,958	7,129	—	14,087

Income from operations	(1,449)	1,665	(2,339)	(2,123)
Interest expense	871	579	4,650	6,100
Other (expense) income	(131)	(92)	—	(223)

Net interest expense and other income	1,002	671	4,650	6,323

Income before income taxes	(2,451)	994	(6,989)	(8,446)
Provision for income taxes	—	67	—	67

Net income (loss) before minority interest	(2,451)	927	(6,989)	(8,513)
Minority interest expense (income)	—	—	—	—

Net income (loss)	$(2,451)	$927	$(6,989)	$(8,513)

Liquidity and Capital Resources

The following table sets forth the major sources and uses of cash, in thousands, for the periods set forth below:

	Nine Months Ended September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)	(unaudited)
Net cash provided by (used in)
Operating activities	$1,220	$4,143	$4,013	$(2,647)	$(82)
Investing activities	(696)	(1,227)	(1,227)	(18,026)	(7,628)
Financing activities	521	(2,738)	(2,299)	21,528	7,924

Net increase (decrease) in cash and cash equivalents	1,044	178	487	855	214
Cash and cash equivalents, at the beginning of the period	1,598	1,111	1,111	256	42

Cash and cash equivalents, at the end of the period	$2,642	$1,289	$1,598	$1,111	$256

Sources of Liquidity

We have incurred net losses during the majority of our reported periods but have been Adjusted EBITDA positive since the year ended 2007. We have sought growth to our revenues through active re-investment into our infrastructure as well as aggressively pursuing acquisitions. In 2006, we acquired substantially all of the assets of Intellispace, Inc. and in 2007 we acquired RNK. Although these acquisitions were not immediately accretive to our results, eliminating for the effect of acquisition related intangibles, amortization and other related non-cash charges, these acquisitions have been cash flow positive.

In order to fund growth and working capital needs as they arise, we have sought a variety of financing arrangements which are described below.

In October 2007, we entered into multiple financing arrangements with Greystone Capital, specifically its wholly-owned subsidiary GBC Funding, LLC (“GBC”). On October 12, 2007, we entered into a loan for approximately $34 million which was further increased to $35.7 million by the end of 2007. In January 2008, we entered into an accounts receivable, or AR, Facility for $12 million that was collateralized by the accounts receivable of our CLEC business (i.e. RNK). The arrangement was further modified in June 2008, whereby $3 million of the AR Facility was converted into a term loan maturing on June 25, 2011, leaving the AR Facility with a new limit of $9 million. As we negotiated and amended our various debt arrangements, from time to time, we have issued additional consideration such as warrants to purchase shares of our common stock to debt holders. For the various amendments entered into by GBC and us, we have issued, effectively, 1,028,550 warrants to purchase the equivalent amount of shares of common stock. These warrants are recognized at fair value, recorded as debt discount and amortized as an additional component of interest expense through the relevant maturity date, June 25, 2011.

On October 12, 2007, we entered into a series of notes (the “Notes”) payable to eight distinct individuals and entities (the “Noteholders”) in connection with the acquisition of RNK. A significant number of the Noteholders are currently employed by RNK, as such these notes are classified as related party debt. The Noteholders’, in aggregate, issued notes for the amount of $30,666,939 to be repaid in eight equal quarterly payments consisting of principal and interest with the first quarterly payment due on February 10, 2008. The Notes carried an annual interest rate of 6% to be calculated monthly. Should we go into default for any reason, the Noteholders have the right to step-up the interest rate to 12%. Through the date of this prospectus, we have amended the original Notes agreements several times, resulting in the issuance of, in the aggregate, warrants to purchase 192,500 shares of common stock. On January 10, 2009, we did not remit the payment due per an extension entered into on December 15, 2009. On April 23, 2009, a default notification was issued and the interest rate was increased to 12%. On September 8, 2009, an extension was granted through

January 31, 2010 with a rate decrease to 9% and a $4,303,606 discount on the principal if settled in full by January 31, 2010. Currently, including accrued interest, the paydown value of the Notes is approximately $20 million. Pursuant to the aforementioned extension we issued 175,000 shares of common stock to the Noteholders. These shares were recorded as debt discount and will be amortized to interest expense from the date of issuance through the date of maturity of the Notes. Concurrently a $1,000,000 payment was made to be applied to accrued interest.

On March 18, 2009, we assigned, without recourse, all debt outstanding with GBC to Wilmington Trust Company, a related party. The face value of the debt was approximately $38,700,000 and consisted of two pieces. The first piece, was $35,700,000 that originally expired on October 9, 2009 and carried monthly interest at 3.25% + prime. The second piece is a $3,000,000 term loan that carries a 5.75% + prime per annum interest rate payable monthly that is due in full on January 25, 2011. The assignment maintains all terms with the exception of maturity date which is now set for October 8, 2010. Subsequent to September 30, 2009, the maturity of this debt was extended to October 7, 2013. We issued warrants to acquire 800,000 shares of our common stock, at an exercise price of $2.13 per share, as consideration for the extension.

On September 8, 2009, we entered into a $9,300,000 Senior Secured Financing Agreement (Bridge Loan) with Victory Park Management, LLC, (“VPC”) with proceeds used primarily for debt repayment, debt service and professional fees. This facility bears an interest rate of 3% per month and matures on the earlier of (a) May 8, 2010 and (b) the consummation of the proposed offering.

On January 26, 2010, Steven Asman entered into an agreement to extinguish an outstanding note owed to us (the “Asman Note”) that had been held between 2006 and 2009. The Asman Note’s principal and accrued interest amounted to approximately $96,000 (the “Asman Payoff Amount”) as of December 31, 2009. The Asman Payoff Amount has been be settled by Mr. Asman tendering without restriction an agreed-upon 19,200 shares of our common stock. We have accepted Mr. Asman’s shares and consider the Asman Note paid in full.

On January 26, 2010, Andrew Bressman entered into an agreement to extinguish an outstanding note owed to us (the “Bressman Note”) that had been held between 2006 and such date. The Bressman Note’s principal and accrued interest amounted to approximately $665,000 (the “Bressman Payoff Amount”) as of January 26, 2010. The Bressman Payoff Amount has been settled by Mr. Bressman tendering without restriction an agreed-upon 133,200 shares of our common stock, which was gifted to him by his wife from a trust of which she is a beneficiary. We have accepted Mr. Bressman’s shares and consider the Bressman Note paid in full.

We continue to actively manage our debt and have had to negotiate amendments and extensions with various debt holders and have been in default at times. We have in each case been issued default forbearance notices and waivers. However, it cannot be assured that we will not go into default of existing covenants or be unable to adequately service our existing debt obligations. Should we enter into an event of default with our notes, the effects on our financial position, operating cash flows and results of operations would be materially adverse.

We are currently seeking to consummate an initial public offering. The primary use of proceeds from such offering will be the extinguishment of our Notes entered into with the Noteholders as described above, the $9.3 million balance with VPC and the completion of the purchase of substantially all of the ownership equity of Winncom for approximately $25 million. The remainder of proceeds from the offering will be available for deployment per the discretion of management.

Anticipated Capital Expenditures

We expect to fund our 4G HFW network roll-out less any reserves deemed necessary for working capital after the use of proceeds described above related to our anticipated offering. The approximate cost per square foot to “light” a building, i.e. upgrade its network infrastructure from legacy standards to fully compliant 4G is estimated at $1.78 per square foot. We cannot be assured that the cost to implement, which includes networking equipment, network communications nodes and requisite installation labor, will not exceed our current estimate of cost per square foot. We believe that current operations can adequately generate the free cash flow required to fund ongoing required capital expenditures to maintain our existing business. As we intend to retire approximately $30 million of our debt which carries our highest interest rates, we believe the interest expense saved will result in additional cash being generated by operations being available for re-investment into existing and future operations.

Cash Flows

Operating Activities

Cash provided by operating activities decreased by $4.6 million to $1.2 million for the nine months ended September 30, 2009 compared to the same period in 2008. This was driven primarily by very strong adjusted EBITDA in 2008, increased by favorable non-recurring adjustments that positively affected our gross margins.

Cash provided by operating activities increased by $6.7 million to $4.0 million for the year ended December 31, 2008 compared to the same period in 2007. This was driven primarily by very strong adjusted EBITDA in 2008, increased by favorable non-recurring adjustments that positively affected gross margins as well as lower selling, general and administrative expenses as a percentage of revenues.

Cash used by operating activities increased by $2.6 million to $2.6 million for the year ended December 31, 2007 compared to the same period in 2006. This was driven primarily by large increases in trade receivables driven by the effect of the acquisition of RNK. These receivables were collected and settled throughout 2008 and 2009.

Investing Activities

Cash used by investing activities decreased by $0.5 million to $0.7 million for the nine months ended September 30, 2009 compared to the same period in 2008. This was driven primarily lower capital expenditures required to maintain the existing infrastructure, particularly that required by our CLEC business.

Cash used by investing activities decreased by $16.8 million to $1.3 million for the year ended December 31, 2008 compared to the same period in 2007. This was driven primarily by the lack of acquisition activity in 2008. Our two major lines of business are our CLEC business and our ISP business. The former business is in the mature phase of its lifecycle and requires minimal investment for maintenance and gradual upgrades. Our ISP business is able to ramp up capacity and its serviceable subscriber base without considerable re-investment notwithstanding certain “critical mass” points at which increasing capacity would require “steps-ups” of capacity and significant backhaul costs, i.e. costs to create orders of magnitude larger connections to Internet traffic “backbones.”

Cash used by investing activities increased by $10.4 million to $18.0 million for the year ended December 31, 2007 compared to the same period in 2006. This increase was driven primarily the by larger purchase price paid for our 2007 acquisition, RNK, compared to the lower purchase price paid for our 2006 acquisition, Intellispace, Inc.

Financing Activities

Cash provided by financing activities increased by $5.0 million to $0.5 million for the nine months ended September 30, 2009 compared to the same period in 2008. This was driven primarily by favorable re-negotiations of existing debt as well as a without recourse assignment of much of our existing debt portfolio to a related party on very favorable terms. In addition, while continuing to service our accounts receivable facility in 2009, we also received additional short-term financing from related parties, who were induced to do so with the issuance of warrants.

Cash used by financing activities increased by $24.0 million to $2.2 million from cash provided by financing activities in 2008 of $21.7 million for the years ended December 31, 2009 and 2008, respectively. The change was driven primarily due to debt being raised in 2007 for partial financing of the acquisition of RNK and 2008 reflecting the full year effect of debt service on the approximately $70 million of debt raised pursuant to the RNK acquisition.

Cash provided by financing activities increased by $13.6 million to $21.5 million from cash provided by financing activities for the year ended December 31, 2007 compared to the same period ended December 31, 2006. The increase was driven primarily due to more debt being raised in 2007 for financing of the acquisition of RNK of approximately $70.0 million as compared to debt raised, less repayments of borrowings in 2006 related to the acquisition of Intellispace and existing debt service.

Contractual Obligations

The following table summarizes our contractual obligations and commercial commitments at September 30, 2009, as further described in our notes to consolidated financial statements.

	Payments Due By Period
	Total	Less than 1 Year	1-3 Years	3 - 5 Years	More than 5 Years
Long-term debt, non-related party	$8,340	$—	$8,340	$—	$—
Capital lease obligations	3,471	1,340	2,131	—	—
Operating lease obligations	1,891	915	767	209	—
Related party obligations	58,681	19,231	39,450	—	—

Total	$72,383	$21,486	$50,688	$209	$—

Our debt instruments contain certain covenants which, among other things, limit additional indebtedness, dividend payments, certain investments and transactions with affiliates. If we should fail to comply with these covenants, amounts due under the instruments may be accelerated at the note holder’s discretion after the declaration of an event of default.

Long-term debt obligations exclude issue discounts, premiums and fair value adjustments. These adjustments are amortized to interest expense from date of recognition through date of maturity of the applicable obligation.

All interest bearing obligations assume fixed rate interest rates notwithstanding rate adjustments in connection with loan covenant defaults. We have been issued forbearance notices for any default notices issued as of the date of this prospectus. We are not being assessed any “stepped-up” rates of interest on any of our debt obligations, related party or otherwise.

Purchase obligations represent all of our outstanding purchase order amounts as of September 30, 2009. As per management’s judgment, we have no material purchase obligations or contractual commitments at this time.

The table above does not include other long-term liabilities, such as liabilities recorded for legal matters and income taxes that are not contractual obligations by nature. We cannot determine with any degree of certainty the years in which these liabilities might ultimately be paid.

On November 24, 2009, we amended our August 11, 2006 Strategic Partnership Master Agreement (the “SPMA”) with incNetworks®. Pursuant to the SPMA, we will become the exclusive provider of incNetworks’s® patented 4G “small cell” wireless technology in certain buildings to be identified by the parties. This technology enables a broadband wireless network to have throughput rates comparable to traditional landline based networks.

incNetworks® must complete deployment of its 4G based HFW network in two “showcase buildings” no later than March 31, 2010 (the “Effective Date”). Further, upon the occurrence of a “funding event” (our proposed initial public offering qualifies as a funding event under the SPMA) by the Effective Date, Wave2Wave and incNetworks® will put a purchase order in place under which Wave2Wave will disburse $2 million as a 50% down payment. In exchange, incNetworks® will build out 4G load HFW networks in 12 buildings measured at 250,000 square feet each. This roll-out (the “Initial Roll-Out”) is to be completed within three months. Upon satisfactory completion of the Initial Roll-Out and Wave2Wave accepting the networks as fully operational, we will fund the remaining 50% due.

Subsequent to the successful Initial Roll-Out, we will pay $4 million to incNetworks® for each roll-out of twelve buildings at 250,000 square feet each, provided that each roll-out is completed within three months and all networks are accepted by Wave2Wave as fully operational. We will fund up to three additional roll-outs following the Initial Roll-Out for a total possible contract value of $16 million.

On February 4, 2010 we entered into a stock purchase agreement for the acquisition of Winncom. In exchange for 100% of the ownership equity of Winncom, we will issue 4,714,038 shares of our common stock and pay $25.0 million cash (which includes $8.0 million purchase price and $17.0 million retirement of debt). This contractual commitment, however, is contingent upon successful consummation of our proposed initial public offering transaction and is therefore not a firm commitment and excluded from our table above.

Off-Balance Sheet Arrangements

We have not entered into off-balance sheet arrangements that have had, or are likely to have, a current or future material effect to our results of operations, financial position or operating cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We are not subject to market risks arising from changes in interest rates and foreign exchange rates as we do not have any variable rate of interest loans. As of September 30, 2009, we had borrowed a total of approximately $70 million primarily under a senior secured term loan due 2011, a senior secured financing arrangement maturing in May 2010 and subordinated secured promissory notes due 2010, all which have fixed rates of interest. The weighted average interest rate on these arrangements at September 30, 2009 was approximately 6.0%.

Foreign Currency Exchange Rate Risk

We do not conduct any portion of our business in foreign markets and as such have no exposure with respect to the fluctuation in foreign currency exchange rates. If our acquisition of Winncom is consummated, we will be affected by actual fluctuations in foreign currency rates.

Following our acquisition of, we will conduct a significant portion of our business in currencies other than the U.S. dollar, the currency in which our consolidated financial statements are reported. Consequently, our operating results could be adversely affected by foreign currency exchange rate volatility relative to the U.S. dollar.

Recent Accounting Pronouncements

In January 2010 the FASB issued Update No. 2010-06 “Fair Value Measurements and Disclosures–Improving Disclosures about Fair Value Measurements” (“2010-06”). 2010-06 requires new disclosures regarding significant transfers between Level 1 and Level 2 fair value measurements, and disclosures regarding purchases, sales, issuances and settlements, on a gross basis, for Level 3 fair value measurements. 2010-06 also calls for further disaggregation of all assets and liabilities based on line items shown in the statement of financial position. This amendment is effective for fiscal years beginning after December 15, 2010 and interim periods within those fiscal years. We are currently evaluating whether adoption of this standard will have a material impact on our financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-05 “Compensation–Stock Compensation–Escrowed Share Arrangements and Presumption of Compensation” (“2010-05”). 2010-05 re-asserts that the Staff of the Securities Exchange Commission (the “SEC Staff”) has stated the presumption that for certain shareholders escrowed shares represent a compensatory arrangement. 2010-05 further clarifies the criteria required to be met to establish a position different from the SEC Staff’s position. We do not have any escrowed shares held at this time. As such, we do not believe this pronouncement will have any material impact on our financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-04 “Accounting for Various Topics–Technical Corrections to SEC Paragraphs” (“2010-04”). 2010-04 represents technical corrections to SEC paragraphs within various sections of the Codification. We are currently evaluating whether these changes will have any material impact on our financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-02 “Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification” (“2010-02”) an update of ASC 810 “Consolidation.” 2010-02 clarifies the scope of ASC 810 with respect to decreases in ownership in a subsidiary to those of a: subsidiary or group of assets that are a business or nonprofit, a subsidiary that is transferred to an equity method investee or joint venture, and an exchange of a group of assets that constitutes a business or nonprofit activity to a non-controlling interest including an equity method investee or a joint venture. We do not expect adoption of this standard to have any material impact on our financial position, results of operations or operating cash flows. In addition we do not intend to decrease its ownership in any of our wholly-owned subsidiaries at this time or in the foreseeable future.

In January 2010 the FASB issued Update No. 2010-01 “Accounting for Distributions to Shareholders with Components of Stock and Cash—a consensus of the FASB Emerging Issues Task Force” (“2010-03”) an update of ASC 505 “Equity.” 2010-03 clarifies the treatment of stock distributions as dividends to shareholders and their affect on the computation of earnings per shares. We have not and do not intend to declare dividends for preferred to common stock holders. We do not expect adoption of this standard to have any material impact on our financial position, results of operations or operating cash flows.

INFORMATION ABOUT WINNCOM

Proposed Acquisition of Winncom

On February 4, 2010, we entered into a stock purchase agreement to acquire privately-held Winncom Technologies Holding Limited, a company incorporated under Irish law. Pursuant to the stock purchase agreement, we will acquire 100% of the issued share capital of Winncom from the stockholders of Winncom, for a payment, including the retirement of debt, of approximately $25 million and approximately 4,714,038 shares of our common stock, which number of shares represents approximately 7.5% of our issued and outstanding shares of common stock on a fully-diluted basis as of the date of this prospectus, subject to certain working capital adjustments to be determined within 120 days following the closing of the acquisition. We intend to consummate the acquisition immediately upon the closing of this offering. Concurrently with the consummation of this offering and the closing of the acquisition of Winncom, Gregory Raskin, the President and Chief Executive Officer of Winncom, will become our Chief Executive Officer. Our proposed acquisition of Winncom is subject to the consummation of this offering and the satisfaction of customary closing conditions. In addition, the stock purchase agreement is subject to termination by either party under certain circumstances if the closing has not occurred on or before May 30, 2010. We cannot assure you that we will consummate the Winncom acquisition on favorable terms or at all. We intend to use a portion of the proceeds of this offering to acquire Winncom.

Winncom’s Business

Winncom, headquartered in Solon, Ohio, and with a registered office in Dublin, Ireland, is an investment holding company with active, wholly-owned subsidiaries operating in the United States, Cyprus, Hungary, Ireland, Kazakhstan, Russia and Uzbekistan. Winncom is a worldwide distributor and provider of complete networking solutions, and specializes in the distribution of wired and wireless networking products as well as contract services that involve implementation and installation of wireless component and network solutions in support of both voice and data applications. Winncom also streamlines the process of buying and selling products for the purchase and installation of wireless/non-wireless networking products for non-U.S. customers. Although operations are organized primarily around distribution and contract based revenues the Cyprus operation focuses primarily on the active trading and management of Winncom’s investments. Winncom’s reseller network has reached 8,000 and serves over 90 markets worldwide. Winncom was founded in 1993. Its corporate headquarters are located at 30700 Carter Street, Suite A., Solon, Ohio.

Winncom distributes thousands of brand name products in the wireless and wired networking product category. Winncom endeavors to expand and keep current the breadth of its product offerings in order to fulfill the increasingly wide range of product needs of its customers. In addition Winncom enters into agreements with its major vendors to mitigate the risk of obsolescence. The products offered include but are not limited to: amplifiers, frequency converters, fiber optic supplies, solar power equipment, WAN/LAN point to multi-point systems, installation/diagnostic tools, Wi-Fi supplies and network and network management systems. Most of Winncom’s products to be resold are purchased from some of the premier manufacturers in the networking products space including but not limited to: Motorola, Cisco Systems, Proxim Wireless and Alvarion.

Winncom has expertise in broadband wireless networking products and a full range of network infrastructure and access products by the leading industry manufacturers, allowing it to sell the products and provide complete solutions for various markets and applications. We believe that Winncom’s extensive experience and engineering resources makes it possible for the company to identify, design and implement the most effective and economical turnkey solutions based on a combination of the latest technologies, which will give us the ability to manage and roll out our new 4G based HFW networks. With its world-wide presence, Winncom is able to provide pre-sale consulting and post-sale engineering support to its customers. It has a portfolio of successful wireless and networking deployments in countries located in North America, Eastern Europe, Commonwealth of Independent States, Far East and Central Asia. Winncom’s international presence will allow us the opportunity to expand our 4G based HFW network roll out worldwide and give our telephone business access to international markets, which would include interconnection agreements. Through Winncom’s relationships (both domestic and international), we believe that we will also be well positioned to capitalize on opportunities for our current product offerings and services.

Winncom has had success in marketing itself as an end-to-end provider/implementer and installer of wireless networking solutions. Winncom recognizes its service/consulting revenues on a percentage-of-completion basis for projects whose expected lives are greater than one year. Winncom’s first major contract was entered into in 2005 by its United States subsidiary and was primarily for the delivery, installation and tuning of equipment to be completed in 2007. This contract helped establish Winncom’s acceptance within the marketplace. Winncom’s subsidiary in Kazakhstan assisted with this contract, including completion of run-off work in 2008. Winncom continues to seek and attract new service business/projects and expects this revenue stream to be, relatively, high margin in nature.

Competition

North America

Despite Winncom’s unique offering of complete wireless solutions and services, which differentiates Winncom from other North American distributors, Winncom’s major competitors in the wireless broadband area are Hutton Communications, Tessco Communications and Talley, Inc.. Tessco and Talley also have a diverse inventory of accessories such as cable, connectors, antennas, and tower equipment. In the networking infrastructure area, Winncom’s competitors are Tech Data Corporation, Ingram Micro Inc., Comstor (a business practice of Westcon Group, Inc.) and ScanSource, Inc., with Scan Source also offering services such as storage solutions and video security.

International

Winncom’s product offerings and solutions include turnkey installations. On a worldwide scale, Winncom’s main competitors that focus on product supply are Anixter International Inc., Comstor and Ingram Micro. In regional markets, the main competitors are local companies such as Verocom Communications in Poland, Technoserve in Russia, and IBS (a part of the IBS Group of Companies) in Kazakhstan.

Intellectual Property

To protect its proprietary rights, Winncom relies on a combination of trademark, copyright, patent, trade secret and other intellectual property laws, employment, confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements and protective contractual provisions with our partners, licensees and other third parties.

Winncom currently carries the Winncom Technologies® trade mark (distributorship services in the field of telecommunications and wireless communications technology equipment) for the following markets: USA, European Community, Hong Kong, Kazakhstan (pending), International, International China, International Russian Federation (pending), International Ukraine (pending), and International Uzbekistan (pending). All materials situated on www.winncom.com are subject to copyright protection. At the same time, trademarks and logotypes of the brand names mentioned on Winncom Technologies’ website are property of their respective owners, except for the products manufactured by Winncom Technologies or sold under OEM (Private Label) agreements between Winncom Technologies and the respective manufacturers. Winncom does not have any patents.

Employees

As of January 15, 2010, Winncom had a total of 152 full-time employees distributed by region as follows: 61 in Europe, 49 in Central Asia and 42 in the United States.

Properties

Winncom leases 24,000 square-feet of office space in Solon, Ohio, pursuant to a lease set to expire on December 31, 2010, for a monthly rent of $11,526.

Winncom Results of Operations

Nine Months Ended September 30, 2009 compared to nine months ended September 30, 2008

	Nine Months Ended September 30, 2009				2009 vs 2008
	2009	% of Total revenues	2008	% of Total revenues	$ Change	% Change
	(unaudited)		(unaudited)
Revenues:
Distribution sales, net	40,478	100.0%	45,932	88.6%	(5,454)	-11.9%
Contract revenue	—	0.0%	5,922	11.4%	(5,922)	-100.0%

Total revenues	40,478	100.0%	51,854	100.0%	(11,376)	-21.9%
Costs of sales:
Cost of sales—distribution	32,967	81.4%	37,767	72.8%	(4,800)	-12.7%
Cost of sales—contracts	—	0.0%	5,651	10.9%	(5,651)	-100.0%

Total cost of sales	32,967	81.4%	43,418	83.7%	(10,451)	-24.1%
Gross Profit	7,511	18.6%	8,436	16.3%	(925)	-11.0%
Operating expenses:
Depreciation and amortization	1,085	2.7%	1,036	2.0%	49	4.7%
Selling, general, and administrative expenses	6,595	16.3%	6,858	13.2%	(263)	-3.8%

Total operating expenses	7,680	19.0%	7,894	15.2%	(214)	-2.7%
Income (loss) from operations	(169)	-0.4%	542	1.0%	(711)	-131.2%
Interest expense	871	2.2%	913	1.8%	(42)	-4.6%
Other income	(37)	-0.1%	(16)	0.0%	(21)

Interest expense and other income, net	908	2.2%	929	1.8%	(21)	-2.3%
(Loss) income before income taxes	(1,077)	-2.7%	(387)	-0.7%	(690)
Provision for income taxes	(78)	0.2%	(88)	0.2%	10

Net (loss) income before minority interest	(999)	2.5%	(299)	-0.6%	(700)
Minority interest income (expense)	7	0.0%	(27)	-0.1%	34

Net (loss) income	(992)	2.5%	(326)	-0.6%	(666)

Adjusted EBITDA	$879		$1,562

Revenues. Winncom’s recurring revenues related to its core distribution revenue business decreased 11.9% to $40.5 million from $45.9 million due primarily to the impact of foreign currency exchange rates which had a 7.2% negative impact. On a constant currency basis Winncom outperformed the general market seeing our distribution revenues decline 4.2%, markedly better than the median in Winncom’s industry, see the next paragraph for more detail. Winncom’s decrease in contract revenue was due to the completion of a large but lower margin contract that commenced in 2005, was essentially completed in 2007 but had some runoff in 2008. This is the only contract revenue item reported and is non-recurring in nature. Winncom’s constant currency decrease in distribution revenues was due primarily to general declines in global activity. Although revenues decreased approximately 22% to $40.5 million from $51.9 million, we note that that contract revenue decreases are non-recurring in nature as contract revenues from previous periods relate to one specific large and lower margin contract completed in 2008. Winncom’s core “distribution revenues” declined 12%, in comparison three of Winncom’s largest suppliers reported, on average, a decline of 33.3% for their year-to-date third quarter results. Winncom believes that its focus on execution, expansion have allowed for “better than industry” results of operations.

On a simple average basis, for the reported periods, the dollar strengthened an average of 24% against the Euro, Ruble, Tenge, Som and Forint. Foreign currency rates negatively impacted growth by 7.2%, meaning actual growth on a constant currency denominated basis was a contraction of 14.7% for an “as reported” decrease in revenues of 21.9%. Normalizing for non-recurring contract revenues, Winncom’s decrease in core distribution revenues was 4.7% on a constant currency basis.

Costs Of Goods Sold. Costs of goods sold decreased 24.1% to $33.0 million from $37.8 million due primarily to the concomitant decrease in contract revenue. Winncom had none in 2009 given the previously mentioned cessation of the one material contract that was the sole item reported as separate contract revenue. Through continuous optimization of manufacturer rebates, negotiation of more favorable terms with suppliers, better inventory management, Winncom was able to increase gross margins despite general declines in global activity.

Winncom’s overall gross profit declined 11% due to reduced economic activity directly attributable to the global economic slowdown. In addition, Winncom recorded a higher gross margin of 18.6% for the period in 2009 as compared to 16.3% for 2008. Winncom’s industry, in general, experienced declines in gross margins along with overall volume declines.

Depreciation and Amortization Expense. Depreciation and amortization expense increased 4.7% to $1.1 million from $1.0 million primarily due to slightly higher capital expenditures activity. Winncom has attempted to moderate its capital expenditures in order to maintain working capital given the current economic environment while continuing to expand its presence in Central Asia and Russia, where it has fully staffed offices/service centers

Selling, General, and Administrative Expenses. Selling, general, and administrative expenses decreased 3.8% to $6.6 million from $6.9 million due to flat compensation and overall attention to cost cutting with respect to its overhead expenses.

Interest Expense. Interest expense remained flat at approximately $0.9 million for both periods. Winncom continues to manage its debt and continues to shift its debt mix to debt with more favorable terms whenever possible. In connection with Winncom’s proposed acquisition by Wave 2 Wave Communications™, Inc., Winncom intends to extinguish a considerable portion of its outstanding debt. The major component of interest expense for Winncom is “imputed interest” that is calculated in accordance with GAAP. The interest is imputed on an on-demand, non-interesting bearing note with a face value of $17 million. This interest expense is non-cash in nature and part of Winncom’s reconciliation of net loss to EBITDA to adjusted EBITDA.

Other Expense (Income). Other income remained flat and continues to be immaterial to Winncom’s results of operations. In general, other income/expense is related to foreign currency translation gains and losses that arise in the normal course of operations.

Income Taxes. Income tax benefit decreased to $78,000 from $88,000. The expense and overall change in expense was immaterial to Winncom’s results.

Year Ended December 31, 2008 compared to year ended December 31, 2007

	Year Ended December 31,				2008 vs 2007
	2008	% of Total revenues	2007	% of Total revenues	$ Change	% Change
			(unaudited)
Revenues:
Distribution sales, net	63,738	90.8%	46,338	67.0%	17,400	37.6%
Contract revenue	6,468	9.2%	22,841	33.0%	(16,373)	-71.7%

Total revenues	70,206	100.0%	69,179	100.0%	1,027	1.5%
Costs of sales:
Cost of sales—distribution	52,456	74.7%	39,234	56.7%	13,222	33.7%
Cost of sales—contracts	5,994	8.5%	21,449	31.0%	(15,455)	-72.1%

Total cost of sales	58,450	83.3%	60,683	87.7%	(2,233)	-3.7%
Gross Profit	11,756	16.7%	8,496	12.3%	3,260	38.4%
Operating expenses:
Depreciation and amortization	1,429	2.0%	1,321	1.9%	108	8.2%
Selling, general, and administrative expenses	9,561	13.6%	7,022	10.2%	2,539	36.2%

Total operating expenses	10,990	15.7%	8,343	12.1%	2,647	31.7%
Income (loss) from operations	766	1.1%	153	0.2%	613	400.7%
Interest expense	1,564	2.2%	1,015	1.5%	549	54.1%
Other income	391	0.6%	271	0.4%	120	44.3%

Interest expense and other income, net	1,173	1.7%	744	1.1%	429	57.7%
(Loss) income before income taxes	(408)	-0.6%	(591)	-0.9%	183
Provision for income taxes	191	0.9%	(16)	0.0%	207	63.7%

Net (loss) income before minority interest	(599)	-0.9%	(575)	-0.8%	(24)
Minority interest income (expense)	(13)	0.0%	—	0.0%	(13)

Net (loss) income	(612)	-1.0%	(575)	-0.8%	(37)

Adjusted EBITDA	$2,585		$1,745

Revenues. Revenues increased $1.0 million, or 1.5%, to $70.2 million for the year ended December 31, 2008 from $69.2 million for the year ended December 31, 2007 due primarily to significant increases in volume in Winncom’s distribution business. This was almost entirely offset by decreases in contract revenue. Contract revenue decreased significantly due to the completion of a very large contracted entered into in 2005, scheduled to be completed in 2007 with some minor “runoff” revenue in 2008.

On a simple average basis, the dollar strengthened an average of 18% against the Euro, Ruble, Tenge, Som and Forint. Foreign currency rates negatively impacted growth by 6.8%, meaning actual growth on a constant currency denominated basis was 8.3% for an “as reported” increase in revenues of 1.5%.

Although revenues increased approximately 1.5%, Winncom believes that contract revenue decreases are non-recurring in nature as contract revenues from previous periods relate to one specific large and lower margin contract completed primarily in 2007 with minor “runoff” in 2008.

Costs Of Goods Sold. Costs of goods sold decreased $2.2 million, or 3.7%, to $58.5 million for the year ended December 31, 2008 from $60.7 million for the year ended December 31, 2007 due primarily to the concomitant decrease in contract revenue, partially offset by higher costs of sales related to Winncom’s distribution revenues. Through continuous optimization of manufacture rebates, negotiation of more favorable terms with suppliers, better inventory management gross margins compared favorably in 2008 for the same period in 2007.

Depreciation and Amortization Expense. Depreciation and amortization expense increased 8.2% to $1.4 million from $1.3 million primarily due to slightly higher capital expenditure activity, which has been driven by Winncom’s continued expansion into Russia and Central Asia.

Selling, General, and Administrative Expenses. Selling, general, and administrative expenses increased 36.2% to $9.6 million from $7.0 million due to higher compensation and other personnel related costs. These costs are driven by a significant and continuous investment Winncom is making in upgrading its operations, specifically in Russia and Central Asia. A key aspect of its strategy is to provide full service operations “on the ground” in these countries, with increased engineering personnel and support staff while leveraging its North America based credit facilities and revolving agreements.

Interest Expense. Interest expense increased 54.1% to $1.6 million from $1.0 million. The increase in interest expense is due primarily to imputed interest on a non-interest bearing note that is “on-demand” in nature and has face value of $17 million. During the year, Winncom also recorded debt service related to an export credit facility and a revolving credit agreement entered into to finance a specific project and general working capital requirements. Winncom’s imputed interest expense is non-cash in nature and a component of its reconciliation of net losses to EBITDA to adjusted EBITDA.

Other Expense (Income). Other income remained increased 44.3% to $0.4 million from $0.3 million and continues to be immaterial to Winncom’s results of operations. In general, other income/expense is related to foreign currency translation gains and losses that arise in the normal course of operations.

Income Taxes. Income tax expense increased to $0.2 million from a small benefit for the period ended in 2007. The increase in expense was due to changes in taxable income generated by Winncom in the current period.

BUSINESS

Our Company

Founded in 1999, we provide communication services to small to mid-sized businesses in the northeast and midwest United States with a complete package of integrated products that includes both wired and wireless broadband Internet access services, local and long distance voice, Voice over Internet Protocol, or VoIP, WiFi, data, email hosting, point-to point connections, managed network services, collocation, VPNs and web hosting. We are currently testing our next generation wired and wireless broadband networks using Fourth-Generation, or 4G, technology and we intend to deploy to hundreds of multi-tenant buildings over the next several years. We have successfully implemented and sold fixed wireless broadband solutions in the northeast United States since our inception. We sell our services to businesses primarily through a direct sales force, channel partners and telemarketing. We focus on selling to customers in multi-tenant office buildings (in-building) and to remote locations (stand-alone buildings). We currently have approximately 425 active Building Service Agreements, or BSAs, with building owners throughout New York, New Jersey, Illinois (Chicago), Connecticut and Pennsylvania (Philadelphia). Under these BSAs, we either pay the building owners monthly rent or a revenue share to allow us to sell throughout their buildings. The term of these BSAs are typically five to ten years in length, with automatic renewals. We have found that revenue share agreements give the building owners an incentive to promote our company to new tenants. This helps us to differentiate ourselves from our competition and creates a mutually beneficial relationship between us, the building owners and tenants. We also utilize a wholesale model in which we sell our services through a direct sales force, agents, independent company relationships, and contractual buy sell arrangements. RNK, as a Competitive Local Exchange Carrier, or CLEC, and interexchange carrier, or IXC, is able to provide various telecommunication services under our multiple state and federal tariffs. We process approximately a billion minutes a month through our network of interconnected switches.

Through the 2007 acquisition of our wholly owned subsidiary RNK Inc. d/b/a RNK Communications, Inc., or RNK, a Competitive Local Exchange Carrier, or CLEC, operating in various jurisdictions since 1997, we provide wholesale services, offering a range of voice and data “carrier class products” to other communications companies and to larger-scale purchasers of network capacity. Specifically, we offer domestic and international terminations, domestic origination with local access, long distance services, collocation, “800” toll free origination, conference calling capabilities and prepaid calling services. With the acquisition of RNK and our January 2006 acquisition of the assets of Intellispace, Inc., a national transport company, we have significantly expanded our suite of product offerings and service footprint making us a full service communications provider.

We have entered into a Strategic Partnership Master Agreement with incNetworks®, under which we were granted an exclusive license to use, sell and market Hybrid Fiber-Wireless, or HFW, networks and services incorporating incNetworks® proprietary underlying CelluLAN® technology, within an expansive list of multi-tenant buildings identified by the parties. incNetworks® has developed an innovative next generation multi-megabit broadband wireless network architecture that incorporates all specifications required for 4G based HFW networks with an ability to interoperate with both 2G and 3G Wide Area Wireless Networks (a roaming or access agreement with a mobile carrier is needed, which we currently do not have) for a seamless handoff from within our building to outside of our building). Just as 1G cellular enabled symmetric or balanced transmission and reception of voice, 4G enables symmetric transmission and reception of HQ Voice, HD Video, and Broadband Data Services. Downloads and uploads occur with the same high bandwidths, so that video in both directions can be as common as voice.

Following the completion of the offering and the acquisition of Winncom, we will be well positioned to launch next generation wired and wireless broadband services using Fourth-Generation, or 4G, technology. This technology will enable us to support in-building carrier-grade broadband wired and wireless services, including high speed Internet access, cell phone services, VoIP, HDTV applications, two-way multi-session, multi-party video conferencing and more. Since 4G will be a fully IP-based integrated system, this will allow wired and wireless technologies to converge and will be capable of providing between 100 Mbit/s and 1 Gbit/s symmetrical speeds both indoors and outdoors, with high definition, or HD, voice and data quality and high security. We believe that we will be one of the first companies to offer in-building HFW networks.

According to TMT’s (Deloitte’s Global Technology, Media and Telecommunications Industry Group) Telecommunications Trends Report 2009, broadband was one of the fastest growing services for mobile operators in 2008. If demand for mobile broadband remains strong, the resultant stress on networks, particularly backhaul connections, could be severe. A typical mobile network backhaul connection is 2Mbit/s for a leased line; mobile broadband services have advertised maximum speeds of up to 7.2 MBit/s. A single mobile broadband user can consume as much capacity as 1,000 voice callers. The report continues by stating to bridge this gap, and increase capacity to accommodate the growing numbers of users, operators may collectively have to spend tens of billions of dollars. The report recommends that where possible, operators should try to divert heavy data traffic from cellular networks, and route it via other networks, such as WiFi-hotspots or home-broadband. Not surprisingly, the phenomenal growth of mobile communications is beginning to displace fixed broadband. The process has been underway for several years and is the consequence of falling mobile prices and increasingly advanced handsets. What is surprising is that the majority of calls made on mobile phones are made within buildings, even when fixed line services are readily available. According to TMT’s Telecommunications Trends Report 2008, just 30% of mobile calls are made outdoors during the course of a year. Mobile data use has also moved indoors, a trend expected to continue. Cellular mobile networks were not originally designed to provide reliable in-building service, and overcoming this challenge is important.

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We believe the United States broadband market, and in particular, in-building mobile wireless services, offers significant long-term growth potential. A study from ABI Research 2008, forecasts worldwide deployment revenues from in-building wireless systems to grow from $3.8 billion in 2007 to more than $15 billion in 2013. Drivers for this tremendous growth include consumers’ growing dependence on wireless voice and messaging communications.

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The competing wide area network 4G, or WAN 4G, solutions from the major carriers and equipment suppliers are aimed at meeting the accelerating demand for both wireless bandwidth as well as for IP convergence or unification of bundled voice, video, and data broadband services. Hence, wide area 4G solutions such as WiMax, mobile WiMax, Ultra Mobile Broadband, or UMB,and Long Term Evolution, or LTE, are being aggressively marketed and funded.

Acquisitions

On October 12, 2007, we acquired RNK Inc., d/b/a RNK Communications, providing us with the experience and capabilities of a fully regulated telephone company. Through this acquisition, we obtained a fully redundant telecommunications network and state-of-the-art switching facilities serving an expansive footprint.

On January 1, 2006, we acquired certain assets of Intellispace, expanding our footprint to nine states in the northeast United States. Intellispace provided a range of wired-based services to businesses via a fiber network.

Proposed Acquisition of Winncom

On February 4, 2010, we entered into a stock purchase agreement to acquire privately-held Winncom Technologies Holding Limited, a company incorporated under Irish law. Pursuant to the stock purchase agreement, we will acquire 100% of the issued share capital of Winncom from the stockholders of Winncom, for a payment, including the retirement of debt, of approximately $25 million and approximately 4,714,038 shares of our common stock, which number of shares represents approximately 7.5% of our issued and outstanding shares of common stock on a fully-diluted basis as of the date of this prospectus, subject to certain working capital adjustments to be determined within 120 days following the closing of the acquisition. We intend to consummate the acquisition immediately upon the closing of this offering. Concurrently with the consummation of this offering and the closing of the acquisition of Winncom, Gregory Raskin, the President and Chief Executive Officer of Winncom, will become our Chief Executive Officer. Our proposed acquisition of Winncom is subject to the consummation of this offering and the satisfaction of customary closing conditions. In addition, the stock purchase agreement is subject to termination by either party under certain circumstances if the closing has not occurred on or before May 30, 2010. We cannot assure you that we will consummate the Winncom acquisition on favorable terms or at all. We intend to use a portion of the proceeds of this offering to acquire Winncom. For more information about Winncom, see “Information About Winncom” elsewhere in this prospectus.

4G Technology

The 4G technology that we are employing is a suite of carrier-grade broadband wireless networking products and systems that comprise a fourth generation capable broadband wireless converged network platform. With its flexible, scalable network architecture, 4G technology can symmetrically support any service (video, voice, data) at any bandwidth. 4G enables all types of content, e.g. broadband voice, digital-audio, video, and VPN-data over wireless IP channels, to be transmitted across one IP radio connection. This medium convergence integrates many disparate networks (landline-based and wireless) into one network.

With 4G technology, there are no service distinctions between consumer and business devices. All services are under the control of the user’s device, and there are no service distinctions between data, voice and video content. Video is as mobile as voice. The only distinctions are bandwidth and user identities. In addition, 4G technology offers multi-level security and authentication for all user sessions.

This system offers major advantages to our competitors as follows:

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It facilitates seamless IP convergence across private and public networks by integrating cellular, WiFi and wired networks. Unlike mesh or other discontinuous signaling mechanisms, it employs a signaling scheme that establishes virtual connectivity between client and host systems—regardless of bandwidth requirements. The result is what we believe to be the best of both worlds—IP packet transmission with a circuit construct that insures a high quality of service.

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By bringing together wired and wireless networks into one communications nerve center, it helps us create value, while simultaneously reducing expenses associated with operating our network. It can sense its environment and adjust its operating characteristics based on environmental or user inputs.

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It costs less to implement and operate than those of non-4G competitors because (1) spectrum licenses are not required to insure high quality of service which allows a variety of services to be offered in addition to a “best-effort” broadband service and (2) only one network is used which lowers network infrastructure costs.

Our equipment includes multiple radios to facilitate compatibility across networks. Both gateway and access devices link into the network via Ethernet, wireless or fiber optic connections. Our universal broadband gateway device, or UBG, interfaces wireless access devices with IP, cellular, and landline time-division multiplexing networks and is critical to the evolution towards 100%-IP networks. UBG enables person-to-person, person-to-content, and content-to-content communications in a variety of modes, including voice, text, pictures, and video. It enables operators to control and manage communication across mobile and fixed networks with the security, flexibility and quality of service demanded by the most challenging customers.

The Intuitive NeoSynaptic Cellular Software System, or INCSS, the final element of the architecture, creates a self-learning, self-configuring, self-adapting, and self-healing network. By identifying interfering signals, INCSS instantaneously reconfigures itself to operate in unused spectrum.

incNetworks®, our strategic partner, has created an extensive intellectual property portfolio in the 4G wireless industry. incNetworks® builds and sells a wireless architecture offering multi-megabit broadband wireless connections that can be seamlessly handed-off between adjacent cells (nodes within building). It is our belief that existing technologies cannot fulfill this excess network access traffic demand.

The technology that we are using combines broadband technology, and efficient use of spectrum. Furthermore, it is adaptable to any application that communicates information over the radio frequency spectrum, including Internet, HDTV, cellular, industrial and emergency and military applications.

4G technology delivers the managed network quality of cellular networks and the bandwidth of WiFi networks. The technology enables seamless handoff between in building cells, operating in unlicensed bands with high quality, self-configuration, and adapting to interference. This system will enable wireless HDTV applications, wireless two-way video conferencing, cell phones to operate in large buildings, and voice to be delivered with high quality over outdoor wireless broadband systems.

We are presently working with incNetworks®, our strategic partner, to deploy HFW networks within two multi-tenant buildings in New York, New York. The first building, the Lincoln Building (60 East 42nd Street, New York, NY) is expected to be live by the end of the first quarter of 2010 (currently testing), and the second building (230 Park Avenue) to follow also during the first quarter of 2010. Upon the completion of this first phase of deployments, we intend to deploy HFW networks within hundreds of multi-tenant buildings in major metropolitan areas over the course of the next several years.

Service Offerings

High-speed dedicated Internet access services. We offer integrated voice and Internet services. With this service, our customers are able to obtain voice and Internet access services at competitive prices from a single source. We provide customers with high speed, reliable Internet services that are scalable to meet the needs of businesses of all size. Our dedicated access products offer high-speed solutions for businesses that need high-performance and full-time dedicated Internet access. We provide high-bandwidth, full-time dedicated connections to multiple, redundant upstream carriers, providing businesses with what we believe to be the best reliability and uptime in the market.

Wireless Services. We provide point-to-point and point-to-multipoint wireless connections. In order to provide service within a market, we install a “base station” (an antenna on either a tower or rooftop) that can provide service up to a 10-mile radius from that site. The subscriber typically receives service with an antenna installed on the rooftop of its premises. Once a customer is verified to be within range of a base station’s signal, we provide such customer with service within days of receiving an order.

Virtual private network services. Virtual private networks, or VPNs, are secure, outsourced networks that link multiple customer locations by using computer software to dedicate circuits solely for the customer’s use, instead of building a physical circuit to the customer. We offer virtual private network services to businesses seeking a cost-effective means of creating their own secure networks for communicating and conducting business with their employees, customers and suppliers.

Virtual Local Area Network. We provide virtual local area network, or VLAN, point-to-point and point-to-multipoint services providing businesses with a scalable and secure means of converging multiple business locations. By utilizing our infrastructure to connect “lit” buildings and points-of- presence, or POPs, or by delivering dedicated fiber or Metro-Ethernet to a customer’s location(s) while utilizing fiber rings to create a multi-site WAN, our fully-managed VLAN solutions are customized to meet specific business requirements. Our service is provided by configuring VLANs between multiple customer locations and routing the data traffic so it only traverses our network via inter-connected POPs or fiber rings. Providing greater speed and efficiency than IP-based VPNs and typically more cost-effective than traditional point-to-point circuits, our VLAN services will provide a business with the cost-effective, secure solution. This service can be achieved on a metro-basis, as well as multi-city or internationally, within our footprint.

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Enterprise Voice: Our enterprise voice services offer businesses of all sizes a reliable, cost-effective voice solution. Our customers benefit from business-class VoIP service without taxing the organization’s bandwidth, ensuring superb call quality while allowing their broadband services to run at top speeds. Offering both a hosted voice solution, as well as SIP Trunking technology, we believe we can meet the telephony and data transport needs of any company regardless of its current platform. We offer a bundled solution scalable to a customer’s needs at competitive price points. Services include: E911, 411, Operator Services, Directory Listing / Caller ID, Local Number Portability, Customizable outbound and inbound calling plans, Virtual DIDs, Auto Attendant, 24 X 7 X 365 Customer Support, Access to audio/web conferencing.

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Hosted IP Voice: Delivering superb flexibility and functionality without the cost of bringing additional hardware in-house, our Hosted IP Voice solution allows a company to realize an immediate savings of both time and money. Offering a streamlined migration of existing telephony services with very little down time, our Hosted IP Voice service offers feature-rich technology that is simple for employees to manage and control. Since these features reside on our network, it immediately eliminates the need for any costly infrastructure upgrades. We handle the design, implementation, and ongoing maintenance required to keep the voice services running efficiently.

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SIP Trunking: Our SIP Trunking solution allows a customer’s existing telephone system to interoperate seamlessly with our top-of-the-line infrastructure. Widely considered the industry standard for VoIP calling, our SIP Trunking solution offers businesses premiere call quality while maintaining all of the existing features that a business relies on. An excellent add-on to bundle with our bandwidth services, this unique technology enables voice traffic to always take priority over data, delivering superb call quality to all users while maintaining company’s remaining broadband services at top speeds. Highly scalable to meet the needs of any company, our SIP Trunking solution eliminates the over-subscription of voice channels, allowing a customer to customize their system, adding or subtracting lines as needed.

With competitive usage plans available, our SIP Trunking solution delivers cost efficient local, toll-free, and long-distance service across our nationwide footprint. Some of the standard features include: Unlimited Inbound Calling, Directory Assistance/Operator Services, Inbound Caller ID, Unlimited site-to-site calling, Local Number Portability, Customizable outbound/inbound (toll-free) calling plans, Virtual DIDs, E911, and 24 X 7 X 365 Customer Support. The benefits to the customers include the elimination of unnecessary hardware costs, increased call quality, flexibility to add/subtract lines as needed, the dynamic optimization of unused bandwidth, the availability of local DIDs for remote users, faster, more efficient disaster recovery and legacy system compatibility.

In-building Service

We aggregate bandwidth in the telecommunications facilities of commercial office buildings. Tenants in these buildings receive public Internet bandwidth via ethernet (cable) handoffs terminated in their individual suites. This delivery method provides countless benefits over typical Internet services including faster installation and greater uptime (service availability) for businesses. Bandwidth is rate-limited to a certain speed from T-1 speeds up to and exceeding 1 Gbps. Other advantages of ethernet delivery are the scalability of the bandwidth speed and the ability to upgrade the bandwidth speed on-demand. Redundancy is achieved by using carrier and path diversity for transport to our POPs and multiple backbone providers at the POP level. Best of all, our Internet bandwidth services are fully-managed and monitored in real-time, 24 hours per day, seven days per week, 365 days per year, at our network operations center.

Remote Service

Our customers that are located in buildings that are not currently wired by us receive bandwidth services on a “remote” basis. The minimum bandwidth level is 1.5 Mbps delivered via ILEC T-1 circuits that are mapped to a nearby POP. Customers are provided with a fully-managed router to accept the T-1 or higher bandwidth. As with “in-building” bandwidth services, all “remote” customers are fully managed and monitored in real-time, 24 hours per day, seven days per week, 365 days per year, at our network operations center.

Remote services are also available on a multiple T-1 basis (3 Mbps, 4.5 Mbps and 6 Mbps), metro-ethernet (10 Mbps, 100 Mbps and 1 Gbps; committed-rate or burstable with a minimum committed-rate requirement), DS3 (45 Mbps; committed-rate or burstable with a minimum committed-rate requirement).

Local Telephone Services. Our local telephone services include basic local dial tone service, call waiting, call forwarding, call return, caller ID, voicemail, universal messaging, directory assistance, hunting, call pick-up, repeat dialing and speed dialing services. In some regions, we also offer our business customers a remote office feature that enables them to place calls from any location but appear to be calling from their offices, as well as a simultaneous ring feature that provides customers with the ability to have their calls ring at multiple locations, providing greater flexibility than traditional call forwarding. We have entered into interconnection agreements with the traditional regional Bell operating companies, or RBOCs, that historically provided local telephone service, as well as with other large local telephone companies operating in its markets. These agreements currently allow is to interconnect our network with the networks of those companies to offer local telephone services in 48 states and the District of Columbia.

Long Distance Services. We offer a range of switched and dedicated long distance services to customers connected to our network. These include services that originate and terminate within the same local transport area and in different local transport areas, international services, 1+ outbound services and inbound toll-free services. We also offer ancillary long distance services, such as operator assistance, calling cards and pre-paid long distance. In those instances where we are not able to connect a customer to our network, we resell the long distance services of other communications carriers through agreements we have entered into with those carriers. We generally sell our long distance services as part of a bundle that includes one or more of our local services offerings, our other network service offerings or our integrated solutions offerings.

Carrier Services. We offer our wholesale offering of voice to other communications providers and to larger-scale purchasers of network capacity. Our carrier class services customers include communications companies that resell our local and long distance services, interactive voice response providers, Voice over Internet Protocol, or VoIP, providers, other “competitive carriers” such as us that have been formed as a result of the Telecommunications Act of 1996, government agencies, wireless service providers, web services providers and Internet service providers.

We offer the following services to some or all of our carrier customers:

•	dedicated local services, including primary rate interface services, that provide high capacity local service for carrier access services, such as dial up Internet access and VoIP services;

•	local voice and related enabling services, such as digital loop carrier services and local switching services;

•	long distance transport and termination;

•	long distance network services, including special access services;

•	origination, including toll-free origination, for competitive local providers and other carriers;

•	network security services for local resale service providers and other competitive carriers;

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end user multiprotocol label switching aggregation services that provide secure IP communications connections between carrier end users and single or multiple network points of presence, or POPs, of the carrier;

•	local access to Internet service providers;

•	high-speed Internet connectivity for Internet service providers and web services applications; and

•	Internet transit services that provide global routing.

The majority of our carrier services revenue historically has been generated by long distance termination and origination for competitive local providers and other carriers.

We provide our regional customers with the flexibility to extend their coverage areas without extending their operational centers or investing in additional personnel through the use of our centralized network equipment centers.

Sales and Marketing

Retail

We have an experienced direct sales force in all markets that currently focuses on voice and data services to the small and mid-size business market, although we do also sell to large customers. Our experience is that the ILEC’s do not focus on the business segment in a consultative, solution oriented manner. Our sales strategy involves face-to-face solution oriented sales, building trust and confidence and a strong relationship with the client through a keen understanding of their data and voice requirements. Our solutions are developed specifically around these requirements and comprehensive proposals prepared and presented. Our services are custom “packaged” to client requirements, and we expect that our 4G services will be seamlessly folded into this solution offering.

Sales Channels

The direct organization is augmented by a channel referral network of typically IT companies (IT Consultants, Outsourced IT Providers, VAR’s) extending their clients to our sales personnel. Additionally, web based inquiries and referrals from Property Management are assigned to the direct sales force for follow-up.

Strategy

Our sales strategy is based on delivering value creating solutions to our clients incorporating multiple services (data, voice, wired, wireless, VLAN, 4G) with professionalism, a strong sense of urgency and results. Account development and relationships are continually strengthened overtime to position us for additional services, locations and expansion opportunities. This account relationship earns loyalty, reducing churn and assisting Customer Support. We do not sell “price” as a prime driver for our services instead focuses on service quality, personalized and urgent client support, ease of doing business and economic savings with multiple service integration.

Client solutions are developed with the inclusion of voice and data engineers to creatively apply the expertise internally to complex client requirements. We believe that these sometimes unique solutions often eliminate competition and enhance the over-all value of our solutions. These may incorporate multi-site VLANs, redundancy and wired/wireless capabilities. This creative technical approach earns confidence, enhances the value of our offering and increases the close rate on complex, high value service sales. Sales management is actively engaged in pipeline management and is also required to be actively engaged in the high value sales opportunities.

Our marketing efforts to date have been focused on the following:

•	On-net building seminars/lobby events endorsed and attended by property management;

•	Email marketing to current clients for upgrade and expansion opportunities;

•	Proactive account calling plans monthly in customer support to “touch” each client to measure satisfaction and search for new business initiatives; and

•	Client and property management referrals.

Wholesale

Through our subsidiary, RNK, we offer a wide variety of regulated and unregulated services in all of its jurisdictions. We employ a duel sales strategy. Our in house dedicated sales staff, is comprised of seasoned professionals, who solicit wholesale customers which in turn have their own dedicated sales staff and marketing avenues. We solicit business through the following sales channels.

Direct Sales through in house sales staff

We have a sales staff dedicated to international origination and terminating carrier sales, pre-paid calling cards, domestic origination and termination carrier sales, Direct Inward Dial, or DID, sales (phone numbers RNK provides to other carriers which RNK owns), collocation services, and various other tarriffed and homegrown products.

Agents

We have several agents that sell our services throughout the telecommunications industry. Agents work both domestic and international markets and provide a continual stream of business for us. Typically, our agents bring in more wholesale business clients.

Contractual buy sell arrangements

We have many contractual relationships with other carrier and telecommunication companies. These contracts allow for a reciprocal business relationship—we buy from them and they buy from us. The wholesale phone business is based on price and quality, and the more minute volume a carrier has, the greater their buying power, which in turn allows lower pricing to attract more business while maintaining profit margins. The lower our prices, the more business we can attract. This “prime the pump” business scenario works well for us as we have doubled our overall monthly minute volume every two years. We now average over a billion minutes a month through our switching network.

Interconnected VoIP Services

We have approximately 5,000 in-house VoIP customers and another 15,000 VoIP private label end users through resellers of our VoIP service. We have built and maintained a residential VoIP network for these customers.

Direct Inward Dial, or DID, Services

We have over two hundred DID customers utilizing approximately 500,000 RNK assigned phone numbers. This service provides telephone numbers and the underlying transport facilities to complete calls to our customers. We provide this service using our own telephone numbers as well as those we resell from other carriers. These numbers are most commonly sold to other carriers and phone companies for their direct end user customers.

Carrier Origination and Termination Services (both Domestic and International

RNK, as a “carrier’s carrier,” provides international and domestic originating calling and domestic and international terminating calling to approximately 200 other carriers. These services allow customers, such as other carriers, long distance providers, and IP-enabled service providers, among others, to send to us long distance telecommunications traffic for termination to the PSTN.

Collocation Services

We have facilities in several east coast cities and provide other carriers, service providers and businesses with the ability to locate their equipment and utilize our network connectivity. We have approximately 20 collocation customers in four different facilities.

Calling Card Services (both RNK brand and private label)

RNK produces its own calling cards under the RNK brand as well as approximately 30 different private label cards for retail stores, government and non-profit organizations.

Pre-Paid Private Pin Service

We provide customers, such as calling card companies and prepaid long-distance providers with the ability to produce their own pre-paid calling services utilizing our network and pre-paid calling platform. These services allow customers to track and maintain their customer’s accounts using our platform. Such customers combine our services into their own customer offerings.

Company Developed Innovations

MyTempNumber® is a mobile application that allows users to add an additional phone number to their current cell phone. This unique call forwarding service allows users to have a private phone number from anywhere in the continental United States or Canada ring to their current cell phone. Currently MyTempNumber® is available on the iPhone® App Store® and can be downloaded through Apple® iTunes® and iPhone and iPod touch® devices. MyTempNumber® is currently available in the Nokia® OVI® store and on Series 60 3rd edition and 5th edition smart phones.

Phone Number Bank® is an application that allows users to keep any phone number they own without the cost of paying their monthly phone bill. Phone Number Bank gives customers the ability to save the phone number they have always had and they can manage where the number rings to via an online portal. Users can point that number to either a virtual voicemail box or forward to any other United States phone number.

Other Telecommunications Services

We provide various other telecommunications services, including but not limited to, dedicated transport, on a case by case basis or in accordance with our lawfully filed tariffs, as applicable.

Marketing

We have limited marketing expenditures and rely mainly on our participation in industry trade shows and direct customer contact to generate new business. As a wholesale carrier, RNK has also advertised its services in industry focused publications and email blasts to attract new wholesale customers.

Customer Support Systems

Our fully redundant customer care facilities are located just outside Boston, Massachusetts, with two locations allowing for real time disaster recovery. We provide live support from our multiple call center locations 24 hours a day, seven days per week, 365 days a year.

Our support representatives are specifically trained to enable them to offer customers customized support depending on the product or service at issue. Our call centers utilize industry standard coaching and employee development and training programs to ensure all of our customer interactions are of a high quality. As such, most of our callers reach a live representative in less than one minute and, when they do, trained agents work hard to address any concerns or issues on that very first call into the support system. Customer Care operations strive to ensure first call resolutions are over 80% for customer issues and those issues escalated to a higher level are handled quickly by senior engineers.

Our Customer Care centers cater to the diverse needs and preferences of our customers. We believe in providing efficient, high-tech offerings like Secure Live Chat, Online Self Help engines along with the personal service and attention to detail that our customers have grown to expect as well as the option to speak to a live representative at any time.

Network Architecture and Deployment

Overview. Our integrated voice and data network offers an advanced and secure network, sophisticated voice and data applications, as well as outstanding, reliability, redundancy, and security.

The diversity and resiliency of our network is designed to insulate customers from network failures by providing diverse network access points in each of our markets and multiple private peering arrangements. Our network provides disaster protection from the bottom up, with redundant equipment on every card, router, and server in the network. All of this is supported by power backup and a self-healing high capacity fiber backbone.

We pride ourselves on our ability to manage and control our entire network: equipment, Points of Presence, and fiber optic backbone—providing customers with reliability, high availability service, and security. We believe that our network deployment strategy has allowed us to enter new markets rapidly and to offer our customers flexible technological solutions tailored to their specific needs. We also believe that this flexible network deployment strategy allows us to adapt quickly to emerging technological innovations.

Our network is equipped with the latest generation of voice and data equipment in partnership with industry leading suppliers, including Lucent, Cisco, Nextone, BroadSoft, Asterisk, and NACT. Our underlying network is based on a Geographically Redundant Lucent Distributed Gateway Architecture, and is complemented by a Cisco-based IP Mesh Platform. Our network was built from the ground up by professionals with many years of combined engineering and design experience in voice and data technologies.

This network infrastructure and operations support systems enable us to control the types of services that we offer, how these services are packaged and how they are integrated to serve customers. Through our installation of IP routers at our switch sites, we have deployed packet-based technology to augment our traditional circuit-switching technology. Our customer-specific voice and data solutions are driven by customer preferences and priorities, as we strive to provide industry-leading packet delivery, latency, and backbone availability over our core IP network, enabling rapid, secure, and accurate transmissions.

By providing the latest in IP technologies, we have sought to maintain an advanced architecture that supports converged technologies. This allows us to deliver cutting-edge products, features and services to customers efficiently over a single, next-generation network—including unified messaging, IP video and trunking, presence management, and online feature management—allowing customers to combine voice and data services to increase efficiency and reduce costs.

Full-scale Facilities Based Competitive Local Exchange Carrier Capabilities

Through RNK, we offer full-scale facilities based CLEC capabilities, creating nationwide and international coverage for all voice and data communications. Capital investments made over the past 12 years have helped create a robust infrastructure designed specifically to allow for long-term network presence, stability and profitability. In addition, this allows us to perform essential communications functions internally, including:

•	Public Switched Telephone Network (PSTN) Access—We have full access to both domestic and international public switched networks.

•	Local Number Portability—Our Number Provisioning Team offers full function Number Administration including all necessary porting, certification, and central registry administration.

•	Public Safety Answer Point (PSAP) Access—As a local service provider, we provide all voice customers with connections to the PSAP. All of our voice products include Emergency 911 dialing capability.

•	Repair Services—We offer a full fleet of maintenance and repair technicians that are dispatched to provide professional services should any of our customers require site services.

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Billing & Collections—Our ability to provide our billing and collections allows for a higher level of control and understanding of our expenses, our revenues, our collections, and any financial or service issues that are impacting our customers.

Leased “Last Mile.” We traditionally have connected our customers to our network primarily by leasing “special access” digital transmission lines. We have obtained most of these digital transmission lines, which either provide a dedicated connection between our customer locations and our switches, from major communications providers such as AT&T Inc., Verizon Communications, and Global Crossing or a dedicated bandwidth brought into a building that is used to service customers in that building. These connections provide our customers with a minimum of 24 available channels over which we can provide network services. Our strategy traditionally has been to form relationships with multiple providers of communications lines to improve service reliability through alternative network paths and to lower our costs through competitive procurement.

Packet Technology. Our network infrastructure and operations support systems enable us to control the types of services that we offer, how these services are packaged and how they are integrated to serve customers. Through our installation of IP routers at our switch sites, we have deployed packet- based technology to augment our traditional circuit-switching technology. Circuit switch-based systems, which historically have dominated the public telephone network, establish a dedicated channel for each communication, such as a telephone call for voice or fax, maintain the channel for the duration of the call, and disconnect the channel at the conclusion of the call. Packet-switched systems format the information to be transmitted into a series of shorter digital messages called “packets.” Each packet consists of a portion of the complete message plus the addressing information to identify the destination and return address. Unlike circuit-switching, packet-switching does not require a single dedicated channel between communication points. This type of communication between sender and receiver is considered connectionless, rather than dedicated. Most traffic over the Internet, which is a connectionless network, uses packet-switching technology. We believe a transition to combining the delivery of our data and voice services over a converged packet-based network enables us to streamline the delivery of core communications services to our customer base in a more flexible manner than circuit-switching technology has permitted, to deliver a new generation of product offerings, and to more effectively and efficiently leverage our network assets.

Network Infrastructure and Backbone Network. Our network backbone enables us to offer high-quality Internet access and virtual private networking services. This backbone consists of high-capacity fiber optic telephone and data transmission lines that we lease and that allows us to transport traffic between points on our network. The packet-switching portion of our backbone is based on Internet Protocol, which is a broadly deployed standards-based protocol that allows unrelated computer networks to exchange data and is the technological basis of the Internet. IP technology has enabled us to accelerate network traffic flow and has made it easier and less costly for us to manage our network. This technology generally makes more of the network capacity available for revenue-generating customer traffic. Our backbone network is intended to provide a network switching presence close to the customer to reduce access and switching costs, and to allow us to expand our network rapidly to meet customer demand. This regional design also is intended to enhance service reliability and allow us to improve quality and speed.

Network Operations Command Center (NOCC). We provide pro-active, real-time monitoring to protect customer services. Our Network Operations Command Center (NOCC) in Bedford, Massachusetts provides 24/7/365 surveillance of over 10,000 network elements to support our next-generation network and protect our customers’ services. Our NOCC is equipped with proactive monitoring tools to ensure quick identification and resolution of network issues.

In addition to this constant surveillance of individual network elements, we perform routine equipment audits to ensure reliability. Our network is highly sectionalized, with remote access to all devices that allows us to communicate with devices such as modems and routers to speed detection and repair. We employ the latest telecommunications standards to ensure that we maintain the low mean-time-to-repair performance. In addition, we adhere to stringent “maintenance window” schedules, where repairs are done overnight to minimize or eliminate any impact on our customers.

The NOCC provides advanced, “always-on” monitoring for latency, jitter, utilization and packet loss in real time. Customer Premise Equipment, local loops and backbone elements are constantly under surveillance with proactive monitoring systems for fast failure detection and recovery. Because of these capabilities, many problems are identified and rectified before customers are even aware there is an issue. Our highly trained staff is provided with the right tools, training and state-of-the-

art equipment to maintain network reliability and keep the network and our customers up and running.

Stringent Security Regulations. We meet the most demanding security standards and regulations to safeguard customers’ critical data and processes against disruption, and provide privacy protection.

Competition

We compete in the marketplace with Incumbent Local Exchange Carriers, or ILECs, such as Verizon and ATT, and other national and international providers such as Level 3 Communications, LLC, XO Communications and Cogent Communications, Inc. Additionally, regional and local providers such as Broadview Networks, Inc. and Paetec also compete in the market. Although many are larger organizations, they may be less apt to handle the small to mid-size market that is our focus. We believe that we compete effectively in the marketplace by solution oriented sales, personal and prompt client support and services, and competitive pricing.

We expect to face competition in the In-Building Wireless market from other established companies that offer solutions utlizing a variety of technologies. These technologies will include Active DAS, Passive DAS, Repeaters, Picocells, and Femtocells. Each of these technologies will provide our competitors with various levels of advantage and disadvantage as it relates to cost, capacity, coverage, installation timeframes, number of wireless bands supported, scalability, reliability, management, building disruption, interference mitigation, and end-user applications. Competitors in the In-building Wireless space will include ADC Telecommunications, Inc.; CommScope, Inc.; InnerWireless, Inc., MobileAccess, Inc.; and Alcatel-Lucent. We believe that our technology and our offering as a whole is well positioned to compete in this marketplace, provides a superior experience for end users, and provides for the most efficient use of network resources.

RNK

The market for wholesale communication services in the RNK service area is a highly competitive one and there is a variety of types of competitors ranging from traditional ILECs to CLECs and other enhanced service providers. We compete with these companies based on price, services, and quality of the network provided. RNK provides domestic origination/local access, domestic and international terminations, and prepaid services. We briefly discuss each below and identify our main competitors for each service category.

Domestic Origination/Local Access

This is RNK’s featured product. Due to our advantageous carrier contracts and efficient network deployment, we believe that RNK enjoys a significant advantage over most of our competitors in the RNK service area. Some of the main competitors in this product line are Global Crossing, Level 3 Communications, LLC, XO Communications, Paetec, One Communications Corp., Verizon Business, and other smaller regional CLECs.

Domestic and International Terminations

RNK terminates local, long distance, and international calls for our customers. In the RNK service area we have established contracts with carrier partners to allow us to offer an extremely competitive termination product both domestically and internationally. Some of the main competitors in this product are Qwest Communications International, Inc., AT&T, Level 3 Communications, LLC, Transcom, Paetec, One Communications Corp., Ibasis, Inc., Primus Telecommunications, Inc., and other smaller VoIP carriers.

Prepaid Calling Services

RNK offers its own as well as private label calling card products throughout our service area. Currently our products are offered in approximately 1,500 stores comprised of local chain supermarkets, discount stores, and smaller private grocery/markets. This is a challenging market with many competitors. The most significant competition in this market comes from IDT Corporation, STI-Telecommunications, and Dollar Phone Corp.

Government Regulation

Overview of Existing Regulatory Requirements

Our services are subject to varying degrees of federal, state and local regulation. We provide both what are known as “information services” and “telecommunications services.” These terms are specifically defined by federal statutes and rules, and the regulations that apply to them are vastly different. Information services provide customers with an ability to interact with data or stored information. Internet access service and voice mail are examples of information services. Information services are subject to minimum regulation, and states are preempted from regulating these services altogether. As described below, however, the Federal Communications Commission has recently launched a proceeding to determine whether to adopt new rules barring Internet access service providers from favoring one type of Internet application over another. This non-discrimination requirement is referred to as “net neutrality.”

Telecommunications services, such as local or long distance telephone service, are subject to stricter regulation, at both the federal and state level. Many of the wholesale services provided by RNK are telecommunication services. Telecommunications services must be provided at just and reasonable rates and offered to all potential customers on a non-discriminatory basis. Telecommunications carriers must also interconnect their networks with other carriers so that the customer of one carrier can call or transmit data to the customer of another. Certain telecommunications services are priced based on tariffs filed at the federal or state level. Providers of telecommunications services must obtain federal and state authority to operate and must obtain federal and state approval for many kinds of major transactions, such as sale of the company, its assets or incurring substantial debt. Federal and state regulatory requirements impose compliance costs and, in extreme cases of non-compliance, can result in the imposition of fines or the revocation of operating authority. RNK is authorized to provide varying degrees of service, and its thus subject to state regulation, in the following states: Massachusetts, Rhode Island, New Hampshire, New York, Maine, Vermont, Connecticut, Maryland, Pennsylvania, Virginia, Florida, Texas, New Jersey and Washington, D.C.

Market Opening Provisions of the 1996 Telecommunications Act

The 1996 Telecommunications Act, or the Telecommunications Act established new rules designed to help carriers enter local telecommunications services markets and compete against the incumbent carriers that, up to then, had been treated as natural monopolies. These carriers are called competitive local exchange carriers or CLECs. Among other things, the Telecommunications Act required the incumbent carriers to make parts of their network—called unbundled network elements or UNEs—available to CLECs at favorable rates. The specifics of these general requirements have been the subject to intense litigation and shifting rules. As a result, the availability of incumbent network elements at low rates has become more limited and the incumbent carriers continue to push for elimination of these requirements to the detriment of new entrants like RNK who could see their costs increase.

The Telecommunications Act also requires Incumbent carriers to negotiate in good faith with competitive carriers such as us for interconnection, collocation, intercarrier compensation and providing access to unbundled network elements of the incumbent carrier. If the negotiating carriers cannot reach agreement within the time prescribed in the Act, either carrier may request binding arbitration of the disputed issues by a state regulatory commission. In addition, carriers are permitted to “adopt” in their entirety agreements reached between the incumbent carrier and another carrier.

These agreements currently allow us to interconnect our network with the networks of those companies to offer local telephone services. Each interconnection agreement allows us to enter new markets and to offer communications services to current and prospective customers. Each agreement permits us to provide local service on a resale basis or by purchasing UNEs that we require to provide local service on a facilities basis. Each interconnection agreement, including pricing terms agreed to by us and the incumbent carrier, must be approved by state regulatory authorities, and they remain subject to review and modification by those authorities. Although parties may negotiate prices contained in the interconnection agreement, such agreements typically incorporate prices for interconnection, collocation, intercarrier compensation and UNEs that have been established by state regulators in generic proceedings using the FCC’s approved pricing methodology.

Interconnection agreements typically have terms of three years, with automatic renewal terms of at least 30 days until terminated by a party, although the parties may mutually decide to amend the terms of such agreements. Should an agreement be terminated, if the parties cannot negotiate new favorable interconnection agreements, adopt an existing agreement, renew existing interconnection agreements, either party may invoke binding arbitration by state regulatory agencies. The arbitration process is expensive and time-consuming, and the results of an arbitration may be unfavorable to us. If we are unable to obtain favorable interconnection terms, it would harm our existing operations and opportunities to grow our business in our current and new markets.

Regulation of Voice over Internet Protocol (VoIP) Calls

We and many other providers are increasingly using Internet technology to provide communications services. One example is Voice over Internet Protocol, or VoIP. The regulations applicable to VoIP traffic are currently unsettled. Some VoIP calls never touch regular telephone networks and are classified as information services. Sometimes calls begin and end as regular telephone calls, but are carried as VoIP calls in between. These VoIP-in-the-middle calls are regulated as telecommunications services. Much of the company’s traffic is VoIP on one end and regular voice calls on the other. These are called interconnected VoIP calls because they interconnect with the regular telephone network called the Public Switched Telephone Network or PSTN. When Wave2Wave provides VoIP-based telephone products to business customers, it is providing an interconnected VoIP service. The FCC has yet to determine whether interconnected VoIP calls are information services or telecommunications services, creating substantial regulatory uncertainty. Even though the FCC has not decided how to classify interconnected VoIP calls, the agency has extended various telecommunications regulatory requirements to such calls, such as requiring that VoIP customers be able to make 911 calls that interconnected VoIP providers pay certain federal telecommunications fees and assessments, and that VoIP networks enable law enforcement agencies to lawfully intercept VoIP calls. Furthermore, to the extent in Phase 2 of our business strategy that we carry wireless carrier originated voice traffic over the 4G based HFW network, this traffic may be considered interconnected VoIP traffic under the FCC’s rules and may be subject to separate regulatory requirements for us and the wireless carriers as discussed above.

Charges Between Service Providers for Network Access

The proliferation of different types of communications service providers offering an array of new telecommunications and information services has put increasing pressure on the complex regulatory regime governing how providers compensate each other for access to their networks. The amount that one carrier may charge another carrier for the use of its network varies substantially depending on the type and nature of the communication, even though essentially similar network functions may be performed. For example, regular long distance voice calls are subject to so-called access charges. These are fees paid by long distance companies to local telephone companies, such as RNK. The amount that the local carrier can charge the long distance company depends on whether the long distance call travels between states or begins and ends in the same state. Intrastate access charges, which are regulated by state utility commissions, typically are higher, and sometimes much higher, than interstate access charges, which are regulated by the FCC. Access charges apply to telecommunications services. Pursuant to the FCC’s Information Service Provider, or ISP, exemption, entities that provide information services are not subject to access charges. In a 2006 order, the FCC ruled that providers of prepaid calling card services are liable for access charges for long distance calls. The FCC has not ruled that access charges apply to interconnected VoIP traffic.

As a new entrant into the market, the FCC generally does not regulate our prices. The FCC does, however, regulate the interstate access charges that RNK and other CLECs can assess long distance companies. Under these rules, CLECs generally cannot charge higher interstate access fees than the incumbent carrier against which it competes. Some states have, or are considering, imposing similar caps on CLEC intrastate access charges, which could have the effect of lowering RNK’s intrastate access rates, and hence its revenue, in some states.

Service providers also exchange traffic that is subject to a different compensation arrangement known as reciprocal compensation. Reciprocal compensation applies when carriers exchange local calls or when a customer of one carrier calls an Internet service provider that is served by another carrier. The rates for reciprocal compensation for local calls are set by the states using a formula prescribed by Federal law, and are usually much lower than access charges. The FCC has also set a very low rate for terminating a dial-up call to an ISP, although the FCC’s authority to set these rates is the subject of a pending appeal. In addition to different rates, the access charge and reciprocal compensation regimes are subject to different rules. For example, a local carrier whose customer makes a long distance call may charge the long distance carrier an originating access fee. A local carrier whose customer makes a local call cannot charge an originating fee but instead must pay the carrier whose customer is being called a terminating reciprocal compensation fee. Wireless carriers are also subject to access charges and reciprocal compensation, but under yet another set of rules. For example, what constitutes a “local” call, and hence is subject to low reciprocal compensation rates rather than higher access charges, is different for wireless calls. Thus, a call that would be subject to access charges if originated by a wireline company may be subject to lower reciprocal compensation if originated on a wireless phone.

The FCC and state commissions have initiated a number of proceedings to rationalize this disparate array of intercarrrier charges. One proposal is to establish, over some transition period, a single, relatively low uniform compensation rate for all different kinds of traffic. Key proceedings are described below. The outcome of these proceedings, which are difficult to predict, could have a materially adverse affect on the companies. For example, a substantial portion of RNK’s revenue comes for payment from other carriers in the form of access charges or reciprocal compensation. If the result of these proceedings is to lower access charges, there would be materially lower RNK revenue. Conversely, if the FCC were to rule that VoIP traffic is subject to access charges, Wave2Waves and RNK’s costs could materially increase or business opportunities could decrease. Additionally, disputes often arise between carriers regarding the appropriate classification, and hence the appropriate compensation rate, to be applied. RNK is currently the subject to a lawsuit filed by its competitor, Verizon, seeking to collect access charges for traffic that RNK considers to be local traffic.

Universal Service

The FCC and some states have established a universal service subsidy regime known as the “Universal Service Fund,” which, among other things, provides subsidies for the provision of telecommunications and information services to rural and other high-cost areas. Universal service is closely linked to the intercarrier compensation issues cited above. A number of incumbent carriers, particularly those serving more rural areas, claim that the government should not reduce access fees, which often act as implicit subsidies, without increasing the amounts they receive under the Universal Service Fund.

Providers of interstate telecommunications services such as us must pay assessments that fund these subsidies. We also may be eligible to obtain subsidies for some services that we provide. At this time, we cannot determine with certainty our net financial responsibility for the Universal Service Fund. The FCC currently is assessing Universal Service Fund contribution payments based on a percentage of each telecommunications provider’s projected interstate and international telecommunications revenue. Carriers are permitted to pass through a specified percentage of their Universal Service Fund contribution assessment to their customers in a manner consistent with FCC billing regulations.

In conjunction with intercarrier compensation reform, the FCC also is addressing ways to revise the manner in which carriers are required to make contributions to the Universal Service Fund. In January 2008, the FCC issued a series of proposals designed to reform the manner in which Universal Service Fund proceeds are collected and distributed. One of these proposals would base the Universal Service Fund assessment on the number of lines or telephone numbers that a telecommunications carrier actively provides, rather than on a percentage of collected revenue. The objective behind this proposal is to capture Universal Service Fund revenues from the expanding number of new service providers, which could include providers of information services like Internet access. These and other proposals pending before the FCC related to Universal Service Fund reform are expected to generate considerable debate and their outcome is not predictable. In addition, various states maintain, or are in the process of implementing, their own universal service programs. Rising universal service obligations may increase our overall costs. We, however, could benefit from Universal Service Fund program subsidies if we choose to deploy network infrastructure and services in areas and to customers eligible to receive universal service support.

Other Regulatory Obligations.

Telecommunications carriers such as us are subject to a variety of miscellaneous regulations at the federal and state level that can have cost or operational implications. The regulations, for instance, require the filing of periodic revenue and service quality reports, the provision of services to customers with hearing or speech disabilities and associated funding of telecommunications relay services, protection of Customer Proprietary Network Information (CPNI), the capability to associate a physical address with a calling party’s telephone number (E-911) and cooperation with law enforcement officials engaged in lawful communication intercept or monitoring activities, in addition to regulating telemarketing and slamming, which involves an unauthorized change in a subscriber’s carrier of choice. Noncompliance with these and other provisions can result in administrative fines and penalties.

Regulation of Wireless Services

There exists a highly developed and complex regulatory scheme for providers of wireless telecommunications services. However, because our wireless services will not likely be regulated as a commercial mobile radio service, we will generally not be subject to those regulations. Instead, we will be subject to regulation as a provider of information services to the extent that we provide wireless data services. Because we propose to offer wireless Internet access, we may be subject to net neutrality rules developed by the FCC designed to govern the manner by which Internet service providers permit their customers access to and from the Internet. We plan to offer other wireless carriers the ability to permit their customers to “roam” onto our wireless in-building network. To the extent those customers roam using data services, we will still be considered to provide information services. If we carry the voice traffic of other carriers’ customers over our in-building IP network, those calls would likely be considered interconnected VoIP calls and we would be obligated to comply with whatever regulatory scheme is developed for interconnected VoIP services. In either case, the FCC has not mandated roaming among non-CMRS providers. Therefore, it is not clear whether we will be able to secure roaming agreements with commercial providers to carry either their voice or data traffic. The use of unlicensed spectrum, which we will operate within buildings to provide our 4G services (regardless of whether we are carrying voice or data or the traffic of our own customers or a third party’s), is not highly regulated. We are obligated to observe technical limitations imposed by the FCC’s rules and are required to accept harmful interference from other entities using unlicensed spectrum. See also section entitled “Regulation of Voice over Internet Protocol (VoIP) Calls” above.

Key Regulatory Proceedings

The following summary of regulatory developments does not purport to describe all current and proposed federal, state and local regulations, administrative rulemakings and legislation that may affect us. Federal and state legislation and regulations governing telecommunications and related services is a subject of ongoing judicial proceedings, rulemakings and legislative initiatives that could change, in varying degrees, the manner in which the communications industry operates and could materially affect Wave2Wave and RNK’s business.

Intercarrier Compensation

The FCC currently is reviewing the compensation arrangements that exist between carriers for the use of their respective networks in several interrelated dockets. Various proposals have been under review. On November 5, 2008, the FCC released a notice seeking comment on three proposals, including a draft order circulated by the then FCC Chairman Martin. These proposals or other proposals could significantly alter the manner in which local carriers charge long distance carriers and other types of carriers such as VoIP providers, for the origination and termination of communications traffic and the rates local exchange carriers charge for these services. The proceeding could also significantly alter the manner in which and rates at which facilities-based local carriers charge other carriers, such as VoIP providers and wireless providers, for the origination and termination of local communications traffic. One specific proposal under consideration would, over a specified transition period, establish a single, low rate for all traffic and providers. Another proposal would bar carriers from charging each other and require that carriers recover all network costs from their own end users—a regime called bill and keep, meaning, bill your own customer and keep the proceeds. The FCC’s review of these matters will not only re-examine the rules governing the way carriers charge one another but also the potential effect that changes to the intercarrier compensation regime could have on various federal subsidy programs such as the Universal Service Fund, on the nation’s legacy carrier network infrastructure, and on consumers’ retail rates. The FCC has taken no action of any of these proposals and it is difficult to predict if or when the agency will take up comprehensive intercarrier compensation reform or what the final rules would require. The FCC has recently sought comment on whether intercarrier compensation and USF reform should be addressed in the national broadband plan Congress directed the agency to complete in February 2010.

In addition to comprehensive intercarrier reform proceedings, there are several pending proceedings reviewing discrete intercarrier compensation issues. These include a proceeding to address so-called phantom traffic, which is traffic whose nature and originating provider cannot readily be determined.. Another pending docket, pertaining to so called “traffic pumping,” was initiated by incumbents and their interexchange carrier affiliates to curb the practice of generating large amounts of intercarrier compensation by soliciting customers with high in-bound calling patterns. Some alternatives proffered in this docket include access growth caps or certifications that carriers are not sharing access revenues with customers. Additionally, on November 6, 2008, the FCC issued a further order finding that dial up Internet access traffic to ISPs is subject to reciprocal compensation and extending the rate it had previously set for terminating this traffic to the ISP.

Access to Incumbent Network Elements and Special Access Services

We rely on incumbent LEC network elements to connect over the last mile to some of our customers. In a series of orders and court rulings culminating in 2004, the FCC reduced the types of network elements incumbents must make available at low rates. For the most part, those orders maintained unbundled, low-cost access to DS 1 local loops and transport. In more recent years, the incumbent carriers have sought to use a provision of the 1996 Telecommunications Act, called forbearance that allows incumbents to petition for elimination of remaining unbundling requirements if certain criteria are met. These petitions have met with mixed success. On December 4, 2007, the FCC rejected a request by Verizon to forbear from unbundling obligations in six markets, including New York, Boston and Philadelphia. The FCC’s decision was overturned on appeal and remanded to the agency. The remand remains pending. If the incumbent’s ultimately prevail on this issue, RNK may be exposed to increased costs as incumbents eliminate low-cost access to unbundled network elements.

Where these elements are not available at low rates on an unbundled basis, the company may lease them from the incumbents or other providers as point-to-point services, called special access services. Special access services may be materially more expensive than unbundled network elements. Although incumbent carrier special access services are subject to price regulation, incumbents are able to lift price regulation in areas where they can show competitive alternatives. In 2005, the FCC initiated a rulemaking to assess whether its deregulation of special access services is premature and whether it should re-impose pricing regulation. Such an action, if taken, could reduce our costs of leasing special access services.

Broadband Network Management and Net Neutrality Policies.

On October 22, 2009, the FCC launched a new rulemaking to codify previously adopted “net neutrality” principles and to require, subject to reasonable network management, broadband Internet access service providers to treat lawful content, applications and services in a nondiscriminatory manner and to disclose network management practices. The FCC also proposes to extend these requirements to all forms of broadband Internet access, including fixed or mobile, licensed or unlicensed, wireless services. Net Neutrality obligations are also the subject of pending federal legislation. Although the discussion of Net Neutrality obligations by service providers pertains principally to broadband Internet access services provided to retail subscribers, the FCC has also sought comment on whether or how to regulate managed IP services, including business services provided to enterprise customers. Developments in this area are difficult to predict and could have implications for all network management practices, including those pursued by us.

Roaming

In the context of several proceedings the FCC is considering its roaming regulations which today require CMRS providers to offer automatic roaming for switched voice, push-to-talk and text messaging services to other carriers on reasonable and non-discriminatory bases. The FCC does not require carriers to offer roaming to other carriers that are licensed for spectrum in the market for which they seek roaming rights, so-called “home roaming.” The FCC is likely to revisit the home roaming exception (permitting carriers to seek roaming rights where they have spectrum). It is also expected to determine whether automatic roaming obligations should extend to data services (and not merely the switched telephone, push-to-talk and text messaging services to which it applies today). The FCC’s evaluation of this matter may affect our planned provision of wireless services.

Spectrum Issues

The FCC has acknowledged that there may not be sufficient spectrum available to meet wireless broadband needs, particularly as wireless technologies begin to support high-capacity applications such as data and video. Accordingly, the FCC is examining how it may make additional spectrum available. This spectrum may be allocated for unlicensed purposes, potentially making additional capacity for our in-building 4G based HFW network. However, the FCC may also make spectrum available on a licensed basis, creating additional competitors (or strengthening existing competitors) by providing them with additional spectrum capacity.

Handset Exclusivity

Carriers have complained to the FCC that handset manufacturers have been contractually restricted from making handsets available to all carriers. These handset exclusivity arrangements particularly disadvantage smaller carriers who are prevented from offering their customers the most attractive handsets, which larger carriers have prevented from being broadly available. If the FCC regulates against handset exclusivity, it may negatively affect us. However, it may positively affect us if we are able to access handsets to make available to our customers which were previously the subject of exclusivity arrangements.

State Review of Intrastate Access Charges.

We face substantial uncertainties stemming from ongoing state utility commission proceedings in various states. Such proceedings, as well as those that may be filed in the future, and any state or federal judicial proceedings as a result of such proceedings, could result in significant changes to the regulatory environment of a particular state. We cannot predict the outcome of ongoing administrative or judicial proceedings or their potential impact upon the company. Further, we cannot predict how carriers will interpret these rules and whether or not such interpretations will adversely impact us.

Several states are currently reviewing the level of intrastate access charges that can be imposed by competitive carriers such as RNK. As a result of these state proceedings, competing carriers may be required to lower their intrastate access rates to the levels of the major incumbent carrier against which they compete, Verizon for example, or to the level of their interstate access charges. Competing carriers may have the ability to demonstrate that their costs of originating or terminating traffic justify higher rates that those charged by the competing incumbent carrier. On July 22, 2009, the Massachusetts Department of Telecommunications and Cable (DTC) ruled that, within one year, CLEC intrastate access charges should be capped at Verizon’s substantially lower rates unless a CLEC cost justifies a higher rate. If we fail to justify a rate different than Verizon’s in a cost proceeding before the DTC, it is likely we will experience a potentially material reduction in access revenues beginning on July 21, 2010. Such a filing would require a full adjudicatory proceeding. At this point, RNK has not determined what rate it could support. The New Jersey Board of Public Utilities is also reviewing access charges, including those charged by CLECs. On February 1, 2010, the New Jersey Board of Public Utilities ordered LECs to decrease intrastate access charges over three years. Further, the Board ordered CLECs to, within 20 days of the date of the order, reduce intrastate access charges to the composite rate charged by the applicable incumbent local exchange carrier. If the order remains unchanged or is not subject to stay, the reduction would impact approximately 5% of our revenues once fully implemented and result in an approximate 4% reduction in the Company’s consolidated revenues 20 days following the effective date of the order. On February 3, 2010 Verizon requested an emergency stay of the order by the New Jersey Board of Public Utilities in anticipation of a judicial appeal. Verizon also indicated that if the Board did not grant its request it would seek an injunction. United Telephone Company of New Jersey, Inc. d/b/a CenturyLink f/d/b/a Embarq also filed a request for a stay on February 5, 2010. These proceedings will have the effect of materially reducing the revenue that RNK receives from intrastate access charges if we are unable to replace the lost revenue.

Local Regulation

Our network is subject to numerous local regulations such as building codes, municipal franchise requirements and licensing. Such regulations vary on a city-by-city and county-by-county basis and can affect the company’s provision of both network services and carrier services, as well as, where applicable, video services. In some of the areas where we provide service, we may be subject to municipal franchise requirements and may be required to pay license or franchise fees based on a percentage of gross revenue or other formula. It is possible that some municipalities that do not currently impose fees could seek to impose fees in the future, and that, following the expiration of existing franchises, they could increase fee levels. In many markets, the traditional local telephone companies do not pay rights-of-way fees or pay fees that are substantially less than those paid by us.

Competitive Carriers

The telecommunications industry is highly competitive. Our core business competes primarily on the basis of the price, availability, reliability, variety and quality of its service offerings and customer care. Our competitors in the provisioning of data, local and long distance telecommunications include:

•	incumbent carriers such as AT&T, Qwest and Verizon;

•	independent long distance carriers such as Sprint Nextel, and other competitive carriers; and

•

other types of companies, including wireless carriers, resellers, cable companies, Internet service providers, satellite carriers, equipment vendors, network integration outsourcing vendors, electric utilities, and businesses offering long distance data and voice services using VoIP.

Incumbent Carriers. We believe that our primary competition in each of our markets will continue to be the incumbent carriers, which are the large telephone companies, such as AT&T, Qwest and Verizon that today constitute the traditional RBOCs that historically provided local telephone service. These carriers are vertically integrated and offer a comprehensive package of local, long distance and Internet services to their customers in direct competition with us.

Incumbent carriers generally have long-standing relationships with their customers, have financial, technical and marketing resources and economies of scale substantially greater than ours and have the potential to subsidize competitive services with revenue from a variety of other businesses. While the Communications Act of 1934, as amended, or the Communications Act, and past decisions by the Federal Communications Commission, or the FCC, and state regulatory commission have established extensive obligations on the incumbent carriers to allow non-incumbent carriers such as us to interconnect with the facilities of the incumbent carriers and to obtain critical network elements, such as certain digital T1, 10 mbps, 100 mbps and 1 gbps transmission lines, from those carriers, the scope of those obligations has been narrowed pursuant to recent court decisions and regulatory changes. These developments, which have resulted in increased pricing flexibility and relaxed regulatory oversight for incumbent carriers, may have a negative impact on our business opportunities and competitive position. As noted above, however, the FCC has an ongoing proceeding to assess the impact of this pricing flexibility regulatory regime.

FCC decisions and policy initiatives provide incumbent carriers with increased pricing flexibility for their private line, special access and switched access services. These FCC decisions and initiatives provide that, when an incumbent carrier demonstrates that competitors have made specified competitive inroads in providing a specified federally-regulated service in a geographic area, the incumbent carrier in that area may offer discounts to large customers through contract tariffs, engage in aggressive volume and term discount pricing practices for its customers, or otherwise free itself of regulatory constraints. Regulators in some states have adopted or are considering similar forms of deregulation or alternative regulatory plans. These actions could have a material adverse effect on the ability of competitive carriers, including us, to compete with the incumbent carriers.

Consolidation of Established Long Distance Operators and Other Competitive Carriers. We also face, and expect to continue to face, competition from other current and potential market entrants. Consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, as well as the development of new technologies, could give rise to a number of new competitors that may put us at a competitive disadvantage. Established long distance carriers such as AT&T, MCI and Sprint made significant inroads into the marketplace for local and other services, and the mergers between AT&T and SBC, between MCI and Verizon, and between AT&T and BellSouth increased the strength of those combined companies in both the local and long distance markets. These mergers also decreased the competitive alternatives available to us for various network elements and services. Many other incumbent and non-incumbent carriers also are expanding their facilities-based and non-facilities-based offerings in the long distance market. Other new competitive carriers already have established full service local operations in some of our current and target markets. Many competitive carriers and long distance service providers have been struggling financially, but we cannot accurately predict which of these carriers will be able to continue to compete effectively against it over time. We also cannot accurately predict all of the changes that the marketplace for telecommunications services may continue to experience. For instance, prices in the long distance market have declined significantly in recent years and are expected to continue to decline, but we cannot predict the ultimate effect this may have on our competitors or on our business.

Wireless Carriers. National carriers such as AT&T, Sprint, T-Mobile USA and Verizon Wireless, as well as smaller regional companies, provide wireless, local and long distance services. Increasingly, these companies are providing broadband mobile services as well. Established providers in other industries, such as cable television companies, as well as companies that specifically target markets with defined demographic characteristics, also have entered into arrangements to resell or re-brand wireless services. Some of these providers have long-standing relationships with customers and financial, technical and marketing resources substantially greater than ours. In addition, the availability of new wireless spectrum is expected to increase the number of wireless providers and improve their service offerings.

Industry consolidation also has resulted in the significant growth of traditional wireless competitors. Continued consolidation within the wireless industry could create economies of scope and scale that would improve the ability of wireless carriers to compete in the marketplace for telecommunications services. Recent advances in technologies allow wireless carriers to provide not only voice but also data transmission, Internet access services and next generation services, such as mobile multimedia products. In addition, the introduction of fixed wireless applications has facilitated the creation of companies that are in the process of installing equipment and building networks that may offer the same types of services that we offer or intend to offer. The planned deployment of WiMax technology, for example, will facilitate the development of similar broadband access services on a fixed and mobile basis.

Internet Service Providers. Advances in digital transmission technologies have created opportunities for the transmission of voice and data services over the Internet. Broadband Internet service providers such as AT&T, Qwest, Verizon and the largest cable television companies are exploiting their market position as incumbent providers of telecommunications or cable television services to promote their broadband Internet services and related voice and data applications.

VoIP Providers. We expect to face increasing competition from companies offering long distance data and voice services using VoIP. The emergence of these companies could present a competitive threat, principally because the regulatory classification of VoIP remains unclear. Providers of VoIP services may be able to avoid costly regulatory requirements, including the payment of intercarrier compensation fees, if these regulatory classification issues are resolved in favor of VoIP providers. Such a resolution could impede our ability to compete against these providers on the basis of price.

Cable Television Companies. Cable television companies such as Cablevision Systems Corp., Comcast Corporation, Cox Communications Inc. and Time Warner Cable Inc. have continued to deploy telecommunications and broadband Internet access services aggressively to customers on a broad scale. These companies initially deployed telecommunications services using circuit-switched facilities, but, increasingly, these companies are using VoIP applications and other technologies to provide voice services in a less costly, more efficient manner. In addition, some of these companies, including Time Warner, Cox and Comcast, have announced plans to resell wireless services, which potentially could lead to the creation of new bundled competitive service offerings that incorporate multimedia components of cable television and wireless broadband Internet access services at competitive rates. Some of these companies have recently acquired a financial interest in spectrum capable of accommodating advanced mobile wireless services. Such a development also could result in additional competitive offerings. Cable companies are also aggressively expanding into the small and medium-size business market with VoIP-based service offerings.

Intellectual Property

To protect our proprietary rights, we rely on a combination of trademark, copyright, patent, trade secret and other intellectual property laws, employment, confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements and protective contractual provisions with our partners, licensees and other third parties.

Trademarks. As of January 25, 2010, Wave2Wave has three trademark registrations in the U.S. for two word marks and one logo. We have been granted Federal trademark status for the following marks: Wave2Wave, Wave2Wave Logo, and E-Valve. As of January 25, 2010, our subsidiary, RNK has 12 trademark registrations and four pending trademark applications in the U.S. for a variety of word marks, logos and slogans. We have been granted Federal trademark status for the following marks: RNK Communications, RNK Communications Logo, Bridge2VoIP, ReVoS, Voip2Go, SubjectTalk, RNKVoIP, Phone Number Bank, Phone Number Bank Logo, MyTempNumber, Hello PVG Personal Voice Greeting Logo, and Dialaroundtheworld.com.

Copyrights. We have not registered any copyrights. All works of original authorship fixed in a tangible form that may exist are unregistered.

Patents. As of January 25, 2010, we had no issued U.S. patents. RNK is in the process of applying for additional patent coverage for various aspects of its technology, including technologies for telecommunications services. As a result, as of January 25, 2010, we had three U.S. patent applications on file relating to various telecommunications technologies.

Other Materials. From time to time our personnel will report on potential intellectual property opportunities for the company. These opportunities may include new product and service offerings, and potential proprietary information association with such services which may warrant application for formal IP protection. Regarding potential patentable material, our personnel will conduct interviews with the inventors, may perform initial prior art searches, and if a determination is made that the proprietary material is valuable enough to the company to warrant patent protection, such applications are made with the assistance of third-party patent counsel with support of our own in-house patent counsel. Pursuant to this process, RNK has filed provisional and non-provisional utility patent applications. Currently, we are evaluating certain technologies and their potential patentability.

In addition, we also seek to maintain certain intellectual property and proprietary know-how as trade secrets, and generally require our partners to execute non-disclosure agreements prior to any substantive discussions or disclosures of our technology.

Employees

As of January 15, 2010, we had 173 employees. None of our employees is subject to a collective bargaining agreement. We believe that we have good relations with our employees.

Properties

We lease approximately 7,555 square-feet of office space in Hackensack, New Jersey, pursuant to a lease set to expire on November 30, 2013, for a current monthly rent of $18,415.31, which will increase to $19,044.90 per month as of December 1, 2010, for the corporate headquarters of Wave2Wave. For the corporate headquarters of RNK, we lease approximately 14,925 square-feet in Dedham, Massachusetts, pursuant to a lease set to expire on December 31, 2014, at a monthly rent of $26,118.75 for 2010, $27,362.50 for 2011, $28,606.25 for 2012, $29,850 for 2013 and $31,093.75 for 2014. We also lease 9,375 square-feet in Bedford, Massachusetts, pursuant to a lease set to expire on February 28, 2013, for a current monthly rent of $13,867.19, which will increase to $14,648.44 as of March 1, 2010. We do not own any real estate. We believe that our existing facilities are suitable and adequate for the business conducted therein, appropriately used and have sufficient capacity for their intended purpose.

Collocation Space

In addition to the real estate mentioned above, we also lease several collocation sites throughout the region. These sites are leased to provide secure locations for mission-critical equipment within our network. These collocation sites allow us to locate network switching, server and storage equipment in secure, geographically diverse sites, and interconnect to a variety of telecommunications and other network service provider(s) with a minimum of cost and complexity. These sites include:

•	111 8th Avenue, New York, NY

•	111 Pavona Avenue, Jersey City, NJ

•	433 Hackensack Avenue, Hackensack, NJ

•	60 Page St., Bedford, Massachusetts

•	60 Hudson St., New York, New York

•	50 NE 9th Street, Miami, Florida

•	165 Halsey St., Newark, New Jersey

•	21 Harborview Avenue, Stamford, Connecticut

•	360 Hamilton Avenue, White Plains, New York

•	111 South Independence Mall East Philadelphia, Pennsylvania

•	401 North Broad Street, Philadelphia, Pennsylvania

•	111 North Canal Street, Chicago, Illinois

60 Hudson Street and 165 Halsey Street serve as two of our primary POPs, and are the anchor locations for our geographically redundant network architecture. All of these locations are equipped with high levels of physical security including 24 hours per day, seven days per week, guard services. All of the locations are also equipped with redundant power facilities including generators and/or back up battery power systems to guard against any type of power related outages. The cooling systems in these facilities are also continuously maintained to peak performance to avoid any type of heat related issues with network switching equipment.

For the most part, we provide our own technical and facilities support to these building, dispatching our technicians where necessary. However, in certain key locations, we do also deploy “remote hands", or contract services to other telecommunications technicians to provide emergency technical or facilities related support.

Legal Proceedings

From time to time we are involved in legal proceedings arising in the ordinary course of our business. We believe that we have adequately reserved for these liabilities and that there is no litigation pending, except as noted below, that could have a material adverse effect on our results of operation and financial condition.

Verizon New England, Inc. v. RNK Inc., No. 1:08-cv-11457

On August 22, 2008 Verizon New England, Inc. (“Verizon”) filed a complaint in the United States District Court, District of Massachusetts against RNK, Inc., our wholly owned subsidiary, relating to a billing dispute between the parties in New York, Massachusetts and Rhode Island arising under certain interconnection agreements. These disputes concerned the payment of reciprocal compensation charges and access charges in such states. Verizon alleges several counts for breach of contract and seeks compensation for Virtual Foreign Exchange (“VFX”) traffic as it is defined in the agreements. Verizon also requested that the court stop RNK from billing Verizon a certain rate for reciprocal compensation traffic in Massachusetts and Rhode Island. Verizon has also asked the court to reset the presumptive percentage of Virtual foreign exchange traffic. Verizon seeks $10,797,896.53 in damages as of the date of the complaint.

RNK filed its answer on November 11, 2008. RNK denied the claims proffered by Verizon and asserted defenses and counter claims for breach of contract and violation of the Massachusetts Consumer Protection Statute. RNK’s counter claims seek $25,361,434 in compensatory damages as of the date of the complaint, declaratory relief and statuary damages under the Massachusetts Consumer Protection Statute. RNK has asked the court to treble its damages due to Verizon’s willful violation of the statute. Verizon filed a motion to dismiss RNK’s counter claims regarding breach of the Rhode Island agreement and answered RNK’s counter claim on December 22, 2008. RNK filed its opposition on January 15, 2009. Verizon has since withdrawn its motion to dismiss on January 22, 2009. The parties have agreed to a discovery schedule, with discovery to end on July, 2010.

The proceedings in this case are in their preliminary stages. Preliminary discovery requests have been exchanged and supplemental requests were exchanged on January, 8, 2010. The substantive allegations of the matter have not been addressed by the court and depositions have not been taken as document production is still completing.

If Verizon prevails on all of its claims, the litigation will have a material adverse effect on our business operations. If it is determined that Verizon’s allegations regarding the percentage of VFX traffic were true or that the percentage should be increased above its current levels, the costs to RNK could be substantial. Further, if the court accepts Verizon’s positions with regard to the rates that should be charged for VFX traffic, RNK’s cost could increase substantially as well.

MANAGEMENT

Executive Officers, Key Employees and Directors upon Consummation of this Offering and the Winncom Acquisition

The following table sets forth certain information concerning our executive officers, key employees and directors as of February 8, 2010, assuming completion of this offering and the Winncom acquisition:

Name	Age	Position
Gregory Raskin	56	Chief Executive Officer and Director
Steven Asman	46	Chairman, Secretary (Currently our President and sole Director) (3)
Richard Koch	63	President of RNK
Eric Mann	46	Chief Financial Officer
Sanford McMurtry	46	Vice President, Strategic Operations
G. Jeffrey Mennen	69	Director (2)(3)
Amir Rosenzweig	50	Director (1)
Joel Blank	53	Director (2)(3)
R. Bruce Merrell	64	Director (1)
Robert P. Heller	48	Director (1)(2)
Key Employees
Andrew Bressman	46	Chief Strategist (Currently our Managing Director and Head of Business Development)
Lisa LaBonville	38	Vice President, Sales, Marketing and Product Development
Leah Barton	35	Vice President, Corporate Development/Special Counsel, RNK
James Palmisano	34	Vice President, Customer Operations
John Skinner	36	Vice President, Finance, RNK
Michael Tenore	35	Acting General Counsel, RNK

(1) Member of our proposed Audit Committee

(2) Member of our proposed Compensation Committee

(3) Member of our proposed Nominating and Corporate Governance Committee

Biographical information for our directors and executive officers are as follows:

Gregory Raskin, Chief Executive Officer and Director

Mr. Raskin will become our Chief Executive Officer and a member of our board of directors upon the consummation of the offering and the closing of the acquisition of Winncom. Mr. Raskin founded Winncom Technologies Corporation, a worldwide distributor and provider of wireless and wired network solutions, in 1996 and has been its President and Chief Executive Officer since inception. In 2000, Arc Wireless (formerly Antennas America), acquired Winncom Technologies. The business was reorganized, with an Irish-incorporated company, Winncom Technologies Holdings Lmited, becoming the holding company for the Winncom group. Mr. Raskin served as President and Director of Arc Wireless from February 2001 until October 2006, when Winncom was sold back to Mr. Raskin and a group of private investors. Winncom Technologies has experienced tremendous growth since its inception in 1996 with 100% revenue growth in each of 1997, 1998 and 1999. From 1989 until 1993, Mr. Raskin worked as a Control Systems Engineer for Bailey Controls Company. In 1993 he started his first company that specialized in wireless networking, RAITECH Enterprises, which set up the first ISM business in Russia in 1994 by introducing and certifying the first wireless LAN equipment from Lucent and Aironet in Russia and other former soviet republics. Mr. Raskin has more than 17 years of experience in the wireless business and received M.S. degrees in Electrical Engineering and Control System Engineering from Tashkent Institute of Technologies in 1975.

Steven Asman, Chairman and Secretary

Mr. Asman has been our sole director and President since 1999. Prior to joining us, Mr. Asman was the founder, owner and President of Innoventions Enterprises, Ltd., a company that created the patented GustBuster Umbrella. From 1986 through 1994, Mr. Asman was a Vice President of Sterling Development Group, a company that built and developed residential and commercial real estate on Long Island. Prior to this position, from 1987 through 1989, he was Vice President of 340 Morgan Avenue Corp., a company that manages property in Brooklyn, New York. Mr. Asman worked for Royal Realty Consulting Firm Corporation from 1986 through 1987, where he managed commercial real estate and real estate syndication. Mr. Asman received his B.A from University of Hartford.

Richard N. Koch, President of RNK

Mr. Koch has been President of RNK since 2007. Together with co-founder Joy Tessier, Richard Koch established RNK, our wholly-owned subsidiary, in 1997. Under his leadership, RNK grew from a small regional reseller to a full-service telecommunications provider with a global presence and the nationwide technology infrastructure to process billions of usage minutes annually. Mr. Koch’s career as an entrepreneur and telecommunications innovator spans more than 25 years and includes a number of central leadership roles in businesses on the cutting edge of phone/computer convergence technologies. In 1985, Mr. Koch became president of Boston CitiNet, a pioneering videotext company. During his tenure, the business grew into a national franchise, American CitiNet, with a roster of Fortune 500 clients. In 1991, Mr. Koch became president of Untraceable Phone Calls, a telecommunications privacy service, and of Safe Call, a joint venture between Shared Technologies and Cycomm Corporation. Prior to joining RNK, Mr. Koch served as president of Cycomm’s Privacall division, a developer of cell phone security devices and services. Prior to entering the telecommunications industry, Mr. Koch had a 10-year career as a science and chemistry teacher in the Boston public school system. He received a B.A. in Psychology from Boston University, and an M.S. in Education from Boston State College.

Eric Mann, Chief Financial Officer

Mr. Mann has been our Chief Financial Officer since 2000. He has 14 years of corporate banking experience, with a focus in leverage finance and the telecommunications industry. From April 1998 to April 2000, Mr. Mann worked for Mitsubishi Trust and Banking Corporation as a Vice President in Leverage Finance, with a concentration on the Telecommunications industry. As Vice President, Mr. Mann worked for Merita Bank, first in the Leverage Finance Group from 1990 to 1995, and then in telecommunications Finance 1995 to 1998. From 1988 to 1990, he worked in the leverage finance group at Fuji Bank. Mr. Mann began his banking career with Chemical Bank, where he successfully completed the bank’s training program and worked from 1986 to 1988 as an analyst. Mr. Mann received his MBA in Finance from Pace University and his BBA from The University of Massachusetts in Amherst.

Sanford McMurtry, Vice President, Network Operations

Mr. McMurtry has served as our Vice President of Network Operations since 2008. He served as RNK’s Vice President, Strategic Operations since 2006. Before joining RNK, our wholly-owned subsidiary, and subsequently joining us, McMurtry was director of Verizon’s Telecom Finance organization. Throughout his 21-year career at Verizon, Mr. McMurtry led a range of departments from Operator Services and Human Resources to Network Services and Wholesale Markets. Mr. McMurtry received a B.A. in Psychology from The College of the Holy Cross, as well as an M.B.A. from Suffolk University.

Board of Directors

G. Jeff Mennen, Director

Mr. Mennen will become a director upon consummation of the offering. Mr. Mennen is the former Vice Chairman of The Mennen Company. The Mennen Company was started in 1878, at Newark, New Jersey, moving to Morristown, New Jersey in 1953, where it manufactured and sold many over- the-counter pharmaceuticals and personal products such as Skin Bracer, Speed Stick, and Baby Magic products. He spent most of his career working for his family owned business. He started his career with The Mennen Company in April 1968 as a sales merchandiser and later, in marketing, in the United States. In July 1975 he became Vice President of Latin America for Mennen International and in August of 1977 was promoted to President of that division. Under his leadership, Mennen International grew over 90% in both sales and profits. In 1981, he was named Vice Chairman of the Mennen Company and was elected to its Board of Directors where he served until the company was sold to Colgate-Palmolive in 1992. In 1989, Mr. Mennen founded the G.J. Mennen Group, a consulting firm that specializes in assisting family owned businesses in their efforts to provide a stable environment for the family and employees of their companies. Succession planning, strategic planning and marketing assistance are the core of this consulting business. Mr. Mennen presently serves on the Board of Directors for On-Site Analysis, Inc., Group Thermo, Inc. and The Fabri-Form Company. Mr. Mennen received his B.S in Business from Washington & Lee University in 1964 and M.S in Foreign Trade from American Institute for Foreign Trade in 1965.

Amir Rosenzweig - Director

Mr. Rosenzweig will become a director upon the consummation of the offering. Mr. Rosenzweig is currently Managing Partner of LAR Advisors, a premier consulting firm specializing in the telecom arena. He has over twenty years of experience in running and operating global technology companies. Prior to co-founding LAR Advisors, Mr. Rosenzweig from 2001-2007 was President of Alvarion Inc. Alvarion (NASDAQ ALVR) is the global leader in the broadband wireless access market. He led Alvarion to become the worldwide leader of WiMax standard based solutions and managed Alvarions relationships with investors. Prior to Alvarion, Mr. Rosenzweig from 1998-2001 was President and CEO of MTS (NASDAQ MTSL), MTS is a worldwide provider of Business Support Systems, MTS supplies integrated solutions for the technology industry. From 1988-1996 Mr. Rosenzweig was founder and CEO of Sogo electronics. Mr. Rosenzweig earned his BSC Electronics engineering in 1986 and his MBA in 1989 from Tel Aviv University.

Joel M. Blank—Director

Mr. Blank will become a director upon the consummation of the offering. Mr. Blank is an Executive Vice President of BDI-Laguna Holdings Inc. and is responsible for all sales, merchandising and purchasing. Prior to the merger of BDI Inc and Laguna Corporation, Mr. Blank was the President of Laguna Corporation for six years. Laguna is a total solution provider committed to supplying consumer electronics and computer products to the nation’s most successful retailers through state-of-the-art logistical services. The combined entities have over 300 employees and approximately $900,000,000 in annual revenue. As a founding partner of Laguna Corporation, Mr. Blank was in charge of various aspects of the company including sales, marketing, and purchasing. Prior to founding Laguna Corporation, Mr. Blank spent most of his career working for various manufacturers and distributors in the computer industry. Mr. Blank began his career in computer sales and distribution serving as the Director of Sales for Zemex/Promark Corporation from 1990-1992 and then as Vice President of Sales for Atlantic Logic from 1992-1994. Mr. Blank earned a B.S. degree in economics from Penn State University in 1979.

R. Bruce Merrell—Director

Mr. Merrell will become a director upon the consummation of the offering. Mr. Merrell has been President and CEO of Browz LLC, a SaaS business, serving the supply chain and risk management markets, since 2006. Under his leadership, Browz experienced a significant cash flow and profitability turnaround in this early stage venture. From 2002 to 2003, Mr. Merrell served as an independent business consultant focusing his attention with T-Mobile USA on the development and implementation of the “T-Mobile HotSpot” service. Mr. Merrell was President, CEO and co-founder of Laptop Lane Limited, providing a private office with “peace, quiet and a T-1 line” in airports. Laptop Lane had grown to 18 locations in 12 airports when it was acquired by SoftNet Systems, Inc (SOFN). From 1994 to 1996, Mr. Merrell served as Interim President and CEO of Oral Logic, Inc., a venture backed consumer products manufacturing and marketing company with significant financial and shareholder difficulties. In a short time, the company was streamlined, yielding a dramatic profit and cash flow turnaround. From 1993 to 1994, he was involved in the acquisition and sale of assets of the Hypercolor Division from the Generra Sportswear bankruptcy. Mr. Merrell was President and CEO of Pacific Northern Oil Corporation (PNO) in Seattle, Washington from 1977 to 1991. PNO was a multinational marketer of petroleum products. Mr. Merrell graduated from the University of Utah with a Master of Engineering Administration (MSME) in 1973 and a BS in Industrial Engineering (BSME) degree in 1969.

Robert P. Heller—Director

Mr. Heller will become a director upon consummation of the offering. Mr. Heller is currently Vice President of Finance and Chief Financial Officer of National Home Health Care Corporations and has been with the company since 1989. National Home Health was a publicly traded company until November 21, 2007 when purchased by Angelo Gordon & Company, a private equity firm in New York City. National Home Health today has approximately 4,000 employees and is one of the largest providers of home health care services on the East Coast, having operations in four states—New Jersey, New York, Connecticut and Massachusetts. From 1985 to 1989, Mr. Heller worked in the audit department of Eisner & Company, L.L.P, a large regional CPA firm. Mr. Heller graduated in 1983 from Fairleigh Dickinson University with a Bachelor of Science in Accounting and is a Certified Public Accountant—State of New Jersey and America Institute of Certified Public Accountants.

Special Advisors

Jesse E. Russell, Chief Information Officer

Mr. Russell has served as a special advisor to us in connection with the roll-out of the 4G technology since 2008. In 2000, Mr. Russell formed incNetworks® and is also currently Chairman and Chief Executive Officer of that company. Mr. Russell has over thirty years of professional experience in directing Research and Development of pioneering technologies, products, and services related to the communications industry within Lucent, Bell Labs, AT&T Labs, and incNetworks. For the last twenty years his work has been focused within the wireless communications area as the Chief Technical Officer for Lucent Wireless Business Unit and Chief Wireless Architect and Vice President of Advanced Communications Technologies with the AT&T Company. Mr. Russell has over a decade of experience with business development aspects of communications technologies, products, and services realization through business strategy development, business case preparation, marketing, and sales support as well as customer interface and product portfolio management. Mr. Russell is a Member of the National Academy of Engineering, a Fellow of the IEEE, and a Fellow of the International Engineering Consortium and in 1980 was selected by Eta Kappa Nu as The Most Outstanding Young Electrical Engineer of the Year in America under age of 32. He has over 75 United States Patents to his credit in the Wireless and Communication Engineering field. Mr. Russell has served for over 14 years as Chairman of the United States Telecommunication Industry Association’s Wireless Communication Standards Organization and as a recognized expert, testifying before a congressional subcommittee as well as before Judge Green on the divesture of the Bell System. Mr. Russell is also a recognized communication consultant both internationally as well as within the United States, in the wireless communications industry and a contributor to public and industry policy as well as standards related issues such as RF health and safety matters and Cellular Communication Industry Standards (1G, 2G, 2.5G, 3G, Wi-Fi, WiMax and 4G). Mr. Russell received a B.S. in Electrical Engineering from Tennessee State University in 1972 and a M.S. in Electrical Engineering from Stanford University in 1973.

Key Employees

Andrew E. Bressman, Chief Strategist

Mr. Bressman is one of our original founders and has been one of our key employees since our company’s founding in November 1999 until November 2003 and from June 2005 to date. Mr. Bressman assumed the role of head of business development and was responsible for locating and developing all new strategic opportunities, including the Intellispace and RNK acquisitions. Mr. Bressman is currently a senior executive officer of our company and serves as our managing director and head of business development, responsible for overseeing the day-to-day operations and management of the company, and in a business development capacity, primarily devoted to strategic acquisitions and dealing with technology partners and vendors. Upon completion of the offering, Mr. Bressman will have a reduced role with our company and will assume the new role of Chief Strategist and will no longer be an executive officer of our company. Mr. Bressman has served on the board of the Pascack Valley, New Jersey, Meals on Wheels and has assisted the Hopes and Heroes Children’s Cancer Fund with fundraising activities. Mr. Bressman received his B.A. from the University of Hartford. For more information about Mr. Bressman, see “Information Concerning one of our Founders, Managing Director and Head of Business Development.”

Lisa LaBonville, Vice President Sales, Marketing and Product Development

Ms. LaBonville has been Vice President of Marketing and Product development since November 2009. She has over 15 years of telecommunications experience, with a focus in sales, product development and marketing. From 1994 to 1997, Ms. LaBonville worked for MCI Communications, starting as an account executive and becoming regional manager prior to her leaving to join France Telecom Group. Ms. LaBonville worked for France Telecom Group from 2000 until 2007. She worked in a wide range of areas, with her focusing on international sales and marketing. She held numerous titles which included director of new markets (North America and China), Head of International sales (Peoples Republic of China), Head of Global Emerging Markets (China, India and Russia), General Manger and Vice President of Integrators. She left France Telecom Group in 2007 to join Nokia until 2009. While at Nokia she was a Sales Director. She graduated the University of New Hampshire in 1991 and was a Psychology major.

Leah Barton, Vice President, Corporate Development/Special Counsel

Ms. Barton has served as our Vice President, Corporate Development since 2007 and joined RNK, our wholly-owned subsidiary, as an attorney in the legal department in 2004. Ms. Barton continues to serve in a legal role as Special Counsel, advising company executives on key legal matters and overseeing contract workflow. Prior to joining RNK, Ms. Barton began her legal career as a civil litigator after which she gained extensive experience in business and regulatory law as in-house counsel for a publicly traded drug testing company. Ms. Barton received a B.S. in Biology from Allegheny College, and a J.D. from Suffolk University Law School.

James Palmisano, Vice President, Customer Operations

Mr. Palmisano has served as our Vice President, Customer Operations since 2007. Mr. Palmisano’s executive career at companies such as General Electric, Bank of America, and Comcast, includes key positions in operations management and an integral role in major customer support initiatives. From 2003-2006 Mr. Palmisano laid the groundwork and subsequently created the eSupport infrastructure for the Comcast Corporation Northeast Division before joining us in 2006. His innovations in the customer support field include development of an award-winning eSupport system for Comcast, recognized as the largest ever implemented, as well as for dramatically reducing costs. Mr. Palmisano’s experience prior to Comcast was in working in Operations at General Electric. Mr. Palmisano is currently enrolled at the University of Phoenix to obtain his MBA.

John Skinner, Vice President, Finance

Mr. Skinner has been Vice President, Finance since 2000. He began his career with RNK in 2000, and currently oversees the company’s financial operations, including its accounting, billing, treasury, budget, tax, revenue assurance, internal audit, and pricing functions. A nationally recognized expert in revenue assurance and risk management, Mr. Sinner has managed financial and accounting operations in wide variety of business environments, ranging from startups to Fortune 100 companies. Mr. Skinner received his B.A. from North Carolina State University and his MBA from Western Carolina University. Mr. Skinner is a certified public accountant.

Michael Tenore, Vice President Regulatory Affairs and Interim General Counsel

Mr. Tenore has served as our Vice President Regulatory Affairs and Interim General Counsel for RNK, our wholly-owned subsidiary, since 2008. Prior to his appointment as Interim General Counsel, Mr. Tenore served as Assistant General Counsel and in various other legal and regulatory positions during his tenure in the industry. Mr. Tenore is a member of the adjunct staff of Suffolk University Law School and belongs to the Federal Communications Bar Association and Association of Corporate Counsel. Mr. Tenore received his B.A. in Communications from Emerson College and his J.D. from Suffolk University Law School.

Board Composition

Our amended and restated bylaws provide that the number of directors shall be fixed from time to time by our board of directors. One director is currently fixed by our board of directors. Vacancies occurring on the board of directors may be filled by the vote or written consent of a majority of our stockholders or our directors. Upon the completion of the offering, seven directors will be authorized.

Director Independence

We have reviewed the materiality of any relationship that each of our anticipated directors has with us, either directly or indirectly. Based on this review, our board has determined that five of our anticipated directors will be “independent directors” as defined by [•].

Committees of our Board of Directors

Upon completion of the offering, our board of directors will have an audit committee, a compensation committee and a nominating and governance committee, each of which will have the composition and responsibilities described below.

Audit Committee. We anticipate that our audit committee will be comprised of Robert Heller, Amir Rosenzweig and Bruce Merrell. Robert Heller will qualify as an “audit committee financial expert” for purposes of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under the applicable [•] rules, a company listing in connection with its initial public offering is permitted to phase in its compliance with the independent audit committee requirements set forth in Marketplace Rule 4350(d)(2) on the same schedule as it is permitted to phase in its compliance with the independent audit committee requirement pursuant to Rule 10A-3 under the Exchange Act. Pursuant to Rule 10A-3, a newly listed company must have (1) one independent member at the time of listing; (2) a majority of independent members within 90 days of listing; and (3) all independent members within one year of listing. All of the anticipated members of the audit committee will qualify as independent under Rule 10A-3. Our audit committee will be authorized to:

•	appoint, compensate, and oversee the work of any registered public accounting firm employed by us;

•	resolve any disagreements between management and the auditor regarding financial reporting;

•	pre-approve all auditing and non-audit services;

•	retain independent counsel, accountants, or others to advise the audit committee or assist in the conduct of an investigation;

•	seek any information it requires from employees—all of whom are directed to cooperate with the audit committee’s requests—or external parties;

•	meet with our officers, external auditors, or outside counsel, as necessary; and

•	oversee that management has established and maintained processes to assure our compliance with all applicable laws, regulations and corporate policy.

Compensation Committee. We anticipate that our compensation committee will be comprised of Joel Blank, Jeff Mennen and Robert Heller and will be authorized to:

•	discharge the responsibilities of the board of directors relating to compensation of the our directors, executive officers and key employees;

•	assist the board of directors in establishing appropriate incentive compensation and equity-based plans and to administer such plans; and

•	oversee the annual process of evaluation of the performance of our management; and

•	perform such other duties and responsibilities as enumerated in and consistent with compensation committee’s charter.

Nominating and Governance Committee. We anticipate that our nominating and governance committee will be comprised of Steven Asman, Joel Blank and Jeff Mennen and will be authorized to:

•	assist the board of directors by identifying qualified candidates for director nominees, and to recommend to the board of directors the director nominees for the next annual meeting of shareholders;

•	lead the board of directors in its annual review of its performance;

•	recommend to the board director nominees for each committee of the board of directors; and

•	develop and recommend to the board of directors corporate governance guidelines applicable to us.

Code of Conduct and Ethics

Our board of directors will adopt a Code of Conduct and Ethics. The Code of Conduct and Ethics applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), agents and representatives, including directors and consultants. Upon the effectiveness of the registration statement of which this prospectus forms a part, the full text of our Code of Conduct and Ethics will be posted on our website at www.wave2wave.com. We intend to disclose future amendments to certain provisions of our Code of Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on our website identified above. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Compensation Committee Interlocks and Insider Participation

Our compensation committee will be comprised of Jeff Mennen, Joel Blank and Robert Heller. No member of our compensation committee will have at any time been an employee of ours. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We have prepared the following Compensation Discussion and Analysis, or CD&A, to provide you with information that we believe is necessary to understand our executive compensation policies and decisions as they relate to the compensation of our named executive officers.

The primary objectives of the compensation committee of our board of directors with respect to executive compensation will be to attract and retain the best possible executive talent, to motivate our executive officers to enhance our growth and profitability and increase stockholder value and to reward superior performance and contributions to the achievement of corporate objectives.

The focus of our executive pay strategy will be to tie short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the compensation committee will develop and maintain a compensation plan that ties a substantial portion of executives’ overall compensation to our sales, operational, and regulatory performance. Because we believe that the performance of every employee is important to our success, we will be mindful of the effect our executive compensation and incentive program has on all of our employees.

Our compensation plan will be designed to attract and retain the best possible talent, and we recognize that different elements of compensation are more or less valuable depending on the individual. For this reason, we will offer a broad range of compensation elements. We will offer our executive team salaries that are competitive with the market, executive bonuses that are in line with our corporate goals, and dependent on measurable results, plus stock option plans designed to retain talent, promote a sense of company ownership, and tie corporate success to monetary rewards. We will also offer a comprehensive benefit package including medical, dental, vision, paid time off, 401(k) with match, life, disability, tuition reimbursement, and more.

The compensation committee will meet regularly to assess the cost and effectiveness of each benefit element regarding its ability to attract and retain talent. This will include regular employee surveys and trending reports. The committee will also regularly assess the compensation and benefits offered by similar companies in the market to ensure offerings are up to date and appropriate for our employee base. Changes and additions will occur regularly to ensure our compensation plan is in line with our corporate goals. The committee understands that the various compensation elements hold different values to different people, but we believe that the list above is an ideal combination of monetary and fringe benefits to provide a competitive and strategic compensation plan.

The compensation committee of our board of directors, will have the responsibility of formulating, evaluating and approving the compensation of our directors and executive officers, and assisting the full board of directors in establishing and administering appropriate incentive compensation and equity-based plans. The compensation committee, with the input of management, will develop our compensation plans by utilizing publicly available compensation data and subscription compensation survey data for national and regional companies in the telecommunications industry. For benchmarking executive compensation, we will periodically review the compensation data we have collected from internal and external surveys, as well as various subsets of this data, to compare elements of compensation based on certain characteristics of the company, such as number of employees and number of shares of stock outstanding. By utilizing benchmark data from companies in our industry that have similar organizational structures, and accordingly tend to compete with us for executives and other employees, we believe that this data will provide us with appropriate compensation benchmarks for our executive compensation. Base salaries for our executive officers will be established based on the scope of their responsibilities and their prior relevant background, training, and experience, taking into account competitive market compensation paid by the companies represented in the compensation data we review for similar positions and the overall market demand for similar executives at the time of hire. Base salaries will be reviewed annually as part of our performance management program and may be increased for merit reasons, based on the executive officer’s success in meeting or exceeding individual performance goals and an assessment of whether significant corporate goals were achieved. We also assess whether there are any significant differences in how a person is compensated compared to industry benchmarks by utilizing survey data.

Base salaries for our executive officers are determined based on the scope of their job responsibilities, prior experience, uniqueness of industry skills, education, and training. Compensation paid by industry competitors for similar positions, as well as market demand are also taken into account. Base salaries are reviewed annually as part of our performance management program, whereby merit or equity adjustments may be made. Merit adjustments are based on the level of success in which individual and corporate performance goals have been met or exceeded. Equity adjustments may be made to ensure base salaries are competitive with the market and are determined using benchmark survey data.

The compensation committee will regularly engage in benchmarking surveys to gather industry specific salary data. In addition to publicly available information, we will periodically pay for subscription compensation survey data (i.e. Radford, an AON consulting company) to specifically target survey data from our competitors. In addition, our compensation committee will periodically engage third-party compensation consultants to analyze our existing compensation policies and recommend changes to those policies based on current market data and trends in compensation in our industry. Using surveys and any information provided by compensation consultants, the compensation committee will evaluate the competitive nature of our various forms of compensation including salary and benefits as well as equity-based compensation relative to other telecom and communications companies.

Our goal is to attract and retain top talent, and for this reason, we will want to maintain a pay-for-performance compensation philosophy that is intended to ensure base salaries and total executive compensation is in line with the 50th-70th percentile of the companies in our industry with a similar number of employees. For this purpose, we review compensation data for all comparable companies that are included in external market surveys, within our industry and geographical location, as well as national averages.

This pay for performance philosophy directly links high performance with monetary reward. We have worked within the framework to determine each component of an executive’s initial compensation package based on numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	the demand for people with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the position;

•	comparison to other executives within our company having similar levels of expertise and experience; and

•	uniqueness of industry skills.

To determine the initial compensation package for each employee, including our executive officers, each individual will be assigned to a pay grade, determined by comparing position-specific duties and responsibilities with the market pay data and our internal organizational structure. Each pay grade will have a salary range with corresponding long-term incentive award opportunities and a bonus target based on a percentage of the employee’s base salary. We believe that this is the most transparent and flexible approach to achieve the objectives of our compensation program.

Annual base salary increases and annual bonus awards, if any, are determined by the board of directors. The President and CEO will recommend annual base salary increases and the amount of annual bonus awards, if any, for the executive officers, which will be reviewed and approved by the compensation committee and subject to final approval by the board of directors. These recommendations will be based on individual and company performance, as well as internal and external market data. Performance data will be measured using our annual performance evaluation process is described below.

Executive officers will also make recommendations with respect to compensation to the President and CEO on salaries within their respective departments. Executive officers will utilize performance evaluations and benchmarking data provided by the compensation committee when making these recommendations.

The compensation committee will implement an annual performance management program for our executive officers and employees that commences with the establishment of corporate and individual goals for the applicable fiscal year and culminates with an assessment by management, the compensation committee and the full board of directors of the achievement of these goals and the approval of compensation awards and adjustments.

During each year, and coincident with the preparation of our budget for the upcoming fiscal year, we will determine our corporate and individual goals for the upcoming fiscal year. Our corporate goals will include the achievement of qualitative and quantitative sales, operational, financial, and regulatory targets and pre-defined corporate milestones, including progress of our products in development and entering into new collaboration and strategic agreements. Each goal is weighted as to importance. The board of directors will make any modifications it believes are necessary or warranted and then approves the goals in December of each year. On a quarterly basis, members of management will meet with the board of directors to update the board on the progress of achieving the established goals and to discuss the need for modifications, if any, to the previously established goals in order to account for any significant events or changes in corporate strategy that have occurred.

The following primary corporate, financial and operational goals for the upcoming fiscal year, together with the weights associated with each, will serve to define the core values and measurements associated with performance evaluations:

•	Sign new deals, establish new business opportunities (25%);

•	Continue development of existing product lines (25%);

•	Strengthen existing partnerships (15%);

•	Product development and innovation (15%);

•	Improve Customer Service and retention (10%);

•	Improve financial stability by increasing corporate cash balance (10%).

Each of our executive officers will propose his individual goals to our President and Chief Executive Officer, who will review the proposals with the officer and establishes a recommended set of goals which is subject to final approval by the board of directors. The individual goals of our executive officers are designed to support the goals of the company as a whole. The individual goals for our executive officers are assigned weights and a proposed timeline is created for achieving each goal over the course of the year. Our executive officers are encouraged to meet with our President and Chief Executive Officer on a quarterly basis to assess their progress on these goals. The achievement of these corporate goals along with core corporate values such as coaching, performance management, leaderships, and innovation will be used when assessing individual performance.

We will assess individual performance and award corresponding salary adjustments, if any, in the first quarter of each year. Cash bonuses if any, will be awarded at the end of each year, and/or sporadically throughout the fiscal year as appropriate and corresponding to the achievement of specific goals. We will use performance evaluations and internal/external market data as described above to annually assess and adjust compensation.

Our compensation structure will be primarily comprised of base salary, annual performance bonus and stock options. In setting executive compensation, the compensation committee will consider the aggregate compensation payable to an executive officer and the form of the compensation. The compensation committee will seek to achieve an appropriate balance between immediate cash rewards and long-term financial incentives for the achievement of both annual and long-term financial and non-financial objectives.

The compensation committee will manage the expected impact of salary increases and performance bonuses by requiring that the size of any salary increases and bonuses be tied to the attainment of corporate and individual goals. For example, the size of each employee’s bonus is determined not only by individual performance, but also by whether we have met our corporate goals.

The compensation committee will view the award of stock options as a primary long-term retention benefit. The compensation committee will make the award of stock options a component of total compensation and will tie the earning of these awards to long-term vesting schedules, generally three years. If an employee leaves our employ before the completion of the vesting period, then that employee would not receive any benefit from the non-vested portion of his award. We believe that this feature makes it more attractive to remain as our employee.

The compensation committee will review from time to time the mix of the compensation elements for executive officers against comparable companies in our industry and geographic location. The size and mix of each element in a compensation package will be based on the impact of the position on the company, market practice and overall corporate and individual performance relative to stated corporate goals. The level of incentive compensation typically increases in relation to an executive officer’s responsibilities and ability to meet individual and corporate goals. The compensation committee will make a significant portion of an executive officer’s compensation contingent on corporate performance more closely aligns the executive officer’s interests with those of our stockholders.

The compensation committee may decide, as appropriate, to modify the mix of base salary, annual and long-term incentives to best fit an executive officer’s specific circumstances or if required by competitive market conditions for attracting and retaining skilled personnel. For example, the compensation committee may make the decision to award more cash and not award a stock option. The compensation committee may also decide to award additional stock options to an executive officer if the total number of stock option grants received during an individual’s employment with us does not adequately reflect the executive’s current position. We believe that this discretion and flexibility allows the compensation committee to better achieve our compensation objectives.

Relationship of Elements of Compensation

Base Salary. Base salaries for our executives will be established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Annual reviews are typically delivered in February of each year; evaluating and rewarding performance during the prior calendar year.

Discretionary Annual Bonus. The compensation committee will have the authority to award discretionary annual bonuses to our executive officers and will set the terms and conditions of those bonuses and take all other actions necessary for the plan’s administration. These awards are intended to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives vary depending on the individual.

Long-Term Incentive Program. We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our stock compensation plans have been established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders.

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the last three fiscal years ended December 31, 2009, 2008 and 2007 earned or paid to our President, our

Chief Financial Officer, and our three other most highly compensated executive officers, other than our President and Chief Financial Officer. We refer to these individuals as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Steven Asman	2009					12,468	(2)	12,468
President and Chairman	2008	—						—
	2007	—						—
Richard Koch	2009	508,200				27,454	(2)	535,654
President of RNK	2008	462,000				24,732	(2)	486,732
	2007	420,000				25,346	(2)	445,346
Eric Mann	2009	350,000		2,912,051		21,994	(3)	3,284,045
Chief Financial Officer	2008	333,333	—	276,000		18,385	(3)	627,718
	2007	225,667	—	—		9,000	(2)	234,667
Andrew Bressman	2009	525,000		5,824,102		52,484	(3)	6,401,586
Managing Director and Head	2008	525,000		414,000		41,552		980,552
of Business Development	2007	353,500		—		10,688	(2)	364,188
Sanford McMurtry	2009	235,000		159,750		468	(4)	395,218
Vice President, Network	2008	233,125		34,500		468	(4)	268,093
Operations	2007	220,000	32,064			484	(4)	252,548

(1)

The value of option awards granted to our named executive officers was computed in accordance with ASC Topic 718 without consideration of forfeitures. See our discussion of stock based compensation under “Management’s Discussion and Analysis—Critical Accounting Policies and Estimates—Stock Based Compensation.” Valuation assumptions are described in the notes to financial statements appearing elsewhere in this prospectus. Our executive officers will not realize the value of these awards in cash until these awards are exercised and the underlying shares are subsequently sold.

(2)	Includes reimbursement of a car lease payment.

(3)	Includes life insurance premiums paid for by the company for a term life insurance policy to the benefit of the executive and reimbursement of a car lease payment.

(4)	Includes medical and health insurance benefits.

Grants of Plan-Based Awards Table

The following table provides information regarding all grants of plan-based awards that were made to or earned by our named executive officers during fiscal year 2009. Disclosure on a separate line item is provided for each grant of an award made to a named executive officer. The information in this table supplements the dollar value of stock options and other awards set forth in the “Fiscal Year 2009 Summary Compensation Table” by providing additional details about the awards.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Options Awards: Number of Securities Underlying Options	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards $ (1)
(a)	(b)	(i)	(j)	(k)	(l)
Eric Mann	11/20/2009	—	125,000	0.18	266,250
	11/20/2009	—	1,242,160	0.18	2,645,801
Andrew Bressman	11/20/2009	—	250,000	0.18	532,500
	11/20/2009	2,484,320	—	—	5,291,602
Sanford McMurtry	11/20/2009	—	75,000	0.18	159,750

(1)

The value of option awards granted to our named executive officers was computed in accordance with ASC Topic 718 without consideration of forfeitures. See our discussion of stock based compensation under “Management’s Discussion and Analysis—Critical Accounting Policies

and Estimates—Stock Based Compensation.” Valuation assumptions are described in the notes to financial statements appearing elsewhere in this prospectus.

Outstanding Equity Awards at 2009 Fiscal Year End

The following table presents the outstanding equity awards held by each of our named executive officers as of December 31, 2009.

Name	Number of Securities Underlying Unexercised Options # Exerciseable	Option	Awards	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Stock	Awards	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested (#)
		Number of Securities Underlying Unexer- cised Options # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexer- cised Unearned Options (#)				Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Eric Mann	100,000	—	—	0.01	04/24/11	—	—	—	—
	75,000	—	—	0.01	12/31/12	—	—	—	—
	100,000	—	—	0.01	12/31/13	—	—	—	—
	125,000	—	—	0.01	12/31/14	—	—	—	—
	100,000		—	0.01	12/31/16	—	—	—	—
	1,000,000		—	0.01	12/31/16	—	—	—	—
	200,000		—	0.01	12/31/18	—	—	—	—
	125,000			0.18	11/20/19
	1,242,160			0.18	11/20/19
Andrew Bressman	250,000		—	0.18	11/20/19	—	—	—	—
Sanford McMurtry	7,500	67,500(1)	—	0.18	11/20/19	—	—	—	—
	—	17,666	—	0.03	05/06/18

(1)	67,500 options vest annually in three equal installments on each of the three anniversaries of the date of grant, November 20, 2009.

Stock Option Exercises During Fiscal Year 2009

The following table shows information regarding exercises of options to purchase our common stock and vesting of stock awards held by each executive officer named in the Summary Compensation Table during the fiscal year ended December 31, 2009.

	Option	Awards	Stock	Awards
Name	Number of Shares Acquired or Exercised (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
Eric Mann	200,000	424,000
Andrew Bressman	1,450,000	3,074,000	2,484,320	5,266,758
Sanford McMurtry	8,334	17,666

(1)

Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of options because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the $2.12 per share fair market value as determined by our board of directors on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2)

All such shares vested upon the date of grant and the value realized is calculated by multiplying the number of vested shares times the $2.12 per share fair market value as determined by our board of directors on the applicable vesting date.

Pension Benefits

We have 401(k) post-retirement plans. The plans are separate for Wave2Wave and RNK, and cover all qualified employees as defined by the plans. Participants may contribute a percentage of their compensation up to the maximum allowed by the Internal Revenue Code. Wave2Wave does not match any portion of the participant’s contribution. RNK matches 25% of the first 5% of employees’ elective deferrals.

Nonqualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Employment Agreements

Employment Agreement with Andrew Bressman

On June 12, 2009 we entered into an employment agreement, as amended, with Andrew Bressman, our managing director and head of business development. We intend to enter into a new employment agreement with Mr. Bressman to be effective upon the consummation of this offering to retain his services as our Chief Strategist. Mr. Bressman’s employment is for a term of five years, subject to automatic renewal for successive one year periods unless either party provides 90-day prior written notice of non-renewal. Pursuant to the employment agreement, Mr. Bressman will receive an initial annual base salary equal to $525,000 during 2009, then increasing to $551,250, $578,812, $607,753, $638,140 and $670,047 during each of 2010, 2011, 2012, 2013 and 2014, respectively. In addition to his base salary, Mr. Bressman may be awarded an annual bonus at the discretion of our board of directors. In connection with Mr. Bressman’s employment agreement, as amended, we granted to Mr. Bressman 2,484,320 shares of common stock.

Mr. Bressman may terminate his employment agreement upon written notice to us for any reason including good reason, as defined in the employment agreement. We may also terminate the employment agreement for cause, as defined in the employment agreement, by providing Mr. Bressman with prior written notice specifying the factual basis upon which the termination action is based, and giving Mr. Bressman an opportunity to be heard before our board of director’s prior to such termination. If Mr. Bressman’s employment is terminated due to death, disability, resignation or for cause, we will pay to Mr. Bressman any earned and unpaid base salary as of the termination date. If Mr. Bressman’s employment is terminated due to death, disability, resignation for “good reason” or without “cause”, we will also pay to Mr. Bressman or his estate, his base salary for the balance of the term of the employment agreement.

Mr. Bressman also agreed not to engage in activities competitive with us during his employment and for the longer of the one year period following the termination of his employment or the period during which our company continues to pay Mr. Bressman’s base salary.

Upon the closing of this offering, Mr. Bressman’s employment agreement will terminate and a new employment agreement shall become effective. Pursuant to the new employment agreement, Mr. Bressman will become our Chief Strategist for a term of five years, subject to automatic renewal for successive one year periods unless either party provides the other with 90 days prior written notice of non-renewal. Mr. Bressman will receive an initial annual base salary equal to $551,250 during 2010, then increasing to $578,812, $607,753, $638,140 and $670,047 during each of 2011, 2012, 2013 and 2014, respectively. Additionally, Mr. Bressman is eligible to receive an annual bonus to be determined by our board of directors in its sole discretion.

The new employment agreement may be terminated by us for “cause”, by Mr. Bressman for any reason, or as a result of death or disability. In the event that the employment agreement is terminated by us for “cause” or by Mr. Bressman for any reason other than “good reason”, he will be entitled to receive his earned but unpaid base salary as of the termination date. In the event of termination without “cause”, for “good reason,” or due to death or disability, Mr. Bressman will be entitled to receive his earned but unpaid base salary, plus, his base salary for the balance of the term of his employment agreement.

Employment Agreement with Eric Mann

On June 12, 2009 we entered into an employment agreement, as amended, with Eric Mann, our Chief Financial Officer. Mr. Mann’s employment is for a term of five years, subject to automatic renewal for successive one year periods unless either party provides 90-day prior written notice of non- renewal. Pursuant to the employment agreement, Mr. Mann will receive an initial annual base salary equal to $350,000 during the first year, then increasing to $367,500, $385,875, $405,169 and $425,427 during each of the following four years, respectively. In addition to his base salary, Mr. Mann may be awarded an annual bonus at the discretion of our board of directors.

In connection with Mr. Mann’s employment agreement, as amended, we granted to Mr. Mann, pursuant to our 2009 Employee and Director Equity Incentive Plan, options to purchase 1,367,160 shares of common stock at an exercise price of $0.18 per share. The options are fully vested.

Mr. Mann may terminate the employment agreement upon written notice to us for any reason. We may also terminate the employment agreement for “cause”, as defined in the employment agreement, by providing Mr. Mann with prior written notice specifying the factual basis upon which the termination action is based, and giving Mr. Mann an opportunity to be heard before our board of director’s prior to such termination. The employment agreement may be terminated by us for “cause”, by Mr. Mann for any reason, or as a result of death or disability. In the event that the employment agreement is terminated by us for “cause” or by Mr. Mann for any reason other than “good reason”, he will be entitled to receive his earned but unpaid base salary as of the termination date. In the event of termination without “cause”, for “good reason,” or due to death or disability, Mr. Mann will be entitled to receive his earned but unpaid base salary, plus, his base salary for the balance of the term of his employment agreement.

Mr. Mann also agreed not to engage in activities competitive with us during his employment and for a one year period following the termination of his employment.

Employment Agreement with Richard N. Koch

On October 12, 2007, we entered into an employment agreement with Richard N. Koch, pursuant to which Mr. Koch became President of RNK. Mr. Koch’s employment is for a term ending on the earlier of December 31, 2009 and the date that the RNK Notes are paid in full. Pursuant to the employment agreement, Mr. Koch will receive an annual base salary of $420,000, which was subject to an increase of at least 10% on January 1, 2008 and January 1, 2009. Mr. Koch was also appointed as an observer to our board of directors and the board of directors of RNK. The term of Mr. Koch’s employment agreement was extended to the earlier of June 30, 2010 and the date that the RNK Notes are paid in full.

Mr. Koch’s employment may be terminated by RNK for cause or disability, as defined in the employment agreement or by Mr. Koch for disability or at any time upon 30 days prior written notice. In the event RNK terminates Mr. Koch’s employment for cause, Mr. Koch will be entitled to receive any insurance or other benefits which are or may become payable through the date of termination.

Employment Agreement with Gregory Raskin

On February 4, 2010, we entered into an employment agreement with Gregory Raskin, who will become our Chief Executive Officer effective upon the closing of this offering. Mr. Raskin’s employment is for a term of two years, subject to automatic renewal for successive one year periods unless either party provides 90-day prior written notice of non-renewal. Pursuant to the employment agreement, Mr. Raskin will receive an initial annual base salary equal to $750,000 during the first two years, subject to a 5% increase each year thereafter. In addition to his base salary, Mr. Raskin may be awarded an annual bonus at the discretion of our board of directors, based on such factors as his individual performance, the company’s performance and economic conditions generally. We also agreed to provide Mr. Raskin with a car allowance of $1,200 per month, and reimburse him up to $75,000 for reasonable moving expenses incurred if he is asked to relocate to a location more than 50 miles outside of the Solon, Ohio area.

In connection with Mr. Raskin’s employment agreement, and upon the closing of this offering, we will grant to him pursuant to our 2009 Employee and Director Equity Incentive Plan, 1,500,000 restricted shares of common stock, of which 25% will vest on each of the six month anniversaries of the commencement date of his employment. If Mr. Raskin’s employment agreement is terminated by us without “cause”, by Mr. Raskin for “good reason”, or as a result of Mr. Raskin’s disability or death, then the restricted shares shall fully vest and be immediately accelerated and the restrictions on the restricted shares will lapse.

Mr. Raskin may terminate the employment agreement for “good reason”, as defined in the employment agreement, upon 30 days prior written notice to us, and without good reason, upon 90 days prior written notice to us. We may also terminate the employment agreement for disability or for “cause”, as defined in the employment agreement, upon written notice and effective as of the date such notice is given, or for any other reason, upon 30 days prior written notice. If Mr. Raskin’s employment is terminated due to death, disability, by Mr. Raskin without “good reason”, by us for “cause”, or by the expiration of the term, we will pay to Mr. Raskin the portion of his base salary that has accrued prior to the termination that has not been paid, and the amount of any expenses properly incurred by him on behalf of the company prior to such termination that has not yet been reimbursed. If Mr. Raskin’s employment is terminated by us without “cause” or by Mr. Raskin for “good reason”, we will (i) pay to Mr. Raskin the portion of his base salary that has accrued prior to the termination that has not been paid, and the amount of any expenses properly incurred by him on behalf of the company prior to such termination that has not yet been reimbursed and (ii) pay to Mr. Raskin an amount equal to his monthly base salary for the balance of the term of his employment agreement and (iii) subject to applicable laws, continue his participation in our health insurance plan through one year following the date of termination, subject to Mr. Raskin’s execution of a release. In the event the employment agreement is terminated as a result of the expiration of the term and on account of us providing Mr. Raskin with a notice of our intent not to renew the employment agreement, we will (i) pay to Mr. Raskin an amount equal to his monthly base salary for three months and (ii) subject to applicable laws, continue his participation in our health insurance plan through three months following the date of termination, subject to Mr. Raskin’s execution of a release.

Mr. Raskin also agreed not to engage in activities competitive with us during his employment and for a one year period following the termination of his employment.

Restricted Stock Agreements

Upon the closing of this offering and in connection with Gregory Raskin’s employment agreement, we will enter into a restricted stock agreement with Mr. Raskin, pursuant to which he will receive 1,500,000 restricted shares of common stock, of which 25% will vest on each of the six month anniversaries of the commencement date of his employment. If Mr. Raskin’s employment agreement is terminated by us without “cause”, by Mr. Raskin for “good reason”, or as a result of Mr. Raskin’s disability or death, then the restricted shares shall fully vest and be immediately accelerated and the restrictions on the restricted shares will lapse.

Potential Payments Upon Termination or Change in Control

In the event that Andrew Bressman’s current employment agreement is terminated due to death, disability, resignation, or for cause (as defined therein), we will pay to Mr. Bressman his earned but unpaid base salary through the termination date, subject to standard payroll deductions.

In the event that Mr. Bressman’s new employment agreement, which will become effective upon the closing of this offering, is terminated by us for “cause” or by Mr. Bressman for any reason other than “good reason”, he will be entitled to receive his earned but unpaid base salary as of the termination date. In the event of termination without “cause”, for “good reason,” or due to death or disability, Mr. Bressman will be entitled to receive his earned but unpaid base salary, plus, his base salary for the balance of the term of his employment agreement.

In the event that Eric Mann’s employment agreement is terminated by us for “cause” or by Mr. Mann for any reason other than “good reason”, he will be entitled to receive his earned but unpaid base salary as of the termination date. In the event of termination without “cause”, for “good reason,” or due to death or disability, Mr. Mann will be entitled to receive his earned but unpaid base salary, plus, his base salary for the balance of the term of his employment agreement.

In the event that we terminate Richard Koch’s employment agreement for cause, as defined therein, Mr. Koch shall be entitled to receive any insurance or other benefits which are or may become payable through the date of termination.

In the event that Mr. Raskin’s employment agreement is terminated by us without “cause”, by Mr. Raskin for “good reason”, or as a result of Mr. Raskin’s disability or death, then the 1,500,000 restricted shares granted to him shall fully vest and be immediately accelerated and the restrictions on the restricted shares will lapse. In the event that Mr. Raskin’s employment is terminated due to death, disability, by Mr. Raskin without “good reason”, by us for “cause”, or by the expiration of the term, we will pay to Mr. Raskin the portion of his base salary that has accrued prior to the termination that has not been paid, and the amount of any expenses properly incurred by him on behalf of the company prior to such termination that has not yet been reimbursed. If Mr. Raskin’s employment is terminated by us without “cause” or by Mr. Raskin for “good reason”, we will (i) pay to Mr. Raskin the portion of his base salary that has accrued prior to the termination that has not been paid, and the amount of any expenses properly incurred by him on behalf of the company prior to such termination that has not yet been reimbursed and (ii) pay to Mr. Raskin an amount equal to his monthly base salary for the balance of the term of his employment agreement and (iii) subject to applicable laws, continue his participation in our health insurance plan through one year following the date of termination, subject to Mr. Raskin’s execution of a release. In the event the employment agreement is terminated as a result of the expiration of the term and on account of us providing Mr. Raskin with a notice of our intent not to renew the employment agreement, we will (i) pay to Mr. Raskin an amount equal to his monthly base salary for three months and (ii) subject to applicable laws, continue his participation in our health insurance plan through three months following the date of termination, subject to Mr. Raskin’s execution of a release.

Director Compensation

Historically, we have not provided compensation to our directors. Upon the completion of this offering, our outside directors, Messrs. Mennen, Rosenzweig, Blank, Merrell and Heller will be paid annual retainers of $15,000 each for all services rendered. They may elect to receive their annual retainer in cash, options to purchase our stock, or a combination of the two. In addition, such directors will receive $1,000 for each board meeting attended in person and $500 for each board meeting attended telephonically. We do not maintain a medical, dental or retirement benefits plan for these directors.

Upon election to our board of directors, members will receive an initial option grant of 25,000 shares of common stock. Directors will also receive an annual follow-on grant of 15,000 options to acquire shares of our common stock. These options will be granted at their current fair market value, as established by the board of directors.

Stock and Benefit Plans

2009 Employee and Director Equity Incentive Plan

Our 2009 Employee and Director Equity Incentive Plan, or the 2009 Equity Plan, was adopted by our Board of Directors on November 20, 2009 and approved by our stockholders holding a majority of our shares of common stock, on November 20, 2009. The 2009 Equity Plan provides for the grant of incentive stock options, non-qualified stock options, restricted and unrestricted stock awards and other stock-based awards. The number of shares of common stock reserved for issuance under the 2009 Equity Plan is 10,000,000, plus, any shares of common stock that are represented by awards granted under our 2000 Stock Incentive Plan that are forfeited, expire or are cancelled without delivery of shares of common stock or which result in the forfeiture of shares of common stock back to us on or after November 20, 2009; provided, however, that no more than 2,416,000 of such shares shall be added to the 2009 Equity Plan.

In addition, the 2009 Equity Plan contains an “evergreen provision” which allows for an annual increase in the number of shares available for issuance under the plan on the first day of each of our fiscal years during the period beginning in fiscal year 2011 and ending on the second day of fiscal year 2019. The annual increase in the number of shares shall be equal to the lesser of:

•	2,320,000 shares;

•	3% of our outstanding shares of common stock on the first day of the applicable fiscal year; and

•	an amount determined by our Board of Directors.

Of the 10,000,000 shares reserved for issuance under the 2009 Equity Plan, non-qualified options to purchase 1,242,160 shares of common stock were issued to Eric Mann, our Chief Financial Officer, as well as incentive stock options to purchase an additional 125,000 shares of common stock, in connection with his employment agreement. In addition incentive stock options to purchase 2,056,662 shares of common stock were issued to certain of our employees in consideration of their services.

In accordance with the terms of the 2009 Equity Plan, our board of directors is authorized to administer the 2009 Equity Plan. In accordance with the provisions of the 2009 Equity Plan, our board of directors, or a committee thereof, will determine the terms of options and other awards, including:

•	the determination of which employees and directors will be granted options and other awards;

•	the number of shares subject to options and other awards;

•	the exercise price of each option, which, may not be less than fair market value on the date of grant;

•	the schedule upon which options become exercisable;

•	the termination or cancellation provisions applicable to options;

•	the terms and conditions of other awards, including conditions for repurchase, termination or cancellation, issue price and repurchase price; and

•	all other terms and conditions upon which each award may be granted in accordance with the 2009 Equity Plan.

No participant may receive awards for over 3,000,000 shares of common stock in any fiscal year.

In addition, the board of directors may, with the consent of the affected plan participants, reprice or otherwise amend outstanding awards consistent with the terms of the 2009 Equity Plan.

The 2009 Equity Plan will terminate on November 20, 2019.

Upon a merger or other reorganization event, our board of directors may in its sole discretion, take any one or more of the following actions pursuant to the 2009 Equity Plan, as to some or all outstanding awards:

•	provide that options shall be assumed or substituted by the successor corporation;

•	upon written notice to a participant, provide that the participant’s unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant;

•

terminate outstanding options in exchange for payment of an amount equal to the difference between the consideration payable upon consummation of the event to a holder of the number of shares of common stock into which such option would have been exercisable and the aggregate exercise price of such options; or

•

provide that outstanding awards shall be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event.

2000 Stock Incentive Plan

Our 2000 Stock Incentive Plan, or the 2000 Stock Plan, was terminated on November 20, 2009. The 2000 Stock Plan was adopted by our Board of Directors on September 15, 2000 and approved by our stockholders on September 15, 2000. The 2000 Stock Plan provides for the grant of incentive stock options, non-qualified stock options, restricted and unrestricted stock awards and other stock-based awards. The number of shares of common stock reserved for issuance under the 2000 Stock Plan was 5,000,000.

Of the 5,000,000 shares reserved for issuance under the 2000 Stock Plan, options to purchase 4,016,000 shares of common stock have been issued net of forfeitures and cancellations.

In accordance with the terms of the 2000 Stock Plan, the board of directors or a Stock Incentive Committee is authorized to administer the 2000 Stock Plan. In accordance with the provisions of the 2000 Stock Plan, the board of directors or a Stock Incentive Committee will determine the terms of options and other awards, including:

•	the determination of which employees, officers, directors, consultants or other independent contractors will be granted options and other awards;

•	the number of shares subject to options and other awards;

•	the exercise price of each option, which, may not be less than fair market value on the date of grant;

•	the schedule upon which options become exercisable;

•	the termination or cancellation provisions applicable to options;

•	the terms and conditions of other awards, including conditions for repurchase, termination or cancellation, issue price and repurchase price; and

•	all other terms and conditions upon which each award may be granted in accordance with the 2000 Stock Plan.

In addition, the board of directors or the Stock Incentive Committee may, with the consent of the affected plan participants, reprice or otherwise amend outstanding awards consistent with the terms of the 2000 Stock Plan.

Upon a change of control, our board of directors may vote to immediately terminate all options outstanding under the 2000 Stock Plan as of the date of such change of control, or may vote to accelerate the expiration of the options to the tenth day after the effective date of the change of control. If our board of directors votes to immediately terminate the options, it will make a cash payment to the recipient equal to the difference between the exercise price and the fair market value of the shares that would have been subject to the terminated option on the date of the change of control.

Limitation of Officers’ and Directors’ Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our restated certificate of incorporation, which will be effective upon completion of this offering, limits the liability of our directors to the fullest extent permitted by Delaware law.

Prior to the completion of this offering, we will obtain director and officer liability insurance to cover liabilities our directors and officers may occur in connection with their services to us, including matters arising under the Securities Act. Our restated certificate of incorporation and restated bylaws also provide that we will indemnify any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil or criminal action or proceeding, specifically including actions by us or in our name (derivative suits). These indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

Prior to the completion of this offering, we plan to enter into agreements to indemnify our directors and officers. These agreements, among other things, will indemnify and advance expenses to our directors and officers for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

This limitation of liability and the indemnification of our directors and officers does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification under the agreements described in this section.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of the transactions we have engaged in since January 1, 2008 with our directors, executive officers and beneficial owners of more than five percent of our voting securities and their affiliates.

On October 12, 2007, we issued the RNK Notes in the aggregate original principal amount of $30,666,939, to RNK Holding Company, Wellesley Leasing, LLC and certain of RNK’s employees (including $27,899,026 to RNK Holding Company, an affiliate of Richard Koch, the president of RNK, our wholly-owned subsidiary), as partial consideration in connection with our acquisition of the issued and outstanding common stock of RNK. The RNK Notes originally bore an interest rate of 6% per annum and originally matured on November 10, 2009. The holders of the RNK Notes have agreed to a temporary term extension in conjunction with this offering, with the requirement that the RNK Notes will be paid in full out of the offering proceeds. The outstanding principal balance of the RNK Notes is $19,303,606, as of January 26, 2010, plus accrued interest currently accruing at a rate of 9% per annum. We have entered into several modifications and amendments to the original RNK Notes. In connection with these amendments, we have issued 192,500 warrants at a fair market value of approximately $260,000 which were recorded as debt discount and amortized to interest expense from the date of issuance to the date of maturity.

On October 12, 2007, GBC Funding LLC loaned us $34.0 million at an interest rate of 3.25% in excess of the prime rate per annum and a maturity date of October 9, 2009. On November 2, 2007, GBC Funding LLC, increased the loan amount through an amendment for an additional $1.7 million at identical terms and maturity date. On June 4, 2008, GBC Funding LLC issued a term loan for an additional $3,000,000 to us at an interest rate of 5.25% in excess of the prime rate per annum and a maturity date of January 25, 2011. In connection with such loan, we issued a warrant to purchase 2,057,100 shares of common stock at an exercise price of $0.01 and a ten year life. On March 18, 2009, both the note and the term loan payable to GBC Funding LLC totaling approximately $38,700,000 plus accrued interest were assigned, without recourse, to Wilmington Trust Company, the trustee of a trust of which G. Jeff Mennen, a principal stockholder and a member of our board of directors upon consummation of this offering, is a beneficiary. On May 31, 2009, the note in the original amount of $34.0 million (and an outstanding balance of $35.7 million), with an original maturity date of October 9, 2009, was extended by Wilmington Trust Company to October 8, 2010. In December 2009, Wilmington Trust extended the notes maturity date to October 8, 2013. In consideration for extending the maturity dates of the notes and accepting the assignment of the term loan from GBC Funding LLC, we issued to Mr. Mennen a warrant to purchase an aggregate of 800,000 shares of our common stock at an exercise price of $2.13 per share. Such warrant expires on October 7, 2013.

On January 26, 2010, Steven Asman entered into an agreement to extinguish an outstanding note owed to us (the “Asman Note”) that had been held between 2006 and 2009. The Asman Note’s principal and accrued interest amounted to approximately $96,000 (the “Asman Payoff Amount”) as of December 31, 2009. The Asman Payoff Amount has been be settled by Mr. Asman tendering without restriction an agreed-upon 19,200 shares of our common stock. We have accepted Mr. Asman’s shares and consider the Asman Note paid in full.

On January 26, 2010, Andrew Bressman entered into an agreement to extinguish an outstanding note owed to us (the “Bressman Note”) that had been held between 2006 and such date. The Bressman Note’s principal and accrued interest amounted to approximately $665,000 (the “Bressman Payoff Amount”) as of January 26, 2010. The Bressman Payoff Amount has been settled by Mr. Bressman tendering without restriction an agreed-upon 133,200 shares of our common stock, which was gifted to him by his wife from a trust of which she is a beneficiary. We have accepted Mr. Bressman’s shares and consider the Bressman Note paid in full.

Prior to the consummation of this offering, Mr. Bressman will enter into a written agreement with us that neither he, nor any member of his immediate family, either directly or indirectly through trusts for the benefit of his wife and children, will purchase any shares of our common stock in the open market.

Prior to the consummation of the offering, the trustees of the trusts for the benefit of Mr. Bressman’s wife and minor children will enter into a voting agreement with us whereby they will agree that such trusts will vote their shares of common stock in accordance with the majority of the votes cast by our stockholders on any matter presented to the stockholders on which such trusts are entitled to vote.

Policy for Approval of Related Person Transactions

Pursuant to a written charter to be adopted by our proposed audit committee upon the consummation of the offering, the audit committee will be responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any of the following persons has or will have a direct or indirect material interest:

•	our executive officers;

•	our directors;

•	the beneficial owners of more than five percent of our securities;

•	the immediate family members of any of the foregoing persons; and

•	any other persons whom our board determines may be considered related persons.

For purposes of this policy, “immediate family members” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household with the executive officer, director or five percent beneficial owner.

In reviewing and approving such transactions, our audit committee shall obtain, or shall direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by the committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. This approval authority may also be delegated to the chair of the audit committee in some circumstances. No related person transaction shall be entered into prior to the completion of these procedures.

Our audit committee or its chair, as the case may be, shall approve only those related person transactions that are determined to be in, or not inconsistent with, our best interest and our stockholders’ best interests, taking into account all available facts and circumstances as the committee or the chair determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of our audit committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 8, 2010, as adjusted to reflect the sale of our common stock offered by this prospectus and the closing of the Winncom acquisition, by:

•	the executive officers named in the summary compensation table;

•	each of our current directors and directors upon completion of this offering and the acquisition of Winncom;

•	all of our directors and executive officers as a group; and

•	each stockholder known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of February 8, 2010, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Percentage ownership calculations for beneficial ownership prior to this offering are based on 56,994,299 shares outstanding as of February 8, 2010. Percentage ownership calculations for beneficial ownership after this offering also include the shares we are offering hereby, but excludes additional shares which may be sold upon exercise by the underwriters of the over-allotment option. The number of shares beneficially owned by certain stockholders as well as the percentage ownership calculations assume the conversion of all outstanding shares of our convertible preferred stock into shares of common stock upon completion of this offering.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Wave2Wave Communications, Inc., 433 Hackensack Avenue, Hackensack, New Jersey, 07601.

Named Executive Officers and Directors:	Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned		Shares Beneficially Owned After Offering and Acquisition of Winncom	Percentage of Common Stock Beneficially Owned After Offering and Acquisition of Winncom
		Before Offering	After Offering
Gregory Raskin (1)	—	*	801,386
Steven Asman (2)	8,980,800	15.8
Andrew Bressman (3)	12,851,120	22.4
Richard Koch (4)	4,884,438
Eric Mann (5)	3,867,160	6.4
Sanford McMurtry (6)	15,833	*
G. Jeffrey Mennen (7)	13,495,536	23.4
Amir Rosenzweig	—	*
Joel Blank	—	*
R. Bruce Merrell	—	*
Robert P. Heller	—
All executive officers and directors as a group (12 persons)	44,094,887	—
Holders of more than 5% of our voting securities:
World Trust (8)	5,100,000	8.9
Jeff Kurtz (9)	4,400,000	7.7

*	Represents beneficial ownership of less than 1% of the shares of common stock.

(1)

Upon consummation of the acquisition of Winncom Technologies Holding Limited, Mr. Raskin will hold 801,386 shares of common stock, and 1,500,000 shares of restricted common stock, which will vest ratably over two years beginning on the six month anniversary of the effective date of his employment agreement.

(2)	Consists of 8,080,800 shares of common stock held directly by Mr. Asman and 900,000 shares of common stock held by the Over Station Trust for the benefit of Mr. Asman.

(3)

Includes (i) 8,866,800 shares of common stock held by Under Station Limited, a British Virgin Islands corporation which is wholly owned by the Asman Wave Trust, a British Virgin Islands trust for the benefit of Mr. Bressman’s wife and minor children, (ii) 2,484,320 shares of common stock held by the Atlantic Trust, a trust for the benefit of Mr. Bressman’s wife and minor children, and (iii) 1,250,000 shares of common stock held by the Bressman 2009 Family Trust, a trust for the benefit of Mr. Bressman’s wife and minor children (collectively, the “Bressman Trusts” and the “Bressman Trust Shares”). Mr. Bressman has no financial or other beneficial interest in the Bressman Trust Shares or the Bressman Trusts. See “Certain Relationships and Related Person Transactions” for a description of agreements by the trustee of the Bressman Trusts with respect to the Bressman Trust Shares. Also includes 250,000 shares of common stock issuable on the exercise of options granted to Mr. Bressman under our 2009 Employee and Director Equity Incentive Plan.

(4)

Consists of 4,884,438 shares of common stock held by RNK Holding Company. Mr. Richard Koch is the owner of 55% of the capital stock of RNK Holding Company and the President of RNK Holding Company. Mr. Koch disclaims beneficial ownership of the shares of common stock directly beneficially owned by RNK Holding Company except for the indirect interest of Mr. Koch by virtue of being the President and the owner of 55% of RNK Holding Company. The address of RNK Holding Company is 333 Elm Street, Dedham, Massachusetts 02026.

(5)	Consists of 800,000 shares of common stock and 3,067,160 shares of common stock issuable upon the exercise of fully-vested options to purchase common stock.

(6)

Consists of 8,333 shares of common stock and 7,500 shares of common stock issuable upon the exercise of options to purchase common stock, and does not include options to purchase 84,167 shares of common stock held by Mr. McMurtry that are not exercisable within the next 60 days.

(7)

Consists of (i) 12,654,876 shares of common stock held by Wilmington Trust Company and George Jeff Mennen U/A dated 11/25/70 with George S. Mennen, for which Mr. Mennen serves as Co-Trustee, of which Mr. John Henry Mennen is the beneficiary, (ii) 40,660 shares of common stock held by M Brothers, of which G. Jeffrey Mennen and his brother are the beneficiaries and (iii) 800,000 shares of common stock issuable upon warrants that are immediately exercisable.

(8)

Ms. Denise Arvanitakis is the beneficiary of the shares of common stock held by the trust and has the power to vote or dispose of the shares. The address of World Trust is 505 Studio Road, Ridgefield, New Jersey 07657.

(9)	Consists of 4,400,000 shares of common stock held by Mr. Kurtz. The address of Mr. Kurtz is 270 Sylvan Avenue, Englewood Cliffs, New Jersey.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the restated certificate of incorporation and the amended and restated bylaws that will be in effect upon completion of this offering. Copies of these documents will be filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part.

We are currently authorized to issue 290,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. Upon completion of the offering, there will be [•] shares of common stock and no shares of preferred stock outstanding.

As of February 8, 2010, there were outstanding options to purchase 5,448,990 shares of common stock and outstanding warrants to purchase 2,941,172 shares of common stock.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

Preferred stock, if issued, would have priority over the common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences, and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring, or preventing a change in control of us or an unsolicited acquisition proposal.

Warrants

As of February 8, 2010, we had warrants outstanding for the number of shares of common stock, at the exercise prices and expiration dates set forth below:

Number of Shares	Exercise Price	Expiration Date
700,000	$0.01	9/10/17
175,257	$0.01	10/12/17
3,142	$0.01	5/29/18
1,028,550	$0.01	6/04/18
4,797	$0.01	8/30/18
3,142	$0.01	9/30/18
6,284	$0.01	11/30/18
200,000	$0.01	12/14/14
20,000	$2.13	1/22/15
800,000	$2.13	10/7/13

2,941,172

(1)	The warrants outstanding have a weighted average exercise price of $0.60, a weighted average remaining term of approximately 9.6 years and were fully exercisable as of the date of issuance.

Common Stock Purchase Option

We have agreed to sell to Rodman & Renshaw, LLC, the representative of the underwriters, for $100, an option to purchase up to a total of [•] shares of common stock at $[•] per share (125% of the price of the shares sold in the offering). The shares issuable upon exercise of this option are identical to those offered by this prospectus. For a more complete description of the purchase option, including the registration rights afforded to the holders of such option, see the section appearing elsewhere in this prospectus entitled “Underwriting—Common Stock Purchase Option”.

Anti-Takeover Provisions of Delaware Law, our Restated Certificate of Incorporation and our Amended and Restated Bylaws

The provisions of Delaware law, our restated certificate of incorporation to be in effect upon completion of this offering and our restated bylaws to be in effect upon completion of this offering could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of the company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware statutory business combinations provision. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Advance notice provisions for stockholder proposals and stockholder nominations of directors. Our restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the mailing date of the proxy statement for the previous year’s annual meeting. Detailed requirements as to the form of the notice and information required in the notice are specified in the restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our restated bylaws, such business will not be conducted at the meeting.

Special meetings of stockholders. Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors.

No stockholder action by written consent. Our restated certificate of incorporation and restated bylaws do not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

Super-majority stockholder vote required for certain actions. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation requires the affirmative vote of the holders of at least 75% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus entitled “Anti-Takeover Provisions.” This 75% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, an 80% vote is also required for any amendment to, or repeal of, our restated bylaws by the stockholders. Our restated bylaws may be amended or repealed by a vote of a majority of the total number of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be [•], with offices at [•].

[•] Listing

We have applied to have our common stock listed on the [•] under the symbol “[•].”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have [•] shares of common stock outstanding, assuming the conversion of all outstanding shares of our convertible preferred stock into shares of our common stock upon completion of this offering, an initial public offering price of $[•] per share, the midpoint of the range listed on the cover page of this prospectus, no exercise of the underwriters’ over-allotment option and no exercise of outstanding options or warrants, and that the closing of this offering occurs on [•], 2010. See “Prospectus Summary—General Information About This Prospectus.” Of these shares, the [•] shares sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by any of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining [•] shares of common stock existing are “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act, as described below. As a result of the contractual 180-day lock-up period described below and the provisions of Rules 144 and 701, these shares will be available for sale in the public market as follows:

Number of Shares	Date
[•]	On the date of this prospectus.
[•]	At 90 days from the date of this prospectus.
[•]	At various times between the 90 days and 180 days* from the date of this prospectus.
[•]	At or after 180 days* from the date of this prospectus (subject, in some cases, to volume limitations).

*	This 180-day period corresponds to the end of the lock-up period described below in “Lock-Up Agreements.”

Rule 144

In general, under Rule 144, beginning 90 days after this offering, a person, or persons whose shares are aggregated, other than any affiliate of ours, who owns shares that were purchased from us or any affiliate of ours at least six months previously, is entitled to sell such shares as long as current public information about us is available. In addition, our affiliates who own shares that were purchased from us or any affiliate of ours at least six months previously are entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) one percent of our then- outstanding shares of common stock, which will equal approximately [•] shares immediately after this offering, and (2) the average weekly trading volume of our common stock on the [•] during the four calendar weeks preceding the filing of a notice of the sale on Form 144, or, if no such notice is required, the date of the receipt of the order to execute the sale. Sales under Rule 144 by our affiliates are also subject to manner of sale provisions, notice requirements in specified circumstances and the availability of current public information about us.

Furthermore, under Rule 144, a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 that were purchased from us, or any affiliate, at least one year previously, would be entitled to sell shares under Rule 144 without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements described above.

We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirement or other restrictions contained in Rule 144.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus.

Registration Rights

We have granted to Rodman & Renshaw, LLC, representative of the underwriters of this offering, and its designees, demand and piggy-back registration rights with respect to the shares of common stock underlying the option to be issued to Rodman & Renshaw, LLC, as representative of the underwriters.

Stock Options

As of February 8, 2010, options to purchase a total of 5,448,990 shares of common stock were outstanding. An additional 7,410,178 shares of common stock were available for future option grants under our stock plans. Upon completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering all shares of common stock subject to outstanding options or issuable pursuant to our stock plans.

Lock-Up Agreements

Upon the consummation of this offering, all of our directors and executive officers and substantially all of the holders of our capital stock will have signed lock-up agreements that prevent them from selling any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, subject to certain exceptions, for a period of not less than 180 days from the date of this prospectus without the prior written consent of Rodman & Renshaw, LLC, as representatives of the underwriters. The representatives may in their sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representatives will consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following discussion is a general summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to “Non-U.S. Holders.” As used herein, a Non-U.S. Holder means a beneficial owner of our common stock that is neither a U.S. person nor an entity treated as a partnership for U.S. federal income tax purposes, and that will hold shares of our common stock as capital assets. For U.S. federal income tax purposes, a United States person includes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of source; or

•

a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons, or (ii) otherwise has validly elected to be treated as a U.S. domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for United States federal income tax purposes holds shares of our common stock, the U.S. federal income tax treatment of each partner generally will depend on the status of the partner and the activities of the partnership and the partner. Partnerships acquiring our common stock, and partners in such partnerships, should consult their own tax advisors with respect to the U.S. federal income tax consequences of the ownership and disposition of our common stock.

This discussion is based on the U.S. federal income tax laws as currently in effect as contained in the Internal Revenue Code, or the Code, Treasury Regulations, and relevant judicial decisions and administrative guidance. The federal tax laws are subject to change, and any such change may materially affect the tax consequences of acquiring, holding, or disposing of our common stock. No rulings or opinions of counsel have been or will be requested with respect to any tax-related matter discussed herein. There can be no assurance that the positions we take on tax matters will be accepted by the Internal Revenue Service, or the IRS. This discussion relates only to U.S. federal income taxes and not to any local, state or foreign taxes or United States federal taxes other than income taxes (except as provided under “U.S. Federal Estate Tax” below).

Because this discussion is a general summary, it does not address all aspects of U.S. federal income taxation that may be relevant to a particular Non-U.S. Holder in light of the holder’s particular circumstances, nor does it address certain types of holders subject to special treatment under the U.S. federal income tax laws, including but not limited to tax-exempt organizations, insurance companies, financial institutions, broker-dealers, dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, holders which are partnerships or other pass-through entities for federal income tax purposes, regulated investment companies, real estate investment trusts, real estate mortgage investment conduits, expatriates, persons liable for alternative minimum tax, persons who directly or indirectly own more than 10 percent of our voting stock, persons whose “functional currency” is not the U.S. dollar, persons holding their investment as part of a hedging, constructive sale or conversion, straddle, or other risk-reducing transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, and persons acquiring our common stock in connection with the performance of services.

This summary is included herein as general information only. Accordingly, each prospective Non-U.S. Holder is urged to consult its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income, estate and other tax consequences of owning and disposing of our common stock.

U.S. Trade or Business Income

The U.S. federal income tax treatment of dividend income or gain on the sale or other taxable disposition of our common stock to Non-U.S. Holders depends on whether such income or gain is treated as “U.S. trade or business income.”

For this purpose, dividend income and gain on the sale or other taxable disposition of our common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual performing independent personal services, a fixed base) maintained by the Non-U.S. Holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the Non-U.S. Holder complies with applicable certification and disclosure requirements); instead, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. Any U.S. trade or business income received by a corporate Non-U.S. Holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

The discussion below under “Dividends” and “Dispositions of Our Common Stock” addresses income or gain that is not U.S. trade or business income.

Dividends

Distributions of cash or property that we pay will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the Non-U.S. Holder’s tax basis in our common stock (with a corresponding reduction in such Non-U.S. Holder’s tax basis in our common stock), and thereafter will be treated as gain on the disposition of our common stock. With respect to distributions treated as dividends on our common stock, a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate. This withholding tax may be reduced or eliminated if the Non-U.S. Holder is eligible for benefits under an applicable income tax treaty and complies with applicable certification and disclosure requirements, including but not limited to providing a properly executed IRS Form W-8BEN certifying under penalties of perjury its entitlement to benefits under the treaty. Special certification requirements and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals. A Non-U.S. Holder of our common stock may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS on a timely basis. A Non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty and the filing of a U.S. tax return for claiming a refund of U.S. federal withholding tax.

The U.S. federal withholding tax does not apply to dividends that are U.S. trade or business income, as defined and discussed above, of a Non-U.S. Holder who provides a properly executed IRS Form W-8ECI, certifying under penalties of perjury that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Dispositions of Our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale or other disposition of our common stock unless:

•	the gain is U.S. trade or business income, as defined and discussed above;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions; or

•

we are or have been a “U.S. real property holding corporation”, or USRPHC, under section 897 of the Code at any time during the shorter of the five year period ending on the date of disposition and the Non-U.S. Holder’s holding period for our common stock.

With respect to the second exception, if a Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such

Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition of our common stock.

With respect to the third exception, in general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” (as defined in the Code and applicable Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are determined to be a USRPHC, the U.S. federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of our common stock by a Non-U.S. Holder whose shareholdings, actual and constructive, at all times during the applicable period, amount to five percent or less of our common stock, provided that our common stock is regularly traded on an established securities market, within the meaning of the applicable Treasury Regulations. We do not believe that we are currently a USRPHC, but we have not performed the detailed assessment necessary to determine if we are a USRPHC (and any such assessment might conclude that we are a USRPHC). Assuming that we are not currently a USRPHC, we do not anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not be a USRPHC, or that our common stock will be considered regularly traded on an established securities market, when a Non-U.S. Holder sells its shares of our common stock.

Information Reporting and Backup Withholding Requirements

We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes backup withholding (currently at a rate of 28%) on certain reportable payments, including but not limited to dividends. Dividends paid to a Non- U.S. Holder of our common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a non-U.S. broker is one that will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of our common stock to or through a non-U.S office of a broker that is either a U.S. person or a U.S. related person, the Treasury Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the holder is a Non-U.S. Holder and the broker has no knowledge to the contrary. Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our common stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, if the Non-U.S. Holder provides the required information to the IRS on a timely basis. Non-U.S. Holders should consult their own tax advisors regarding the filing of a U.S. tax return for claiming a refund of such backup withholding.

U.S. Federal Estate Tax

The estates of non-resident alien individuals are generally subject to U.S. federal estate tax on property with a U.S. situs. Since we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a non-resident alien decedent. The U.S. federal estate tax liability of the estate of a non-resident alien may be affected by a tax treaty between the United States and the decedent’s country of residence.

UNDERWRITING AND PLAN OF DISTRIBUTION

Subject to the terms and conditions of an underwriting agreement, dated __, 2010, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Rodman & Renshaw, LLC is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of shares offered in this offering set forth opposite their respective names below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Name	Number of Shares
Rodman & Renshaw, LLC

Nature of Underwriting Commitment

The underwriting agreement provides that the underwriters are committed to purchase on a several but not joint basis all shares offered in this offering, other than those covered by the over-allotment option described below, if the underwriters purchase any of these securities. The underwriting agreement provides that the obligations of the underwriters to purchase the shares offered hereby are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to the authorization and the validity of the shares being accepted for listing on _______________ and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions of our counsel.

State Blue Sky Information

We intend to offer and sell the shares of common stock offered hereby to retail customers and institutional investors in all 50 states. However, we will not make any offer of these securities in any jurisdiction where the offer is not permitted.

Pricing of Securities

The underwriters have advised us that they propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA), at such price less a concession not in excess of $[*] per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $[*] per share to certain brokers and dealers. After this offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriters. These prices should not be considered an indication of the actual value of our shares and are subject to change as a result of market conditions and other factors. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The public offering price for the shares was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the shares included:

•	the information in this prospectus and otherwise available to the underwriters;

•	the history and the prospects for the industry in which we will compete;

•	the current stock price;

•	our current financial condition and the prospects for our future cash flows and earnings;

•	the general condition of the economy and the securities markets at the time of this offering;

•	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

•	the public demand for our securities in this offering.

We cannot be sure that the public offering price will correspond to the price at which our shares will trade in the public market following this offering or that an active trading market for our shares will develop and continue after this offering.

Commissions and Discounts

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us, assuming a $[•] offering price. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

	Per Share	Total
		Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Underwriting discount(1)	$	$	$
Non-accountable expense allowance(2)	$	$	$
Proceeds, before expenses, to us(3)	$	$	$

(1)	Underwriting discount is $[•] per share ([6%] of the price of the shares sold in the offering).

(2)	The non-accountable expense allowance of [1%] is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.

(3)	We estimate that the total expenses of this offering, excluding the underwriters’ discount and the non-accountable expense allowance, are approximately $[•].

Over-allotment Option

We will grant a 45-day option to the representative of the underwriters to purchase additional shares of common stock up to an additional 15% of common stock sold in the offering ([•]additional shares) solely to cover over-allotments, if any, at the same price as the initial shares offered. If the underwriters fully exercise the over-allotment option, the total public offering price, underwriting fees and expenses and net proceeds (before expenses) to us will be $[•], $[•], and $[•] respectively.

Lock-ups

All of our directors and executive officers and substantially all of the holders of our capital stock will enter into lock-up agreements that prevent them from selling any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, subject to certain exceptions, for a period of not less than 180 days from the date of this prospectus without the prior written consent of Rodman & Renshaw, LLC, as representatives of the underwriters. The representatives may in their sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representatives will consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Common Stock Purchase Option

We have agreed to sell Rodman & Renshaw, LLC for $100 an option to purchase up to a total of [•] shares of common stock (5% of the shares sold). The shares issuable upon exercise of this option are identical to those offered by this prospectus. This option is exercisable at $[•] per share (125% of the price of the shares sold in the offering), commencing on a date which is one year from the effective date of the registration statement and expiring five years from the effective date of the registration statement. The option may also be exercised on a cashless basis. The option and the [•] shares of common stock underlying the option have been deemed compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. Rodman & Renshaw, LLC (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate this option or the securities underlying this option, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this option or the underlying securities for a period of 180 days from the date of this prospectus. Additionally, the option may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered on the registration statement of which this prospectus forms a part, the option grants holders demand and “piggy back” registration rights for periods of four and six years, respectively, from the first anniversary of the date of this prospectus. These rights apply to all of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the option, other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the option exercise price or underlying shares will not be adjusted for issuances of common stock at a price below the option exercise price.

This option will be valued based on the underlying shares obtainable and valuation factors appropriate at the time it is issued. We currently estimate that value to be approximately $[•], based on the number of shares subject to this option, a midpoint offering price of the shares of $[•], the resulting exercise prices related to the option on the shares, the five year term of the option, a risk-free interest rate of [•] % currently commensurate with that term, an expected dividend yield of [•]% and estimated volatility of [•] %, based on a review of our historical volatility. The initial value of this option will be charged to additional paid-in capital as part of the offering costs incurred, and the option will be accounted for as a derivative instrument liability because it is denominated in a currency other than our functional currency.

Other Terms

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder. We have also granted Rodman & Renshaw, LLC a right of first refusal to conduct future offerings for us during the 12 months following the date of this prospectus. In addition, pursuant to section 8 of the Underwriting Agreement, we paid $[•]per individual for the cost of the investigative search firm that conducted an investigation of our principals.

Stabilization

Until the distribution of the shares of common stock offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our securities. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market.

•

Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the shares of common stock originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on the [•] or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Foreign Regulatory Restrictions on Purchase of the Common Stock

We have not taken any action to permit a public offering of shares of our common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of common shares and the distribution of the prospectus outside the United States.

In addition to the public offering of the shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the common shares to certain institutions or accredited persons in the following countries:

Italy. This offering of shares of our common stock has not been cleared by Consob, the Italian Stock Exchange’s regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no common shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to our common stock be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of our common shares or distribution of copies of this prospectus or any other document relating to our common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of

Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany. The offering of shares of our common stock is not a public offering in the Federal Republic of Germany. The common shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaudfspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market our common shares in or out of the Federal Republic of Germany. Our common shares are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. Our common shares will only be available to persons who, by profession, trade or business, buy or sell securities for their own or a third party’s account.

France. The shares of our common stock offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the common shares offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the common shares offered by this prospectus may be effected only in compliance with the above mentioned regulations. “Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Greece. The present prospectus has been submitted for approval by the United States Securities and Exchange Commission, or the US SEC, and not the Greek Capital Market Committee. All information contained in the prospectus is true and accurate. The offering of the shares of common stock of the company does not constitute an initial public offer in Greece according to CL. 2190/1920 and L. 3401/2005 as amended and in force. This prospectus is strictly for the use of the entity to which it has been addressed to by the company and not to be circulated in Greece or any other jurisdiction.

This information and documentation is true and accurate and in conformity with the information contained in the prospectus for the offer shares of common stock of the company, which is being reviewed for approval only by the United States Securities and Exchange Commission. and does not constitute provision of the investment service of investment advice according to L. 3606/2007. Any recipient of this material has stated to be a qualified and experienced investor and will evaluate the contents and decide on his/her own discretion whether to participate or not at this offering of shares of common stock of the company.

Switzerland. This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The shares of common stock are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in

Switzerland. This prospectus constitutes neither a public offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom. In the United Kingdom, the shares of common stock offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any common shares offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended), or the FSMA and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the common shares offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Sweden. Neither this prospectus nor the shares of common stock offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the common shares offered hereunder be marketed or offered for sale in Sweden other than in circumstances which are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

Norway. This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to Norwegian potential investors.

Denmark. This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of the shares of common stock will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

The Netherlands. Underwriters may not offer, distribute, sell, transfer or deliver any of our securities, directly or indirectly, in The Netherlands, as a part of their initial distribution or at any time thereafter, to any person other than our employees or employees of our subsidiaries, individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 (Vrijstellingsregeling Wet toezich teffectenverkeer1995), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions, and other institutional investors, including, among others, treasuries of large enterprises who or which regularly trade or invest in securities in a professional capacity.

Cyprus. Each of the book running managers has represented, warranted and agreed that: (i) it will not be providing from or within Cyprus any “Investment Services”, “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, or the IFL, in relation to the shares of common stock, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus. Each book running manager has represented, warranted and agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii)it has not and will not offer any of the shares of common stock other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

Israel. The shares of common stock offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The common shares may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the common shares or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common shares being offered. Any resale, directly or indirectly, to the public of the common shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Oman. For the attention of the residents of Oman:

The information contained in this prospectus neither constitutes a public offer of securities in the Sultanate of Oman as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman, or the CMA. Additionally, this prospectus is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman.

This prospectus has been sent at the request of the investor in Oman, and by receiving this prospectus, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this prospectus has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the shares within Oman.

No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. The underwriters are neither companies licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor banks licensed by the Central Bank of Oman to provide investment banking services in Oman. The underwriters do not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.

Nothing contained in this prospectus is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This prospectus is for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation.

United Arab Emirates. his document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates, or the UAE, Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority, or the DFSA, a regulatory authority of the Dubai International Financial Centre, or the DIFC. The sale of the shares does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise.

The shares may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The shares may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Management of the Company and the representatives represent and warrant that the shares will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

People’s Republic of China. This prospectus may not be circulated or distributed in the People’s Republic of China, or PRC, and our common stock may not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Botswana. The company hereby represents and warrants that it has not offered for sale or sold, and will not offer or sell, directly or indirectly the shares of common stock to the public in the Republic of Botswana, and confirms that the offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.

Hong Kong. The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to the common units or shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York. The underwriters are being represented by Sichenzia Ross Friedman Ference, LLP, New York, New York.

EXPERTS

The consolidated financial statements of Wave2Wave Communications, Inc. as of December 31, 2008 and December 31, 2007 and for each of the three years ended December 31, 2008, Winncom Technologies Holdings Ltd., as of December 31, 2008 and December 31, 2007 and for each of the two years ended December 31, 2008 and RNK, Inc. for the year ended December 31, 2006 and for the period January 1, 2007 to October 12, 2007 included in this prospectus have been so included in reliance on the reports of RBSM LLP and Fiondella Milone & Lasaracina, LLP, independent registered public accounting firms, given on the authority of said firms as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File No. 333-[•]) under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s website at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room, and the website of the SEC referred to above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Wave2Wave Communications, Inc and Subsidiaries

We have audited the accompanying consolidated balance sheets of Wave2Wave Communications, Inc and Subsidiaries (the “Company”) as of December 31, 2008 and 2007 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also include the financial statement schedule listed in the accompanying Index. These financial statements and related schedule are Wave2Wave Communications, Inc the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wave2Wave Communications, Inc and Subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the Consolidated Financial Statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of SFAS No. 109 (codification section)”, effective January 1, 2007.

As discussed in Note 1, the accompanying 2007 and 2008 consolidated financial statements have been restated.

/s/ RBSM LLP
New York, NY

February 2, 2010

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2008 Restated	2007 Restated
ASSETS
Current assets:
Cash and cash equivalents	$1,597,669	$1,111,018
Accounts receivable net of allowance for doubtful accounts of $3,441,543 and $1,461,438, respectively	17,315,852	14,680,017
Unbilled accounts receivable	4,188,545	4,469,628
Inventory	4,656	46,750
Prepaid expenses and other current assets	867,898	858,727
Deferred income taxes—short term	601,709	—

Total current assets	24,576,329	21,166,140
Property, equipment and software, net	9,111,785	6,920,293
Other assets:
Restricted cash	250,000	240,000
Goodwill	31,715,890	31,715,890
Intangible assets, net	21,228,524	25,662,000
Deferred income taxes—long term	3,280,907	4,485,123
Other assets	721,959	240,970

Total other assets	57,197,280	62,343,983

Total assets	$90,885,394	$90,430,416

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Cash overdrafts	$—	$304,653
Accounts payable	11,209,068	14,979,707
Deferred revenue and customer deposits	2,466,688	2,236,590
Accrued expenses	4,134,836	2,559,800
Line of credit	7,995,588	—
Related party notes Payable-RNK	19,101,124	14,877,016
Current portion of long-term debt	35,700,000	35,700,000
Related party note payable-other	250,000	—
Current portion of capital lease obligations	1,216,840	448,456
Deferred tax liability	—	161,394
Income tax payable and other taxes	2,063,033	962,740

Total current liabilities	84,137,177	72,230,356
Long-term liabilities:
Related party note payable-RNK		15,789,923
Related party note payable-other	—	250,000
Long-term debt	1,712,284
Capital leases, less current portion	2,888,619	1,459,163
Long-term tax liability	714,902	330,832
Other long-term liabilities	30,982	30,982

Total long-term liabilities	5,346,787	17,860,900
Total liabilities	89,483,964	90,091,256
Stockholders’ equity:
Series A cumulative, convertible preferred stock, $.0001 par value, 1,800,000 shares authorized; 1,212,203 shares issued and outstanding, liquidation preference of approximately $2,967,000 including dividends in arrears of approximately $615,000 and $505,000 at December 31, 2008 and 2007	121	121
Common stock, $.0001 par value, 290,000,000 shares authorized, 45,183,333 and 42,708,333 shares issued and outstanding at December 31, 2008 and 2007	4,519	4,271
Additional paid-in capital	14,307,122	11,904,091
Accumulated deficit	(12,432,251)	(11,223,585)
Less: Note receivable-related parties	(478,081)	(345,738)

Total stockholders’ equity	1,401,430	339,160
Total liabilities and stockholders’ equity	$90,885,394	$90,430,416

The accompanying notes are an integral part of these consolidated financial statements.

WAVE2WAVE COMMUNICATIONS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ending December 31,
	2008 Restated	2007 Restated	2006
Net revenues	$78,454,734	$35,402,853	$18,551,959
Cost of goods sold	43,204,748	22,143,208	11,995,807

Gross profit	35,249,986	13,259,645	6,556,152
Depreciation and amortization	6,658,278	1,986,041	1,046,957
Selling, general and administrative expenses	20,795,073	14,198,969	6,957,969

Income (loss) from operations	7,796,635	(2,925,365)	(1,448,774)
Interest expense, net	(7,009,324)	(2,305,537)	(870,738)
Other income (expenses)	312,848	3,495,452	(131,372)

Net income (loss) before income tax (expense)	1,100,159	(1,735,450)	(2,450,884)

Income tax (expense) benefit	(2,308,914)	3,629,205

Net (loss) income	$(1,208,755)	$1,893,755	$(2,450,884)

Earnings per Share:
Basic	$(0.03)	$0.04	$(0.06)

Diluted	$(0.03)	$0.04	$(0.06)

The accompanying notes are an integral part of these consolidated financial statements.

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
For the years ended December 31, 2008, 2007 and 2006 (Restated)

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Note Receivable- Related Party	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, January 1, 2006	1,212,203	$121	37,528,333	$3,753	$4,861,788	$(10,780,602)	$(27,600)	$(5,942,540)
Intellispace purchase			880,000	88	43,912			44,000
Issuances to investors			4,300,000	430	—			430
Increase to due from related parties							(43,874)	(43,874)
Net losses	—	—	—	—	—	(2,450,884)		(2,450,884)

Balance, January 1, 2007	1,212,203	121	42,708,333	4,271	4,905,700	(13,231,486)	(71,474)	(8,392,868)

Prior year adjustments to retained earnings						114,146		114,146
Warrants granted as part of purchase agreement					3,803,911			3,803,911
Reissuance of warrants					318,279			318,279
Stock compensation expense	—	—	—	—	2,876,201	—		2,876,201
Increase to due from related parties							(274,264)	(274,264)
Net income	—	—	—	—	—	1,893,755		1,893,755

Balance, December 31, 2007	1,212,203	121	42,708,333	4,271	11,904,091	(11,223,585)	(345,738)	339,160

Prior year adjustments to retained earnings						89		89
Warrants granted relating to debt issuance					1,714,963			1,714,963
Stock compensation expense	—	—	—	—	663,566	—		663,566
Exercise of warrants to common stock	—	—	2,475,000	248	24,502	—		24,750
Increase due to related parties							(132,343)	(132,343)
Net loss	—	—	—	—	—	(1,208,755)		(1,208,755)

Balance, December 31, 2008	1,212,203	$121	45,183,333	$4,519	$14,307,122	$(12,432,251)	$(478,081)	$1,401,430

The accompanying notes are an integral part of these consolidated financial statements.

WAVE2WAVE COMMUNICATIONS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ending December 31,
	2008 Restated	2007 Restated	2006
Cash flow from operating activities:
Net income (loss)	$(1,208,755)	$1,893,755	$(2,450,884)
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	1,921,142	606,404	492,855
Amortization	4,737,136	1,379,637	554,102
Deferred income tax provision	441,113	(4,323,729)	—
Non cash stock compensation expense	663,566	2,876,201	13,062
Non cash accretion of debt discount	(80,935)	—	—
Reissuance of stock warrants	—	318,279	—
Debt penalties and late fees	250,000	—	—
Changes in operating assets and liabilities:
Accounts receivable	(2,635,835)	(4,104,478)	(626,563)
Unbilled receivables	281,083	(1,567,980)	—
Inventories	42,094	(26,459)	—
Prepaid expenses and other assets	(62,650)	(319,952)	(64,275)
Restricted cash	(10,000)	(240,000)	—
Cash overdraft	(304,653)	755	303,896
Accounts payable	(3,770,639)	(789,278)	1,116,170
Accrued expenses and other liabilities	2,035,040	159,712	354,895
Income tax payable and other taxes	1,484,363	654,502	102,931
Deferred revenue and customer deposits	230,098	836,512	121,670

Net cash provided (used) by operating activities	4,012,168	(2,646,119)	(82,141)
Cash flows from investing activities:
Cash paid for acquisition, net of cash received	—	(17,246,265)	(7,489,346)
Purchases of property and equipment	(1,226,989)	(779,863)	(139,143)

Net cash used by investing activities	(1,226,989)	(18,026,128)	(7,628,489)
Cash flows from financing activities:
Net proceeds from line of credit	7,995,588	—	—
Principal payments on capital leases	(810,471)	(131,376)	(124,666)
Borrowings from short-term debt	3,000,000	35,700,000	—
Repayments of long-term debt	(11,767,637)	(13,402,176)	(5,597,824)
Borrowings of long-term debt	—	—	14,000,000
Capitalized loan closing costs	(608,415)	—	—
Due from related parties	(132,343.00)	(274,264)	(43,874)
Due to related parties		30,982	(310,000)
Issuance of common stock	—	—	430
Exercise of warrant to common stock	24,750	—	—
Repayments to shareholder	—	(395,500)	—

Net cash (used) provided by financing activities	(2,298,528)	21,527,666	7,924,066

Net increase in cash	486,651	855,419	213,436
Cash and cash equivalents, at the beginning of the year	1,111,018	255,599	42,163

Cash and cash equivalents, at the end of the year	$1,597,669	$1,111,018	$255,599

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$5,737,686	$1,304,441	$886,217
Summary of Non-Cash items:
Assets acquired under capital leases	$3,008,311	$161,617	$229,062

The accompanying notes are an integral part of these consolidated financial statements.

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Operations

Wave2Wave Communications, Inc. is comprised of its wholly-owned subsidiaries Wave2Wave Data Communications, LLC, Wave2Wave VOIP Communications, LLC, Wave2Wave Midwest Region, LLC and RNK Communications, Inc. (“RNK”) (effective on October 12, 2007) (collectively the Company). The Wave2Wave subsidiaries provide high speed wired and wireless broadband services to customers located throughout the United States. RNK markets its services directly and through reseller channels. RNK is a registered and certified competitive local exchange carrier (“CLEC”) providing local exchange services primarily in the New England region, and is also a licensed and registered interexchange carrier (“IXC”) or “long distance” carrier, providing domestic and international long distance services. The Company is registered to transact businesses within various states throughout the eastern coast of the United States. RNK is a telecommunications company that operates in the communications services industry providing voice, data, and Internet services through residential and commercial telephone service, Voice over Internet Protocol (“VoIP”) enabled services, prepaid and postpaid calling cards, conference calling, and wholesale carrier terminations.

On October 12, 2007, the Company completed the acquisition of RNK of Dedham, Massachusetts for a total purchase price of approximately $57.4 million (see Note 4). The consolidated balance sheet of the Company includes the balances of RNK as of December 31, 2007, and the consolidated statement of operations includes the results of RNK for the period from October 12, 2007 (acquisition date) through December 31, 2007. For the year ending December 31, 2008 the consolidated balance sheet and statement of operations includes the balances and results of the full year ending December 31, 2008.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the Company and its wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The accounting estimates that require management’s most significant and subjective judgments include revenue recognition, the valuation and recognition of stock-based compensation expense, the valuation of long-lived assets, goodwill and acquired indefinite-lived intangible assets and the valuation of asset retirement obligations. In addition, the Company has other accounting policies that involve estimates such as the allowance for doubtful accounts, revenue reserves, the determination of the useful lives of long-lived assets, the recognition of the fair value of assets acquired and liabilities assumed in business combinations, accruals for estimated tax and legal liabilities, valuation allowance for deferred tax assets, and cost of revenue disputes for communications services. Actual results may differ from these estimates under different assumptions or conditions and such differences could be material.

Change in Estimate

Beginning in January 2005, RNK began accruing liability for virtual foreign exchange traffic (VFX) pursuant to various amendments to interconnection agreements with Verizon. Throughout 2005, 2006, and 2007, the amounts were determined using the contractual VFX factor across all

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Verizon originated traffic at the interstate rates provided by Verizon. In 2008, it was determined that ISP traffic should be excluded from the calculation, and that the interstate rate Verizon provided was in excess of the benchmark mandated by the FCC. In June 2008, RNK reduced the estimated outstanding liability for VFX by $6,572,975 and began using the revised methodology. Please see related note on the ongoing Verizon litigation, which includes VFX. Had this change been effective as of December 31, 2007, it would have reduced accrued liabilities on the consolidated financial statements by $3,909,621.

Reclassifications

Certain reclassifications have been made to prior year amounts in order to conform to the current period presentation. These reclassifications have no effect on reported net income.

Restatement of Previously Issued Financial Statements

On December 15, 2009, management concluded that the Company’s previously issued audited financial statements should be restated, for the reasons discussed below.

It was determined that the Company needed certain valuations performed relating to acquisitions made in 2006 and 2007 in order to determine the appropriate allocation of tangible and intangible assets relating to the purchases. These valuations resulted in reclassifying the existing balances in intangible assets on the 2006 and 2007 balance sheets and adjustments to amortization expense in 2006, 2007 and 2008.

In addition, the Company determined that an independent valuation was needed to determine the fair values of all options and warrants granted during 2006, 2007 and 2008. This valuation resulted in adjustments made to the balance sheet to goodwill for purchase related warrants granted in 2007 (see note 4). In addition, an adjustment to debt discount for all debt related warrants granted in 2008 (see note 16) and compensation expense recorded for all employee stock options granted during 2006 and 2008 (see note 15).

2008:

	2008 as previously stated	Adjustment		2008 Restated
ASSETS
Current assets:
Cash and cash equivalents	$1,597,669	$—		$1,597,669
Accounts receivable net of allowance for doubtful accounts of $0 in 2008 and $0 in 2007	17,336,314	(20,462	)(1)	17,315,852
Unbilled accounts receivable	4,188,545	—		4,188,545
Inventory	4,656	—		4,656
Prepaid expenses and other current assets	847,434	20,464	(1)	867,898
Deferred income taxes—short term	616,052	(14,343	)(2)	601,709

Total current assets	24,590,670	(14,341)		24,576,329
Property, equipment and software, net	9,111,785	—		9,111,785
Other assets:
Restricted cash	250,000	—		250,000
Due from related parties	478,081	(478,081	)(8)	—
Goodwill	18,127,390	13,588,500	(3)	31,715,890
Intangible assets, net	30,758,671	(9,530,147	)(3)(9)	21,228,524
Deferred income taxes—long term	3,180,402	(100,505	)(2)	3,280,907
Other assets	294,449	427,510	(9)	721,959

Total other assets	53,088,993	3,816,033		57,197,280

Total assets	$86,791,448	$3,801,692		$90,885,394

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2008 as previously stated	Adjustment		2008 Restated
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$12,768,630	$(1,559,562	)(4)	$11,209,068
Deferred revenue and customer deposits	2,466,168	520	(1)	2,466,688
Accrued expenses	2,941,155	1,193,681	(5)	4,134,836
Line of credit	7,995,588	—		7,995,588
Current portion of long-term debt	19,303,606	(202,482	)(6)	19,101,124
Current portion of long-term debt	—	35,700,000		35,700,000
Related party note Payable other	280,982	(30,982)		250,000
Current portion of capital lease obligations	1,216,840	—		1,216,840
Income tax payable and other taxes	1,867,687	195,346	(2)	2,063,033

Total current liabilities	48,840,656	35,296,521		84,137,177
Long-term liabilities:
Long-term debt, net of current portion	38,700,000	(36,987,716	)(6)	1,712,284
Capital leases, less current portion	2,888,619	—		2,888,619
Long-term tax liability	—	714,902	(2)	714,902
Other long-term liabilities	520	30,462	(1)	30,982

Total long-term liabilities	41,589,139	(36,242,352)		5,346,787
Total liabilities	90,429,795	(945,831)		89,483,964
Total stockholders’ equity	(3,638,347)	5,039,777	(7)(8)	1,879,511
Note receivable-related party	—	(478,081	)(8)	(478,081)

Total liabilities, stockholders’ deficit and due from related party	$86,791,448	$4,093,946		$90,885,394

(1)	Immaterial adjustments and reclasses

(2)	Adjustments reflect the tax impact on restated financial statements and adoption of FIN 48

(3)	Adjustments reflect the agreement of goodwill and intangibles relating to the purchases of Intellispace and RNK to the purchase price allocation as determined by an independent third party valuation.

(4)	Adjustments reflect the subsequent settlements of vendor payables and credits

(5)	Adjustment reflects the change in accrued interest relating to RNK note payable premium

(6)

Adjustments reflect debt discounts booked in association with warrants granted to debtors during the year for extended payment terms and the loan being erroneously classified as long-term in previously issued financial statements

(7)

Net adjustments reflect the changes in the fair market value of the Company’s common stock share value as determined by an independent third party valuation. As such, the value of warrants and options issued were adjusted to reflect this value.

(8)	Reclassification of due from related party asset to equity section of balance sheet as this asset meets the criteria for this classification on the balance sheet.

(9)	Reclassification of debt finance cost from Intangible assets to other assets.

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2008 as previously stated	Adjustment		2008 Restated
Net revenues	$86,205,437	$(7,750,703	)(1)	$78,454,734
Cost of goods sold	49,944,127	(6,739,379	)(1)(2)	43,204,748

Gross profit	36,261,310	(1,011,324)		35,249,986
Depreciation and amortization	7,931,193	(1,272,915	)(3)	6,658,278
Selling, general and administrative expenses	20,018,639	776,434	(4)	20,795,073

Income (loss) from operations	8,311,478	(514,843)		7,796,635
Interest income	55,472	228	(5)	55,700
Interest expense	(6,046,578)	(1,018,446	)(6)	(7,065,024)
Other income (expenses)	368,603	(55,755	)(1)	312,848

Net income (loss) before income tax (expense)	2,688,975	(1,588,816)		1,100,159

Income tax (expense) benefit	(2,294,289)	(14,265	)(7)	(2,308,914)

Net income	$394,686	$(1,603,441)		$(1,208,755)

Earnings per Share:
Basic	$0.01	$(0.04)		$(0.03)

Diluted	$0.01	$(0.04)		$(0.03)

(1)	Adjustments reflect the reclassification of revenue, expenses and other income

(2)	Adjustment reflects the subsequent settlements of vendor payables and credits

(3)	Adjustment reflects amortization expense relating to the change in allocation of the prior year RNK and Intellispace purchase price to intangible assets based on third party valuation.

(4)

Adjustments reflect the impact on compensation expense relating to the changes in the fair market value of the Company’s common stock share value as determined by an independent third party valuation. As such, the value of warrants and options issued were adjusted to reflect this changed in value.

(5)	Immaterial adjustments and reclasses

(6)	Adjustments represent the 2008 accretion of the debt discount booked during the year and premium on RNK interest accrued.

(7)	Adjustments reflect the tax impact on restated financial statements

	2008 as previously stated	Adjustments	2008 Restated
Net cash provided (used) by operating activities	3,879,825	132,343	4,012,168
Net cash used by investing activities	(1,226,989)	—	(1,226,989)
Net cash (used) provided by financing activities	(2,166,185)	(132,343)	(2,298,528)

Net increase in cash	486,651	—	486,651
Cash and cash equivalents, at the beginning of the year	1,111,018	—	1,111,018

Cash and cash equivalents, at the end of the year	$1,597,669	$—	$1,597,669

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2007:

	2007 as previously stated	Adjustment		2007 Restated
ASSETS
Current assets:
Cash and cash equivalents	$1,111,018	$—		$1,111,018
Accounts receivable net of allowance for doubtful accounts of $0 in 2008 and $0 in 2007	15,152,435	(472,418	)(1)	14,680,017
Unbilled accounts receivable	4,469,628	—		4,469,628
Inventory	46,750	—		46,750
Prepaid expenses and other current assets	825,820	32,907	(2)	858,727
Deferred income taxes—short term	479,933	(479,933	)(3)	—

Total current assets	22,085,584	(919,444)		21,166,140
Property, equipment and software, net	6,920,293	—		6,920,293
Other assets:
Restricted cash	240,000	—		240,000
Due from related parties	345,738	(345,738	)(7)	—
Goodwill	18,127,390	13,588,500	(4)	31,715,890
Intangible assets, net	36,037,641	(10,375,641	)(4)	25,662,000
Deferred income taxes—long term	4,272,299	212,824	(3)	4,485,123
Other assets	240,970	—		240,970

Total other assets	59,264,038	3,079,945		62,343,983

Total assets	$88,269,915	$2,160,501		$90,430,416

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Cash overdrafts	$304,653	$—		$304,653
Accounts payable	17,780,652	(2,800,945	)(5)	14,979,707
Deferred revenue and customer deposits	2,236,070	520		2,236,590
Accrued expenses	2,559,800	—		2,559,800
Line of credit	—	—		—
Related party note payable-RNK	—	14,877,016		14,877,016
Current portion of long-term debt	50,577,016	(14,877,016)		35,700,000
Current portion of capital lease obligations	448,456	—		448,456
Deferred tax liability	—	161,394	(3)	161,394
Income tax payable and other taxes	902,615	60,125	(3)	962,740

Total current liabilities	74,809,262	(2,578,906)		72,230,356
Total long-term liabilities	17,530,588	330,312	(3)	17,860,900
Total liabilities	92,339,850	(2,248,594)		90,091,256
Total stockholders’ (deficit) equity	(4,069,935)	4,409,095	(6)(7)	339,160

Total liabilities and stockholders’ (deficit) equity and due from related parties	$88,269,915	$2,160,601		$90,430,416

(1)	Adjustment reflects subsequent carrier dispute settlements

(2)	Adjustment reflects reclass of vendor credits to prepaids

(3)	Adjustments reflect the tax impact on restated statements and implementation of FIN 48.

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(4)	Adjustments reflect the agreement of goodwill and intangibles relating to the purchases of Intellispace and RNK to the purchase price allocation as determined by an independent third party valuation.

(5)	Adjustment reflects the subsequent settlements of vendor payables and credits

(6)

Net adjustments reflect the changes in the fair market value of the Company’s common stock share value as determined by an independent third party valuation. As such, the value of warrants and options issued were adjusted to reflect this value.

(7)	Reclassification of due from related party asset to equity section of balance sheet as this asset meets the criteria for this classification on the balance sheet.

	2007 as previously stated	Adjustment		2007 Restated
Net revenues	$35,402,853	$—		$35,402,853
Cost of goods sold	24,279,528	(2,136,320	)(1)	22,143,208

Gross profit	11,123,325	(2,136,320)		13,259,645
Depreciation and amortization	2,611,715	(625,674	)(2)	1,986,041
Selling, general and administrative expenses	11,311,894	2,887,075	(3)	14,198,969

Loss from operations	(2,800,284)	(125,081)		(2,925,365)
Interest income	12,554	95	(4)	12,649
Interest expense	(1,999,907)	(318,279.00)		(2,318,186)
Other income (expenses)	3,590,325	(94,873	)(4)	3,495,452

Net income (loss) before income tax (expense)	(1,197,312)	(538,138)		(1,735,450)

Income tax (expense) benefit	4,478,713	(849,508	)(5)	3,629,205

Net income	$3,281,401	$(1,387,646)		$1,893,755

Earnings per Share:
Basic	$0.08	$(0.04)		$0.04

Diluted	$0.07	$(0.04)		$0.04

(1)	Adjustment reflects the subsequent settlements of vendor payables and credits

(2)	Adjustment reflects amortization expense relating to the change in allocation of the prior year RNK and Intellispace purchase price to intangible assets based on third party valuation.

(3)

Adjustments reflect the impact on compensation expense relating to the changes in the fair market value of the Company’s common stock share value as determined by an independent third party valuation. As such, the value of warrants and options issued were adjusted to reflect this changed in value.

(4)	Immaterial adjustments and reclasses

(5)	Adjustments reflect the tax impact on restated financial and implementation of FIN 48.

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2007 as previously stated	Adjustments	2007 Restated
Cash flow from operating activities:
Net cash provided (used) by operating activities	(2,889,594)	243,475	(2,646,119)
Net cash used by investing activities	(18,026,128)	—	(18,026,128)
Net cash (used) provided by financing activities	21,770,948	(243,282)	21,527,666

Net increase in cash	855,226	193	855,419
Cash and cash equivalents, at the beginning of the year	255,792	(193)	255,599

Cash and cash equivalents, at the end of the year	$1,111,018	$—	$1,111,018

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$1,304,441		$1,304,441
Summary of Non-Cash items:
Assets acquired under capital leases	$161,617		$161,617

Cash and Cash Equivalents

For purposes of financial statements presentation, the Company considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents. At certain times, the Company has amounts on deposit with financial institutions, of which the FDIC will insure up to $250,000 per depositor at December 31, 2008. The portion of the deposits in excess of $250,000 is not subject to insurance and represents a credit risk to the Company. Management believes that the risk is limited because the deposits are in high quality financial institutions.

Restricted Cash

Restricted cash represents collateral on letters of credit related to the building leases for the Bedford, Massachusetts and Dedham, Massachusetts locations of RNK and collateral held by a financial institution for a vendor. At December 31, 2008 and 2007, restricted cash was $250,000 and $240,000, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

The Company extends credit to certain customers, based upon credit evaluations, in the normal course of business, primarily with 30 – 60 day terms. The Company’s reserve requirements are based on the best facts available to the Company and are reevaluated and adjusted as additional information is received. The Company’s reserves are also based on amounts determined by using percentages applied to certain aged receivable categories. These percentages are determined by a variety of factors including, but not limited to, current economic trends, historical payment and bad debt write-off experience. Accounts are written off when they are deemed uncollectible. In some cases, the Company requires deposits from its customers. As of December 31, 2008 and 2007, the Company has reserved $3,441,543 and $1,461,438 for uncollectible accounts, respectively. During 2008, 2007 and 2006 bad debt expense was $329,177, $446,786 and $259,618, respectively.

The Company’s valuation allowance for uncollectible accounts receivable is designed to account for the expense associated with accounts receivable that we estimate will not be collected. The Company assesses the adequacy of this allowance by evaluating general factors, such as the length of time individual receivables are past due, historical collection experience, and changes in the credit-worthiness of our customers. The Company assesses the ability of specific customers to meet their financial obligations to us and establishes specific allowances based on the amount we expect to collect from these customers. If circumstances relating to specific customers change or economic conditions change such that our past collections experience and assessment of the economic environment are no longer appropriate, our estimate of the recoverability of our trade receivables could be impacted.

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inventory

Inventory is stated at the lower of cost or market value using the FIFO method. Inventory consists of Voice over Internet Protocol (VoIP) telephones and adapters that are sold in the normal course of business to end-user customers and resellers.

Property, Equipment and Software

Property, equipment, and software are recorded at cost, using the straight-line method over the estimated useful life of the related assets as revealed below.

Telephone equipment	5 – 9.5 years
Machinery and equipment	3 – 10 years
Furniture and fixtures	5 – 7 years
Vehicles	4 – 5 years
Leasehold improvements	3 years
Computer software	3 years

Leasehold improvements are depreciated over the shorter of their estimated useful lives or lease terms that are reasonably assured.

The Company performs periodic internal reviews to determine depreciable lives of its property, equipment and software based on input from personnel, actual usage and the physical condition of the Company’s property, equipment and software.

Revenue Recognition

W2W is a Competitive Local Exchange Carrier (“CLEC”) (through its wholly-owned subsidiary RNK), and a broadband Internet Service Provider (“ISP). As such W2W derives revenue from sales of its network, carrier, subscriber services, and prepaid calling card fees. W2W derives the majority of its revenue from monthly recurring fees and usage-based fees that are generated principally by sales of its network, carrier and subscription services.

Monthly recurring fees include the fees paid by W2W’s network and carrier services customers for lines in service and additional features on those lines. W2W primarily bills monthly recurring fees in advance, and recognizes the fees in the period in which the service is provided.

Usage-based fees consist of fees paid by W2W’s network and carrier services customers for each call made, and fees paid by outside carriers when W2W’s switching facilities provide a connection between the carrier and the end user, i.e. “reciprocal compensation”, and access fees paid by carriers for long distance calls W2W originates or terminates for those carriers. These fees are billed in arrears and recognized in the period in which the service is provided.

Subscriber fees include monthly recurring fees paid by W2W’s end-user subscribers for lines in service, additional features on those lines, and usage-based per-call and per-minute fees. Subscriber fees also consist of provision of access to data, wireless, and Voice over IP (“VoIP”) services. These fees are billed in advance for monthly recurring items and in arrears for usage-based items, and revenues are recognized in the period in which service is provided.

Prepaid calling card fees are billed in advance based on the retail face value of the calling card, net of wholesale discounts, if applicable. Revenue is recognized as the card is used and service is provided to the end user.

Termination revenue is recognized when a customer discontinues service prior to the end of the contract period, for which the company had previously received consideration. Termination revenue is also recognized when customers are required to make termination penalty payments to the company to settle contractually committed purchase amounts that the customer no longer expects to meet or when a customer and the company renegotiate a contract under which the company is no longer obligated to provide services for consideration previously received.

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company recognizes revenue in accordance with GAAP, specifically ASC 605 “Revenue Recognition,” which requires satisfaction of the following four basic criteria before revenue can be recognized:

•	there is persuasive evidence that an arrangement exists;

•	delivery has occurred or services have been rendered

•	the fee is fixed and determinable; and

•	collectability is reasonably assured.

The Company bases its determination of the third and fourth criteria above on the company’s judgment regarding the fixed nature of the fee it has charged for the services rendered and products delivered, and the prospects that those fees will be collected. If changes in conditions should cause it to determine that these criteria likely will not be met for some future transactions, revenue recognized for any reporting period could be materially adversely affected. The Company’s management continually reviews and evaluates the collectability of revenues. For further information please see “Accounts Receivable and Allowance for Doubtful Accounts.”

The Company’s management makes estimates of future customer credits and settlements, due to various disputes on pricing and other terms of the contracts, through the analysis of historical trends and known events. Provisions for customer credits and settlements are recorded as a reduction of revenue when incurred, see Note 23 “Subsequent Events”. Since any revenue allowances are recorded as an offset to revenue, any future increases or decreases in the allowances will positively or negatively affect revenue by the same amount.

	Year Ending December 31,
	2008	2007
Revenues (as reported)	$78,454,743	$35,402,853
2007 and 2008 invoices settled in 2009	(1,294,894)	(513,173)
2007 invoices settled in 2008	964,493	(964,493)

Revenues, Pro Forma	$78,124,342	$33,925,187

Marketing and Advertising Costs

Marketing and Advertising costs are expensed as incurred. Marketing expense for the year ended December 31, 2008, 2007 and 2006 totaled $138,202, $49,136 and $43,821, respectively.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of prepaid services, insurance, maintenance contracts and refundable deposits. Prepayments are expensed on a straight-line basis over the corresponding life of the underlying agreements.

Cost of Sales

Cost of sales consists primarily of leased transport charges and usage costs for local and long distance calls. Leased transport charges are the payments the Company makes to lease the telephone and data transmission lines it uses to connect customers to the Company’s network and to connect the Company’s network to the networks of other carriers. Usage costs for local and long distance calls are the costs incurred to connect the calls made by customers that are terminated on the networks of other carriers. These costs may include an estimate of charges for which invoices have not yet been received, and may be based upon the estimated number of transmission lines and facilities in service, estimated minutes of use, estimated amounts accrued for pending disputes with other carriers, as well as upon the contractual rates charged by the Company’s service providers. Subsequent adjustments to these estimates may occur after the bills are received for the actual costs incurred, but these adjustments generally are not expected to be material to operating results. As of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2008, 2007 and 2006 the Company had $3,786,423, $2,723,809, and $1,054,252, respectively, of disputed network invoices related to disputed balances recorded in accounts payable in the consolidated balance sheets. Of these respective amounts, $2,577,398, $1,999,603, and $658,403 have been granted by the Company’s service providers in the form of credits subsequent to December 31, 2008. Judgment is required in estimating the ultimate outcome of the dispute resolution process, as well as any other amounts that may be incurred to conclude the negotiations or settle any litigation. Actual results may differ from estimates, and such differences could be material.

Selling, General and Administrative Expenses

The Company’s selling, general and administrative expenses include compensation, commissions, selling and marketing, customer service, billing, corporate administration, engineering personnel and other personnel costs.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash, cash equivalents and accounts receivable. Exposure to losses on accounts receivable is principally dependent on each customer’s financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses. The Company places its cash and cash equivalents in financial institutions considered by management to be high quality and limits the amount of credit exposure to any one institution. The Company has not experienced any losses in these accounts and believes that it is not exposed to any significant credit risk on cash balances.

Concentration of Suppliers

The Company currently leases its transport capacity from a limited number of suppliers and is dependent upon the availability of transmission facilities owned by the suppliers. The Company is vulnerable to the risk of renewing favorable supplier contracts and timeliness of the supplier in processing the Company’s orders for customers, and is at risk related to regulation and regulatory developments that govern the rates to be charged to the Company and, in some instances, whether certain facilities are required to be made available to the Company. The Company has one major supplier that accounted for 35%, 28%, and 31% of the Company’s costs of services for the years ended December 31, 2008, 2007 and 2006, respectively. The Company has no other major supplier that accounts for greater than 10% of the Company’s costs of services.

USF and Gross Receipts Taxes

ASC 605-45-50-3 “Revenue Recognition—Principal Agent—Disclosure—Taxes Collected from Customers Remitted to Governmental Authorities” (the “Gov’t Taxes Topic”) provides guidance regarding the accounting and financial statement presentation for certain taxes assessed by a governmental authority, i.e. whether to be presented on a gross or net basis. The Company adopted Gov’t Taxes Topic on January 1, 2007. The scope of the Gov’t Taxes Topic includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer and may include, but is not limited to, sales, use, value added, Universal Service Fund (“USF”) contributions and some excise taxes. The Gov’t Taxes Topic concludes that entities should present these taxes in the income statement on either a gross or a net basis. The Company presents these taxes in the income statement on a gross or net basis, depending on the product line and billing mechanism. The majority of the Company’s revenues are exempt from these taxes and fees.

Income Taxes

The Company uses the liability method of accounting for income taxes, in accordance with the requirements of the Accounting Standards Codification (“ASC”) 740 “Income Taxes” (“ASC 740”).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under this method, the Company recognizes deferred income tax assets and liabilities for the expected future tax consequences of transactions and events. Under this method, deferred income tax assets and liabilities are determined based on the difference between the financial statement and income tax bases of assets and liabilities using enacted income tax rates in effect for the year in which the differences are expected to reverse. If necessary, deferred income tax assets are reduced by a valuation allowance to an amount that is determined to be more likely than not recoverable. The Company must make significant estimates and assumptions about future taxable income and future income tax consequences when determining the amount of the valuation allowance.

Effective January 1, 2007 the Company adopted an amendment to the requirements of ASC 740. The amended standard prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, see the next paragraph for further explanation.

ASC 740-10-25-5 “Income Taxes—Overall—Recognition—Basis Recognition Threshold”, (“Tax Position Topic”) provides guidance to address uncertainty in tax positions and clarifies the accounting for income taxes by prescribing a minimum recognition threshold, i.e. “more-likely-than-not”, that the income tax positions must achieve before being recognized in the financial statements. In addition, the Tax Position Topic requires expanded annual disclosures, including a roll forward of the beginning and ending aggregate unrecognized tax benefits as well as specific detail related to tax uncertainties for which it is reasonably possible the amount of unrecognized tax benefit will significantly increase or decrease within twelve months. The Company adopted the provisions of the Tax Position Topic on January 1, 2007 and recorded a reduction of retained earnings of $173,256 effective January 1, 2007. For further explanation please see Note 19 “Income Taxes.”

Earnings Per Share

Basic and diluted income or loss per common share is based upon the weighted average number of common shares outstanding during the years ended December 31, 2008, 2007, and 2006, under the provisions of ASC 260 “Earnings Per Share.” As the Company incurred losses for the years ended December 31, 2008, 2007, and 2007 dilutive shares presented for those periods are identical with basic shares outstanding. The Company computes basic net loss or income per share (“EPS”) by dividing net earnings (losses) available to common stockholders for the year by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is computed by dividing net income available to common stockholders for the year by the weighted average number of shares of common stock outstanding during the year and includes the dilutive effect of common stock that would be issued assuming conversion, immediate vesting or exercise of outstanding convertible notes, stock options, stock based compensation awards and other potentially dilutive securities. In the event that net losses have been incurred in the period for which earnings per share are computed, dilutive securities are anti-dilutive to earnings. In such case weighted average shares on a diluted basis are presented as the same as basic weighted average shares. Below is a reconciliation of basic to diluted shares outstanding for the applicable periods as well as anti-dilutive shares excluded from calculations for the relevant periods.

	2008	2007	2006
Basic
Weighted average shares outstanding	43,692,938	42,708,333	42,502,377
Dilutive securities	—	9,901,820	—
Diluted
Weighted average shares outstanding	43,692,938	52,610,153	42,502,377

Stock-Based Compensation

Effective January 1, 2006, the Company adopted the requirements of ASC 505 “Equity” and ASC 718-10 “Stock Compensation”, under the modified prospective transition method. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

standards require the measurement of compensation cost at the grant date, based upon the estimated fair value of the award, and requires amortization of the related expense over the employee’s requisite service period.

Under ASC 718-10, stock based compensation cost will be recognized over the period during which an employee is required to provide service in exchange for the award. ASC 718-10 also requires an entity to calculate the pool of excess tax benefits available to absorb tax deficiencies recognized subsequent to adoption of ASC 718-10 (the “APIC pool”). The Company has evaluated its APIC pool and has determined that it was immaterial as of January 1, 2006. ASC 718-10 also amends ASC 230 “Cash Flows”, to require that excess tax benefits that had been reflected as operating cash flows be reflected as financing cash flows. See Note 15 for additional information on stock-based compensation.

Business Combinations

In accordance with the requirements of the ASC 805 “Business Combinations”, the purchase price of acquired businesses or properties is allocated to tangible and identified intangible assets and liabilities based on their respective fair values. All of the Company’s business combinations have been accounted for using the purchase method of accounting and, accordingly, are included in the Company’s results of operations as of the date of each acquisition. The Company allocates the purchase price of its acquisitions to the tangible assets acquired, liabilities assumed and intangible assets acquired, including in-process research & development (“IPR&D”), based on their estimated fair values. The excess purchase price over those fair values is recorded as goodwill.

Identified Intangible Assets

The Company’s acquisitions require the application of purchase accounting in accordance with the requirements of ASC 805. This results in tangible and identified intangible assets and liabilities of the acquired entity being recorded at fair value. Identified intangible assets include trademark and trade names, which are not amortized and have an indefinite estimated useful life. The remaining other intangible assets primarily include customer relationships and non-compete agreements, which are all being amortized.

Goodwill and Other Intangible Assets

Goodwill represents the excess of cost over the fair value of net assets of businesses acquired.

In accordance with the provisions of ASC 350 “Intangibles—Goodwill and Other”, the Company does not amortize goodwill or other acquired intangible assets with indefinite useful lives. The Company has identified only one reporting unit as defined in ASC 350. Goodwill is assessed for impairment at least annually, based upon the Company’s estimate of the fair value of the reporting unit. As of December 31, 2008 and 2007 the Company had $31,715,890 and $31,715,890 respectively, of indefinite lived intangible assets

The Company assesses the carrying value of its goodwill as December 31 of each fiscal year. In accordance with Intangibles—Goodwill and Other Topic, goodwill of a reporting unit will also be tested for impairment between annual tests if a triggering event occurs, as defined by Intangibles—Goodwill and Other Topic, that could potentially reduce the fair value of the reporting unit below its carrying value.

Impairment of Long Lived Assets

In accordance with the ASC 360 “Property, Plant, and Equipment” (the “PP&E Topic”), long-lived assets are periodically evaluated for potential impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. In the event that periodic assessments reflect that the carrying amount of the asset exceeds the sum of the undiscounted cash flows (excluding interest) that are expected to result from the use and eventual disposition of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

asset, the Company would recognize an impairment loss to the extent the carrying amount exceeded the fair value of the property. The Company estimates the fair value using available market information or other industry valuation techniques such as present value calculations. No impairment losses were recognized for the years ended December 31, 2008, 2007 and 2006.

The Company recognizes goodwill and other non-amortizing intangible assets in accordance with the requirements of ASC 350 “Intangibles—Goodwill and Other” (the “Topic”). Under this Topic, goodwill is recorded at its carrying value and is tested for impairment at least annually or more frequently if impairment indicators exist, at a level of reporting referred to as a reporting unit. The Company recognizes goodwill in accordance with the requirements of the Topic and tests the carrying value for impairment during the fourth quarter of each year. The goodwill impairment analysis is a two-step process. The first step used to identify potential impairment involves comparing each reporting unit’s estimated fair value to its carrying value, including goodwill. To estimate the fair value of its reporting units, the Company used a discounted cash flow model and market comparable data. Significant judgment is required by management in developing the assumptions for the discounted cash flow model. These assumptions include cash flow projections utilizing revenue growth rates, profit margin percentages, discount rates, market/economic conditions, etc. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill is considered to not be impaired. If the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment. The second step of the process involves the calculation of an implied fair value of goodwill for each reporting unit for which step one indicated a potential impairment. The implied fair value of goodwill is determined by measuring the excess of the estimated fair value of the reporting unit as calculated in step one, over the estimated fair values of the individual assets, liabilities and identified intangibles. No impairment losses were recognized for the years ended December 31, 2008, 2007 and 2006.

The Company also analyzed its trade name for impairment pursuant to the requirements of the Topic and determined that the trade name was not impaired as of December 31, 2008. Accordingly, no impairment charge was recorded related to the trade name during the year ended December 31, 2008. In addition to testing goodwill and its trade name for impairment, the Company tested the intangible customer relationships and non-compete agreements for impairment during the fourth quarter of 2008. No impairment losses were recognized for the years ended December 31, 2008, 2007 and 2006.

Other Assets

Other assets consist primarily of debt issuance costs, deposits and miscellaneous other assets. Debt issuance costs are amortized over the term of the related debt instruments, and are recorded as interest expense.

Legal and Contingency Reserves

The Company accounts for legal and other contingencies in accordance with ASC 450 “Contingencies” (the “Contingencies Topic”). Loss contingencies are accrued by a charge to income if two conditions are met. The first condition is that information prior to issuance of the consolidated financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the consolidated financial statements. It is implicit in this condition that it must be probable that one or more future events will occur confirming the fact of the loss. The second condition is that the amount of the loss can be reasonably estimated.

Segment information

Accounting Standards Codification 280 (the “Segment Reporting Topic”) which establishes standards for reporting information regarding operating segments in annual financial statements and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

requires selected information for those segments to be presented in interim financial reports issued to stockholders. The Segment Reporting Topic also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The Company applies the management approach to the identification of its one reportable operating segment as provided in accordance with the Segment Reporting Topic.

Recent Accounting Pronouncements

In January 2010 the FASB issued Update No. 2010-06 “Fair Value Measurements and Disclosures—Improving Disclosures about Fair Value Measurements” (“2010-06”). 2010-06 requires new disclosures regarding significant transfers between Level 1 and Level 2 fair value measurements, and disclosures regarding purchases, sales, issuances and settlements, on a gross basis, for Level 3 fair value measurements. 2010-06 also calls for further disaggregation of all assets and liabilities based on line items shown in the statement of financial position. This amendment is effective for fiscal years beginning after December 15, 2010 and interim periods within those fiscal years. The Company is currently evaluating whether adoption of this standard will have a material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-05 “Compensation—Stock Compensation—Escrowed Share Arrangements and Presumption of Compensation” (“2010-05”). 2010-05 re-asserts that the Staff of the Securities Exchange Commission (the “SEC Staff”) has stated the presumption that for certain shareholders escrowed share represent a compensatory arrangement. 2010-05 further clarifies the criteria required to be met to establish a position different from the SEC Staff’s position. The Company does not have any escrowed shares held at this time. As such, the Company does not believe this pronouncement will have any material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-04 “Accounting for Various Topics—Technical Corrections to SEC Paragraphs” (“2010-04”). 2010-04 represents technical corrections to SEC paragraphs within various sections of the Codification. Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-02 “Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification” (“2010-02”) an update of ASC 810 “Consolidation.” 2010-02 clarifies the scope of ASC 810 with respect to decreases in ownership in a subsidiary to those of a: subsidiary or group of assets that are a business or nonprofit, a subsidiary that is transferred to an equity method investee or joint venture, and an exchange of a group of assets that constitutes a business or nonprofit activity to a non-controlling interest including an equity method investee or a joint venture. Management, does not expect adoption of this standard to have any material impact on its financial position, results of operations or operating cash flows. Management does not intend to decrease its ownership in any of its wholly-owned subsidiaries.

In January 2010 the FASB issued Update No. 2010-01 “Accounting for Distributions to Shareholders with Components of Stock and Cash—a consensus of the FASB Emerging Issues Task Force” (“2010-03”) an update of ASC 505 “Equity.” 2010-03 clarifies the treatment of stock distributions as dividends to shareholders and their affect on the computation of earnings per shares. The Company has not and does not intend to declare dividends for preferred to common stock holders. Management, does not expect adoption of this standard to have any material impact on its financial position, results of operations or operating cash flows.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Fair Value of Financial Instruments

ASC 820 “Fair Value Measurements and Disclosures”, (the “Fair Value Topic”) requires disclosure of fair value of financial instruments, whether or not recognized on the face of the balance sheet, for which it is practical to estimate that value. The Fair Value Topic defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The fair value estimates are made at the end of each year based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument, nor do they consider that tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.

The Company adopted the Fair Value Topic as of January 1, 2008 as it applies to financial instruments. The Fair Value Topic establishes a framework for measuring fair value in generally accepted accounting principles and establishes a hierarchy that categorizes and prioritizes the sources to be used to estimate fair value as follows:

Level 1—defined as observable inputs such as quoted prices in active markets;

Level 2—inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs); and

Level 3—unobservable inputs that reflect the Company’s determination of assumptions that market participants would use in pricing the asset or liability. These inputs are developed based on the best information available, including the Company’s own data.

4. Acquisition

RNK

On October 12, 2007, the Company completed the acquisition of RNK, as indicated in Note 1. As a result of the transaction, the Company allocated the purchase price to the entities assets and liabilities based upon estimated fair value in accordance with the Business Combination Topic with the amounts exceeding the fair value of identifiable assets acquired being recorded as goodwill. The purchase price of $57.4 million consisted of the following: $18.3 million of cash, $30.7 million of debt (See Note 10), $3.8 million in warrants, $1.0 million of acquisition costs, and $3.6 million of management fees receivable due from RNK. The process to identify and record the fair value of assets acquired and liabilities assumed included an analysis of the acquired fixed assets, including real and personal property, various leases, contractual commitments and other business contracts, customer relationships, investments, and contingencies The following table summarizes the allocation of the aggregate purchase price of the acquisition:

Net assets acquired:
Net current assets	$15,655,226
Fixed assets and other assets	5,752,501
Identifiable intangible assets	23,801,295
Goodwill	28,012,552
Liabilities assumed	(15,799,528)

$57,422,046

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The estimated fair value of the assets acquired were based upon management’s and an independent appraiser’s estimates.

In addition to cash paid, the Company signed a note agreement with the prior owner (see Note 11) and issued warrants to purchase 4,725,355 of the Company’s common stock (Note 16). Transaction related expenses included lender fees, broker fees and legal fees.

Pro Forma Information

The following pro forma consolidated results of operations of the Company assume that the acquisition of RNK was effective as of January 1, 2007 (in thousands).

The pro forma information presents the combined operating results of the Company and RNK, with the results prior to the acquisition closing dates adjusted (1) to include the pro forma effect of the elimination of transactions between the Company, and RNK, (2) the adjustment to depreciation and amortization expense associated with the estimated acquired fair value of property and equipment and intangible assets, (3) the adjustment of interest expense reflecting debt and the placement of approximately $30.7 million of new debt issued on October 12, 2007 (See note 10) at the Company’s weighted average borrowing rate and to reflect the effect of income taxes on the pro forma adjustments using the Company’s effective income tax rate.

For the year ended December 31, 2007
Pro Forma Combined
(unaudited)
Net revenues	$78,638
Costs of goods sold	50,295

Gross Profit	28,343
Operating Expense:
Depreciation and amortization	3,339
Selling, general, and administrative expenses	22,494

Income from operations	2,510
Interest expense	6,683
Other income	3,481

Net interest expense and other income	3,202

Income before income taxes	(692)
Provision for income taxes	(3,459)

Net income (loss) before minority interest	2,767
Minority interest expense (income)	—

Net income (loss)	$2,767

Intellispace

During January 2006, the Company acquired all of the assets less certain liabilities of Intellispace, Inc., for a cash consideration of $7,400,000 and 880,000 shares of common stock of the Company valued at $44,000.

The purchase price of $7,444,000 and acquisition costs of approximately $84,000 have been allocated to assets acquired based on fair market values at the date of acquisition with the amounts exceeding the fair value of identifiable assets acquired being recorded as goodwill. The process to identify and record the fair value of assets acquired and liabilities assumed included an analysis of the acquired fixed assets, including real and personal property, various leases, contractual

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

commitments and other business contracts, customer relationships, investments, and contingencies The fair value of assets acquired is summarized as follows:

Net assets acquired:
Property, equipment and software and other assets	$81,281
Customer lists	3,155,651
Non-compete Agreement	587,730
Goodwill	3,703,338

$7,528,000

The estimated fair value of the assets acquired was based upon management’s and an independent appraiser’s estimates.

5. Property, Equipment and Software

Property, equipment and software, consist of the following:

	Balance at
	December 31, 2008	December 31, 2007
Telephone equipment	$8,586,743	$5,612,069
Machinery and equipment	4,261,514	3,741,314
Capital Project	658,000	-
Computer software	589,459	514,915
Furniture and fixtures	158,281	182,945
Vehicles	17,084	14,152
Leasehold improvements	33,526	3,912

Total	14,304,607	10,069,307
Accumulated depreciation	(5,192,822)	(3,149,014)

Property, equipment and software, net	$9,111,785	$6,920,293

Depreciation expense was $1,921,142, $606,404 and $492,855 for the years ended December 31, 2008, 2007 and 2006, respectively.

6. Intangible Assets

Intangible assets at December 31, consisted of the following:

	December 31,
	2008	2007
Customer lists, net of accumulated amortization of $3,278,340 and $1,050,284 during 2008 and 2007, respectively	$13,264,143	$15,492,099
Trademarks, net of accumulated amortization of $763,808 and $137,313 during 2008 and 2007, respectively	5,501,139	6,127,634
Non-compete agreement, net of accumulated amortization of $2,274,103 and $694,988 during 2008 and 2007, respectively	2,463,242	4,042,267

Intangible Assets, net	$21,228,524	$25,662,000

Expected amortization expense for the next five years is as follows:

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amortization Expense

Year Ending December 31,
2009	$4,237,655
2010	3,934,487
2011	2,854,450
2012	2,854,450
2013	2,854,450

The customer lists are being amortized on the straight-line method over a period of seven and ten years. The trademark is being amortized on the straight-line method over a period of ten years. The non-compete agreements are being amortized on the straight-line method over a period of three years. The debt closing costs are being amortized on the straight-line method over three years. Amortization expense on intangible assets, excluding goodwill, was $4,433,564, $1,371,111 and $511,475 for the years ended December 31, 2008, 2007, and 2006, respectively.

7. Line of Credit

On March 16, 2006 the Company activated a line of credit with a financial institution in the amount of $14,000,000 the proceeds of which were used to refinance existing debt, provide working capital and assist in the asset purchase agreement of Intellispace, Inc. as referred to in Note 4. The line was personally guaranteed by one of the stockholders of the Company. Interest payments on the outstanding balances were payable monthly on the outstanding principal balance. The line carried a variable interest rate based on the prime rate for prime advances and LIBOR rate for LIBOR advances. The line was renewed in March of 2007 and the available advances were increased to $15,000,000 at the renewal. October 12, 2007 (date of RNK Inc. acquisition), this line was paid in full and terminated.

On January 25, 2008 the Company entered into an agreement (the “Agreement”) with Greystone Business Credit, LLC “Greystone”) to obtain a line of credit. The Agreement provides for loan availability through January 25, 2011, with maximum borrowings of up to $12,000,000. The Agreement is secured by the Company’s receivables, capital assets, securities and a $2,000,000 personal guaranty executed by the President of the Company. The borrowings were based on a contracted advance rate of 85% of the Company’s receivables. When receivables were collected they would be deposited into a lockbox f/b/o Greystone which would then remit back to the Company on a weekly basis. The Agreement calls for repayments to be made through the collections on the Company’s receivables. Interest is payable monthly at a rate of 2.75% in excess of the prime rate plus applicable administration fees. The interest rate was 6.0% at December 31, 2008. The amount outstanding on the agreement at December 31, 2008 was $7,995,588. The Company is subject to covenants both legal and financial ones that include not falling below a certain percentage of projected quarterly revenues; net collections in aggregrate in any month not to be less than 50% of average monthly outstanding obligations; a Minimum Fixed Charge Coverage Ratio of 1.1x; and limitation on purchase of Limitation on Purchase Money Security Interests and Limitation of Equipment Leases.

The line of credit was subsequently amended on June 4, 2008. The modification entitled “Second Amendment to Loan and Security Agreement” dated June 4, 2008 reduced the line of credit by $3,000,000. The “reduction” of $3,000,000 was converted into a term loan.

In order to induce Greystone to grant this conversion the Company stipulated to, amongst other items, the following: a) an increased interest rate of 9% per annum b) a monthly servicing fee of $7,875 settled monthly, c) the issuances to Greystone of 2,057,100 warrants to buy an equal amount of shares of common stock of the Company at an exercise price of $0.01. See the “Long-Term Debt” footnote for discussion on the term loan and accounting treatment for the warrants.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2008, the Company was not in compliance with the covenants contained in the Agreement and has received a forbearance letter from the financial institution which forbear the covenant requirements for 2008. Please see the subsequent events section entitled “Debt” in Note 23 “Subsequent Events” for a detailed description of the re-financing of this line of credit.

8. Capital Lease Obligations

The Company had several capital lease obligations. Property under those capital lease obligations (included in property and equipment) consist of the following:

	December 31,
	2008	2007
Telephone equipment	$4,107,851	$2,076,529
Machinery and equipment	785,087	390,679
Accumulated depreciation	(896,868)	(171,418)

Capital lease, property, net	$3,996,070	$2,295,790

Depreciation expense of leased property under capital lease obligations amounted to $728,978, $141,747 and $26,295 for the years ended December 31, 2008, 2007 and 2006, respectively.

Future minimum lease obligations under the capital leases consist of the following for the year ending December 31:

Years	Amount
2009	$1,579,174
2010	1,506,060
2011	1,341,463
2012	447,524
2013	2,471

Total	4,876,692
Less amounts representing interest	(771,233)

Present value of net minimum lease payments	4,105,459
Less current portion	(1,216,840)

Net long-term portion	$2,888,619

9. Long-Term Debt

Long-term debt consists of the following:

	December 31,
	2008	2007
Note payable to GBC Funding LLC for senior term loan in monthly interest installments at 3.25% per annum in ecsess of the prime rate as of December 31, 2008; due in full on October 9, 2009.	$35,700,000	$35,700,000
Note payable to GBC Funding LLC for senior term loan in monthly interest installments at 5.75% per annum in excess of the prime rate as of June 4, 2008, due in full on January 25, 2011, net of amortizable debt discount of $1,287,716.	1,712,284	—

	$37,412,284	$35,700,000
Less: current portion	(35,700,000)	(35,700,000)

Long term debt	$1,712,284	$—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In October 2007, the Company entered into multiple financing arrangements with Greystone Capital, specifically its wholly-owned subsidiary GBC Funding, LLC (“GBC”). On October 12, 2007, the Company entered into a loan for approximately $34 million which was further increased to $35.7 million by the end of 2007. The $35.7 million carries an interest rate of 6% per annum at the end of 2008 and is secured by the assets of the Mennen Trust, a trust whose assets are beneficially owned by a greater than 5% owner of the Company and is senior to the RNK Notes (note 10). The loan carries no guarantees but does have certain covenants both operating and financial. The Company is currently in compliance with all covenants or has been issued forbearance notices when it was potentially in default of certain provisions.

On June 4, 2008 the AR Facility was modified whereby $3 million of the AR Facility was converted into a term loan maturing on June 25, 2011. In connection with the issuance of note payable in the amount of $3,000,000 to GBC Funding LLC in June 2008, the Company issued a warrant to purchase 2,057,100 shares of common stock at an exercise price of $0.01 and have a ten year life. In accordance with ASC 470-10, “Debt- Overall” (the “Debt Topic”), the Company recognized the relative value attributable to the warrants in the amount of $1,454,776 to additional paid in capital and a discount against the note. The Company valued the warrants in accordance with ASC 470-10 using the Black-Scholes pricing model and the following assumptions: (1) dividend yield of 0%; 2) expected volatility of 41.13%, (3) risk-free interest rate of 1.55%, and (4) expected life of 5 years. The debt discount was being amortized over the maturity period of the notes, and the Company amortized and recorded interest expense of $167,060 relating to the discount during the year ended December 31, 2008. All long-term debt at December 31, 2007 was related party. See note 10 for further details.

Long-term debt balances as of December 31, 2008 and 2007 represent their fair value net of debt discount.

The annual requirements of long-term debt as of December 31, 2008 are as follows:

2009	$35,700,000
2011	3,000,000

Net principal payments	$38,700,000

Our note for $35,700,000 was assigned to a related party in March 2009. The assigned note has since been extended through 2013. See Debt section of Note 23 “Subsequent Events” for further information.

10. Related Party Notes Payable—RNK

Related Party Notes payable RNK consist of the following:

	December 31,
	2008	2007
Notes payable to employees of RNK, issued in aggregate of amount of $30,666,939 to be repaid in eight equal quarterly payments consisting of principal and interest with first quarterly payment due on February 10, 2008. The notes carry an interest rate of 6% to be calculated monthly and 12% in case of default.	$19,303,606	$30,666,939
Debt discount, net of accumulated amortization of $57,705 and $0 as of December 31, 2009 and 2008, respectively.	(202,482)	—
Total	19,101,124	30,666,939

Less current portion	—	14,877,016

Long-term debt, related party	$19,101,124	$15,789,923

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On October 12, 2007, the Company entered into a series of subordinated secured promissory notes (the “Notes”) payable to seven distinct individuals and entities (the “Noteholders”). A significant number of the Noteholders are currently employed by RNK and, as such these Notes must be classified as “Related party notes payable” under current liabilities. The Company, in aggregate, issued notes for the amount of $30,666,939 to be repaid in eight equal quarterly payments consisting of principal and interest with the first quarterly payment due on February 10, 2008. The Notes carry an annual interest rate of 6% to be calculated monthly. If the Company is in default on the Notes; the default interest rate is 12%

On January 25, 2008, proceeds of $4,840,281 from a revolving credit facility, collateralized by the trade receivables of the Company, were applied to the Notes. Subsequently, accrued interest of $460,004 was added to the remaining principal balance, bringing the new balance of the Notes to $26,286,662. The Notes were re-amortized over seven quarters in equal payments of $3,983,906, the first of which was due on May 10, 2008. A non-recurring tax shield related benefit of $700,000 was recorded as debt modification/gain recognized over the remaining term of the Notes but which the company applied to reduce $3,283,906 the interest and principal payment due on May 10, 2008.

On May 31, 2008 the Company entered into an extension with the Noteholders in exchange for the issuance of 35,000 warrants to the Noteholders for the equivalent amount of shares of common stock of the Company. The Company was also assessed a penalty of $250,000 which was to be repaid at the maturity date of the Note, November 10, 2009. On July 25, 2008 a payment of $3,283,906 was made.

An extension to the payment due on August 10, 2008 was granted by the Noteholders without additional consideration through August 21, 2008, at which time a partial payment of $1.5 million was remitted.

On August 30, 2008 and September 30, 2008 the Company issued 52,500 and 35,000 warrants respectively, to purchase equivalent number of shares of common stock of the Company, to the Noteholders in exchange for an extension of the remaining $2,483,906 that had been due on August 10, 2008. This amount was remitted to the Noteholders on November 20, 2008.

On December 15, 2008 the Company entered into an extension for the payment due on November 10, 2008. Pursuant to the extension, the Company issued for 70,000 warrants to purchase the equivalent amount of shares of common stock of the Company. The extension was effective through January 10, 2009 and default was avoided.

In the aggregate the total number of warrants issued were 192,500. These warrants are part of the debt modification and being treated as debt discount and are amortized from the date of grant to the maturity date of November 10, 2009. The warrants were priced in accordance with the Black- Scholes formula to estimate fair market value with a dividend yield of 0%, an expected (simplified method) term of 5 years, implied volatility of 41.13% and a risk-free rate based on U.S treasuries. The warrants were recorded at $260,187 and $57,705 of expense was recognized in 2008.

The Company’s interest expense, debt discount amortization and amortization of gain were distributed as follows:

	Year ended December 31,
	2008	2007
Interest expense	$2,520,719	$225,802
Debt discount amortization	57,705	—
Gain related to debt modification	(337,794)	—

	$2,240,630	$225,802

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Related Party Transactions

The Company periodically has made loans to officers and key employees. Those amounts as of December 31, 2008, 2007, and 2006 totaled $543,353, $402,218, and $71,474.

The Company has a note receivable from Andrew Bressman, a stockholder and employee of the Company, as of the balance sheet date of $431,924. As of the date of this report, Mr. Bressman had entered into a repayment agreement to settle the entire amount due with previously awarded common stock of the Company. Consistent with ASC 505-10-45 (“Equity—Other Presentation”), the amount recorded on the balance sheet is presented as a deduction from stockholders’ equity. This is also consistent with Rule 5-02.30 of Regulation S-X of the Code of Federal Regulations. Please see our “Subsequent Events” note for more information.

The Company has a note receivable from Steven Asman, a stockholder and employee of the Company, as of the balance sheet date of $46,156. As of the date of this report, Mr. Asman had entered into a repayment agreement to settle the entire amount due with previously awarded common stock of the Company. Consistent with ASC 505-10-45 (“Equity—Other Presentation”), the amount recorded on the balance sheet is presented as a deduction from stockholders’ equity. This is also consistent with Rule 5-02.30 of Regulation S-X of the Code of Federal Regulations. Please see our “Subsequent Events” note for more information.

The Company executed a note payable with another stockholder in February 2002 in the amount of $250,000. The note is classified as “related party note payable-other” under current liabilities for December 31, 2008 and under long term for year 2007. The note matures in June 2009 and bears interest at a rate of 3% per annum. No payments towards principal or interest have been made since the date of the note through December 31, 2008. For the years ended December 31, 2008, 2007 and 2006 the Company recorded an annual interest expense of $7,500 for each year.

A former owner of RNK and a current stockholder, who is also a Noteholder of the subordinated promissory notes described in the “Related Party Notes Payable” section has entered into an employment agreement with the Company pursuant to the acquisition of RNK by the Company effective October 12, 2007. The agreement provides that the executive shall be employed by the Company through December 31, 2009 or until the entire outstanding balance of the note payable is paid in full at the annual compensation of $460,000.

Prior to the acquisition of RNK, the Company entered into a management consulting agreement effective February 1, 2007 with RNK to provide strategic and practical management advice and guidance, at a rate of 80% of RNK’s incremental net revenue. The total amount recorded as other revenue during 2007 until time of the acquisition of RNK whereupon it was treated as a favorable purchase price adjustment.

12. Accrued Expenses

Accrued expenses consists of the following:

	Balance at December 31,
	2008	2007
Accrued costs of services	$1,378,497	$952,735
Accrued interest	775,508	852,390
Accrued liability premium	1,193,681	—
Accrued compensation	449,279	384,989
Accrued other	337,871	369,686

Total	$4,134,836	$2,559,800

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13. Operating Lease Commitments

The Company leases certain equipment and office space under operating leases that expire at various dates between 2009 and 2013. The office leases require the Company to pay escalating rental payments over the terms of the leases. The Company has determined not to record deferred rent in order to recognize rent expense over the terms of the leases on a straight-line basis, as the amount has been determined to be immaterial to the overall consolidated financial statements.

Rental expense was approximately $1,330,143, $814,714 and $468,161 for the years ended December 31, 2008, 2007 and 2006, respectively.

The following is a schedule by year of future minimum annual lease payments for the non-cancelable leases as of December 31, 2008:

2009	$915,396
2010	293,710
2011	244,814
2012	228,539
2013	209,494
Thereafter	—

$1,891,953

14. Stockholders’ Equity

Common Stock

At December 31, 2008, 2007, and 2006, the Company was authorized to issue 290,000,000 shares of common stock. The Company had 45,183,333, 42,708,333 and 42,708,333 shares of common stock issued and outstanding as of December 31, 2008, 2007 and 2006, respectively. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Dividends or distributions may not be declared or paid on common stock if accrued dividends remain unpaid on the preferred stock.

As of December 31, 2008, 2007, and 2006 the Company had 13,180,658 and 13,008,478 and 8,283,123 shares of common stock reserved for future issuance related to the exercise of stock options outstanding, the conversion of Series A Preferred Stock, and the exercise and conversion of stock warrants, respectively.

During 2008, the Company issued 2,475,000 shares of common stock in connection with the exercise of stock warrants.

Convertible Series A Preferred Stock

As of December 31, 2008, 2007 and 2006, the Company had authorized the issuance of 10,000,000 shares of Preferred Stock. At December 31, 2008, 2007 and 2006, the Company has designated 1,800,000 shares of Series A Preferred Stock, of which 1,212,203 were issued and outstanding. The remaining shares have been designated for other future series.

The Company had the right to redeem all or part of the outstanding shares at any time prior to November 2005. No redemptions occurred.

The holders of the Preferred Stock are entitled to vote upon any matter submitted to the stockholders for a vote. Each share of Preferred Stock has one vote for each full share of Common Stock into which the respective share of Preferred Stock would be convertible on the record date of the vote.

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock are entitled to receive, prior to and in preference to the holders of the common

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

stock, an amount equal to the liquidation value of all shares of Preferred Stock plus any declared and dividends in arrears ($2,967,000 as of December 31, 2008).

A 4% cumulative dividend shall accrue on liquidation value from and after the date of issuance of the Series A Preferred. Such dividends will be paid when and if declared by the Board of Directors. Upon conversion, all accrued and unpaid dividends will be forfeited and shall not be due and payable. The Company has not declared any such dividends through December 31, 2008

Each share of Series A Preferred will be initially convertible, at the option of the holder and at any time, into one share of Common, subject to adjustments for stock splits, recapitalizations and stock dividends and subject to further adjustments made as a result of anti-dilution provisions provided herein (the Conversion Price). The initial Conversion Price will be $1.94. As a result of anti-dilution or other adjustments, each share of Series A Preferred may be convertible into more than or less than one share of common stock.

The Series A Preferred shall be automatically converted to Common in the event of an underwritten initial public offering (IPO).

See the “Equity” sub-heading of Note 23 “Subsequent Events” for further information on the status of preferred stock.

15. Stock Option Plan

The 2000 Stock Incentive Plan (the “2000 Stock Plan”) was adopted by our Board of Directors and approved by stockholders holding a majority of the Company’s stock on September 15, 2000 and approved by our stockholders on September 15, 2000. The 2000 Stock Plan provides for the grant of incentive stock options, non-qualified stock options, restricted and unrestricted stock awards and other stock-based awards. The number of shares of common stock reserved for issuance under the 2000 Stock Plan was 2,190,190.

On September 4, 2006 pursuant to the approval of the Board of Directors and a majority of the stockholders of the Company, the 2000 Stock Plan was amended and the total shares reserved for issuance was amended to 5,000,000.

Of the 5,000,000 shares reserved for issuance under the 2000 Stock Plan, options to purchase 4,143,500 shares of common, net of forfeitures and cancelations stock have been issued.

In accordance with the terms of the 2000 Stock Plan, the board of directors or a Stock Incentive Committee is authorized to administer the 2000 Stock Plan. In accordance with the provisions of the 2000 Stock Plan, the board of directors or a Stock Incentive Committee will determine the terms of options and other awards, including:

•	The determination of which employees, officers, directors, consultants or orther independent contractors will be granted options and other awards;

•	The number of shares subject to options and other awards

•	The exercise price of each option, which may not be less than fair market value on the date of grant;

•	The vesting schedule of options becoming exercisable

•	The termination or cancellation provisions applicable to options

•	The terms and conditions of other awards, including conditions for repurchase, terminations, cancellation, issue and repurchase price; and

•	All other terms and conditions upon which each award may be granted in accordance with the 2000 Stock Plan.

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition, the board of directors or the Stock Incentive Committee may, with the consent of the affected plan participants, re-price or otherwise amend outstanding awards consistent with the terms of the 2009 Equity Plan.

Upon a change of control, our board of directors may vote to immediately terminate all options outstanding under the 2000 Stock Plan as of the date of such change of control, or may vote to accelerate the expiration of the options to the tenth day after the effective date of the change of control. If our board of directors votes to immediately terminate the options, it will make a cash payment to the recipient equal to the difference between the exercise price and the fair market value of the shares that would have been subject to the terminated option on the date of the change of control.

The following table provides a summary of activity under the 2000 Stock Plan. These amounts include options granted to both employees and non-employees.

	Shares	Weighted Average Exercise Price
Outstanding at January 1, 2006	2,299,920	$0.01
Granted	1,446,000	0.01
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2006	3,745,920	$0.01
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2007	3,745,920	$0.01
Granted	625,000	0.014
Exercised	—	—
Forfeited	(227,420)	0.01

Outstanding at December 31, 2008	4,143,500	$0.01

The following table summarizes information about options outstanding at December 31, 2008:

Options Outstanding			Options Exercisable
Number of Options at 12/31/2008	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
4,018,500	5.6	$0.01	3,818,500	5.4	$0.01
125,000	9.3	0.03

4,143,500	5.7	0.01

During 2008, the Company granted 625,000 stock options to its employees. In total the Company recorded $663,566 of stock compensation expense reflecting grants and vesting schedules.

During 2007, the Company re-priced the exercise price of all of its options granted from an average price of approximately $0.10 per share to $0.01 per share. This resulted in compensation expense of $2,876,201 for all options outstanding during 2007.

During 2006, the Company granted 1,446,000 stock options to its employees. As a result, the Company recorded $13,062 in compensation expense related to these options during 2006.

16. Stock Warrants

The Company has issued stock warrants from 2001 through 2008. The un-exercised warrants issued in 2001 expire in 2017.

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During September 2007, the Company reissued approximately 2,025,000 shares of stock warrants for a new 10 year term with all of the other terms and conditions remaining the same pursuant to a debt offering. The Company recorded the fair value of these re-issuances as debt discount and amortized $318,279 expense in connection with this discount.

On October 12, 2007 (the purchase date of RNK) the Company issued warrants to purchase 4,725,355 shares of common stock at an exercise price of $0.01 and have a ten year life. The warrants were issued by the Company to the prior owners of RNK and to certain other parties in association with the purchase. The value assigned to the warrants issued was $3,803,911 and booked to goodwill as part of the purchase price with an offset to additional paid in capital.

In June 2008, the Company issued a warrant to purchase 2,057,100 shares of common stock at an exercise price of $0.01 and have a ten year life. The warrants were issued by the Company in conjunction with the note payable for $3,000,000 (see Note 9) entered into during 2008. Subsequently the warrant was modified to reflect cancellation of exactly half of the common stock allowable to be purchased under the original warant pursuant to an early pre-payment incentive the Company met. Please see “Subsequent Events”

During 2008, the Company issued warrants to purchase 192,500 shares of common stock at an exercise price of $0.01 and have a ten year life. The warrants were issued by the Company to the prior owners of RNK and to certain other parties in association with the notes assumed during the purchase of RNK in 2007. These warrants were issued in conjunction with the restructured notes (see note 10).

The value of the 2,249,600 warrants issued during 2008 was $1,714,963. The warrants issued in 2008 were issued to lenders of the Company and as such, the $1,714,963 was recorded by the Company as a debt discount to be accreted to interest expense over the period of the notes (2 years), with the offset going to additional paid in capital.

The table below is a summary of the stock warrants outstanding as of December 31, 2008 and changes for the year then ended.

	Shares	Weighted Average Exercise Price
Outstanding at January 1, 2006	3,325,000	$0.01
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2006	3,325,000	$0.01
Granted	4,725,355	0.01
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2007	8,050,355	$0.01
Granted	2,249,600	0.01
Exercised	(2,475,000)	0.01
Forfeited	—	—

Outstanding at December 31, 2008	7,824,955	$0.01

All warrants upon issuances are immediately exercisable. Warrants outstanding as of December 31, 2008 had a weighted average exercise price of $0.01, were all exercisable and a weighted average remaining life of 8.9 years.

17. Stock Based Compensation

The company periodically issues equity based awards as a form of compensation to its employees. The awards are typically issued a common stock grants, restricted stock grants, warrants

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and stock options to purchase shares of common stock of the Company. These awards are all accounted for in accordance with ASC 718-20 “Compensation—Stock Compensation—Awards Classified As Equity”(“ASC 718-20”)

The following assumptions were used in valuing stock options and stock warrants issued during the years ended December 31, 2008, 2007 and 2006 and were derived in accordance with ASC 718:

	2008	2007	2006
Dividend Yield	0%	0%	0%
Expected Term	5	5	5
Risk Free Rate	1.55%	3.45%	4.70%
Volatility	41.13%	35.35%	73.28%

Expected Volatility. The expected volatility of the Company’s shares was estimated using the historical volatility of the share price of a comparable publicly traded company.

Expected Term. The expected term of the option was estimated using the simplified method described in ASC 718 which is based on the vesting period and contractual term for each grant, or for each vesting-tranche for awards with graded vesting. The simplified

Risk-free Interest Rate. The Company bases the risk-free interest rate on the implied yield-to-maturity available on a U.S. Treasury note with a term equal to the expected term of the underlying grants.

Dividend Yield. The Company uses the Black-Scholes valuation model which calls for single expected dividend yield as an input. The Company has not paid dividends in the past nor does it expect to pay dividends in the near future.

Under this Black-Scholes option pricing model, compensation costs for all awards granted, modified, repurchased or canceled are measured at estimated fair value and are included as compensation expense over the vesting period during which an employee provides service in exchange for the award.

Prior to 2006, before adoption of ASC 718 the Company recognized equity based securities such as warrants and options granted to non-employees at their intrinsic value. All options granted to non-employees were granted and subsequently forfeited during the years ended December 31, 2008, 2007 and 2006.

The Company recognizes compensation expense, net of an estimated forfeiture rate, on a straight-line basis over the requisite service period of the award. The estimated forfeiture rate was based on historical experience during the preceding fiscal year. The Company applied the forfeiture rate in calculating the expense related to stock-based compensation for stock option awards granted subsequent to January 1, 2006. Per the provisions of ASC 718-20, expense is recognized only for those awards expected to fully vest. If actual forfeitures differ from the estimates, a revision to the forfeiture rate will be necessary.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of ASC 505-50 “Equity—Equity-Based Payments to Non-Employees” Since 2006 the company has not issued stock-based compensation to non-employees.

18. Post Retirement Plan

The Company offers a 401(k) post-retirement plan. The plans are separate for Wave2Wave and RNK, and cover all qualified employees as defined by the Plan. Participants may contribute a percentage of their compensation up to the maximum allowed by the Internal Revenue Code. Wave2Wave does not match any portion of the participant’s contribution; RNK matches 25% of the first 5% of employees’ elective deferrals. For the years ended December 31, 2008, 2007, and 2006 the Company recorded 401(k) related expense of $61,566, $12,870 and $—0-, respectively.

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19. Income Taxes

The federal and state income tax provision (benefit) is as follows:

	Years Ended December 31,
	2008	2007	2006
Current:
Federal	$160,193	$69,171	$—
State	1,614,223	433,721	—

Total current	1,774,416	502,892	—
Deferred:
Federal	334,983	(4,134,818)	—
State	198,815	2,720	—

Total deferred	533,798	(4,132,098)	—

Total tax provision (benefit)	$2,308,214	$(3,629,206)	$—

The effective income tax rate differs from the statutory rate as follows:

	Years Ended December 31,
	2008	2007	2006
US federal statutory rate	34.0%	34.0%	34.0%
State income taxes, net of federal benefit	23.8	4.8	6.6
Change in valuation allowance	128.9	178.8	(40.3)
Non deductible expenses	19.5	(6.9)
Prior Period Adjustment	2.1	(1.4)
Other	1.6	(0.2)	(0.3)

Total tax provision (benefit)	209.90%	209.10%	0.00%

The income tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

	At December 31,
	2008	2007
Deferred income tax assets:
Net operating loss carryforwards	$4,024,350	$4,555,784
Fixed assets	—	183,176
Stock compensation	1,448,791	1,174,674
Other	361,676	155,780
Accrued Interest	616,555	129,401
Deferred revenue	352,093	277,198
Bad debt allowance	1,397,546	301,523
Intangible assets	452,624	295,846

Total deferred tax assets before valuation allowance	8,653,635	7,073,382
Less valuation allowance	(3,217,633)	(1,800,130)

Total deferred income tax assets	5,436,002	5,273,252

Deferred income tax liabilities:
Fixed assets	(917,419)
Vendor Credits	(635,966)	(617,238)
Carrier settlements	—	(332,286)

Total deferred income tax liabilities	(1,553,385)	(949,524)

Total net deferred tax assets	$3,882,617	$4,323,728

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A valuation allowance is provided when it is considered more likely than not that deferred tax assets will not be realized. Due to the Company’s state tax filing position, the Company has provided a valuation allowance for a portion of the state tax deferred tax assets at December 31, 2008 and 2007. Due to the October 12, 2007 acquisition of RNK, Inc., the Company has released the federal valuation allowance on the deferred tax assets of approximately four million dollars as of December 31, 2007.

At December 31, 2008 and 2007, the Company had federal net operating loss carryforwards of approximately $7.0 million and $10.6 million, respectively which begin to expire in 2022. At December 31, 2008 and 2007 the Company had state net operating loss carryforwards of approximately $22.4 million and $14.5 million, respectively, which begin to expire in 2019.

The Company adopted the provisions of FIN 48 on January 1, 2007. As a result of the adoption of FIN 48, the Company recorded a reduction in its valuation allowance as of January 1, 2007 in the amount of $173,256. As of December 31, 2009, the total amount of gross unrecognized tax benefits was $690,585, of which $690,585, if recognized, would impact the Company’s effective tax rate, without regard to the valuation allowance on the state deferred tax assets.

The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense. $18,843 and $5,491 of interest and penalties have been recognized in the consolidated statements of operations for the years ended December 31, 2008 and 2007, respectively. As of December 31, 2008 and 2007, $24,334 and $5,491 of accrued interest and penalties have been recognized in the consolidated balance sheets.

	2008	2007
Unrecognized tax benefits, beginning of year	$325,348	$173,256
Increases for tax positions taken during the year	365,237	152,092

Unrecognized tax benefits, end of year	$690,585	$325,348

The Company does not expect the amount of unrecognized tax benefits to change materially within the next twelve months.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various state and local jurisdictions. The tax years 2006 and forward remain subject to examination by the Internal Revenue Service and applicable state departments of revenue.

20. Significant Customers

For the year ended December 31, 2008, 42% of our total revenue came from three customers providing from largest to smallest 19%, 15% and 8%, respectively of 2008 revenues. For the year ended December 31, 2007, 50% of our total revenue came from two customers providing from largest to smallest 34% and 16%, respectively of 2007 revenues.

For the year ended December 31, 2008, one customer accounted for 58% of accounts receivable, no other customer account for more than 10% of our receivables. For the year ended December 31, 2007, our two largest customers accounted for 20% and 11% of our accounts receivable for a total of 31%.

There were no concentrations greater than 10% noted for significant customers during the year ended December 31, 2006.

21. Commitments and Contingencies

Letters of Credit

At December 31, 2008 and 2007, the Company had irrevocable standby letters of credit of $250,000 and $240,000, respectively, outstanding with a commercial bank. These letters of credit are

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

secured by cash accounts held with the commercial bank. The letters were issued to guarantee certain future payments to be made to the Company’s landlords for rent payments. The Company had no outstanding borrowings associated with these letters of credit at December 31, 2008 and 2007.

Non-Income Taxes

The Company remits state excise tax on telecommunication services as it is the Company’s position that the telephone service originates in these states where the equipment or customers are located or the services are rendered. State taxing authorities are constantly revising the laws and regulations with regard to telecommunication services and therefore, the Company is subject to potential excise tax in other jurisdictions based upon these constantly changing laws and regulations.

Litigation

From time to time the Company is involved in legal proceedings arising in the ordinary course of its business. The Company believes that it has adequately reserved for these liabilities and that there is no litigation pending, except as noted, that could have a material adverse effect on its results of operation and financial condition.

Interconnection, Network Access and Other Definitive Material Agreements

On November 24, 2009, we amended our August 11, 2006 Strategic Partnership Master Agreement (the “SPMA”) with incNetworks®. Pursuant to the SPMA, we will become the exclusive provider of incNetworks’® patented 4G “small cell” wireless technology in certain buildings to be identified by the parties. This technology enables a broadband wireless network to have throughput rates comparable to traditional landline based networks.

incNetworks® must complete deployment of its 4G based HFW network in two “showcase buildings” no later than March 31, 2010 (the “Effective Date”). Further, upon the occurrence of a “funding event” (our proposed initial public offering qualifies as a funding event under the SPMA) by the Effective Date, Wave2Wave and incNetworks® will put a purchase order in place under which Wave2Wave will disburse $2 million as a 50% down payment. In exchange, incNetworks® will build out 4G based HFW networks in 12 buildings measured at 250,000 square feet each. This roll-out (the “Initial Roll-Out”) is to be completed within three months. Upon satisfactory completion of the Initial Roll-Out and Wave2Wave accepting the networks as fully operational, we will fund the remaining 50% due.

Subsequent to the successful Initial Roll-Out, we will pay $4 million to incNetworks® for each roll-out of twelve buildings at 250,000 square feet each, provided that each roll-out is completed within three months and all networks are accepted by Wave2Wave as fully operational. We will fund up to three additional roll-outs following the Initial Roll-Out for a total possible contract value of $16 million.

The Company is dependent on the use of incumbent local exchange carriers’ local and transport networks and access services to provide telecommunications services to its customers. Charges for leasing local and transport network components and purchasing special access services historically have made up a significant percentage of the Company’s overall cost of providing the services. These network components and services are purchased in each PAETEC market through interconnection agreements, special access contracts, commercial agreements or a combination of such agreements from the incumbent local exchange carrier, or, where available, from other wholesale network service providers. These costs are recognized in the period in which the services are delivered and are included as a component of the Company’s cost of sales.

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

22. Fair Value

The Company adopted the Fair Value Topic as of January 1, 2008 as it applies to financial instruments. The Fair Value Topic establishes a framework for measuring fair value in generally accepted accounting principles and establishes a hierarchy that categorizes and prioritizes the sources to be used to estimate fair value as described previously.

The following table summarizes the valuation of the Company’s financial instruments by the foregoing the Fair Value Topic fair value hierarchy levels as of December 31, 2008 expressed in thousands:

	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$1,598	$—	$—	$1,598
Restricted cash	250	—	—	250
Liabilities:
Long-term debt	—	38,700	—	38,700
Line of credit		7,996		7,996
Debt discount, long-term debt		—	(1,288)	(1,288)
Related part debt	—	19,304		19,304
Debt discount, related party	—	—	(202)	(202)

	$1,848	$66,000	$(1,490)	$66,358

23. Subsequent Events

In accordance with the provisions of ASC 855, “Subsequent Events,” the Company has adopted the requirements of ASC 855 and has evaluated for disclosure subsequent events that have occurred up through February 8, 2010, the date of issuance of these financial statements. As of February 8, 2010, there were no subsequent events which required recognition or disclose except as discussed below.

Debt

On January 10, 2009 the Company did not remit the payment due per the extension entered into on December 15, 2008. On April 22, 2009 a default notification was issued and the interest rate was increased to 12%. On September 8, 2009 an extension was granted through May 8, 2010 with a rate decrease to 9% and a $4,303,606 discount on the principal due if settled in full by January 31, 2010. Pursuant to the September 8, 2009 extension the Company issued 175,000 shares of common stock of the Company to the Noteholders. Concurrently a $1,000,000 payment was made to be applied to accrued interest.

On March 18, 2009, both notes payable to GBC Funding LLC totaling approximately $38,700,000 (see note 9) were assigned, without recourse, to Wilmington Trust Company, the trustee of major shareholder of the Company, along with any accrued interest up to the assigned date. On May 31, 2009 the note payable for $35.7 million, with a maturity date of October 9, 2009, was extended by Wilmington Trust Company to October 8, 2010. This note was classified as a long-term liability in the December 31, 2008 balance sheet.

In addition, on March 18, 2009, the Company issued a $500,000 promissory note to Wilmington Trust Company with interest of 3.25% per annum in excess of the prime rate due in full on October 8, 2010.

On March 25, 2009, warrants issued during 2008 (see note 14) to the prior owners of RNK and to certain other parties in association with the purchase of RNK in 2007 were exercised. The Company issued 175,135 shares of common stock in connection with the exercise of the warrants.

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The remaining portion of the warrants issued for 17,365 common shares remain unexercised.The total warrants issued were 192,500 and had an appraised fair market value of $263,725. A pro-rata portion of that FMV was allocated between debt and the debt discount. Approximately, $260,000 of the charge was recognized as debt discount and amortized over the life of the associated notes.

On March 30, 2009, the Company issued three separate promissory notes totaling $1,096,493. The first note in the amount of $800,000 bears interest of 15% and has a maturity date of June 30, 2009. The second note in the amount of $200,000 bears interest of 15% and has a maturity date of September 30, 2010. The last note in the amount of $96,493 bears an interest rate of 10% and has a maturity date of September 30, 2010.

On September 8, 2009, the Company entered into a $9,300,000 Senior Secured Financing Agreement (Bridge Loan) with Victory Park Management, LLC, with proceeds used primarily for debt repayment, debt service and professional fees. This facility bears an interest rate of 3% per month and matures on the earlier of (a) May 8, 2010 and (b) the consummation of the proposed IPO.

On September 8, 2009, The Company executed a term extension on the RNK Holding Company notes (the “RNK Notes”) in conjunction with our anticipated IPO, with the requirement that the RNK Notes will be paid in full out of the initial proceeds. The outstanding principal balance on the RNK Notes is $19,303,606 plus accrued interest currently accruing at a rate of 9% per annum (default rate is 12%). The note holders have agreed to discount the principal amount by $4,303,606 if payment is received by January 31st, 2010. After January 31, 2010 the rate on the RNK Notes reverted to the default rate of 12%. In addition, the Company issued to the holders of the RNK Notes 175,000 shares of common stock that was recorded as debt discount of approximately $366,000 and will be amortized to interest expense from the date of extension through the new maturity date.

On January 5, 2010 the Company entered into the 8th amendment to its Loan and Security Agreement (the “LSA”) with the Wilmington Trust Company and George Jeff Mennen (the “Lender”). Substantially, all terms and conditions of the LSA as previously amended remain unchanged. The sole material modification was a one year extension of the date of maturity from October 7, 2010 to October 7, 2011.

Equity Issuances

On May 15, 2009, two members of management exercised 1,650,000 of employee stock options for an equivalent amount of shares of common stock.

On October 1, 2009 the holders of the preferred stock of the company pursuant to the terms of the agreement converted their 1,212,203 shares of preferred stock into 1,212,203 shares of common stock. The conversion was effected without any additional consideration. Any rights to preferred dividends owed in arrears were forfeited upon conversion.

On November 20, 2009 the Company issued 3,423,822 million stock options to its employees under the terms of the 2009 Equity Incentive Plan. The options have an aggregate Black-Scholes based fair market value of approximately $4.6 milion, ten year lives and will be expensed ratably over three years.

Litigation

RNK had rate disputes with another company, RCN. After full evidentiary hearings, on May 19, 2009 an arbitrator found partially for RNK and partially for RCN. Under the award, RNK is required to issue credits to RCN totaling a net amount of $100,754 associated with the dispute.

On June 16, 2009, Stealth Communications Services, LLC (“Stealth”) filed a Claim for Arbitration in New York with the American Arbitration Association, AAA Arbitration Case No: 13 494 01679 09 (Stealth Communications Services, LLC and RNK, Inc.). Stealth claimed that RNK’s

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

termination of an agreement that the parties entered into in or around February 2008 resulted in a breach of contract and has claimed damages in the amount of $483,519 (plus finance charges, attorney fees and costs) which Stealth represented was the amount of monies Stealth would have collected from RNK had RNK not terminated. On June 18, 2009, RNK responded to Stealth’s Arbitration Claims with a general denial of all allegations, pleaded affirmative defenses and counterclaimed with its own breach of contract claims as well as various other claims including but not limited to fraud in the inducement, promissory estoppel and unjust enrichment. RNK contended that Stealth failed to provide the services agreed to by the parties, even after RNK sought reassurance of performance, thereby forcing RNK to terminate. RNK had requested damages in the amount of $163,509 (plus attorney fees, costs and any other appropriate damages) which represented the amount paid by RNK for the services for which it believed it contracted but did not receive. On January 8, 2010, the parties entered into a settlement agreement under which RNK agreed to pay Stealth a total sum of $218,000 and purchase bandwidth from Stealth for $5,000/month for a period of 24 months. On January 8, 2010, RNK paid to Stealth a lump-sum payment in the amount of $100,000.00. Thereafter, RNK shall make six monthly installment payments of $19,666.67 to Stealth, the first of such payments being due thirty days from January 8, 2010. The American Arbitration Association closed the Arbitration on January 11, 2010.

On July 22, 2009, the Massachusetts Department of Telecommunications and Cable (DTC) ruled that, within one year, CLEC intrastate access charges should be capped at Verizon’s substantially lower rates unless a CLEC cost justifies a higher rate. If we fail to justify a rate different than Verizon’s in a cost proceeding before the DTC, it is likely we will experience a potentially material reduction in access revenues beginning on July 21, 2010. Such a filing would require a full adjudicatory proceeding. At this point, RNK has not determined what rate it could support.

Third Party Disputes

On May 31, 2009, the Company and Level3 settled several ongoing issues between the parties regarding $808,472.85 allegedly owed to Level3 by The Company. The Company claimed that Level3 had overbilled for certain circuits, failed to disconnect circuits and had unlawfully changed the rate on other circuits. The Company further argued that it was due a refund for amounts associated with taxes and fees that the Company paid in error as The Company was exempt from such taxes and fees. In exchange for a mutual settlement agreement and associated releases, The Company agreed to pay $398,843 of the $808,473 in installments and Level3 agreed to not seek payment on the other amounts. Further, the parties agreed to various revised order cancellation methods, agreed upon the rates for some circuits and identified certain circuits that must be disconnected.

On August 27, 2009, T-Mobile USA, Inc., which accounts for approximately 10% of our annual revenue, provided RNK with notice of termination of their interconnection agreement effective November 30, 2009. Pursuant to the terms of the interconnection agreement, RNK may request renegotiations at any time prior to the proposed termination date. Upon receiving such notice for negotiations, the terms and conditions of the terminated agreement will continue until a new agreement is executed or the applicable timeframes, plus any extensions of such timeframes, for negotiations under the Telecommunications Act of 1996 are exhausted. RNK will seek renegotiation of the agreement prior to the termination date and will negotiate in good faith for a successor agreement. RNK expects that the negotiations will result in a reasonable but lower compensation rate within five months of the termination date, although there can be no assurance that an agreement can be reached.

On December 17, 2009, T-Mobile USA, Inc., which accounts for approximately 10% of our annual revenue, formally rejected our request for re-negotiation under the Telecommunications Act of 1996. They have indicated a willingness to enter into a bill and keep arrangement, whereby neither party bills the other for completed calls, but have pointed out that we are already going to

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

be operating under this type of arrangement by default absent an interconnection agreement to the contrary. The approximate effect of a bill and keep arrangement with T-Mobile is a 10% reduction in annual revenue. The company will continue to negotiate a successor agreement in good faith, although there can be no assurance that an agreement can be reached.

Employment Agreements

On June 12, 2009, the Company entered into an employment agreement with Andrew Bressman, pursuant to which he became our Managing Director and Head of Business Development. Mr. Bressman’s employment is for a term of five years beginning January 1st 2010, subject to automatic renewal for successive one year periods unless either party provides 90-day prior written notice of non-renewal. Pursuant to the employment agreement, Mr. Bressman will receive an initial base salary over the initial term equal to $3,046,004. Mr. Bressman may be awarded an annual bonus at the discretion of our board of directors. The Company also granted to Mr. Bressman, pursuant to our 2009 Employee, Director and Consultant Equity Incentive Plan, 2,484,320 shares of restricted stock. These restricted stock awards are recognized over their three year vesting period for a charge to earnings of $5,291,602. The nature of these awards were amended on November 20, 2009.

On June 12, 2009, the Company entered into an employment agreement with Eric Mann, pursuant to which he became our Chief Financial Officer. Mr. Mann’s employment is for a term of five years, subject to automatic renewal for successive one year periods unless either party provides 90-day prior written notice of non-renewal. Pursuant to the employment agreement, Mr. Mann will receive an initial base salary over the initial term equal to $1,933,971. Mr. Mann may be awarded an annual bonus at the discretion of our board of directors. The Company also granted to Mr. Mann, pursuant to our 2009 Employee, Director and Consultant Equity Incentive Plan, 1,242,160 shares of restricted stock

On November 20, 2009 the employment agreement with Andrew Bressman was amended. Per the terms of the revised agreement the 2,484,320 shares of restricted stock granted vest effective the amendment date. The shares have an estimated fair market value of approximately $5.3 million and are expensed against earnings as well as recorded as an increase to common stock par value $.0001 and additional paid-in capital in the stockholders’ equity section of the balane sheet. The net effect of the charge on total stockholders’ equity is expected to be zero.

On November 20, 2009 the employment agreement with Eric Mann was amended. Under the original terms Mr. Mann was entitled to received 1,367,160 shares of restricted stock. Pursuant to the amendment Mr. Mann was issued 1,367,160 options to buy an equal amount of shares of common stock. The options have the standard ten year life and ratable three year vest. The options have an estimated fair market value of approximately $2.9 million and are expensed against earnings as well as recorded as an increase to additional paid-in capital in the stockholders’ equity section of the balance sheet. The net effect of the charge on total stockholders’ equity is expected to be zero.

On February 4, 2010 the Company entered into an employment agreement with Gregory Raskin, CEO and President and Winncom. This employment agreement is effective contingent upon the successful consummation of our proposed initial public offering and the successful acquisition of Winncom by the Company. Upon effectiveness, Mr. Raskin will be issued 1.5 million shares of restricted stock that will vest ratably over two years for an aggregate fair value of $3,195,000. In addition, Mr. Raskin, will assume the role of CEO of the Company post initial public offering and post acquisition of Winncom.

Related Party Transactions

On August 1, 2009, The Company modified the terms of a $513,220 loan to an employee to extend the maturity date from July 30th, 2009 to August 1st, 2019 and made it payable in either

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

cash or The Company stock. Please see “Related Party Transactions” for the Company’s accounting policy and treatment of notes receivable from key employees.

On January 26, 2010, Andrew Bressman entered into an agreement to extinguish an outstanding note drawn on the Company (the “Bressman Note”). The Bressman Note’s principal and accrued interest amounted to approximately $665,000 (the “Bressman Payoff Amount”) as of January 26, 2010. The Bressman Payoff Amount has been settled by Mr. Bressman tendering without restriction an agreed-upon 133,200 shares of common stock of the Company, which was gifted to him by his wife from a trust of which she is a beneficiary. The Company has accepted Mr. Bressman’s shares and considers the Note paid-off in full.

On January 26, 2010, Steven Asman entered into an agreement to extinguish an outstanding note drawn on the Company (the “Asman Note”). The Asman Note’s principal and accrued interest amounted to approximately $96,000 (the “Payoff Amount”)as of December 31, 2009. The Asman Payoff Amount will be settled by Mr. Asman by tendering without restriction an agreed-upon 19,200 shares of common stock of the Company. The Company has accepted Mr. Asman’s shares and considers the Asman Note paid-off in full.

Entry Into Material Definitive Agreements

On August 5, 2009, The Company engaged Rodman & Renshaw, LLC (“Rodman”) to be the lead underwriter, on a firm commitment basis, in conjunction with an anticipated initial public offering (the “IPO”) of Wave2Wave common stock Subject to the terms and conditions of the underwriting agreement, dated August 5 2009, the Company has agreed to sell to the underwriters, for which Rodman & Renshaw, LLC is acting as representative, have severally, and not jointly, the, still to be determinded, number of shares offered in our IPO as set forth in the underwriting agrement, at the, still to be determined public offering price, less the underwriting discount of 7% as well as a non-accountable expense allowance equal to 1% of the final IPO gross proceeds.

The underwriting agreement provides that the obligations of the underwriters to purchase the shares offered hereby are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to the authorization and the validity of the shares being accepted for listing on a,still to be determined securities exchange and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions of our counsel.

Pursuant to the agreement the underwriters received a non-refundable advance of $25,000, a commitment to remit an additional $25,000 upon filing of the Form S-1 Registration Statement with the Securities and Exchange Commission, and an option for $100 to acquire up to an additional 15% of the total number of shares to offered by the Company in the IPO, solely for the purpose of cover over-allottments, (the “over-allotment option”). The underwriters will also be granted, upon consummation of the IPO, as non-employee compensation a warrant to purchase, at 125% of the IPO price, an additional number of shares equal to 5% of the shares issued pursuant to the IPO excluding the effect of the 15% over-allotment option.

On February 4, 2010 the Company entered into a binding stock purchase agreement (the “SPA”) with Winncom Technologies Holdings, Ltd. (“Winncom”), an Ohio based reseller of wireless and wired networking equipment. Winncom operates in both the United States and Europe. Winncom reported revenues of approximately $70 million on its audited financial statements for the year ended December 31, 2008. The Company will tender $25 million in cash consideration as well as 4,714,038 shares of common stock of the Company to acquire 100% of the ownership equity of Winncom. The SPA will be executed contingent upon the successful consummation of an Initial Public Offering transaction that the Company is currently pursuing.

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
For the years ended December 31, 2008, 2007 and 2006

Description	Balance at Beginning of Period	Additions		Balance at End of Period
		Charged to Expenses	Charged to Other Accounts Note (a)
	(dollars in thousands)
Allowance for Uncollectible Accounts Receivable:
Year 2008	$1,461	$317	$1663	$3,441
Year 2007	—	446	1,015	1,461
Year 2006	—	—	—	—

(a)

Allowance for Uncollectible Accounts Receivable includes: (1) amounts previously written off which were credited directly to this account when recovered (2) amounts recognized directly against revenues when services were rendered and earned but collectability was estimated as highly unlikely.

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2009	December 31, 2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,642,338	$1,597,669
Accounts receivable net of allowance for doubtful account of $9,338,219 and $3,441,543, respectively	20,900,550	17,315,852
Unbilled accounts receivable	4,329,367	4,188,545
Inventory	6,567	4,656
Prepaid expenses and other current assets	2,637,368	867,898
Deferred income taxes–short term	781,362	601,709

Total current assets	31,297,552	24,576,329
Property, equipment and software, net	8,238,683	9,111,785
Other assets:
Restricted cash	754,416	250,000
Goodwill	31,715,890	31,715,890
Intangible assets, net	17,889,468	21,228,524
Deferred income taxes—long term	3,280,907	3,280,907
Other assets	1,314,089	721,959

Total other assets	54,954,770	57,197,280
Total assets	$94,491,005	$90,885,394

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,977,143	$11,209,068
Deferred revenue and customer deposits	2,353,374	2,466,688
Accrued expenses	3,333,623	4,134,836
Line of credit	—	7,995,588
Related party note payable-RNK	18,865,411	19,101,124
Current portion of long-term debt	—	35,700,000
Related party note payable-other	—	250,000
Current portion of capital lease obligations	1,339,197	1,216,840
Income tax payable and other taxes	1,367,955	2,063,033

Total current liabilities	42,236,703	84,137,177
Long-term liabilities:
Long-term debt	9,300,041	1,712,284
Related party note payable-other	39,450,000	—
Capital leases, less current portion	2,131,724	2,888,619
Long-term tax liability	—	714,902
Other long-term liabilities	30,982	30,982

Total long-term liabilities	50,912,747	5,346,787
Total liabilities	93,149,450	89,483,964
Stockholders’ equity:
Series A cumulative, convertible preferred stock, $.0001 par value, 1,800,000 shares authorized; 1,212,203 shares issued and outstanding, liquidation preference of approximately $2,967,000 including dividends in arrears of approximately $615,000 at September 30, 2009 and December 31, 2008.	121	121
Common stock, $.0001 par value, 290,000,000 shares authorized, 52,956,944 and 45,183,333 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively.	5,297	4,519
Additional paid-in capital	15,512,324	14,307,122
Accumulated deficit	(13,544,678)	(12,432,251)
Less: Note receivable-related party	(631,509)	(478,081)

Total stockholders’ equity	1,341,555	1,401,430

Total liabilities and stockholders’ equity	$94,491,005	$90,885,394

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Nine months ended September 30
	2009	2008
Net revenues	$61,693,152	$67,855,502
Cost of goods sold	37,828,867	31,183,195

Gross profit	23,864,285	36,672,307
Depreciation and amortization	5,242,925	6,013,862
Selling, general and administrative expenses	15,239,017	15,366,661

Income from operations	3,382,343	15,291,784
Interest expense, net	(4,429,014)	(5,071,628)
Other income (expenses)	(940,666)	660,000

Net income (loss) before income tax (expense)	(1,987,337)	10,880,156
Income tax (expense) benefit	874,910	(5,360,671)

Net income (loss)	$(1,112,427)	$5,519,485

Earnings per Share:
Basic	$(0.02)	$0.13

Diluted	$(0.02)	$0.11

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY
For the period from January 1, 2009 to September 30, 2009
(UNAUDITED)

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Due From Related Parties	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance, January 1, 2009	1,212,203	$121	45,183,333	$4,519	$14,307,122	$(12,432,251)	$(478,081)	$1,401,430
Common stocked issued related to debt issuance	—	—	175,000	18	365,982	—	—	366,000
Stock options exercised			1,650,000	165	(165)			—
Stock compensation expense	—	—	—	—	780,494	—		780,494
Exercise of warrants to common stock	—	—	5,948,611	595	58,891	—		59,486
Increase to due from related parties							(153,428)	(153,428)
Net loss	—	—	—	—	—	(1,112,427)		(1,112,427)

Balance, September 30, 2009	1,212,203	$121	52,956,944	$5,297	$15,512,324	$(13,544,678)	$(631,509)	$1,341,555

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

WAVE2WAVE COMMUNICATIONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine months ended September 30,
	2009	2008
Cash flow from operating activities:
Net income (loss)	$(1,112,427)	$5,519,485
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	1,569,396	1,559,743
Amortization	3,673,529	4,755,187
Deferred income tax provision	(179,653)	(428,503)
Non cash stock compensation expense	318,494	166,858
Amortization of debt discount and premiums	1,245,247	(189,489)
Changes in operating assets and liabilities:
Accounts receivable	(3,584,698)	(11,543,460)
Unbilled receivables	(140,822)	209,697
Due from related parties	(153,428)	(50,000)
Inventories	(1,911)	31,335
Prepaid expenses and other assets	(2,033,470)	(4,487)
Restricted cash	(504,416)	(10,000)
Cash overdraft	—	(256,147)
Accounts payable and other accrued liabilities	3,647,159	(516,325)
Income tax payable and other taxes	(1,409,980)	5,037,776
Deferred revenue and customer deposits	(113,314)	(138,267)

Net cash provided (used) by operating activities	1,219,706	4,143,403
Cash flows from investing activities:
Purchases of property and equipment	(696,294)	(1,226,989)

Net cash used by investing activities	(696,294)	(1,226,989)
Cash flows from financing activities:
Net payments on line of credit	(7,995,588)	—
Due to related parties	39,200,000	—
Principal payments on capital leases	(634,538)	(391,755)
Borrowings from short-term debt	—	3,000,000
Repayments of long-term debt	(29,445,501)	(4,762,773)
Borrowings of long-term debt	—	—
Capitalized loan closing costs	(662,603)	(608,415)
Exercise of warrant to common stock	59,486	24,750

Net cash (used) provided by financing activities	521,256	(2,738,193)

Net increase in cash	1,044,669	178,221
Cash and cash equivalents, at the beginning of the period	1,597,669	1,111,018

Cash and cash equivalents, at the end of the period	$2,642,338	$1,289,239

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$4,514,312	$4,251,793
Cash paid during the year for taxes	$211,833	$125,334

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

1. Basis of Presentation

The accompanying un-audited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with Article of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals considered necessary for a fair presentation, have been included. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. For further information, refer to the financial statements and footnotes thereto for the year ended December 31, 2008.

2. Summary of Significant Accounting Policies

Cost of Sales

Cost of sales consists primarily of leased transport charges and usage costs for local and long distance calls. Leased transport charges are the payments the Company makes to lease the telephone and data transmission lines it uses to connect customers to the Company’s network and to connect the Company’s network to the networks of other carriers. Usage costs for local and long distance calls are the costs incurred to connect the calls made by customers that are terminated on the networks of other carriers. These may costs include an estimate of charges for which invoices have not yet been received, and may be based upon the estimated number of transmission lines and facilities in service, estimated minutes of use, estimated amounts accrued for pending disputes with other carriers, as well as upon the contractual rates charged by the Company’s service providers. Subsequent adjustments to these estimates may occur after the bills are received for the actual costs incurred, but these adjustments generally are not expected to be material to operating results. Judgment is required in estimating the ultimate outcome of the dispute resolution process, as well as any other amounts that may be incurred to conclude the negotiations or settle any litigation. Actual results may differ from estimates, and such differences could be material.

Concentration of Suppliers

The Company currently leases its transport capacity from a limited number of suppliers and is dependent upon the availability of transmission facilities owned by the suppliers. The Company is vulnerable to the risk of renewing favorable supplier contracts and timeliness of the supplier in processing the Company’s orders for customers, and is at risk related to regulation and regulatory developments that govern the rates to be charged to the Company and, in some instances, whether certain facilities are required to be made available to the Company.

For the nine months ended September 30, 2009, revenue from three customers totaled 38% of total revenues broken out from largest to smallest at 15%, 14% and 9%, respectively. These three customers totaled 66% of accounts receivable broken out from largest to smallest at 40%, 18% and 8%, respectively. For the nine months ended September 30, 2008, revenue from three customers totaled 37% of total revenues broken out from largest to smallest at 17%, 13% and 7%, respectively. These three customers totaled 70% of accounts receivable broken out from largest to smallest at 45%, 13% and 12%, respectively.

For the nine months ended September 30, 2009, purchases from one vendor totaled 27% of total cost of services. For the nine months ended September 30, 2008, purchases from one vendor totaled 26% of total cost of services.

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

Earnings Per Share

Below is a reconciliation of basic to diluted shares outstanding for the applicable periods as well as anti-dilutive shares excluded from calculations for the relevant periods.

	Nine Months Ended September 30,
	2009	2008
Basic, diluted and anti-dilutive shares
Weight average shares outstanding, basic	46,425,077	43,188,828
Dilutive effect of assumed exercise of employee stock options, warrants and immediate vest of unvested stock awards	—	8,247,286

Weight average shares outstanding, diluted	46,425,077	51,436,114
Anti-dilutive shares excluded from EPS computations	—	—

There were no anti-dilutive securities in for the nine months ended September 30, 2009 and 2008 as all exercise prices for warrants and options outstanding are below third-party fair market values of our common stock. As the company incurred net losses for certain periods, diluted weighted average shares are the same as basic average shares outstanding since all potentially dilutive securities would have the effect of being anti-dilutive to the computation of EPS.

3. Property, Equipment and Software

Property, equipment and software, consist of the following:

	Balance at
	September 30, 2009	December 31, 2008
Telephone equipment	$10,076,066	$8,586,743
Machinery and equipment	4,148,200	4,261,514
Capital Project	—	658,000
Computer software	667,459	589,459
Furniture and fixtures	158,281	158,281
Vehicles	17,084	17,084
Leasehold improvements	33,526	33,526

Total	15,100,616	14,304,607
Accumulated depreciation	(6,861,933)	(5,192,822)

Property, equipment and software, net	$8,238,683	$9,111,785

Depreciation expense was $1,569,396, and $1,559,743 for the nine months ended September 30, 2009 and 2008, respectively.

4. Intangible Assets

Intangible assets consisted of the following at the balance sheet dates indicated:

	30-Sep-09	31-Dec-08
Customer lists, net of accumulated amortization of $5,110,022 and $3,278,340 at the respective periods	$11,432,361	$13,264,143
Trademarks, net of accumulated amortization of $1,233,679 and $763,808 at the respective periods	5,031,268	5,501,139
Non-compete agreement, net of accumulated amortization of $3,311,506 and $2,274,103 at the respective periods	1,425,839	2,463,242

Intangible assets, net	$17,889,468	$21,228,524

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

The customer lists are being amortized on the straight-line method over a period of seven and ten years. The trademark is being amortized on the straight-line method over a period of ten years. The non-compete agreements are being amortized on the straight-line method over a period of three years. Amortization expense on intangible assets, excluding goodwill, was $3,673,529, and $4,755,187 for the nine months ended September, 2009, and 2008, respectively.

5. Line of Credit

At December 31, 2008 the Company had drawn approximately $8.0 million on a line of credit collateralized by trade accounts receivables. This line of credit was paid down to zero during the nine months ended September 30, 2009, partially with the proceeds of the loan established with Victory Park Capital (“VPC”).

6. Long-Term Debt

Long-term debt consists of the following:

	Balance at
	September 30, 2009	December 31, 2008
Note payable to GBC Funding LLC for senior term loan in monthly interest installments at 3.25% per annum in excess of the prime rate as of December 31, 2008; due in full on October 9, 2009.	$—	$35,700,000
Note payable to GBC Funding LLC for senior term loan in monthly interest installments at 5.75% per annum in excess of the prime rate as of June 4, 2008, due in full on January 25, 2011, net of amortizable debt discount of $1,287,716.	—	1,712,284
Note payable to Victory Park Capital for $9.3 million, at 3% per month interest, with approximately $960,000 of prepaid interest withheld at date of loan, September 9, 2009. The note matures on the earlier of the company going public or May 8, 2010	9,300,041

	$9,300,041	$37,412,284
Less current portion	—	(35,700,000)

Long-term debt	$9,300,041	$1,712,284

On September 8, 2009, the Company entered into a $9,300,000 Senior Secured Financing Agreement (Bridge Loan) with Victory Park Management, LLC, with proceeds used primarily for debt repayment, debt service and professional fees. This facility bears an interest rate of 3% per month and matures on the earlier of (a) May 8, 2010 and (b) the consummation of the proposed IPO.

The Company assigned all debt outstanding with GBC Funding LLC to Wilmington Trust Company in March 2009 (note 7).

7. Related Party Notes Payable

On March 18, 2009 the Company assigned without recourse all debt outstanding with Greystone Funding and its affiliates (Note 7) to Wimington Trust Company. The face value of the debt was approximately $38,700,000 and consisted of a $35,700,000 piece that originally expired on October 9, 2009 and carried monthly interest at 3.25% + prime. The second piece is a $3,000,000 term loan that carries a 5.75% + prime per annum interest rate payable monthly that is due in full on January 25, 2011. The assignment maintains all terms with the exception of maturity date which is now set for

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

October 8, 2010. Pursuant to the assignment of the $3,000,000 term loan, the Company wrote off unamortized debt discount of approximately $960,000. This was recorded as “loss on loan extinguishment” and is on the “other expense” line of our statement of operations.

On September 8, 2009, The Company executed a term extension on the RNK Holding Company notes (the “RNK Notes”) in conjunction with our anticipated IPO, with the requirement that the RNK Notes will be paid in full out of the initial proceeds. The outstanding principal balance on the RNK Notes is $19,303,606 plus accrued interest currently accruing at a rate of 9% per annum (default rate is 12%). The note holders have agreed to discount the principal amount by $4,303,606 if payment is received by January 31st, 2010. If payment is not received by January 31, 2010, the interest rate is stepped up to the default rate of 12%. In order to induce the holders of the RNK Notes to enter into this extension, the Company tender 175,000 shares of common stock to the holders. These shares are recorded as debt discount of approximately $366,000 and will be amortized to interest expense from the date of extension through the earlier of May 8, 2010 or the successful consummation of our proposed initial public offering.

8. Related Party Transactions

The Company periodically makes loans to officers and key employees. The Company has a note receivable from Steven Asman as of the balance sheet date of $81,395. As of the date of this report, Mr. Asman has entered into an agreement to settled an agreed upon “payoff” amount with previously awarded shares of common stock of the Company. The Company considers this note completely extinguished. Please see our “Subsequent Events” note. Consistent with ASC 505-10-45 (“Equity–Other Presentation”), the amount recorded on the balance sheet is presented as a deduction from stockholders’ equity. This is also consistent with Rule 5-02.30 of Regulation S-X of the Code of Federal Regulations.

The Company periodically makes loans to officers and key employees. The Company has a note receivable from Andrew Bressman as of the balance sheet date of $550,115. As of the date of this report, Mr. Bressman has entered into an agreement to settled an agreed upon “payoff” amount with previously awarded shares of common stock of the Company. The Company considers this note completely extinguished. Please see our “Subsequent Events” note. Consistent with ASC 505-10-45 (“Equity—Other Presentation”), the amount recorded on the balance sheet is presented as a deduction from stockholders’ equity. This is also consistent with Rule 5-02.30 of Regulation S-X of the Code of Federal Regulations.

The Company executed a note payable with a stockholder in February 2002 in the amount of $250,000. The note matures in June 2010 and bears interest at a rate of 3% per annum. No payments towards principal or interest have been made since the date of the note’s issuance through September 30, 2009. The company recorded $5,625 of interest expense for both nine month periods ended September 30, 2009 and 2008.

A former owner of RNK and a current stockholder, who is also a Noteholder of the subordinated promissory notes described in the “Related Party Notes Payable” section has entered into an employment agreement with the Company pursuant to the acquisition of RNK by the Company effective October 12, 2007. The agreement provides that the executive shall be employed by the Company through December 31, 2009 or until the entire outstanding balance of the note payable is paid in full at the annual compensation of $460,000.

9. Operating Lease Commitments

The Company leases certain equipment and office space under operating leases that expire at various dates between 2009 and 2013. The office leases require the Company to pay escalating rental payments over the terms of the leases. The Company has determined not to record deferred rent in

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

order to recognize rent expense over the terms of the leases on a straight-line basis, as the amount has been determined to be immaterial to the overall consolidated financial statements.

Rental expense was $684,288 and $773,028 for the nine months ended September 30, 2009 and 2008, respectively.

10. Stockholders’ Equity

Common Stock

As of September 30, 2009, the Company was authorized to issue 290,000,000 shares of common stock with a par value of $0.0001. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Dividends or distributions may not be declared or paid on common stock if accrued dividends remain unpaid on the preferred stock. The Company had 52,956,944 shares of common stock issued and outstanding at September 30, 2009.

Convertible Series A Preferred Stock

As of September 30, 2009 and December 31, 2008, the Company had authorized the issuance of 10,000,000 shares of Preferred Stock. At September 30, 2009 and December 31, 2008, the Company has designated 1,800,000 shares of Series A Preferred Stock, of which 1,212,203 were issued and outstanding. The remaining shares have been designated for other future series. At September 30, 2009 the Company had issued and outstanding 1,212,203 shares of preferred stock.

The Company had the right to redeem all or part of the outstanding shares at any time prior to November 2005. No redemptions occurred.

The holders of the Preferred Stock are entitled to vote upon any matter submitted to the stockholders for a vote. Each share of Preferred Stock has one vote for each full share of Common Stock into which the respective share of Preferred Stock would be convertible on the record date of the vote.

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock are entitled to receive, prior to and in preference to the holders of the common stock, an amount equal to the liquidation value of all shares of Preferred Stock plus any declared and unpaid dividends were approximately $2,967,000 as of September 30, 2009 and December 31, 2008.

A 4% cumulative dividend shall accrue on liquidation value from and after the date of issuance of the Series A Preferred. Such dividends will be paid when and if declared by the Board of Directors. Upon conversion, all accrued and unpaid dividends will be forfeited and shall not be due and payable. The Company has not declared any such dividends through September 30, 2009.

Each share of Series A Preferred will be initially convertible, at the option of the holder and at any time, into one share of Common, subject to adjustments for stock splits, recapitalizations and stock dividends and subject to further adjustments made as a result of anti-dilution provisions provided herein (the Conversion Price). The initial Conversion Price will be $1.94. As a result of anti-dilution or other adjustments, each share of Series A Preferred may be convertible into more than or less than one share of Common(Where is document that details conversion price etc.)

The Series A Preferred shall be automatically converted to shares of common in the event of an underwritten initial public offering (“IPO”).

See the “Equity” sub-heading of Note 16 “Subsequent Events” for further information on the status of preferred stock.

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

11. Stock Option Plan

The following table provides a summary of stock option activities. These amounts include options granted to both employees and non-employees.

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2008	4,143,500	$0.01
Granted	50,000	0.18
Exercised	(1,650,000)	0.01
Forfeited	(27,500)	0.01

Outstanding at September 30, 2009	2,516,000	$0.01

The following table summarizes information about options outstanding at September 30, 2009:

Options Outstanding			Options Exercisable
Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
2,341,000	5.4	$0.01	2,141,000	5.1	$0.01

125,000	8.6	0.03
50,000	9.7	0.18

2,516,000	5.6	$0.01

For the nine month periods ended September 30, 2009 and 2008 the Company recorded $318,494 and $166,858 of stock option related expense, respectively. The Company recorded the options granted in the respective periods in accordance with ASC 718 and used the Black-Scholes formula with the key inputs as follows:

	2009	2008
Dividend Yield	0%	0%
Expected Term	5	5
Risk Free Rate	2.31%	1.55%
Volatility	44.31%	41.13%

Expected Volatility. The expected volatility of the Company’s shares was estimated using the historical volatility of the share price of a comparable publicly traded company.

Expected Term. The expected term of the option was estimated using the simplified method described in ASC 718 which is based on the vesting period and contractual term for each grant, or for each vesting-tranche for awards with graded vesting.

Risk-free Interest Rate. The Company bases the risk-free interest rate on the implied yield-to-maturity available on a U.S. Treasury note with a term equal to the expected term of the underlying grants.

Dividend Yield. The company use the Black-Scholes valuation model which calls for single expected dividend yield as an input. The Company has not paid dividends in the past nor does it expect to pay dividends in the near future.

Under this Black-Scholes option pricing model, compensation costs for all awards granted, modified, repurchased or canceled are measured at estimated fair value and are included as compensation expense over the vesting period during which an employee provides service in exchange for the award.

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

Prior to 2006 before adoption of ASC 718 The Company recognized equity based securities such as warrants and options granted to non-employees at their intrinsic value. All options granted to non-employees were granted and subsequently forfeited during the years ended December 31, 2008, 2007 and 2006.

The Company recognizes compensation expense, net of an estimated forfeiture rate, on a straight-line basis over the requisite service period of the award. The estimated forfeiture rate was based on historical experience during the preceding fiscal year. The Company applied the forfeiture rate in calculating the expense related to stock-based compensation for stock option awards granted subsequent to January 1, 2006. Per the provisions of ASC 718-20, expense is recognized only for those awards expected to fully vest. If actual forfeitures differ from the estimates, a revision to the forfeiture rate will be necessary.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of ASC 505-50 “Equity—Equity-Based Payments to Non-Employees.” Since 2006 the company has not issued stock-based compensation to non-employees.

13. Stock Warrants

The Company issued 1,073,378 warrants for the nine months ended September 30, 2009 in relation to a debt modification. These warrants were recorded at approximately $462,000 as debt discount and were amortized to interest expense.

The table below is a summary of the stock warrants outstanding as of September 30, 2009 and changes for the year then ended.

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2008	7,824,955	$0.01
Granted	1,073,378	0.01
Exercised	(5,948,611)	0.01
Forfeited	(1,028,550)	0.01

Outstanding at September 30, 2009	1,921,172	$0.01

Warrants outstanding at September 30, 2009 were all fully vested, had an exercise price of $0.01 and a weighted average remaining life of approximately 8.4 years.

14. Commitments and Contingencies

Letters of Credit

At September 30, 2009 and December 31, 2008, the Company had irrevocable standby letters of credit of $750,000 and $250,000, respectively, outstanding with a commercial bank. These letters of credit are secured by cash accounts held with the commercial bank. The letters were issued to guarantee certain future payments to be made to the Company’s landlords for rent payments. The Company had no outstanding borrowings associated with these letters of credit at September 30, 2009 and December 31, 2008, respectively.

Non-Income Taxes

The Company remits state excise tax on telecommunication services as it is the Company’s position that the telephone service originates in these states where the equipment or customers are located or the services are rendered. State taxing authorities are constantly revising the laws and

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

regulations with regard to telecommunication services and therefore, the Company is subject to potential excise tax in other jurisdictions based upon these constantly changing laws and regulations.

Strategic Partnership Agreement

On November 24, 2009, the Company amended its August 11, 2006 Strategic Partnership Master Agreement (the “SPMA”) with incNetworks®. Pursuant to the SPMA, the Company will become the exclusive provider of incNetworks’® patented 4G “small cell” wireless technology in certain buildings to be identified by the parties. This technology enables a broadband wireless network to have throughput rates comparable to traditional landline based networks.

incNetworks® must complete deployment of its 4G based HFW network in two “showcase buildings” no later than March 31, 2010 (the “Effective Date”). Further, upon the occurrence of a “funding event” (the Company’s proposed initial public offering qualifies as a funding event under the SPMA) by the Effective Date, the Company and incNetworks® will put a purchase order in place under which the Company will disburse $2 million as a 50% down payment. In exchange, incNetworks will build out 4G based HFW networks in 12 buildings measured at 250,000 square feet each. This roll-out (the “Initial Roll-Out”) is to be completed within three months. Upon satisfactory completion of the Initial Roll-Out and the Company accepting the networks as fully operational, the Company will fund the remaining 50% due.

Subsequent to the successful Initial Roll-Out, the Company will pay $4 million to incNetworks® for each roll-out of twelve buildings at 250,000 square feet each, provided that each roll-out is completed within three months and all networks are accepted by the Company as fully operational. We will fund up to three additional roll-outs following the Initial Roll-Out for a total possible contract value of $16 million.

Litigation

The Company is party to various legal proceedings and claims related to its normal business operations. In the opinion of management, the Company has substantial and meritorious defenses for these claims and proceedings in which it is a defendant, and believes these matters will be ultimately resolved without a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company. The aggregate provision for losses related to contingencies arising in the ordinary course of business was not material to operating results for the years presented.

Interconnection and Network Access Agreements

The Company is dependent on the use of incumbent local exchange carriers’ local and transport networks and access services to provide telecommunications services to its customers. Charges for leasing local and transport network components and purchasing special access services historically have made up a significant percentage of the Company’s overall cost of providing the services. These network components and services are purchased in each PAETEC market through interconnection agreements, special access contracts, commercial agreements or a combination of such agreements from the incumbent local exchange carrier, or, where available, from other wholesale network service providers. These costs are recognized in the period in which the services are delivered and are included as a component of the Company’s cost of sales.

15. Fair Value

The following table summarizes the valuation of the Company’s financial instruments by the foregoing the Fair Value Topic fair value hierarchy levels as of September 30, 2009 expressed in thousands:

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

Description	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$2,642	$—	$—	$2,642
Restricted cash	754	—	—	754
Liabilities:
Long-term debt	—	9,300	—	9,300
Related party debt	—	58,754		58,754
Debt discount, related party	—	—	(805)	(805)

Total	$3,396	$68,054	$(805)	$70,279

16. Subsequent Events

In accordance with the provisions of ASC 855, Subsequent Events, the Company has adopted the requirements of the Subsequent Events Topic effective beginning with the quarter ending September 30, 2009 and has evaluated for disclosure subsequent events that have occurred up through February 1, 2010, the date of issuance of these financial statements. As of February 1, 2010, there were no subsequent events which required recognition or disclosure, except as discussed below.

Debt

On January 5, 2010 the Company entered into the 8th amendment to its Loan and Security Agreement (the “LSA”) with the Wilmington Trust Company and George Jeff Mennen (the “Lender”). Substantially, all terms and conditions of the LSA as previously amended remain unchanged. The sole material modification was a one year extension of the date of maturity from October 7, 2010 to October 7, 2013. In connection with this extension the Company issued 800,000 warrants at an exercise price of $2.13, expiring on the new maturity date of October 7, 2013. The warrants will be recognized as debt discount and amortized to interest expense from the date of issuance to October 7, 2013.

Equity Issuances

On October 1, 2009 the holders of the preferred stock of the company pursuant to the terms of the agreement converted their 1,212,203 shares of preferred stock into 1,212,203 shares of common stock. The conversion was effected without any additional consideration. Any rights to preferred dividends owed in arrears were forfeited upon conversion.

On November 20, 2009 the Company issued 3,423,822 stock options to its employees under the terms of the 2009 Equity Incentive Plan. The options have an aggregate Black-Scholes based fair market value of approximately $4.6 milion, ten year lives and will be expensed ratably over three years.

Third Party Disputes

On December 17, 2009, T-Mobile USA, Inc., which accounts for approximately 10% of our annual revenue, formally rejected our request for re-negotiation under the Telecommunications Act of 1996. They have indicated a willingness to enter into a bill and keep arrangement, whereby neither party bills the other for completed calls, but have pointed out that we are already going to be operating under this type of arrangement by default absent an interconnection agreement to the contrary. The approximate effect of a bill and keep arrangement with T-Mobile is a 10% reduction in annual revenue. The company will continue to negotiate a successor agreement in good faith, although there can be no assurance that an agreement can be reached.

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

On June 16, 2009, Stealth Communications Services, LLC (“Stealth”) filed a Claim for Arbitration in New York with the American Arbitration Association, AAA Arbitration Case No: 13 494 01679 09 (Stealth Communications Services, LLC and RNK, Inc.).Stealth claimed that RNK’s termination of an agreement that the parties entered into in or around February 2008 resulted in a breach of contract and has claimed damages in the amount of $483,519 (plus finance charges, attorney fees and costs) which Stealth represented was the amount of monies Stealth would have collected from RNK had RNK not terminated. On June 18, 2009, RNK responded to Stealth’s Arbitration Claims with a general denial of all allegations, pleaded affirmative defenses and counterclaimed with its own breach of contract claims as well as various other claims including but not limited to fraud in the inducement, promissory estoppel and unjust enrichment. RNK contended that Stealth failed to provide the services agreed to by the parties, even after RNK sought reassurance of performance, thereby forcing RNK to terminate. RNK had requested damages in the amount of $163,509 (plus attorney fees, costs and any other appropriate damages) which represented the amount paid by RNK for the services for which it believed it contracted but did not receive. On January 8, 2010, the parties entered into a settlement agreement under which RNK agreed to pay Stealth a total sum of $218,000 and purchase bandwidth from Stealth for $5,000/month for a period of 24 months. On January 8, 2010, RNK paid to Stealth a lump-sum payment in the amount of $100,000.00. Thereafter, RNK shall make six monthly installment payments of $19,666.67 to Stealth, the first of such payments being due thirty days from January 8, 2010. The American Arbitration Association closed the Arbitration on January 11, 2010.

Employment Agreements

On November 20, 2009 the employment agreement with Andrew Bressman was amended. Per the terms of the revised agreement the 2,484,320 shares of restricted stock granted vest effective the amendment date. The shares have an estimated fair market value of approximately $5.3 million and are expensed against earnings as well as recorded as an increase to common stock par value $.0001 and additional paid-in capital in the stockholders’ equity section of the balane sheet. The net effect of the charge on total stockholders’ equity is expected to be zero.

On November 20, 2009 the employment agreement with Eric Mann was amended. Under the original terms Mr. Mann was entitled to receive 1,367,160 shares of restricted stock. Pursuant to the amendment Mr. Mann was issued 1,367,160 options to buy an equal amount of shares of common stock. The options have the standard ten year life and ratable three year vest. The options have an estimated fair market value of approximately $2.9 million and are expensed against earnings as well as recorded as an increase to additional paid-in capital in the stockholders’ equity section of the balance sheet. The net effect of the charge on total stockholders’ equity is expected to be zero.

On February 4, 2010 the Company entered into an employment agreement with Gregory Raskin, CEO and President and Winncom. This employment agreement is effective contingent upon the successful consummation of our proposed initial public offering and the successful acquisition of Winncom by the Company. Upon effectiveness, Mr. Raskin will be issued 1.5 million shares of restricted stock that will vest ratably over two years for an aggregate fair value of $3,195,000. In addition, Mr. Raskin, will assume the role of CEO of the Company post initial public offering and post acquisition of Winncom.

Related Party Transactions

On August 1, 2009, the Company modified the terms of a $513,220 loan to an employee to extend the maturity date from July 30th, 2009 to August 1st, 2019 and made it payable in either cash or The Company stock. Please see “Related Party Transactions” for the Company’s accounting policy and treatment of notes receivable from key employees.

WAVE2WAVE COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

On January 26, 2010, Andrew Bressman entered into an agreement to extinguish an outstanding note drawn on the Company (the “Bressman Note”). The Bressman Note’s principal and accrued interest amounted to approximately $665,000 (the “Bressman Payoff Amount”) as of January 26, 2010. The Bressman Payoff Amount has been settled by Mr. Bressman tendering without restriction an agreed-upon 133,200 shares of common stock of the Company, which was gifted to him by his wife from a trust of which she is a beneficiary. The Company has accepted Mr. Bressman’s shares and considers the Bressman Note paid-off in full.

On January 26, 2010, Steven Asman entered into an agreement to extinguish an outstanding note drawn on the Company (the “Asman Note”). The Asman Note’s principal and accrued interest amounted to approximately $96,000 (the “Payoff Amount”) as of December 31, 2009. The Asman Payoff Amount will be settled by Mr. Asman by tendering without restriction an agreed-upon 19,200 shares of common stock of the Company. The Company has accepted Mr. Asman’s shares and considers the Asman Note paid-off in full.

Entry Into Material Definitive Agreements

On February 4, 2010 the Company entered into a binding stock purchase agreement (the “SPA”) with Winncom Technologies Holdings, Ltd. (“Winncom”), an Ohio based reseller of wireless and wired networking equipment. Winncom operates in both the United States and Europe. Winncom reported revenues of approximately $70 million on its audited financial statements for the year ended December 31, 2008. The Company will tender $25 million in cash consideration as well as 4,714,038 shares of common stock of the Company to acquire 100% of the ownership equity of Winncom. The SPA will be consummated contingent upon the successful consummation of an Initial Public Offering transaction that the Company is currently pursuing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and Directors
RNK, Inc., d/b/a RNK Communications, Inc.
Dedham, Massachusetts

We have audited the accompanying balance sheet of RNK, Inc., d/b/a RNK Communications, Inc. (the Company) as of December 31, 2006, and the related statements of operations, changes in shareholders’ (deficit)/equity, and cash flows for the period from January 1, 2007 to October 12, 2007 and the year ended December 31, 2006. Our audits also include the financial statement schedule listed in the accompanying Index. These financial statements and related schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RNK, Inc. as of December 31, 2006, and the results of their operations and cash flows for the period from January 1, 2007 to October 12, 2007 and the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Fiondella Milone & Lasaracina, LLP
Glastonbury, Connecticut

February 8, 2010

RNK, INC.
BALANCE SHEET

December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$1,389,040
Accounts receivable, net of allowance for doubtful accounts of $632,381	3,759,148
Unbilled revenue	2,393,898
Inventory	40,431
Prepaid expenses and other current assets	572,481
Deferred income taxes	44,596

Total current assets	8,199,594

Property, equipment and software, net	5,848,341
Other assets:
Restricted cash	90,000
Other assets	108,795

Total other assets	198,795

Total assets	$14,246,730

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$5,944,097
Deferred revenue and customer deposits	1,726,573
Accrued expenses	5,754,039
Income taxes payable and other taxes	201,298
Current portion of capital lease obligations	114,644
Current portion of long-term debt	445,301

Total current liabilities	14,185,952

Other liabilities:
Capital leases, less current portion	40,822
Long-term debt, less current portion	848,578
Deferred income taxes	88,995
Other long-term liabilities	520

Total non-current liabilities	978,915

Total liabilities	15,164,867

Shareholders’ deficit:
Common stock, $0.01 par value, 5,000,000 shares authorized, 1,600,000 shares issued, and 900,000 outstanding at December 31, 2006	2,000
Treasury shares at cost, 700,000 shares at December 31, 2006	(3,743,781)
Retained earnings	2,823,644

Total shareholders’ deficit	(918,137)

Total liabilities and shareholders’ deficit	$14,246,730

See accompanying notes

RNK, INC.
STATEMENTS OF OPERATIONS

	For the Period from January 1, 2007 to October 12, 2007	For the year ended December 31, 2006
Net revenues	43,234,536	40,287,186
Cost of goods sold	28,152,259	30,319,476

Gross profit	15,082,277	9,967,710
Depreciation and amortization	1,353,390	1,174,091
Selling, general and administrative expenses	8,295,278	7,129,383

Income from operations	5,433,609	1,664,236
Interest expense	(781,075)	(588,517)
Interest income	35,229	10,110
Other expenses	(13,672)	(91,972)

Net income before income tax	4,674,091	993,857

Income tax expense	171,432	67,553

Net income	$4,502,659	$926,304

Earnings per Share:
Basic	$5.00	$1.03

Diluted	$4.97	$1.02

See accompanying notes

RNK, INC.
STATEMENT OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY
For the Year Ended December 31, 2006 and for the period
January 1, 2007 through October 12, 2007

	Common Stock	Treasury Shares	Retained Earnings	Total Shareholders’ (Deficit) Equity
Balance, January 1, 2006	$2,000	$(3,743,781)	$2,010,609	$(1,731,172)
Net income	—	—	926,304	926,304
Shareholder distribution	—	—	(113,269)	(113,269)

Balance, December 31, 2006	2,000	(3,743,781)	2,823,644	(918,137)

Net income	—	—	4,502,659	4,502,659
Shareholder distribution	—	—	(2,981,695)	(2,981,695)

Balance, October 12, 2007	$2,000	$(3,743,781)	$4,344,608	$602,827

See accompanying notes

RNK, INC.
STATEMENTS OF CASH FLOWS

	Period from January 1, 2007 to October 12, 2007	Year Ended December 31, 2006
Cash flows from operating activities:
Net income	$4,502,659	$926,304
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,353,390	1,174,091
Deferred income tax provision	40,004	(25,031)
Gain on disposal of equipment	10,562	—
Changes in:
Accounts receivable	(6,114,766)	(1,666,481)
Unbilled revenue	(507,750)	(862,172)
Inventory	20,140	28,965
Prepaid expenses and other assets	(102,528)	(254,951)
Restricted cash	(150,000)	52,188
Accounts payable	9,491,706	1,244,651
Accrued expenses	(3,930,839)	2,594,960
Income taxes payable and other taxes	425,569	142,452
Deferred revenues and customer deposits	(326,971)	(91,829)

Net cash provided by operating activities	4,711,176	3,263,147
Cash flows from investing activities:
Purchases of property and equipment	(2,761,795)	(3,504,774)

Net cash used by investing activities	(2,761,795)	(3,504,774)
Cash flows from financing activities:
Repayment of capital lease obligations	(94,736)	(103,779)
Repayment of long-term debt	(1,648,534)	(402,951)
Proceeds from long-term debt	3,252,927	—
Shareholder distributions	(2,981,695)	(12,000)

Net cash used by financing activities	(1,472,038)	(518,730)

Increase (decrease) in cash and cash equivalents	477,343	(760,357)
Cash and cash equivalents, beginning of year	1,389,040	2,149,397

Cash and cash equivalents, end of period/year	$1,866,383	$1,389,040

Cash paid during the year for:
Interest	$786,084	$590,763
State income taxes	209,750	198,616

See accompanying notes

RNK, INC.
NOTES TO FINANCIAL STATEMENTS
Period from January 1, 2007 to October 12, 2007 and
Year ended December 31, 2006

1. Nature of Operations

RNK, Inc., d/b/a RNK Communications, Inc. (the Company) is a Massachusetts S corporation that was formed in 1992 and commenced operation in 1997. The Company is a telecommunications company that operates in the communications services industry providing voice, data, and Internet services through residential and commercial telephone service, Voice over Internet Protocol (VoIP) enabled services, prepaid and postpaid calling cards, conference calling, and wholesale carrier terminations. The Company markets its services directly and through reseller channels. The Company is a registered and certified competitive local exchange carrier (CLEC) providing local exchange services primarily in the New England region, and is also a licensed and registered interexchange carrier (IXC) or “long distance” carrier, providing domestic and international long distance services. The Company is registered to transact business within various states throughout the eastern coast of the United States.

2. Summary of Significant Accounting Policies

Basis of Accounting

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The accounting estimates and policies include revenue recognition, reserves for accounts receivable and inventory, useful lives of equipment and leasehold improvements, cost of revenue disputes for communication services and accrued liabilities. Actual results could differ from those estimates under different assumptions or conditions and such differences could be material.

Cash and Cash Equivalents

For purposes of financial statements presentation, the Company considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents. At certain times, the Company has amounts on deposit with financial institutions, of which the FDIC will insure up to $100,000 per depositor. The portion of the deposits in excess of $100,000 is not subject to insurance and represents a credit risk to the Company. Management believes that the risk is limited because the deposits are in high quality financial institutions.

Restricted Cash

Restricted cash represents letters of credit related to the building leases for the Bedford and Dedham, Massachusetts locations and collateral held by a financial institution for accepting credit card payments. At December 31, 2006, restricted cash was $90,000.

Allowance for Doubtful Accounts

The Company routinely assesses the financial strength of its customers, and as a consequence believes that its trade account receivable credit risk exposure is limited. An allowance for doubtful account is reserved for at the time that management determines them to be uncollectible. Accounts are written off when they are deemed uncollectible. As of December 31, 2006, the Company has reserved $632,381 for uncollectible accounts. The Company grants credit to its customers located in the Eastern region of the United States. Bad debt expense was $182,000 and $282,330 for the period January 1, 2007 to October 12, 2007 and the year ended December 31, 2006, respectively.

RNK, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)
Period from January 1, 2007 to October 12, 2007 and
Year ended December 31, 2006

Inventory

Inventory is stated at the lower of cost or market using the FIFO method. Inventory consists of Voice over Internet Protocol (VoIP) telephones and adapters that are sold in the normal course of business to end-user customers and through reseller channels.

Property, Equipment and Software

Property, equipment, and software are recorded at cost, using the straight-line method over the estimated useful life of the related assets as revealed below.

Telephone equipment	5 – 9.5 years
Equipment	5 – 7 years
Furniture and fixtures	7 years
Rental equipment	7 years
Vehicles	4 years
Leasehold improvements	3 years
Computer software	3 years

Leasehold improvements are depreciated over the shorter of their estimated useful lives or lease terms that are reasonably assured.

Revenue Recognition

The Company is a Competitive Local Exchange Carrier (CLEC) and derives revenue from sales of its network, carrier, subscriber services, and prepaid calling card fees.

Revenues from telephone services are recognized as earned. Usage-based fees consist of fees paid by the Company’s network and carrier services customers for each call made, and fees paid by outside carriers when the Company’s switching facilities provide a connection between the carrier and the end user, i.e. “reciprocal compensation”, and access fees paid by carriers for long distance calls the Company originates or terminates for those carriers. These fees are billed in arrears and recognized in the period in which the service is provided. Subscriber fees include monthly recurring fees paid by the Company’s end-user subscribers for lines in service, additional features on those lines, and usage-based per-call and per-minute fees. Prepaid calling card fees are billed in advance based on the retail face value of the calling card, net of wholesale discounts, if applicable. Revenue is recognized as the card is used and service is provided to the end user. Certain revenues from local and long-distance telephone services billed in advance are recorded as deferred revenue and recognized when services are provided. Revenues derived from other services, principally data services, are recognized as services are provided.

Management makes estimates regarding the recording of certain revenue streams based on historical collection efforts and by using the appropriate legally binding contractual rates. Management believes that the services provided and minutes billed for services rendered to its customers are accurate and it is within their contractual and legal right to record revenue for these services and minutes provided.

The Company’s management continually reviews and evaluates the collectability of revenues.

The Company’s management makes estimates of future customer credits and settlements, due to various disputes on pricing and other terms of the contracts, through the analysis of historical trends and known events. Provisions for customer credits and settlements are recorded as a reduction of revenue when incurred. Since any revenue allowances are recorded as an offset to revenue, any future increases or decreases in the allowances will positively or negatively affect revenue by the same amount.

RNK, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)
Period from January 1, 2007 to October 12, 2007 and
Year ended December 31, 2006

Cost of Sales

Cost of sales consists primarily of leased transport charges and usage costs for local and long distance calls. Leased transport charges are the payments the Company makes to lease the telephone and data transmission lines it uses to connect customers to the Company’s network and to connect the Company’s network to the networks of other carriers. Usage costs for local and long distance calls are the costs incurred to connect the calls made by customers that are terminated on the networks of other carriers. These costs may include an estimate of charges for which invoices have not yet been received, and may be based upon the estimated number of transmission lines and facilities in service, estimated minutes of use, estimated amounts accrued for pending disputes with other carriers, as well as upon the contractual rates charged by the Company’s service providers. Subsequent adjustments to these estimates may occur after the bills are received for the actual costs incurred, but these adjustments generally are not expected to be material to operating results.

Selling, General and Administrative Expenses

The Company’s selling, general and administrative expenses include compensation, commissions, selling and marketing, customer service, billing, administration, engineering personnel and other personnel costs.

Marketing Costs

Marketing costs are expensed as incurred. Marketing expense for the period from January 1, 2007 to October 12, 2007 and year ended December 31, 2006 totaled $443,703 and $452,838, respectively.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of prepaid services, insurance, maintenance controls and refundable deposits. Prepayments are expensed on a straight-line basis over the corresponding life of the underlying agreements.

Income Taxes

The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of federal corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company’s taxable income. Therefore, no liability for federal income taxes has been included in these consolidated financial statements.

For state tax purposes, the Company (not the shareholders) is subject to Massachusetts income taxes as well as income taxes in other states that do not recognize the federal S corporation election.

For Massachusetts purposes and other states that do not recognize the federal S election, current income taxes are based on the taxable income for the tax year, as measured by the current year’s tax return. Deferred tax provisions are calculated for certain transactions and events because of differing treatments under generally accepted accounting principles and the currently enacted tax laws. The results of these differences on a cumulative basis, known as temporary differences, result in the recognition and measurement of deferred tax assets and liabilities in the accompanying consolidated balance sheets. Valuation allowances are established when necessary to reduce deferred tax assets to the tax amount expected to be realized. The tax provision represents state taxes due at a corporate level and changes to deferred tax assets and liabilities during the year.

Software Development Costs

The Company adopted American Institute of Certified Public Accountants (AICPA) Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for

RNK, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)
Period from January 1, 2007 to October 12, 2007 and
Year ended December 31, 2006

Internal Use” (SOP 98-1). Under SOP 98-1, computer software costs incurred in the preliminary project stage are expensed as incurred until the capitalization criteria have been met. The criteria for capitalization is defined as the point the preliminary project stage is complete and management commits to funding a computer software project and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalization ceases at the point that the computer software project is substantially complete and ready for its intended use. The capitalized costs are depreciated using the straight-line method over the estimated economic life of the product. Capitalized internal use software costs were $101,144 as of December 31, 2006. Depreciation of internal use software totaled $0 and $13,300 for the period from January 1, 2007 to October 12, 2007 and year ended December 31, 2006, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash, cash equivalents and accounts receivable. Exposure to losses on accounts receivable is principally dependent on each customer’s financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses. The Company places its cash and cash equivalents in financial institutions considered by management to be high quality and limits the amount of credit exposure to any one institution. The Company has not experienced any losses in these accounts and believes that it is not exposed to any significant credit risk on cash balances.

Concentration of Suppliers

The Company currently leases its transport capacity from a limited number of suppliers and is dependent upon the availability of transmission facilities owned by the suppliers. The Company is vulnerable to the risk of renewing favorable supplier contracts and timeliness of the supplier in processing the Company’s orders for customers, and is at risk related to regulation and regulatory developments that govern the rates to be charged to the Company and, in some instances, whether certain facilities are required to be made available to the Company.

Impairment of Long Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 121 as amended by SFAS No. 144 “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of.” This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There were no material charges for impairment of long-lived assets incurred during the period from January 1, 2007 to October 12, 2007 and year ended December 31, 2006.

Earnings per Share

Basic and diluted income or loss per common share is based upon the weighted average number of common shares outstanding during the period from January 1, 2007 to October 12, 2007 and the year ended December 31, 2006. The Company computes basic net loss or income per share (EPS) by dividing net earnings (losses) available to common stockholders for the year by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is computed by dividing net income available to common stockholders for the year by the weighted average number of shares of common stock outstanding during the year and includes the dilutive effect of common stock that would be issued assuming conversion, immediate vesting or exercise of outstanding convertible notes, stock options, stock based compensation awards and other potentially

RNK, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)
Period from January 1, 2007 to October 12, 2007 and
Year ended December 31, 2006

dilutive securities. Below is a reconciliation of basic to diluted shares outstanding for the applicable periods as well as anti-dilutive shares excluded from calculations for the relevant periods.

	Period From January 1, 2007 to October 12, 2007	Year Ended December 31, 2006
Basic:
Weighted average shares outstanding	900,000	900,000
Diluted:
Weighted average shares outstanding	900,000	900,000
Dilutive warrants	5,137	5,137

Denominator used for diluted earnings per share	905,137	905,137

Recent Accounting Pronouncements

In July 2009, the Financial Accounting Standards Board (FASB) launched the FASB Accounting Standards Codification (ASC). The ASC is the single source of nongovernmental authoritative U.S. GAAP and was effective for interim and annual periods ending after September 15, 2009. The Codification is a reorganization of current U.S. GAAP into a topical format that eliminates the previous GAAP hierarchy.

In July 2006, the Financial Accounting Board (FASB) issued Interpretation 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109. SFAS 109 does not prescribe a recognition threshold or measurement attribute for the financial statement recognition and measurement of a tax. FASB Staff Position 48-2 defers the effective date of FIN 48 to fiscal years beginning after December 15, 2007, but early adoption is permitted.

In September 2006, the Financial Accounting Standards Board issued FASB ASC 820 (Prior authoritative literature: FASB Statement 157, “Fair Value Measurements”). FASB ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. FASB ASC 820 is effective as of the beginning of the first fiscal year that begins after November 15, 2007.

In February 2007, the Financial Accounting Standards Board issued FASB ASC 825-10 (Prior authoritative literature: FASB Statement 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115”). FASB ASC 825-10 permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. FASB ASC 825-10 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.

In May 2009, the Financial Accounting Standards Board issued FASB ASC 855-10 (Prior authoritative literature: FASB Statement 165, “Subsequent Events”). FASB ASC 855-10 establishes principles and requirements for subsequent events. FASB ASC 855-10 is effective for interim or annual financial periods ending after June 15, 2009.

The Company is currently evaluating the adoption of the above pronouncements and believes they will not have a material effect on the financial statements.

RNK, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)
Period from January 1, 2007 to October 12, 2007 and
Year ended December 31, 2006

3. Property, Equipment and Software

Property, equipment and software, consist of the following:

December 31, 2006
Telephone equipment	$9,867,429
Equipment	600,009
Furniture and fixtures	154,916
Vehicles	58,653
Rental equipment	77,369
Leasehold improvements	101,084
Computer software	442,086

Total	11,301,546
Accumulated depreciation and amortization	(5,453,205)

Property, equipment and software, net	$5,848,341

Depreciation and amortization was $1,353,390, and $1,174,091 for the period from January 1, 2007 to October 12, 2007 and year ended December 31, 2006, respectively.

4. Accrued Expenses

Accrued expense consists of the following:

December 31, 2006
Accrued telecom	$5,294,535
Accrued vacation	297,667
Accrued bonus	149,452
Other	12,385

Accrued expenses	$5,754,039

5. Capital Lease Obligations

The Company had several capital lease obligations. Property under capital lease obligations (included in property and equipment) consist of the following:

December 31, 2006
Telephone equipment	$441,410
Accumulated depreciation and amortization	(198,635)

Capital lease, property, net	$242,775

Depreciation of leased property under capital lease obligations amounted to $29,025 and $88,282 for the period from January 1, 2007 to October 12, 2007 and year ended December 31, 2006, respectively.

RNK, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)
Period from January 1, 2007 to October 12, 2007 and
Year ended December 31, 2006

Future minimum lease obligations under the capital lease consist of the following for the year ending December 31, 2006:

Years	Amount
2007	$123,995
2008	41,332

Total	165,327
Less amounts representing interest present	(9,861)
Present value of net minimum lease payments	155,466

Less current portion	(114,644)

Net long-term portion	$40,822

6. Long-Term Debt

Long-term debt consists of the following:

December 31, 2006
Note payable to a prior owner for treasury shares in monthly installments of $46,252, including principal and interest at 10% per annum, due in full on August 10, 2009, secured by 700,000 common shares of the Company as well as collateralized by substantially all of the Company’s assets.	$1,293,879
Less current portion	(445,301)

Long-term debt	$848,578

Long-term debt balance as of December 31, 2006 represents fair value.

The annual requirements of long-term debt as of December 31, 2006 are as follows:

2007	$445,301
2008	492,102
2009	356,476

Net principal payments	$1,293,879

For the year ended December 31, 2006 and for the period January 1, 2007 to October 12, 2007, the Company was in compliance with the leverage ratio covenants contained in the treasury shares note agreement. (See note 9).

7. Operating Lease Commitments

The Company leases office space in Dedham, Massachusetts under a lease agreement that was amended on November 11, 2004 and November 18, 2005 to extend the lease term and expand the square feet rented for a period of 42 months ending December 31, 2009. On November 8, 2000, the Company executed a five-year lease for space in Bedford, Massachusetts which houses the majority of its telephone switching equipment. The lease agreement commenced March 1, 2001 and called for basic rent to be paid at an annual rate of $206,250, for an initial term of 60 months ending February 28, 2006. On November 28, 2005, the Company executed an amendment of the November 8, 2000 space lease in Bedford. The lease agreement extends the lease 48 months until February 28, 2010. The Company has the options to extend the lease further for two 36 month periods until February 29, 2016. The Company entered into an amendment on February 3, 2006 to lease additional space at the Dedham, Massachusetts location. As a result of executing this amendment, the annual base rent for the office space has increased by $293 per month. This lease amendment was effective as of

RNK, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)
Period from January 1, 2007 to October 12, 2007 and
Year ended December 31, 2006

February 3, 2006 and expires on December 31, 2009. The amendment does not affect any other terms of the original lease.

In addition to the above, the Company leases office equipment and vehicles under operating leases.

Rental expense was approximately $482,000 and $575,000 for the period from January 1, 2007 to October 12, 2007 and year ended December 31, 2006, respectively.

The following is a schedule by year of future minimum annual lease payments for the non-cancelable lease as of December 31, 2006:

2007	$539,032
2008	531,768
2009	513,495
2010	27,734

$1,612,029

8. Related Party

On December 23, 2002, RNK Holding Company, a Massachusetts Business Trust, was formed and the shareholders of the Company exchanged their shares for those of the Company, wholly owned subsidiary of RNK Holding Company. During the period from January 1 2007 to October 12, 2007 and during the year ended December 31, 2006 the Company paid the Massachusetts Business Trust taxes on behalf of RNK Holding Company and as such, these amounts paid were recorded by the Company as a dividend to RNK Holding Company or shareholder.

9. Shareholders’ Deficit

Common Shares

At December 31, 2006, RNK, Inc. had 5,000,000 of $.01 par common shares authorized, 1,600,000 common shares issued and 900,000 outstanding.

Treasury Shares

On August 16, 1999, the Company purchased 700,000 of the then 1,000,000 outstanding common shares from a former shareholder for a total purchase price of $3,731,016 plus legal fees totaling $12,765, for a total of $3,743,781. A subordinated promissory note in the amount of $3,500,000 was issued to pay for the shares at fixed rate of 10% per annum payable in 120 monthly installments of principal and interest in the amount of $46,252. The indebtedness under this note is and shall be subordinate and subject in right of payment to the prior payment in full of any and all indebtedness of the Company existing at the time of execution of this note or hereafter arising to any bank, provided however that the amount secured by a bank financing indebtedness to which the indebtedness under this note shall be subordinated pursuant to the terms thereof shall not exceed the sum of (A) $5,000,000 less (B) the principal balance outstanding under this note as of the date the Company executes and delivers the instrument granting such bank a security interest in the collateral to secure the bank financing indebtedness.

The note is secured by 700,000 of the Company’s shares as well as collateralized by substantially all the Company’s assets. In addition, the Company is required to maintain a leverage ratio not greater than 5 to 1. In calculating the leverage ratio, the aggregate balance of the treasury shares created by the redemption of shares from the secured party and the related interest expense shall be excluded. The Security Agreement provides that the Company is to provide the former shareholder with an annual reviewed financial report within 120 days of year end.

RNK, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)
Period from January 1, 2007 to October 12, 2007 and
Year ended December 31, 2006

On December 31, 2002, the 700,000 treasury shares were transferred to RNK Holding Company, a related party, and 700,000 shares of beneficial interest in the Massachusetts Business Trust were issued. A new shares pledge agreement, security agreement and guarantee were executed between RNK Holding Company and the former shareholder. The agreements are essentially identical to the original agreements made between the Company and the former shareholder described above.

Warrants

On December 15, 1999, the Company entered into a Warrant Agreement to increase shares of common stock in accordance with the Warrant holder’s agreement to lend the Company a committed equipment leasing facility in the amount of approximately $1,400,000. In exchange, the Company agreed to issue to the Warrant holder warrants to purchase 4,080 of the authorized shares of Common Stock, $.01 par value, of RNK, Inc. The price at which shares shall be purchased upon the exercise of the warrants shall be $6.13 per share. The Warrants shall not become exercisable or be transferable unless and until the Company completes an Initial Public Offering (IPO) of shares of its common stock pursuant to the Registration Statement filed with the Securities and Exchange Commission under the Securities Act. The Company shall have no obligation whatsoever to undertake an IPO. As such, no value has been assigned to the warrants. The Warrant Agreement and all warrants shall terminate if an IPO is not completed by December 31, 2008 or, if prior to that time, the Company is acquired by means of purchase of substantially all of its assets or stock or by merger or consolidation or in the event the Company is dissolved, liquidated or ceases to do business.

During 2002, the Company finalized another Warrant Agreement to purchase shares of common stock in accordance with the Warrant holder’s agreement to lend to the Company a committed equipment leasing facility in the amount of approximately $500,000. There was no balance outstanding or owed as of October 12, 2007. In exchange, the Company agreed to issue to the Warrant holder warrants to purchase 1,057 of the authorized common stock, $.01 par value, of the Company. The price at which shares shall be purchasable upon the exercise of the warrants shall be $8.00 per share. The warrants shall not become exercisable or be transferable unless and until the Company completes an IPO of its common shares pursuant to a Registration Statement filed with the Securities and Exchange Commission under the Securities Act; provided, however, that subject to the terms hereof; the warrants shall be exercisable and transferable in connection with, and as part of, a sale of the Company. The Company shall have no obligation whatsoever to undertake an IPO or a sale of the Company or any liability whatsoever if it does not undertake and/or a sale of the Company. As such, no value has been assigned to the warrants. The Warrant Agreement and all warrants shall terminate if an IPO or a sale of the Company is not completed by December 31, 2009 or, if prior to that time, the Company is dissolved, liquidated or ceases to do business.

10. Income Taxes

The provision for state income taxes consists of the following components:

	Period ended October 12, 2007	Year ended December 31, 2006
Current	$131,428	$92,584
Deferred	40,004	(25,031)

Provision for state income taxes	$171,432	$67,553

RNK, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)
Period from January 1, 2007 to October 12, 2007 and
Year ended December 31, 2006

Significant components of the Company’s deferred tax assets and liabilities were as follows:

December 31, 2006
Current deferred tax assets:
Allowance for doubtful accounts	$27,183
Compensation accrual	17,413

Current deferred income tax assets	$44,596

Long-term deferred tax liabilities:
Fixed assets	(88,995)

Net deferred liability	$(44,399)

The effective tax rate differs from the statutory rate as follows:

	Period Ended October 12, 2007	Year Ended December 31, 2006
Income tax expense at federal statutory rate	34.0%	34.0%
Permanent items	0.80%	2.90%
State income tax	4.00%	6.80%
Federal benefit of subchapter S election	(34.8%)	(36.9%)

The Company adopted FIN 48 on January 1, 2007 and has determined that it has no significant uncertain tax positions requiring recognition under FIN 48.

11. Significant Customers

For the period from January 1, 2007 to October 12, 2007 and year ended December 31, 2006, revenue from one customer totaled 24% and 34%, respectively. At December 31, 2006, two customers accounted for 29% of accounts receivable.

12. Commitments and Contingencies

At December 31, 2006, the Company had irrevocable standby letters of credit of $90,000 and $107,188 outstanding with a commercial bank. These letters of credit are secured by cash accounts held with the commercial bank. The letters were issued to guarantee certain future payments to be made to the Company’s landlords for rent payments. The Company had no outstanding borrowings associated with these letters of credit at December 31, 2006.

The Company remits state excise tax on telecommunication services as it is the Company’s position that the telephone service originates in these states where the equipment or customers are located or the services are rendered. State taxing authorities are constantly revising the laws and regulations with regard to telecommunication services and therefore, the Company is subject to potential excise tax in other jurisdictions based upon these constantly changing laws and regulations.

During 2001, the Company entered into a buy/sell agreement with its two shareholders that gives the Company an option to acquire the common shares under certain circumstances. The details of these circumstances and the Company’s obligation are included in the agreement. On December 31, 2002, the buy/sell agreement was assigned to and assumed by the RNK Holding Company, a related party, as part of the reorganization of the Company.

13. Litigation

The Company is party to various legal proceedings and claims related to its normal business operations. In the opinion of management, the Company has substantial and meritorious defenses for

RNK, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)
Period from January 1, 2007 to October 12, 2007 and
Year ended December 31, 2006

these claims and proceedings in which it is a defendant, and believes these matters will be ultimately resolved without a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company. The aggregate provision for losses related to contingencies arising in the ordinary course of business was not material to operating results for the year presented.

It is the Company’s policy to expense all legal expenses during the period the legal services are incurred.

14. Defined Contribution Plan

The Company has a 401(k) post-retirement plan. The plan covers all qualified employees as defined by the plan. Participants may contribute a percentage of their compensation up to the maximum allowed by the Internal Revenue Code. The Company matches 25% of the first 5% of employees’ elective deferrals.

15. Subsequent Events

Sale of Business

On October 12, 2007, the Company was sold to Wave2Wave Communications, Inc. (W2W), of Hackensack, New Jersey, for a total purchase price of approximately $57,400,000 consisting of the following: $18,300,000 of cash, $30,700,000 of debt, $3,800,000 of warrants and $3,600,000 of management fees and $1,000,000 of acquisition costs.

On October 12, 2007, at the time of the sale of the Company to W2W, all notes to Sovereign Bank were paid in full.

On October 12, 2007, at the time of the sale of the Company to W2W, an owner of the Company entered into an employment agreement with W2W pursuant to the acquisition of the Company by W2W. The agreement subsequent modification provides that the executive shall be employed by the Company through December 31, 2010 or until the entire outstanding balance of the note payable is paid in full.

Notes

On October 12, 2007, (post acquisition of the Company by W2W); W2W entered into a series of subordinated secured promissory notes (the Notes) payable to seven distinct individuals and entities (the Noteholders). A significant number of the Noteholders are currently employed by the Company. W2W, in aggregate, issued notes for the amount of $30,666,939 to be repaid in eight equal quarterly payments consisting of principal and interest with the first quarterly payment due on February 10, 2008 to the Noteholders. The Notes carry an annual interest rate of 6% to be calculated monthly. If W2W is in default on the Notes; the default interest rate is 12%.

In August 2008, an extension to the payment due on August 10, 2008 was granted by the Noteholders without additional consideration through August 21, 2008, at which time a partial payment of $1.5 million was remitted.

On September 8, 2009, W2W executed a term extension on the Notes in conjunction with W2W’s anticipated IPO, with the requirement that the Notes will be paid in full out of the initial proceeds. The outstanding principal balance on the Notes is $19,303,606 plus accrued interest currently accruing at a rate of 9% per annum (default rate is 12%). The note holders have agreed to discount the principal amount by $4,303,606 if payment is received by January 31st, 2010. After January 31, 2010 the rate on the Notes reverts to the default rate of 12%.

RNK, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)
Period from January 1, 2007 to October 12, 2007 and
Year ended December 31, 2006

Commitments

In April 2008, the Company entered into an agreement with a major telecommunications equipment manufacturer to purchase $3,300,000 in switching equipment to facilitate projected 2008 growth.

In January 2010, the Company extended the lease of their corporate headquarters in Dedham, Massachusetts through December 31, 2014 at a monthly rent of $26,118 for 2010, $27,362 for 2011, $28,606 for 2012, $29,850 for 2013 and $31,093 for 2014. Also in January 2010, the Company extended its lease in Bedford, Massachusetts through February 2013 for a current monthly rent of $13,867 which will increase to $14,648 as of March 1, 2010.

Equity

On May 31, 2008, W2W entered into an extension with the Noteholders in exchange for the issuance of 35,000 warrants to the Noteholders for the equivalent amount of shares of common stock of W2W. W2W was also assessed a penalty of $250,000 which was to be repaid at the maturity date of the Note, November 10, 2009. On July 25, 2008 a payment of $3,283,906 was made.

On August 30, 2008 and September 30, 2008 W2W issued 52,500 and 35,000 warrants respectively, to purchase equivalent number of shares of common stock of W2W, to the Noteholders in exchange for an extension of the remaining $2,483,906 that had been due on August 10, 2008. This amount was remitted to the Noteholders on November 20, 2008.

In November 2008, in connection with the extension of the Notes, W2W issued warrants to purchase an aggregate of 70,000 shares at an exercise price of $0.01 for a ten year term, to the holders of the Notes.

On March 25, 2009, warrants issued during 2008 to the prior owners of the Company and to certain other parties in association with the purchase of the Company in 2007 were exercised. W2W issued 175,135 shares of common stock in connection with the exercise of the warrants.

In September 2009, W2W issued 175,000 shares of common stock to the holders of the Notes in connection with an extension of the Notes.

Third Party Disputes and Litigation

On August 18, 2008, the Company reached a settlement agreement with Cablevision and settled on a payment on invoiced amounts due to the Company for periods covering 2007 and 2008 in the amount of approximately $5,600,000. Because the settlement was lower than originally estimated by management, revenues of approximately $1,400,000, relating to services performed during the period from January 1, 2007 to October 12, 2007, were overstated and therefore this reduction was reflected in the statement of operations as a reduction of approximately $1,400,000 in net sales for the period from January 1, 2007 to October 12, 2007.

Beginning in January 2005, RNK began accruing liability for virtual foreign exchange traffic (VFX) pursuant to various amendments to interconnection agreements with Verizon. Throughout 2005, 2006, and 2007, the amounts were determined using the contractual VFX factor across all Verizon originated traffic at the interstate rates provided by Verizon. In 2008, it was determined that ISP traffic should be excluded from the calculation, and that the interstate rate Verizon provided was in excess of the benchmark mandated by the FCC. In June 2008, RNK reduced the estimated outstanding liability for VFX by $8,415,499 and began using the revised methodology.

On August 22, 2008 Verizon New England, Inc. (Verizon) filed a complaint in the United States District Court, District of Massachusetts against the Company, relating to a billing dispute between the parties in New York, Massachusetts and Rhode Island arising under certain interconnection agreements. These disputes concerned the payment of reciprocal compensation charges and access

RNK, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)
Period from January 1, 2007 to October 12, 2007 and
Year ended December 31, 2006

charges in such states. Verizon alleges several counts for breach of contract and seeks compensation for Virtual Foreign Exchange (VFX) traffic as it is defined in the agreements. Verizon also requested that the court stop the Company from billing Verizon a certain rate for reciprocal compensation traffic in Massachusetts and Rhode Island. Verizon also has asked the court to reset the presumptive percentage of VFX traffic. Verizon seeks $10,797,896 in damages as of the date of the complaint.

The Company filed its answer on November 11, 2008. The Company denied the claims proffered by Verizon and asserted defenses and counter claims for breach of contract and violation of the Massachusetts Consumer Protection Statute. The Company has asked the court to treble its damages due to Verizon’s willful violation of the Statute. Verizon filed a motion to dismiss the Company’s counter claims regarding breach of the Rhode Island agreement and answered the Company’s counter claim on December 22, 2008. The Company filed its opposition on January 15, 2008. Verizon has since withdrawn its motion to dismiss on January 22, 2008. The parties have agreed to a discovery schedule, with discovery to end on July 2010.

The proceedings in this case are in their preliminary stages. Preliminary discovery requests have been exchanged and supplemental requests were exchanged on January 8, 2010. The substantive allegations of the matter have not been addressed by the court and depositions have not been taken as document production is still completing.

If Verizon prevails on all of its claims, the litigation will have a material adverse effect on the Company’s business operations. If it is determined that Verizon’s allegations regarding the percentage of VFX traffic were true or that the percentage should be increased above its current levels, the costs to the Company could be substantial. Further, if the court accepts Verizon’s positions with regard to the rates that should be charged for VFX traffic, the Company’s cost could increase substantially as well.

On November 3, 2008, the Company reached a settlement agreement with Verizon and settled on a payment on invoiced amounts due to the Company for periods covering 2007 and 2008 in the amount of approximately $1,100,000. Because the settlement was lower than originally estimated by management, revenues of approximately $275,000, relating to services performed during the period from January 1, 2007 to October 12, 2007, were overstated and therefore this reduction was reflected in the statement of operations as a reduction of approximately $275,000 in net sales for the period from January 1, 2007 to October 12, 2007.

On November 18, 2008, the Company reached a settlement agreement with Sprint and settled on a payment on invoiced amounts due to the Company for periods covering 2007 and 2008 in the amount of approximately $7,700,000. Because the settlement was lower than originally estimated by management, revenues of approximately $137,000, relating to services performed during the period from January 1, 2007 to October 12, 2007, were overstated and therefore this reduction was reflected in the statement of operations as a reduction of approximately $137,000 in net sales for the period from January 1, 2007 to October 12, 2007.

The Company had rate disputes with another company, RCN. After full evidentiary hearings, on May 19, 2009 an arbitrator found partially for the Company and partially for RCN. Under the award, the Company is required to issue credits to RCN totaling a net amount of $100,754 associated with the dispute.

On June 16, 2009, Stealth Communications Services, LLC (Stealth) filed a Claim for Arbitration in New York with the American Arbitration Association, AAA Arbitration Case No: 13 494 01679 09 (Stealth Communications Services, LLC and RNK, Inc.). Stealth claimed that RNK’s termination of an agreement that the parties entered into in or around February 2008 resulted in a breach of contract and has claimed damages in the amount of $483,519 (plus finance charges, attorney fees and costs) which Stealth represented was the amount of monies Stealth would have collected from the

RNK, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)
Period from January 1, 2007 to October 12, 2007 and
Year ended December 31, 2006

Company had the Company not terminated. On June 18, 2009, the Company responded to Stealth’s Arbitration Claims with a general denial of all allegations, pleaded affirmative defenses and counterclaimed with its own breach of contract claims as well as various other claims including but not limited to fraud in the inducement, promissory estoppel and unjust enrichment. The Company contended that Stealth failed to provide the services agreed to by the parties, even after the Company sought reassurance of performance, thereby forcing the Company to terminate. The Company had requested damages in the amount of $163,509 (plus attorney fees, costs and any other appropriate damages) which represented the amount paid by the Company for the services for which it believed it contracted but did not receive. On January 8, 2010, the parties entered into a settlement agreement under which the Company agreed to pay Stealth a total sum of $218,000 and purchase bandwidth from Stealth for $5,000/month for a period of 24 months. On January 8, 2010, the Company paid to Stealth a lump-sum payment in the amount of $100,000. Thereafter, the Company shall make six monthly installment payments of $19,667 to Stealth, the first of such payments being due thirty days from January 8, 2010. The American Arbitration Association closed the Arbitration on January 11, 2010.

On July 22, 2009, the Massachusetts Department of Telecommunications and Cable (DTC) ruled that, within one year, CLEC intrastate access charges should be capped at Verizon’s substantially lower rates unless a CLEC cost justifies a higher rate. If we fail to justify a rate different than Verizon’s in a cost proceeding before the DTC, it is likely we will experience a potentially material reduction in access revenues beginning on July 21, 2010. Such a filing would require a full adjudicatory proceeding. At this point, RNK has not determined what rate it could support.

On August 27, 2009, T-Mobile USA, Inc., which accounts for approximately 10% of the Company’s annual revenue, provided the Company with notice of termination of their interconnection agreement effective November 30, 2009. Pursuant to the terms of the interconnection agreement, the Company may request renegotiations at any time prior to the proposed termination date. Upon receiving such notice for negotiations, the terms and conditions of the terminated agreement will continue until a new agreement is executed or the applicable timeframes, plus any extensions of such timeframes, for negotiations under the Telecommunications Act of 1996 are exhausted. The Company will seek renegotiation of the agreement prior to the termination date and will negotiate in good faith for a successor agreement. The Company expects that the negotiations will result in a reasonable but lower compensation rate within five months of the termination date, although there can be no assurance that an agreement can be reached.

On December 17, 2009, T-Mobile USA, Inc. formally rejected the Company’s request for re-negotiation under the Telecommunications Act of 1996. They have indicated a willingness to enter into a bill and keep arrangement, whereby neither party bills the other for completed calls, but have pointed out that the Company will be operating under this type of arrangement by default absent an interconnection agreement to the contrary. The approximate effect of a bill and keep arrangement with T-Mobile is a 10% reduction in annual revenue. The Company will continue to negotiate a successor agreement in good faith, although there can be no assurance that an agreement can be reached.

RNK, INC.
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
For the year ended December 31, 2006 and for the period
January 1, 2007 through October 12, 2007

Description	Balance at Beginning of Period	Additions		Deductions	Balance at End of Period
		Charged to Expenses	Charged to Other Accounts
	(dollars in thousands)
Allowance for Uncollectible Accounts Receivable:
Year ended Oct 12, 2007	$632	$182	$10,181	$9,395	$1,600
Year 2006	540	282	—	190	632

(a)

Allowance for Uncollectible Accounts Receivable includes: (1) amounts previously written off which were credited directly to this account when recovered (2) amounts recognized directly against revenues when services were rendered and earned but collectability was estimated as highly unlikely.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
WinnCom Technologies Holding Ltd. and Subsidiaries

We have audited the accompanying consolidated balance sheet of WinnCom Technologies Holding Ltd ( incorporated under Irish law) and Subsidiaries (the “Company”) as of December 31, 2008 and 2007 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WinnCom Technologies Holding Ltd. and Subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the Consolidated Financial Statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of SFAS No. 109(codification section)”, effective January 1, 2007.

/s/ RBSM LLP
New York, NY
February 2, 2010

WINNCOM TECHNOLOGIES HOLDING LTD. AND AFFILIATES
CONSOLIDATED BALANCE SHEETS
December 31, 2008 and 2007

	2008	2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,571,948	$8,360,051
Accounts receivable—Net	13,216,633	11,381,197
Current portion of note receivable	2,166,664	—
Inventory—Net	12,256,851	10,257,833
Deferred tax asset	211,414	259,030
Other current assets	643,260	765,811

	35,066,770	31,023,922

PROPERTY AND EQUIPMENT—AT COST
Aircraft	327,547	—
Machinery and equipment	16,654	16,654
Office furniture, computer equipment and software	970,700	557,550
Leasehold improvements	92,144	60,567
Automobiles	100,250	15,600

	1,507,295	650,371
Less: Accumulated depreciation and amortization	599,863	362,352

	907,432	288,019

LONG-TERM NOTE RECEIVABLE	3,771,318	—

OTHER ASSET
Intangible assets, net of amortizaton	4,745,596	5,957,841
Goodwill	261,480	—

	5,007,076	5,957,841

Total Assets	$44,752,596	$37,269,782

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$12,624,509	$17,688,641
Billings in excess of related costs and earnings	601,958	—
Accrued expenses	547,458	682,391
Customer deposits	382,743	680,000
Revolving credit agreement	4,903,518	—
Note payable—Related party	15,425,639	14,481,022
Current portion of long-term debt	2,166,664	—
Current portion of capital lease obligations	87,931	—
Due to related party	—	224,539

	36,740,420	33,756,593

DEFERRED TAX LIABILITY	1,706,572	2,061,695

LONG-TERM DEBT
Revolving credit agreement	—	4,018,518
Notes payable	4,372,224	—
Export credit facility	4,626,804	—
Capital lease obligations	187,710	—

	9,186,738	4,018,518

MINORITY INTEREST	43,570	—

OWNER’S EQUITY
Common stock	108	108
Accumulated deficit	(3,159,949)	(2,548,021)
Accumulated other comprehensive income (loss)	235,137	(19,111)

	(2,924,704)	(2,567,024)
Total liabilities and shareholder’s deficit	$44,752,596	$37,269,782

The accompanying notes are an integral part of these consolidated financial statements

WINNCOM TECHNOLOGIES HOLDING LTD. AND AFFILIATES
CONSOLIDATED STATEMENT OF OPERATIONS
Years Ended December 31, 2008 and 2007

	2008	2007
REVENUE
Distribution sales—Net	$63,738,039	$46,337,884
Contract revenue	6,467,982	22,841,467

	70,206,021	69,179,351

COST OF GOODS SOLD
Cost of sales—Distribution	52,456,178	39,233,736
Cost of sales—Contract revenue	5,993,815	21,448,786

	58,449,993	60,682,522

GROSS PROFIT	11,756,028	8,496,829
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	9,561,151	7,022,091
DEPRECIATION AND AMORTIZATION	1,428,921	1,321,061

INCOME FROM OPERATIONS	765,956	153,677

OTHER INCOME (EXPENSE)
Interest expense, net	(1,564,113)	(1,014,760)
Other income, net	391,084	270,864

	(1,173,029)	(743,896)

LOSS BEFORE INCOME TAXES AND MINORITY INTEREST	(407,073)	(590,219)
INCOME TAX PROVISION (BENEFIT)	191,439	(15,364)

NET LOSS BEFORE MINORITY INTEREST	(598,512)	$(574,855)

MINORITY INTEREST IN LOSS	13,416	—

NET LOSS	$(611,928)	$(574,855)

COMPREHENSIVE LOSS:
Net loss	$(611,928)	$(574,855)
Foreign currency translation gain	254,248	18,812

Comprehensive loss	$(357,680)	$(556,043)

The accompanying notes are an integral part of these consolidated financial statements

WINNCOM TECHNOLOGIES HOLDING LTD. AND AFFILIATES
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
Years Ended December 31, 2008 and 2007

	Common Stock		Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total
Balance—January 1, 2007	100	$108	$(1,973,166)	$(37,923)	$(2,010,981)
Net Loss	—	—	(574,855)	—	(574,855)
Foreign Currency Translation	—	—	—	18,812	18,812

Balance—December 31, 2007	100	108	(2,548,021)	(19,111)	(2,567,024)
Net Loss	—	—	(611,928)	—	(611,928)
Foreign Currency Translation	—	—	—	254,248	254,248

Balance—December 31, 2008	100	$108	$(3,159,949)	$235,137	$(2,924,704)

The accompanying notes are an integral part of these consolidated financial statements

WINNCOM TECHNOLOGIES HOLDING LTD. AND AFFILIATES
CONSOLIDATED STATEMENT OF CASH FLOWS
Years Ended December 31, 2008 and 2007

	2008	2007
CASH FLOW PROVIDED FROM (USED IN) OPERATING ACTIVITIES
Net loss	$(611,928)	$(574,855)
Noncash items included in net income
Depreciation and amortization	1,428,921	1,321,061
Deferred tax expense	(307,507)	(373,458)
Software expenses financed through capital lease	88,413	—
Imputed interest	944,617	944,617
Minority Interest	13,416	—
Increase (decrease) in cash caused by changes in current items
Accounts receivable—Net	(1,835,436)	(3,230,974)
Inventory—Net	(1,999,018)	(449,718)
Other current assets	122,549	1,179,110
Accounts payable and accrued expenses	(5,199,064)	8,501,907
Billings in excess of related costs and earnings	601,958	(5,231,620)
Customer deposits	(297,257)	(378,596)

Net cash flow provided from (used in) operations	(7,050,336)	1,707,474

CASH FLOW USED IN INVESTING ACTIVITIES
Advances from (repayment to) related party	(224,539)	224,539
Increase in note receivable	(6,500,000)	—
Receipts from note receivable	562,018	—
Acquisition of property and equipment—net	(632,200)	(261,946)
Increase in intangibles	(3,268)	(17,758)
Increase in goodwill	(261,480)

Net cash flow used in investing activities	(7,059,468)	(55,165)

CASH FLOW PROVIDED FROM FINANCING ACTIVITIES
Minority interest capital contributions	30,154	—
Net borrowings on revolving credit agreement	885,000	2,070,000
Net borrowings on export credit facility	4,626,804	—
Borrowings on note payable	7,100,000	—
Repayments on note payable	(561,112)	—
Repayments on capital lease obligations	(13,393)	—

Net cash flow provided from financing activities	12,067,453	2,070,000

Effect of accumulated foreign exchange on cash	254,248	18,812

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,788,103)	3,741,120
CASH AND CASH EQUIVALENTS—BEGINNING OF YEAR	8,360,051	4,618,931

CASH AND CASH EQUIVALENTS—END OF YEAR	$6,571,948	$8,360,051

NONCASH INVESTING AND FINANCING ACTIVITY
Property and equipment acquired under capital lease obligation	$(200,621)	$—

SUPPLEMENTAL INFORMATION
Income taxes paid	$598,903	$396,127

Interest paid	$379,394	$240,200

The accompanying notes are an integral part of these consolidated financial statements

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements as of December 31, 2008, of Winncom Technologies Holding Ltd. (Winncom Holding) include the accounts of its wholly-owned subsidiaries, Winncom Technologies Corp (US) and the wholly owned subsidiary of US, TOO Winncom Technologies (TOO); Winncom Technologies EU Ltd. (EU) and its wholly owned subsidiaries, Winncom Hungary Trading and Services Ltd. (Hungary), Winncom Company Ltd. (Russia), Winncom Central Asia LLC (Central Asia) with a 72.3% controlling interest in Winncom Technologies CA Ltd. (UZ); and Winncom Technologies Cyprus Ltd. (Cyprus) with a 95% controlling interest in Service-Aero Ltd. (Service - Aero). The Companies have been consolidated on the basis of common ownership and control, and are collectively referred to as the Company. Material intercompany balances and transactions have been eliminated.

As of December 31, 2007, the consolidated financial statements of Winncom Technologies Holding Ltd. included the accounts of TOO, Hungary, and Russia as subsidiaries of US, as well as the accounts of EU. EU was formed in May 2007 as a holding company for entities providing sales and distribution operations throughout Europe and Asia. EU acquired the stock of Hungary and Russia in January 2008. In addition, Central Asia was formed in May 2008 with an investment of $1,615 to provide distribution and services to customers in Central Asia, which then acquired a 72.3% interest in Winncom Technologies CA Ltd., which provides product distribution and services primarily in Uzbekistan.

In February 2008, the stock of Winncom Technologies Cyprus Limited was acquired to trade investments and perform acquisitions. In May 2008, Cyprus acquired a 95% controlling interest in Service-Aero, Ltd., which provides services and products primarily to customers in Russia.

Nature of Operations

Winncom Holding’s principal activity is to serve as an investment holding company.

US specializes in marketing, distribution, and service, as well as selected design, manufacturing, and installation, of wireless component and network solutions in support of both voice and data applications, primarily through third party distributors. The purpose of its wholly owned subsidiary, TOO, is to streamline the process of buying and selling products for a contract obtained by US for products and installation provided for a customer in Kazakhstan. During 2007, the installation services portion of the contract was transferred from US to TOO.

EU is a holding company for Hungary, Russia, Central Asia and UZ. The principal activity of these entities is distribution and wireless and wired networking solutions provided throughout Europe and Asia.

Cyprus is primarily a holding company whose principal activity includes the trading of investments and holding interests in other operations in its geographic area. Service-Aero generates its revenue from retail sales, commission revenue earned on the distribution of phone service plans, the sale of internet and telephone services and as a general contractor for certain telecommunication related construction projects.

Use of Accounting Estimates

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could vary from estimates that were used.

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounts Receivable

Trade receivables consist of uncollateralized customer obligations due under normal trade terms requiring payment usually within 30 days of the invoice date. The Company does not accrue interest on delinquent customer balances.

Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected. Management individually reviews all accounts receivable balances that exceed ninety days from invoice date and based on an assessment of current creditworthiness, estimates the portion, if any, of the balance that will be collected. Additionally, management estimates an allowance for the aggregate remaining accounts receivable based on historical collectibility. At December 31, 2008 and 2007, such allowance amounted to approximately $197,000 and $239,000, respectively.

Inventory

The Company uses first-in, first-out method of costing inventory with the exception of Asia and Aero which both use the weighted average cost method. Inventory, which consists entirely of finished goods, including components and related products utilized in providing wired and wireless networking solutions, is valued at the lower of cost or market using standard costs that approximate average cost. Inventories are reviewed periodically and items considered to be slow-moving or obsolete are reduced to estimated net realizable value through an appropriate reserve. At December 31, 2008 and 2007, such reserve amounted to approximately $349,000 and $361,000, respectively.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist primarily of prepaid costs associated with specific vendor requirements or for future shipments of products and deposits made to customers to bid on short-term contracts. Prepayments are expensed on a straight-line basis over the corresponding life of the underlying agreements or as fulfillment of requirements is obtained. Deposits are expensed as short-term contract costs upon acceptance from the customer.

Property and Equipment

The Company depreciates property and equipment by use of the straight-line method over the following estimated useful lives of the assets as follows:

Aircraft	15 years
Machinery and equipment	5 – 10 years
Office furniture, computer equipment and software	3 – 7 years
Leasehold improvements	15 years
Automobiles	5 years

Maintenance and repairs that are not considered betterments and do not extend the useful life of property are charged to expense as incurred.

During 2008, the Company entered into certain capital lease obligations. Amortization of software and equipment under capitalized leases is provided by use of the straight-line method over the term of the lease. At December 31, 2008, equipment under capital lease obligations, net of accumulated amortization of $25,078, amounted to $175,543.

Depreciation expense amounted to $215,215 and $107,490, respectively, for the years ended December 31, 2008 and 2007, including amortization expense recorded on assets under capital lease obligations in 2008 of $25,078. There were no amounts of depreciation expense allocated to cost of goods sold.

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Business Combinations

In accordance with the requirements of the ASC 805 Business Combinations Topic, the purchase price of acquired businesses or properties is allocated to tangible and identified intangible assets and liabilities based on their respective fair values. All of the Company’s business combinations have been accounted for using the purchase method of accounting and, accordingly, are included in the Company’s results of operations as of the date of each acquisition. The Company allocates the purchase price of its acquisitions to the tangible assets acquired, liabilities assumed and intangible assets acquired, including in-process research & development, based on their estimated fair values. The excess purchase price over those fair values is recorded as goodwill. The excess of those fair values over the purchase price is recorded as a reduction to long-lived assets.

Goodwill and Intangible Assets

Goodwill represents the excess of cost over the fair value of net assets of businesses acquired. In accordance with the provisions of ASC 350 Intangibles - Goodwill and Other Topic, the Company does not amortize goodwill or other acquired intangible assets with indefinite useful lives. The Company has identified only one reporting units as defined in ASC 350. Goodwill is assessed for impairment at least annually, based upon the Company’s estimate of the fair value of the reporting unit. As of December 31, 2008, the Company had $261,480 of indefinite lived intangible assets. There were no such assets recorded as of December 31, 2007.

The Company assesses the carrying value of its goodwill as December 31 of each fiscal year. In accordance with ASC 350 Intangibles - Goodwill and Other Topic, goodwill of a reporting unit will also be tested for impairment between annual tests if a triggering event occurs, as defined by ASC 350, that could potentially reduce the fair value of the reporting unit below its carrying value.

Revenue Recognition

Revenue on distribution sales is recorded when goods are shipped. The Company has considered the need for reserves for anticipated sales returns based on historical return percentages as well as specific identification and reserves of potential problem accounts. The Company has several major commercial customers who incorporate certain of the Company’s products into installations, and returns from these customers have not been significant. Based on these analyses, the reserve for returns related to retail sales were approximately equal to returns in the corresponding period and within management’s expectations.

In 2005, the Company commenced a long-term construction contract which was completed during 2008. These contracts are considered complete when all essential contract work is performed, including support for integrated testing and customer acceptance.

The Company accounts for its long-term contracts under the percentage of completion method. The percentage of work completed is determined by comparing the accumulated costs incurred to date with management’s current estimate of total costs to be incurred at contract completion. Revenue is recognized based on applying the percentage against total contract costs.

Revenue Recognition

Contract costs include all direct material and equipment, subcontractor costs, and labor costs and those indirect costs related to contract performance. Revisions in profit estimates during the period of a contract are reflected in the accounting period in which the revised estimates are made on the basis of the stage of completion at the time. If estimated total costs on a contract indicate a loss, the entire amount of the estimated loss is provided for currently.

Billings in excess of costs and earnings consists of amounts from contract revenue billed in advance relating to the distribution and installation of certain equipment during 2008. At December 31, 2008, total billings in excess of costs and earnings on these contracts are $601,958.

Revenues and costs recognized on contracts in progress contrast the related billings as follows:

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	December 31, 2008	December 31, 2007
Direct costs to date	$5,993,815	$21,448,786
Gross profit to date	474,167	1,392,681

Earned contract revenue	6,467,982	22,841,467
Contract billings to date	(7,069,940)	(22,841,467)

Net under (over) billings	$(601,958)	$—

Included in the accompanying consolidated balance sheets under the following captions are:

	December 31, 2008	December 31, 2007
Billings in excess of costs and estimated earnings	$(601,958)	$—

During 2008, the Company entered into certain short-term (less than one year) customer contracts relating to distribution of specific products as well as costs to be incurred relating to installation and related costs which were not completed as of December 31, 2008. Revenue on such contracts is recognized upon completion of the services associated with such contracts and acceptance by the customer. Revenue earned on these contracts has been included in distribution sales—net as a result of the nature of these agreements.

In addition to short-term construction contract revenue which is recognized upon completion of the contract, Service-Aero also generates revenue through retail sales, commission income, and sale of internet and phone services. Its retail sales are sales generated from the sale of products to end users at the Company’s site either by cash or credit card which is recognized on the day of sale. Commission revenue is earned upon distribution of phone service plans of other companies. Commission revenue is recognized monthly based upon the volume of sales.

Service-Aero provides internet services to end users which include connection services for hardware and software which are sold in the form of a calling card which is used to connect to the internet. Cards are not returnable upon purchase and sales are recorded upon sale of the card. In addition, Service-Aero earns income from charges for telephone services in which revenue is recognized when delivery or performance has occurred.

Cost of Sales

Cost of sales—distribution consists primarily of direct product costs and related warehouse and storage costs. In addition, the Company classifies shipping and handling costs as a component of cost of sales—distribution.

Costs of sales—contract revenue consists of installation, subcontractor, and service costs incurred on specific projects.

Selling, General and Administrative Expenses

The Company’s selling, general, and administrative expenses consist primarily of commissions, wages, amortization of intangible assets and management and administrative expenses.

Marketing and Advertising Costs

Marketing and advertising costs are expensed as incurred and recorded net of related vendor reimbursements. Marketing expense for the year ended December 31, 2008 and 2007, totaled $45,349 and $84,102, respectively, net of reimbursements provided by vendors of $34,623 and $119,346, respectively.

Impairment of Long-Lived Assets

In accordance with the ASC 360 Property, Plant, and Equipment Topic, long-lived assets are periodically evaluated for potential impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. In the event that periodic assessments reflect

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

that the carrying amount of the asset exceeds the sum of the undiscounted cash flows (excluding interest) that are expected to result from the use and eventual disposition of the asset, the Company would recognize an impairment loss to the extent the carrying amount exceeded the fair value of the property. The Company estimates the fair value using available market information or other industry valuation techniques such as present value calculations. No impairment losses were recognized for the years ended December 31, 2008 and 2007.

The Company recognizes goodwill and other non-amortizing intangible assets in accordance with the requirements of the ASC 350 Intangibles - Goodwill and Other Topic. Under this Topic, goodwill is recorded at its carrying value and is tested for impairment at least annually or more frequently if impairment indicators exist, at a level of reporting referred to as a reporting unit. The Company recognizes goodwill in accordance with the requirements of the ASC 350 Intangibles - Goodwill and Other Topic and tests the carrying value for impairment during the fourth quarter of each year. The goodwill impairment analysis is a two-step process. The first step used to identify potential impairment involves comparing each reporting unit’s estimated fair value to its carrying value, including goodwill. To estimate the fair value of its reporting units, the Company used a discounted cash flow model and market comparable data. Significant judgment is required by management in developing the assumptions for the discounted cash flow model. These assumptions include cash flow projections utilizing revenue growth rates, profit margin percentages, discount rates, market/economic conditions, etc. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill is considered to not be impaired. If the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment. The second step of the process involves the calculation of an implied fair value of goodwill for each reporting unit for which step one indicated a potential impairment. The implied fair value of goodwill is determined by measuring the excess of the estimated fair value of the reporting unit as calculated in step one, over the estimated fair values of the individual assets, liabilities and identified intangibles. No impairment losses were recognized for the years ended December 31, 2008 and 2007.

The Company also analyzed its trade name for impairment pursuant to the requirements of the ASC 350 Intangibles - Goodwill and Other Topic and determined that the trade name was not impaired as of December 31, 2008 or 2007. Accordingly, no impairment charge was recorded related to the trade name during the years ended December 31, 2008 and 2007. In addition to testing goodwill and its trade name for impairment, the Company tested the intangible customer relationships and non-compete agreements for impairment during the fourth quarter of 2008. No impairment losses were recognized for the years ended December 31, 2008 and 2007.

Income Taxes

The Company uses the liability method of accounting for income taxes in accordance with the requirements of the ASC 740 Income Taxes Topic. Under this method, the Company recognizes deferred income tax assets and liabilities for the expected future tax consequences of transactions and events. Under this method, deferred income tax assets and liabilities are determined based on the difference between the financial statement and income tax bases of assets and liabilities using enacted income tax rates in effect for the year in which the differences are expected to reverse. If necessary, deferred income tax assets are reduced by a valuation allowance to an amount that is determined to be more likely than not recoverable. The Company must make significant estimates and assumptions about future taxable income and future income tax consequences when determining the amount of the valuation allowance.

Effective January 1, 2007, the Company adopted an amendment to the requirements of the ASC 740 Income Taxes Topic. The amended Topic requires prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These tax positions must meet a “more likely than

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

not” standard that, based on their technical merits, have a more than 50 percent likelihood of being sustained under examination.

Foreign Currency

Transaction gains and losses are charged to expense or income as incurred. During 2008 and 2007, net realized foreign currency transaction gains (losses) amounted to $(416,205) and $270,864, respectively, which has been included in other income (expense).

For all non-U.S. operations, the functional currency is the local currency. Assets and liabilities of those operations are translated into U.S. dollars using the year-end exchange rates or historical rates. Income and expenses are translated using the average exchange rates for the reporting period. Translation adjustments are reported in accumulated other comprehensive loss, a separate component of owner’s equity.

Product Warranty

The Company’s vendors generally warrant the products distributed by the Company and allow the Company to return defective products, including those that have been returned to the Company by its customers. The Company does not independently warrant the products it distributes, and, therefore, has not provided for a reserve for such warranty costs.

Legal and Contingency Reserves

The Company accounts for legal and other contingencies in accordance with the ASC 450 Contingencies Topic. Loss contingencies are accrued by a charge to income if two conditions are met. The first condition is that information prior to issuance of the consolidated financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the consolidated financial statements. It is implicit in this condition that it must be probable that one or more future events will occur confirming the fact of the loss. The second condition is that the amount of the loss can be reasonably estimated.

Segment Information

Accounting Standards Codification ASC 280 Segment Reporting Topic which establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. The Segment Reporting Topic also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The Company applies the management approach to the identification of its reportable operating segment as provided in accordance with the Segment Reporting Topic and operates predominately in one segment.

The Company attributes revenues and long-lived assets to different geographic areas on the basis of the location of the customer. Revenues and investment in long lived assets by geographic area are as follows:

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2008	2007
Revenues
United States	$26,911,354	$33,658,549

Kazakhstan	15,231,227	26,097,962
Russia	17,525,829	913,423
Uzbekistan	4,075,828	1,427,452
Other	6,461,783	7,081,965

International	43,294,667	35,520,802

	$70,206,021	$69,179,351

Long-Lived Assets
United States	$977,261	$557,015
Kazakhstan	68,713	64,647
Russia	377,957	28,709
Uzbekistan	70,875	—
Other	12,489	—

International	530,034	93,356

	$1,507,295	$650,371

Research and Development

The Company accounts for research and development costs in accordance with the Research and Development Topic. Under the Research and Development Topic, all research and development cost must be charged to expense as incurred. Accordingly, internal research and developments cost is expensed as incurred.

Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to products are expensed in the period incurred. The Company did not incur expenditures on research and product development for the years ended December 31, 2008 and 2007.

Fair Value of Financial Instruments

The ASC 820 Financial Instruments Topic, requires disclosure of fair value of financial instruments, whether or not recognized on the face of the balance sheet, for which it is practical to estimate that value. The Topic defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The fair value estimates are made at the end of each year based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument, nor do they consider that tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted the requirements of the ASC 505 Equity Topic, under the modified prospective transition method. The Topic requires the measurement of compensation cost at the grant date, based upon the estimated fair value of the award, and requires amortization of the related expense over the employee’s requisite service period. The Company had no stock based compensation issued and outstanding at December 31, 2008 and 2007.

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk are primarily cash investments and accounts receivable. The Company currently maintains substantially all of its cash with several major financial institutions. The Company has cash in financial institutions which is insured by the Federal Deposit Insurance Corporation, or FDIC, up to $250,000 per depositor per insured bank. As of December 31, 2008, the Company had cash accounts in excess of FDIC insured limits. The Company believes this risk is not significant.

Comprehensive Income (Loss)

Pursuant to the requirements of the ASC 220 Comprehensive Income Topic, the Company has included a calculation of comprehensive (loss) income in its accompanying consolidated statements of owners’ equity for the years ended December 31, 2008 and 2007. Comprehensive (loss) income includes net (loss) income adjusted for certain revenues, expenses, gains and losses that are excluded from net (loss) income.

Noncontrolling Interests

In December 2007, the FASB issued an amendment to the requirements of the ASC 810 Consolidation Topic. The Consolidation Topic established new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The Topic requires that noncontrolling interests be presented as a component of consolidated stockholders’ equity, eliminates minority interest accounting such that the amount of net income attributable to the noncontrolling interests is presented as part of consolidated net income in the accompanying consolidated statements of operations and not as a separate component of income and expense, and requires that upon any changes in ownership that result in the loss of control of the subsidiary, the noncontrolling interest be re-measured at fair value with the resultant gain or loss recorded in net income. The requirements of the Topic became effective for fiscal years beginning on or after December 15, 2008. The Company adopted the requirements of the Topic on a retrospective basis on January 1, 2009. The adoption of the requirements of the Topic will have an impact on the presentation and disclosure of noncontrolling (minority) interests in the consolidated financial statements. As a result of the retrospective presentation and disclosure requirements of the Topic, the Company will be required to reflect the change in presentation and disclosure for all periods presented. The principal effect on the consolidated balance sheet as of December 31, 2008 related to the adoption of the requirements of the Topic will be the change in presentation of minority interest from mezzanine to redeemable noncontrolling interest, as reported herein. Additionally, the adoption of the requirements of the Topic will have the effect of reclassifying (income) loss attributable to noncontrolling interest in the consolidated statements of operations from minority interest to separate line items. The Topic also requires that net income (loss) be adjusted to include the net (income) loss attributable to the noncontrolling interest, and a new line item for net income (loss) attributable to controlling interest be presented in the consolidated statements of operations.

A noncontrolling interest relates to the interest in the consolidated entities that are not wholly owned by the Company. As a result of adopting the requirements of the Consolidation Topic on January 1, 2009, if the Company had restated the December 31, 2008, consolidated balance sheets, as well as the statement of operations for the year ended December 31, 2008, would have been as follows:

As of December 31, 2008	As Previously Reported	Adjustment	As Adjusted
Minority interests	$43,570	$(43,570)	$—
Noncontrolling interest equity	—	43,570	43,570

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year ended December 31, 2008	As Previously Reported	Adjustment	As Adjusted
Minority interest in loss	$13,416	$(13,416)	$—
Net loss	(611,928)	—	(611,928)
Income attributable to noncontrolling interests		13,416	13,416

Recent Accounting Pronouncements

In January 2010 the FASB issued Update No. 2010-06 “Fair Value Measurements and Disclosures–Improving Disclosures about Fair Value Measurements” (“2010-06”). 2010-06 requires new disclosures regarding significant transfers between Level 1 and Level 2 fair value measurements, and disclosures regarding purchases, sales, issuances and settlements, on a gross basis, for Level 3 fair value measurements. 2010-06 also calls for further disaggregation of all assets and liabilities based on line items shown in the statement of financial position. This amendment is effective for fiscal years beginning after December 15, 2010 and interim periods within those fiscal years. The Company is currently evaluating whether adoption of this standard will have a material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-05 “Compensation–Stock Compensation–Escrowed Share Arrangements and Presumption of Compensation” (“2010-05”). 2010-05 re-asserts that the Staff of the Securities Exchange Commission (the “SEC Staff”) has stated the presumption that for certain shareholders escrowed share represent a compensatory arrangement. 2010-05 further clarifies the criteria required to be met to establish a position different from the SEC Staff’s position. The Company does not have any escrowed shares held at this time. As such, the Company does not believe this pronouncement will have any material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-04 “Accounting for Various Topics–Technical Corrections to SEC Paragraphs” (“2010-04”). 2010-04 represents technical corrections to SEC paragraphs within various sections of the Codification. Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-02 “Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification” (“2010-02”) an update of ASC 810 “Consolidation.” 2010-02 clarifies the scope of ASC 810 with respect to decreases in ownership in a subsidiary to those of a: subsidiary or group of assets that are a business or nonprofit, a subsidiary that is transferred to an equity method investee or joint venture, and an exchange of a group of assets that constitutes a business or nonprofit activity to a non-controlling interest including an equity method investee or a joint venture. Management, does not expect adoption of this standard to have any material impact on its financial position, results of operations or operating cash flows. Management does not intend to decrease its ownership in any of its wholly-owned subsidiaries.

In January 2010 the FASB issued Update No. 2010-01 “Accounting for Distributions to Shareholders with Components of Stock and Cash—a consensus of the FASB Emerging Issues Task Force” (“2010-03”) an update of ASC 505 “Equity.” 2010-03 clarifies the treatment of stock distributions as dividends to shareholders and their affect on the computation of earnings per shares. The Company has not and does not intend to declare dividends for preferred to common stock holders. Management, does not expect adoption of this standard to have any material impact on its financial position, results of operations or operating cash flows.

2. Acquisition

Winncom US

On November 1, 2006, the Company completed the acquisition of Winncom US as indicated in Note 1. As a result of the transaction, the Company allocated the purchase price to the entity’s

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

assets and liabilities based upon estimated fair value in accordance with the Business Combination Topic with the amounts exceeding the fair value of identifiable tangible and intangible assets acquired being recorded as goodwill.

The Company issued an interest free note payable to a related party (Note 8) in exchange for proceeds of $17,000,000, which was paid to the seller in connection with the acquisition of Winncom US. The process to identify and record the fair value of assets acquired and liabilities assumed included an analysis of the acquired fixed assets, including real and personal property, various leases, contractual commitments and other business contracts, customer relationships, investments, and contingencies. The following table summarizes the allocation of the aggregate purchase price of the acquisition. Total purchase price was $13,274,425 (including transaction costs of $50,000 and net of imputed interest of $3,778,467).

Current assets acquired	$26,869,186
Property, plant, and equipment and other assets	209,969
Customer relations	4,570,023
Trademarks	2,803,108
Current liabilities	(18,632,420)
Debt assumed	(2,545,441)

$13,274,425

Service-Aero

On May 20, 2008, Cyprus completed the acquisition of Service-Aero as indicated in Note 1. As a result of the transaction, the Company allocated the purchase price to the entities assets and liabilities based upon estimated fair value in accordance with the Business Combination Topic with the amounts exceeding the fair value of identifiable assets acquired being recorded as goodwill. The purchase price of $579,000 was made in cash. The process to identify and record the fair value of assets acquired and liabilities assumed included an analysis of the acquired fixed assets, including real and personal property, various leases, contractual commitments and other business contracts, customer relationships, investments, and contingencies. The following table summarizes the allocation of the aggregate purchase price of the acquisition:

Current assets	$83,820
Property, plant, and equipment and other assets	320,500
Current liabilities	(86,800)
Goodwill	261,480

$579,000

3. Related Party Transactions

During 2007, the Company received a non-interest bearing advance from a director of Winncom Holding in the amount of $224,539, which was repaid during 2008.

4. Note Receivable

During October 2008, Russia entered into a $6,500,000 unsecured note receivable with a third party. The note bears interest at 3.65% in excess of the three month LIBOR (LIBOR—2.22% – December 31, 2008) with interest payable quarterly and is to be repaid in twelve equal installments, maturing October 2011. The outstanding balance at December 31, 2008 amounted to $5,937,982.

5. Intangible Assets

The Company’s acquisitions require the application of purchase accounting in accordance with the requirements of the Business Combinations Topic. This results in tangible and identified

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

intangible assets and liabilities of the acquired entity being recorded at fair value. Identified intangible assets consist of the following as of December 31, 2008 and 2007:

	2008	2007
Customer relations	$4,570,023	$4,570,023
Trademarks	2,803,108	2,803,108
Licenses	3,796	528

	7,376,927	7,373,658
Less: Accumulated amortization	2,631,331	1,415,817

	$4,745,596	$5,957,841

Customer relationships and trademarks are amortized on a straight-line basis over their estimated useful lives of 7 years and 5 years, respectively. Amortization expense for the years ended December 31, 2008 and 2007, amounted to approximately $1,214,000.

Expected amortization expense for the next five years is as follows:

Year ending December 31,
2009	$1,215,159
2010	$1,213,482
2011	$1,120,045
2012	$652,860
2013	$544,050

6. Revolving Credit Agreement

US has available a revolving credit agreement with maximum borrowings of $6,000,000 with a bank in the United States. Outstanding borrowings bear interest at 1/2% above the bank’s prime lending rate (prime—3.25% – 2008; 7.25% – 2007) and are secured by substantially all of US’s assets. The maximum borrowings are limited to the lesser of $6,000,000, or an amount equal to 75% of eligible accounts receivable plus 40% of the value of eligible inventory, as defined by the revolving credit agreement. In addition, maximum outstanding borrowings are reduced by any outstanding letters of credit. Outstanding demand letters of credit as of December 31, 2008, amounted to approximately $70,000. There were no outstanding letters of credit as of December 31, 2007. This revolving credit agreement matured in April 2009 and, therefore, was classified as a long-term liability as of December 31, 2007.

The US revolving credit agreement contains various restrictive covenants requiring, among other things, a fixed charge coverage ratio, leverage ratio, and the limitation of dividends and the purchase of property and equipment, along with other non-financial covenants as defined. At December 31, 2008 and 2007, the outstanding borrowings amounted to $4,903,518 and $4,018,518, respectively.

7. Export Credit Facility

Beginning in June 2008, US has available an export credit facility with Export Development Canada which was obtained to finance purchases from a supplier for goods and services to be supplied for a contract in Russia and is secured by the assets associated with and proceeds to be obtained from this contract. Outstanding borrowings bear interest at 3.65% in excess of the three month LIBOR through July 18, 2009, and then 5.5% in excess of the three month LIBOR thereafter with interest payable quarterly. The agreement provides for maximum outstanding borrowings of $4,626,804 and is subject to specific limitations on vendors utilized and maximum costs incurred for specific products and services. In addition, in May 2009, this loan was amended to require any remaining interest and principal amounts due under this agreement are due and payable in March 2011. As a result, the outstanding amounts due have been classified as long-term as of December 31, 2008.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. Notes Payable—Related Party

In conjunction with the acquisition of Winncom US by Winncom Holding, an entity controlled by certain indirect shareholders of the company, advanced to the seller $17,000,000 on behalf of the company. There in no formal note agreement, only an implied promise to pay this entity on a demand basis within ninety days upon receipt of a demand notices. The repayment will be made on a non interest bearing basis and is unsecured. As a result, the company has imputed interest on the obligation by discounting the note based on an interest rate and an estimated term of repayment in order to fair value the consideration at the time of acquisition. The Company has imputed interest on the note 6.48% per annum, with an expected repayment of 4 years. Outstanding balances on the note as of December 31, 2008 and 2007, were $15,425,639 and $14,481,022, respectively, net of amortization of imputed interest.

9. Long-Term Debt

Cyprus

During May 2008, Cyprus entered into an unsecured note payable with an investment company established under the laws of Gibraltar, with maximum borrowings of $5,000,000. Outstanding borrowings bear interest at 10%, with interest payable annually. Defaulted amounts are subject to interest at a rate of 15%. Outstanding borrowings as of December 31, 2008, amounted to $600,000. Accrued interest due as of December 31, 2008, amounted to $37,151. The agreement is due and payable together with all accrued and unpaid interest in May 2011, and therefore is classified as a long-term liability in the consolidated financial statements.

Russia

During 2008, Russia entered into an unsecured equipment line of credit agreement with maximum borrowings of $6,500,000 or specified percentages of the value of equipment being purchased for the project, with a bank registered in Russia. Outstanding borrowings bear interest at 2.65% in excess of the three month LIBOR with principal and interest payable quarterly. Additionally, the agreement calls for a .75% commission per annum on outstanding borrowings and is subject to additional interest of 2% upon prepayment prior to the maturity dates of the quarterly payments and a default rate of 25% for failure to pay quarterly installments on a timely basis. In addition, this note is guaranteed by banks in Vienna and in Switzerland. This equipment line of credit agreement is payable in twelve equal quarterly installments plus interest, with any remaining interest and principal due in September 2011. At December 31, 2008, outstanding borrowings amounted to $5,938,888, of which $2,166,664 has been classified as current portion of long-term debt.

At December 31, 2008, the future maturities on this note are as follows:

2009	$2,166,664
2010	$2,166,664
2011	$1,605,560

10. Capital Lease Obligations

At December 31, 2008, US capital lease obligations consisted of leases incurred to fund software purchases and related costs requiring monthly payments aggregating approximately $13,306 including interest, from 8.2% to 11.7%, expiring through May 2011. Certain amounts under these leases were expensed as incurred in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.

At December 31, 2008, future maturities of the principal payments due under capital lease obligations are as follows:

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2009	$111,874
2010	159,681
2011	62,639

Total minimum lease payments	334,194
Less: Amount representing interest	58,553

Present value of net minimum lease payments	275,641
Less: Current portion	87,931

$187,710

11. Accounts Payable and Accrued Liabilities

Accrued expense consists of the following:

	2008	2007
Accrued compensation	$223,670	$391,989
Accrued taxes	134,156	276,792
Accrued interest	73,429	—
Accrued commission	59,391	—
Accrued other	56,812	13,610

	$547,458	$682,391

12. Income Taxes

Income before income taxes consists of:

	Years Ended December 31,
	2008	2007
Domestic	$90,896	$587,317
Foreign	(497,969)	(1,177,536)

	$(407,073)	$(590,219)

The federal and state income tax provision (benefit) is as follows:

	Years Ended December 31,
	2008	2007
Current:
Federal	$(64,985)	$165,879
State	7,593	(228,029)
Foreign	143,754	(38,816)

Total current	86,362	(100,966)

Deferred:
Federal	105,077	66,799
State	—	18,804
Foreign	—	—

Total deferred	105,077	85,602

Total tax provision (benefit)	$191,439	$(15,364)

The effective income tax rate differs from the statutory rate as follows:

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Years Ended December 31,
	2008	2007
US federal statutory rate	34.0%	34.0%
State income taxes, net of federal benefit	(1.1)	23.4
Foreign rate differential	(73.1)	(52.8)
Other	(2.7)	(2.0)

Total tax provision (benefit)	(42.9)%	2.6%

The income tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

	December 31,
	2008	2007
Deferred income tax assets:
Inventory Reserve	$118,629	$122,686
Accruals	25,949	55,074
Bad debt allowance	66,836	81,270

Total deferred income tax assets	211,414	259,030

Deferred income tax liabilities:
Fixed assets	(93,490)	(36,029)
Intangible assets	(1,613,082)	(2,025,666)

Total deferred income tax liabilities	(1,706,572)	(2,061,695)

Total net deferred tax liability	$(1,495,158)	$(1,802,665)

The Company adopted FIN 48 on January 1, 2007. The Company has determined that it has no significant uncertain tax positions requiring recognition under FIN 48.

The Company files income tax returns in the US federal jurisdiction, state and various foreign jurisdictions. With few exceptions, the Company is no longer subject to US federal and state tax examinations by tax authorities for years before 2006.

The Company recognizes interest accrued related to unrecognized tax benefits and penalties, if incurred, as a component of income tax expense.

13. Common Stock

Common stock at December 31, 2008 and 2007, consisted of the following:

Winncom Technologies Holdings, Ltd.

Par value—1 Euro
Authorized—100,000 shares
Issued and outstanding—100 shares	$108

14. Concentrations

During 2008, the US segment had sales to one customer that represented approximately 9% of consolidated revenue. Accounts receivable due from this customer amounted to $982,544 or 8.6 % of the consolidated accounts receivable. No sales concentrations existed during 2007.

During 2008, the Russian segment had sales of its product to one customer that represented 8% of consolidated revenue (48% of Russian segment sales). No sales concentrations existed in Russia during 2007.

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 2008, the Company purchased approximately 20% and 11% of consolidated cost of sales of its product, respectively, from its two largest vendors. During 2007, the Company purchased approximately 12% and 11% of consolidated cost of sales of its product, respectively, from its two largest vendors. The loss of any of these vendors could have a material adverse impact on the operations of the Company.

15. Commitments and Contingencies

Leasing Activities

The Company leases its facilities under various operating leases through 2010. Minimum future rentals payable under the leases are as follows:

2009	$188,000
2010	114,000

$302,000

Rent expense was $239,000 and $118,000 for the years ended December 31, 2008 and 2007, respectively.

Litigation

The Company is subject to legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.

16. Fair Value Measurements

Effective January 1, 2008, the Company adopted the requirements of the Fair Value Measurements and Disclosures Topic. The Topic defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Topic applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.

The Topic emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, the requirements of the Topic establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1	defined as observable inputs such as quoted prices in active markets;
Level 2

inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs); and

Level 3

unobservable inputs that reflect the Company’s determination of assumptions that market participants would use in pricing the asset or liability. These inputs are developed based on the best information available, including the Company’s own data.

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the valuation of the Company’s financial instruments by the foregoing Fair Value Measurements and Disclosures Topic, fair value hierarchy levels as of December 31, 2008:

	Level 1	Level 2	Level 3
ASSETS
Cash and cash equivalents	$6,571,948	—	—

LIABILITIES
Revolving credit	—	$4,903,518	—
Note payable—Related party	—	—	$17,000,000

Long-term debt	—	$11,165,692	—

The fair value of cash and cash equivalents presented in the table above is primarily composed of the Company’s investments in money market instruments with original maturities of three months or less. The Company’s cash and cash equivalent balances excluded from the table above are composed of cash, certificates of deposits with original maturities of one month or less and overnight investments.

17. Subsequent Events

In accordance with the provisions of ASC 855, Subsequent Events, the Company has adopted the requirements of the Subsequent Events Topic effective beginning with the quarter ending September 30, 2009 and has evaluated for disclosure subsequent events that have occurred up through February 8, 2010, the date of issuance of these financial statements, to ensure that these financial statements include appropriate disclosure of events both recognized in the financial statements as of December 31, 2008, and events which occurred subsequent to December 31, 2008 but were not recognized in the financial statements. As of February 8, 2010, there were no subsequent events which required recognition or disclosure, except as discussed below.

During 2009, the Company ceased operations in its TOO Winncom Technologies subsidiary, and has applied for approval from governmental authorities to distribute any remaining funds to its parent, Winncom Technologies Corp. (US).

On February 9, 2010 the Company entered into a binding stock purchase agreement (the “SPA”) with Wave 2 Wave Communications, Inc.. (“W2W”), a New Jersey based telecommunications company providing competitive local exchange carrier (“CLEC”) service as well as providing subscriber based data, VoIP and wireless services. W2W operates throughout the United States. The Company will received $25 million in cash consideration as well as 4,714,038 shares of common stock of W2W in exchange for 100% of the ownership equity of the Company. The SPA will be consummated contingent upon the successful consummation of an Initial Public Offering transaction that W2W is currently pursuing.

WINNCOM TECHNOLOGIES HOLDING LTD. AND AFFILIATES
CONDENSED CONSOLIDATED BALANCE SHEET
September 30, 2009, and December 31, 2008

	9/30/2009	12/31/2008
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,712,092	$6,571,948
Accounts receivable—Net	14,015,950	11,368,783
Accounts receivable—Vendors	627,899	1,847,850
Current portion of note receivable	2,166,664	2,166,664
Inventory—Net	11,412,324	12,256,851
Deferred tax asset	641,874	211,414
Other current assets	480,218	643,260

	35,057,021	35,066,770

PROPERTY AND EQUIPMENT—AT COST
Aircraft	327,547	327,547
Machinery and equipment	16,654	16,654
Office furniture, computer equipment and software	1,295,238	970,700
Leasehold improvements	92,144	92,144
Automobiles	100,250	100,250

	1,831,833	1,507,295

Less: Accumulated depreciation and amortization	744,584	599,863

	1,087,249	907,432

LONG-TERM NOTE RECEIVABLE	2,209,723	3,771,318

OTHER ASSET
Intangible assets, net of amoritizaton	3,835,054	4,745,596
Goodwill	261,480	261,480

	4,096,534	5,007,076

Total Assets	$42,450,527	$44,752,596

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$10,126,269	$12,624,509
Billings in excess of related costs and earnings	4,150,037	601,958
Accrued expenses	1,000,952	547,458
Customer deposits	117,984	382,743
Revolving credit agreement	3,686,383	4,903,518
Note payable—Related party	16,134,101	15,425,639
Current portion of long-term debt	2,166,664	2,166,664
Current portion of capital lease obligations	144,995	87,931

	37,527,385	36,740,420

DEFERRED TAX LIABILITY	1,695,972	1,706,572

LONG-TERM DEBT
Notes payable	2,761,296	4,372,224
Export credit facility	4,626,804	4,626,804
Capital lease obligations	77,708	187,710

	7,465,808	9,186,738

MINORITY INTEREST	36,796	43,570
SHAREHOLDERS’ EQUITY (DEFICIENCY)
Common stock	108	108
Accumulated deficit	(4,151,716)	(3,159,949)
Accumulated other comprehensive income (loss)	(123,826)	235,137

	(4,275,434)	(2,924,704)

Total liability and shareholders’ equity	$42,450,527	$44,752,596

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WINNCOM TECHNOLOGIES HOLDING LTD. AND AFFILIATES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Nine months ended September 30,
	2009	2008
REVENUE
Distribution sales—Net	$40,477,843	$45,932,489
Contract revenue		5,922,252

	40,477,843	51,854,741

COST OF GOODS SOLD
Cost of sales—Distribution	32,966,587	37,767,390
Cost of sales—Contract revenue		5,651,458

	32,966,587	43,418,848

GROSS PROFIT	7,511,256	8,435,894
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	6,594,635	6,858,236
DEPRECIATION AND AMORTIZATION	1,085,209	1,036,072

INCOME (LOSS) FROM OPERATIONS	(168,588)	541,585

OTHER INCOME (EXPENSE)
Interest expense, net	(871,469)	(912,714)
Other expense, net	(36,600)	(15,501)

	(908,069)	(928,215)

LOSS BEFORE INCOME TAXES AND MINORITY INTEREST	(1,076,657)	(386,630)
INCOME TAX PROVISION (BENEFIT)	(78,116)	(87,608)

NET LOSS BEFORE MINORITY INTEREST	(998,541)	(299,022)
MINORITY INTEREST IN LOSS	(6,774)	26,966

NET LOSS	$(991,767)	$(325,988)

COMPREHENSIVE LOSS
Net loss	$(991,767)	$(325,988)
Foreign currency translation	(358,963)	(11,816)

Comprehensive loss	$(1,350,730)	$(337,804)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WINNCOM TECHNOLOGIES HOLDING LTD. AND AFFILIATES
CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS’ DEFICIENCY
Nine Months Ended September 30, 2009 (Unaudited)

	Common Stock		Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total
Balance—January 1, 2009	100	$108	$(3,159,949)	$235,137	$(2,924,704)
Net Loss	—	—	(991,767)	—	(991,767)
Foreign Currency Translation	—	—	—	(358,963)	(358,963)

Balance—September 30, 2009	100	$108	$(4,151,716)	$(123,826)	$(4,275,434)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WINNCOM TECHNOLOGIES HOLDING LTD. AND AFFILIATES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
Nine Months Ended September 30, 2009 (Unaudited)

	2009	2008
CASH FLOW PROVIDED FROM (USED IN) OPERATING ACTIVITIES
Net loss	$(991,767)	$(325,988)
Noncash items included in net income
Depreciation and amortization	1,085,209	1,036,072
Deferred tax expense	(441,060)	(500,873)
Software expenses financed through capital lease	—	88,413
Minority Interest	(6,774)	26,966
Imputed interest	708,463	708,463
Increase (decrease) in cash caused by changes in current items
Accounts receivable—Net	(1,427,216)	(3,219,705)
Inventory—Net	844,527	(4,200,598)
Other current assets	163,043	(799,034)
Accounts payable and accrued expenses	(2,044,747)	(59,626)
Billings in excess of related costs and earnings	3,548,079	816,440
Customer deposits	(264,759)	(260,732)

Net cash flow provided from (used in) operations	1,172,999	(6,690,202)

CASH FLOW PROVIDED FROM (USED IN) INVESTING ACTIVITIES
Repayment to related party	—	(224,539)
Receipts from note receivable	1,561,595	—
Acquisition of property and equipment—net	(354,486)	(621,358)
Increase in intangibles	—	(1,537)
Increase in goodwill	—	(261,480)

	1,207,109	(1,108,914)

CASH FLOW PROVIDED FROM (USED IN) FINANCING ACTIVITIES
Minority interest capital contributions	—	30,154
Net borrowings (repayments) on revolving credit agreement	(1,217,135)	345,000
Net borrowings on export credit facility	—	4,626,804
Borrowings on note payable	—	7,079,522
Repayments on note payable	(1,610,928)	—
Repayments on capital lease obligations	(52,938)	(8,802)

	(2,881,001)	12,072,678

Effect of accumulated foreign exchange on cash	(358,963)	(11,816)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(859,856)	4,261,746
CASH AND CASH EQUIVALENTS—BEGINNING OF PERIOD	6,571,948	8,360,051

CASH AND CASH EQUIVALENTS—END OF PERIOD	$5,712,092	$12,621,797

NONCASH INVESTING AND FINANCING ACTIVITY
Property and equipment acquired under capital lease obligation	$—	$200,621

SUPPLEMENTAL INFORMATION
Income taxes paid	$260,615	$413,266

Interest paid	$868,844	$892,975

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Winncom Technologies Holding Ltd. (Winncom Holding) include the accounts of its wholly-owned subsidiaries, Winncom Technologies Corp (US) and the wholly owned subsidiary of US, TOO Winncom Technologies (TOO); Winncom Technologies EU Ltd. (EU) and its wholly owned subsidiaries, Winncom Hungary Trading and Services Ltd. (Hungary), Winncom Company Ltd. (Russia), Winncom Central Asia LLC (Central Asia) with a 72.3% controlling interest in Winncom Technologies CA Ltd. (UZ); and Winncom Technologies Cyprus Ltd. (Cyprus) with a 95% controlling interest in Service-Aero Ltd. (Service - Aero). The Companies have been consolidated on the basis of common ownership and control, and are collectively referred to as the Company. Material intercompany balances and transactions have been eliminated.

Nature of Operations

Winncom Holding’s principal activity is to serve as an investment holding company.

US specializes in marketing, distribution, and service, as well as selected design, manufacturing, and installation, of wireless component and network solutions in support of both voice and data applications, primarily through third party distributors. The purpose of its wholly owned subsidiary, TOO, is to streamline the process of buying and selling products for a contract obtained by US for products and installation provided for a customer in Kazakhstan.

EU is a holding company for Hungary, Russia, Central Asia and UZ. The principal activity of these entities is distribution and wireless and wired networking solutions provided throughout Europe and Asia.

Cyprus is primarily a holding company whose principal activity includes the trading of investments and holding interests in other operations in its geographic area.

Service-Aero generates its revenue from retail sales, commission revenue earned on the distribution of phone service plans, the sale of internet and telephone services and as a general contractor for certain telecommunication related construction projects.

Use of Accounting Estimates

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could vary from estimates that were used.

Accounts Receivable

Trade receivables consist of uncollateralized customer obligations due under normal trade terms requiring payment usually within 30 days of the invoice date. The Company does not accrue interest on delinquent customer balances.

Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected. Management individually reviews all accounts receivable balances that exceed ninety days from invoice date and based on an assessment of current creditworthiness, estimates the portion, if any, of the balance that will be collected. Additionally, management estimates an allowance for the aggregate remaining accounts receivable based on historical collectibility. At September 30, 2009 and December 31, 2008, such allowance amounted to approximately $148,000 and $197,000, respectively. Bad debt expense

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

recorded for the nine months ended September 30, 2009 and 2008, amounted to $139,432 and $223,807, respectively.

Inventory

The Company uses first-in, first-out method of costing inventory with the exception of Asia and Aero which both use the weighted average cost method. Inventory which consists of components and related products utilized in providing wired and wireless networking solutions is valued at the lower of cost or market using standard costs that approximate average cost. Inventories are reviewed periodically and items considered to be slow-moving or obsolete are reduced to estimated net realizable value through an appropriate reserve. At September 30, 2009 and December 31, 2008, such reserve amounted to approximately $326,000 and $349,000, respectively. Inventory amounts expensed for the nine months ended September 30, 2009 and 2008, amounted to $23,006 and $11,932, respectively.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist primarily of prepaid costs associated with specific vendor requirements or for future shipments of products and deposits made to customers to bid on short-term contracts. Prepayments are expensed on a straight-line basis over the corresponding life of the underlying agreements or as fulfillment of requirements is obtained. Deposits are expensed as short-term contract costs upon acceptance from the customer.

Property and Equipment

The Company depreciates property and equipment by use of the straight-line method over the following estimated useful lives of the assets as follows:

Aircraft	15 years
Machinery and equipment	5 – 10 years
Office furniture, computer equipment and software	3 – 7 years
Leasehold improvements	15 years
Automobiles	5 years

Maintenance and repairs that are not considered betterments and do not extend the useful life of property are charged to expense as incurred.

During 2008, the Company entered into certain capital lease obligations. Amortization of software and equipment under capitalized leases is provided by use of the straight-line method over the term of the lease. At September 30, 2009, equipment under capital lease obligations, net of accumulated amortization of $75,233, amounted to $125,388.

Depreciation expense amounted to approximately $175,000 and $126,000, respectively, for the nine months ended September 30, 2009 and 2008, including amortization expense recorded on assets under capital lease obligations in 2009 and 2008 of $50,155 and $5,573, respectively. There were no amounts of depreciation expense allocated to cost of goods sold.

Business Combinations

In accordance with the requirements of the ASC 805 Business Combinations Topic, the purchase price of acquired businesses or properties is allocated to tangible and identified intangible assets and liabilities based on their respective fair values. All of the Company’s business combinations have been accounted for using the purchase method of accounting and, accordingly, are included in the Company’s results of operations as of the date of each acquisition. The Company allocates the purchase price of its acquisitions to the tangible assets acquired, liabilities assumed and intangible assets acquired, including in-process research & development, based on their estimated

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

fair values. The excess purchase price over those fair values is recorded as goodwill. The excess of those fair values over the purchase price is recorded as a reduction to long-lived assets.

Goodwill and Indefinite Lived Intangible Assets

Goodwill represents the excess of cost over the fair value of net assets of businesses acquired. In accordance with the provisions of Accounting Standard Codification (“ASC”) 350 “Intangibles - Goodwill and Other Topic” (“ASC 350”), the Company does not amortize goodwill or other acquired intangible assets with indefinite useful lives. The Company has identified only one reporting units as defined in Intangibles - Goodwill and Other Topic. Goodwill is assessed for impairment at least annually, based upon the Company’s estimate of the fair value of the reporting unit. As of September 30, 2009 and 2008, the Company had $261,480 of indefinite lived intangible assets resulted from the acquisition of Service-Aero in May 2008.

The Company assesses the carrying value of its goodwill as December 31 of each fiscal year. In accordance with ASC 350 Intangibles - Goodwill and Other Topic, goodwill of a reporting unit will also be tested for impairment between annual tests if a triggering event occurs, as defined by ASC 350, that could potentially reduce the fair value of the reporting unit below its carrying value.

Revenue Recognition

Revenue on distribution sales is recorded when goods are shipped. The Company has considered the need for reserves for anticipated sales returns based on historical return percentages as well as specific identification and reserves of potential problem accounts. The Company has several major commercial customers who incorporate certain of the Company’s products into installations, and returns from these customers have not been significant. Based on these analyses, the reserve for returns related to retail sales were approximately equal to the returns in the corresponding period and within management’s expectations.

In 2005, the Company commenced a long-term construction contract which was completed during 2008. These contracts are considered complete when all essential contract work is performed, including support for integrated testing and customer acceptance.

The Company accounts for its long-term contracts under the percentage of completion method. The percentage of work completed is determined by comparing the accumulated costs incurred to date with management’s current estimate of total costs to be incurred at contract completion. Revenue is recognized based on applying the percentage against total contract costs.

Contract costs include all direct material and equipment, subcontractor costs, and labor costs and those indirect costs related to contract performance. Revisions in profit estimates during the period of a contract are reflected in the accounting period in which the revised estimates are made on the basis of the stage of completion at the time. If estimated total costs on a contract indicate a loss, the entire amount of the estimated loss is provided for currently.

Contract revenue for the nine months ended September 30, 2009 and 2008 were $-0-, and $5,922,252, respectively.

The Company has entered into certain short-term (less than one year) customer contracts relating to distribution of specific products as well as costs to be incurred relating to installation and related costs which were not completed as of September 30, 2009. Revenue on such contracts is recognized upon completion of the services associated with such contracts.

In addition to short-term construction contract revenue which is recognized upon completion of the contract, Service-Aero also generates revenue through retail sales, commission income, and sale of internet and phone services. Its retail sales are sales generated from the sale of products to end users at the Company’s site either by cash or credit card which is recognized on the day of sale.

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

Commission revenue is earned upon distribution of phone service plans of other companies. Commission revenue is recognized monthly based upon the volume of sales.

Service-Aero provides internet services to end users which include connection services for hardware and software which are sold in the form of a calling card which is used to connect to the internet. Cards are not returnable upon purchase and sales are recorded upon sale of the card. In addition, Service-Aero earns income from charges for telephone services in which revenue is recognized when delivery or performance has occurred.

Billings in excess of costs and earnings consists of amounts from contract revenue billed in advance relating to the distribution and installation of certain equipment during 2008. At September 30, 2009, and December 31, 2008, total billings in excess of costs and earnings on these contracts are $4,150,037 and $601,958, respectively. Revenue earned on these contracts has been included in distribution sales—net as a result of the nature of these agreements.

Cost of Sales

Cost of sales—distribution consists primarily of direct product costs and related warehouse and storage costs. In addition, the Company classifies shipping and handling costs as a component of cost of sales—distribution.

Cost of sales—contract revenue consists of installation, subcontractor, and service costs incurred on specific projects.

Selling, General, and Administrative Expenses

The Company’s selling, general, and administrative expenses consist primarily of commissions, wages, and management and administrative expenses.

Impairment of Long-Lived Assets

In accordance with the ASC 360 Property, Plant, and Equipment Topic, long-lived assets are periodically evaluated for potential impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. In the event that periodic assessments reflect that the carrying amount of the asset exceeds the sum of the undiscounted cash flows (excluding interest) that are expected to result from the use and eventual disposition of the asset, the Company would recognize an impairment loss to the extent the carrying amount exceeded the fair value of the property. No impairment losses were recognized for the nine months ended September 30, 2009 and 2008.

The Company recognizes goodwill and other non-amortizing intangible assets in accordance with the requirements of the ASC 350 Intangibles—Goodwill and Other Topic. Under this Topic, goodwill is recorded at its carrying value and is tested for impairment at least annually or more frequently if impairment indicators exist, at a level of reporting referred to as a reporting unit. The Company recognizes goodwill in accordance with the requirements of the ASC 350 Intangibles - Goodwill and Other Topic and tests the carrying value for impairment during the fourth quarter of each year. No impairment losses were recognized for the nine months ended September 30, 2009 and 2008.

The Company also analyzed its trade name, customer relationships and licenses for impairment pursuant to the requirements of the ASC 350 Intangibles - Goodwill and Other Topic and no impairment charge was recorded related to these intangibles during the nine months ended September 30, 2009 and 2008.

Income Taxes

The Company uses the liability method of accounting for income taxes in accordance with the requirements of the ASC 740 Income Taxes Topic. Under this method, the Company recognizes deferred income tax assets and liabilities for the expected future tax consequences of transactions

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

and events and deferred income tax assets and liabilities are determined based on the difference between the financial statement and income tax bases of assets and liabilities using enacted income tax rates in effect for the year in which the differences are expected to reverse. If necessary, deferred income tax assets are reduced by a valuation allowance to an amount that is determined to be more likely than not recoverable. The Company must make significant estimates and assumptions about future taxable income and future income tax consequences when determining the amount of the valuation allowance.

Foreign Currency

Transaction gains and losses are charged to expense or income as incurred. During the nine months ended September 30, 2009 and 2008, net realized foreign currency transaction gains (losses) amounted to $52,124 and $(122,921), respectively, which has been included in other income (expense).

For all non-U.S. operations, the functional currency is the local currency. Assets and liabilities of those operations are translated into U.S. dollars using the year-end exchange rates or historical rates. Income and expenses are translated using the average exchange rates for the reporting period. Translation adjustments are reported in accumulated other comprehensive loss, a separate component of owner’s equity.

Product Warranty

The Company’s vendors generally warrant the products distributed by the Company and allow the Company to return defective products, including those that have been returned to the Company by its customers. The Company does not independently warrant the products it distributes and, therefore, has not provided for a reserve for such warranty costs.

Legal and Contingency Reserves

The Company accounts for legal and other contingencies in accordance with the ASC 450 Contingencies Topic. Loss contingencies are accrued by a charge to income if two conditions are met. The first condition is that information prior to issuance of the consolidated financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the consolidated financial statements. It is implicit in this condition that it must be probable that one or more future events will occur confirming the fact of the loss. The second condition is that the amount of the loss can be reasonably estimated.

Segment Information

Accounting Standards Codification ASC 280 Segment Reporting Topic which establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. The Segment Reporting Topic also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The Company applies the management approach to the identification of its reportable operating segment as provided in accordance with the Segment Reporting Topic and operates predominately in one segment.

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

The Company attributes revenues and long-lived assets to different geographic areas on the basis of the location of the customer. Revenues and investment in long lived assets by geographic area are as follows:

	9/30/2009	9/30/2008
Revenues
United States	$18,238,952	$18,646,674

Kazakhstan	5,697,283	9,451,325
Russia	9,907,926	14,918,524
Uzbekistan	1,420,633	3,721,101
Other	5,213,049	5,117,118

International	22,238,891	33,208,068

	$40,477,843	$51,854,742

	9/30/2009	12/31/2008
Long-Lived Assets
United States	$998,167	$977,261

Kazakhstan	95,484	68,713
Russia	550,854	377,957
Uzbekistan	174,402	70,875
Other	12,926	12,489

International	833,666	530,034

	$1,831,833	$1,507,295

Research and Development

The Company accounts for research and development costs in accordance with the Research and Development Topic. Under the Research and Development Topic, all research and development cost must be charged to expense as incurred. Accordingly, internal research and developments cost is expensed as incurred.

Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to products are expensed in the period incurred. The Company did not incur expenditures on research and product development for the nine months ended September 30, 2009 and 2008, respectively.

Fair Value of Financial Instruments

The ASC 820 Financial Instruments Topic, requires disclosure of fair value of financial instruments, whether or not recognized on the face of the balance sheet, for which it is practical to estimate that value. The Topic defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The fair value estimates are made at the end of each year based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument, nor do they consider that tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation

The Company has adopted the requirements of the ASC 505 Equity Topic, under the modified prospective transition method. The Topic requires the measurement of compensation cost at the grant date, based upon the estimated fair value of the award, and requires amortization of the related expense over the employee’s requisite service period. The Company had no stock based compensation issued and outstanding at September 30, 2009 and 2008.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk are primarily cash investments and accounts receivable. The Company currently maintains substantially all of its cash with several major financial institutions. The Company has cash in financial institutions which is insured by the Federal Deposit Insurance Corporation, or FDIC, up to $250,000 per depositor per insured bank. As of September 30, 2009, the Company had cash accounts in excess of FDIC insured limits. The Company believes this risk is not significant.

Comprehensive Income (Loss)

Pursuant to the requirements of the ASC 220 Comprehensive Income Topic, the Company has included a calculation of comprehensive (loss) income in its accompanying consolidated statements of owners’ equity for the nine months ended September 30, 2009 and 2008. Comprehensive (loss) income includes net (loss) income adjusted for certain revenues, expenses, gains and losses that are excluded from net (loss) income.

Noncontrolling Interests

In December 2007, the FASB issued an amendment to the requirements of the ASC 810 Consolidation Topic. The Consolidation Topic established new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The Topic requires that noncontrolling interests be presented as a component of consolidated stockholders’ equity, eliminates minority interest accounting such that the amount of net income attributable to the noncontrolling interests is presented as part of consolidated net income in the accompanying consolidated statements of operations and not as a separate component of income and expense, and requires that upon any changes in ownership that result in the loss of control of the subsidiary, the noncontrolling interest be re-measured at fair value with the resultant gain or loss recorded in net income. The requirements of the Topic became effective for fiscal years beginning on or after December 15, 2008. The Company adopted the requirements of the Topic on a retrospective basis on January 1, 2009. The adoption of the requirements of the Topic will have an impact on the presentation and disclosure of noncontrolling (minority) interests in the consolidated financial statements. As a result of the retrospective presentation and disclosure requirements of the Topic, the Company will be required to reflect the change in presentation and disclosure for all periods presented. The principal effect on the consolidated balance sheet as of September 30, 2009 related to the adoption of the requirements of the Topic was the change in presentation of minority interest from mezzanine to redeemable noncontrolling interest, as reported herein. Additionally, the adoption of the requirements of the Topic had the effect of reclassifying (income) loss attributable to noncontrolling interest in the consolidated statements of operations from minority interest to separate line items. The Topic also requires that net income (loss) be adjusted to include the net (income) loss attributable to the noncontrolling interest, and a new line item for net income (loss) attributable to controlling interest be presented in the consolidated statements of operations.

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

A noncontrolling interest relates to the interest in the consolidated entities that are not wholly owned by the Company. As a result of adopting the requirements of the Consolidation Topic on January 1, 2009, if the Company had restated the September 30, 2009, consolidated balance sheets, as well as the statement of operations for the nine months ended September 30, 2009, would have been as follows:

As of September 30, 2009	As Previously Reported	Adjustment	As Adjusted
Minority interests	$36,796	$(36,796)	$—
Noncontrolling interest equity		$36,796	$36,796

For the Nine Month ended September 30, 2009	As Previously Reported	Adjustment	As Adjusted
Minority interest in income	$6,774	$(6,774)	$—
Net loss	(991,767)	—	(991,767)
Income attributable to noncontrolling interests		6,774	6,774

Recent Accounting Pronouncements

In January 2010 the FASB issued Update No. 2010-06 “Fair Value Measurements and Disclosures—Improving Disclosures about Fair Value Measurements” (“2010-06”). 2010-06 requires new disclosures regarding significant transfers between Level 1 and Level 2 fair value measurements, and disclosures regarding purchases, sales, issuances and settlements, on a gross basis, for Level 3 fair value measurements. 2010-06 also calls for further disaggregation of all assets and liabilities based on line items shown in the statement of financial position. This amendment is effective for fiscal years beginning after December 15, 2010 and interim periods within those fiscal years. The Company is currently evaluating whether adoption of this standard will have a material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-05 “Compensation—Stock Compensation—Escrowed Share Arrangements and Presumption of Compensation” (“2010-05”). 2010-05 re-asserts that the Staff of the Securities Exchange Commission (the “SEC Staff”) has stated the presumption that for certain shareholders escrowed share represent a compensatory arrangement. 2010-05 further clarifies the criteria required to be met to establish a position different from the SEC Staff’s position. The Company does not have any escrowed shares held at this time. As such, the Company does not believe this pronouncement will have any material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-04 “Accounting for Various Topics—Technical Corrections to SEC Paragraphs” (“2010-04”). 2010-04 represents technical corrections to SEC paragraphs within various sections of the Codification. Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-02 “Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification” (“2010-02”) an update of ASC 810 “Consolidation.” 2010-02 clarifies the scope of ASC 810 with respect to decreases in ownership in a subsidiary to those of a: subsidiary or group of assets that are a business or nonprofit, a subsidiary that is transferred to an equity method investee or joint venture, and an exchange of a group of assets that constitutes a business or nonprofit activity to a non-controlling interest including an equity method investee or a joint venture. Management, does not expect adoption of this standard to have any material impact on its financial position, results of operations or operating cash flows. Management does not intend to decrease its ownership in any of its wholly-owned subsidiaries.

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

In January 2010 the FASB issued Update No. 2010-01 “Accounting for Distributions to Shareholders with Components of Stock and Cash—a consensus of the FASB Emerging Issues Task Force” (“2010-03”) an update of ASC 505 “Equity.” 2010-03 clarifies the treatment of stock distributions as dividends to shareholders and their affect on the computation of earnings per shares. The Company has not and does not intend to declare dividends for preferred to common stock holders. Management, does not expect adoption of this standard to have any material impact on its financial position, results of operations or operating cash flows.

2. Long-Term Note Receivable

During October 2008, Russia entered into a $6,500,000 unsecured note receivable with a third party. The note bears interest at 3.65% in excess of the three month LIBOR (LIBOR—2.22% – September 30, 2009) with interest payable quarterly and is to be repaid in twelve equal installments, maturing October 2011. The outstanding balance at September 30, 2009 and December 31, 2008, amounted to $4,376,387 and $5,937,982, respectively.

3. Acquisition

On May 20, 2008, Cyprus completed the acquisition of Service-Aero as indicated in Note 1. As a result of the transaction, the Company allocated the purchase price to the entities assets and liabilities based upon estimated fair value in accordance with the Business Combination Topic with the amounts exceeding the fair value of identifiable assets acquired being recorded as goodwill. The purchase price of $579,000 was made in cash. The process to identify and record the fair value of assets acquired and liabilities assumed included an analysis of the acquired fixed assets, including real and personal property, various leases, contractual commitments and other business contracts, customer relationships, investments, and contingencies. The following table summarizes the allocation of the aggregate purchase price of the acquisition:

Current assets	$83,820
Property, plant, and equipment and other assets	320,500
Current liabilities	(86,800)
Goodwill	261,480

$579,000

4. Intangible Assets

The Company’s acquisitions require the application of purchase accounting in accordance with the requirements of the Business Combinations Topic. This results in tangible and identified intangible assets and liabilities of the acquired entity being recorded at fair value. Identified intangible assets consist of the following as of September 30, 2009 and December 31, 2008:

	9/30/2009	12/31/2008
Customer relationships	$4,570,023	$4,570,023
Trademarks	2,803,108	2,803,108
Licenses	1,565	3,796

	7,374,696	7,376,927
Less: Accumulated amortization	3,539,642	2,631,331

	$3,835,054	$4,745,596

Customer relationships and trademarks are amortized on a straight-line basis over their estimated useful lives of 7 years and 5 years, respectively. Licenses are written off over their lives of

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

one to five years. Amortization expense for the nine months ended September 30, 2009 and 2008, amounted to approximately $910,000.

Expected amortization expense for the next five years is as follows:

Year ending December 31,
2009 (remaining three months)	$304,617
2010	$1,213,482
2011	$1,120,045
2012	$652,860
2013	$544,050

5. Revolving Credit Agreement

US has available a revolving credit agreement with maximum borrowings of $6,000,000 with a bank in the United States. Outstanding borrowings bear interest at 2.5% above the bank’s prime lending rate (prime—3.25% – 2008; 7.25% – 2007) and are secured by substantially all of US’s assets. The maximum borrowings are limited to the lesser of $6,000,000, or an amount equal to 75% of eligible accounts receivable plus 40% of the value of eligible inventory, as defined by the revolving credit agreement. In addition, maximum outstanding borrowings are reduced by any outstanding letters of credit. In addition, the agreement was amended in April 2009 to provide for an increased interest rate to 2.5% above the bank’s prime lending rate and to provide for commitment fees due of .5% on any unused amounts committed by the bank. Outstanding demand letters of credit as of September 30, 2009 and December 31, 2008, amounted to approximately $70,000.

The US revolving credit agreement has been renewed through April 2010 and contains various restrictive covenants requiring, among other things, a fixed charge coverage ratio, leverage ratio, and the limitation of dividends and the purchase of property and equipment, along with other non-financial covenants as defined. At September 30, 2009 and December 31, 2008, the outstanding borrowings amounted to $3,686,383 and $4,903,518, respectively.

6. Export Credit Facility

Beginning in June 2008, US has available an export credit facility with Export Development Canada which was obtained to finance purchases from a supplier for goods and services to be supplied for a contract in Russia and is secured by the assets associated with and proceeds to be obtained from this contract. Outstanding borrowings bear interest at 3.65% in excess of the three month LIBOR through July 18, 2009, and then 5.5% in excess of the three month LIBOR thereafter with interest payable quarterly. The agreement provides for maximum outstanding borrowings of $4,626,804 and is subject to specific limitations on vendors utilized and maximum costs incurred for specific products and services. In addition, in May 2009, this loan was amended to require any remaining interest and principal amounts due under this agreement are due and payable in March 2011. As a result, the outstanding amounts due have been reclassified as long-term as of December 31, 2008, and September 30, 2009.

7. Notes Payable—Related Party

The Company has issued an interest free note, payable to a related party in connection with its acquisition of Winncom US. The Company has imputed interest on the note at 6.48% per annum, with an expected repayment term of 4 years. Total imputed interest amounted $3,778,467. The note is payable upon demand within ninety days upon receipt of the demand notice. Outstanding balances on the note as of September 30, 2009, and December 31, 2008, were $16,134,101 and $15,425,639, respectively, net of amortization of imputed interest. Amortization of imputed interest approximately $708,000 for the nine months ended September 30, 2009 and 2008.

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

8. Long-Term Debt

Cyprus

During May 2008, Cyprus entered into an unsecured note payable with an investment company established under the laws of Gibraltar, with maximum borrowings of $5,000,000. Outstanding borrowings bear interest at 10%, with interest payable annually. Defaulted amounts are subject to interest at a rate of 15%. Outstanding borrowings as of September 30, 2009 and December 31, 2008, amounted to $600,000. Accrued interest due as of September 30, 2009 and December 31, 2008, amounted to $66,758 and $37,151, respectively. The agreement is due and payable together with all accrued and unpaid interest in May 2011, and therefore is classified as a long-term liability in the consolidated financial statements.

Russia

During 2008, Russia entered into an unsecured equipment line of credit agreement with maximum borrowings of $6,500,000 or specified percentages of the value of equipment being purchased for the project, with a bank registered in Russia. Outstanding borrowings bear interest at 2.65% in excess of the three month LIBOR with principal and interest payable quarterly. Additionally, the agreement calls for a .75% commission per annum on outstanding borrowings and is subject to additional interest of 2% upon prepayment prior to the maturity dates of the quarterly payments and a default rate of 25% for failure to pay quarterly installments on a timely basis. In addition, this note is guaranteed by banks in Vienna and in Switzerland. This equipment line of credit agreement is payable in twelve equal quarterly installments plus interest, with any remaining interest and principal due in September 2011. At September 30, 2009 and December 31, 2008, outstanding borrowings amounted to $4,327,960 and $5,938,888, respectively.

At September 30, 2009, the future maturities on this note are as follows:

2009 (three months remaining)	$541,667

2010	$2,166,664

2011	$1,619,629

9. Capital Lease Obligations

At September 30, 2009, US capital lease obligations consisted of leases incurred to fund software purchases and related costs requiring monthly payments aggregating approximately $13,306 including interest, from 8.2% to 11.7%, expiring through May 2011. Certain amounts under these leases were expensed as incurred in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.

At September 30, 2009, future maturities of the principal payments due under capital lease obligations are as follows:

2010	$159,675
2011	79,838

Total minimum lease payments	239,513
Less: Amount representing interest	16,810

Present value of net minimum lease payments	222,703
Less: Current portion	144,995

$77,708

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

10. Accrued Liabilities

Accrued expense consists of the following:

	September 30, 2009	December 31, 2008
Accrued compensation	$219,362	$223,670
Accrued interest	116,222	73,429
Accrued commission	168,500	59,391
Accrued other	49,117	56,812
Accrued taxes	447,751	134,156

	$1,000,952	$547,458

11. Concentrations

For the nine months ended September 30, 2009 and 2008, US sold approximately 16% (approximately 12% of consolidated distribution sales) of its product to one customer. US Accounts receivable due from this customer amounted to $388,653.

For the nine months ended September 30, 2009 and 2008, Russia sold approximately 20% (approximately 4% of consolidated revenues) of its product to one customer.

During the nine months ended September 30, 2009 and 2008, US purchased approximately 33%, 18%, and 15% and 26%, 26%, and 10% of consolidated cost of sales—distribution of its product, respectively, from its three largest vendors. During 2008, US purchased approximately 30%, 27% and 12% (approximately 50% collectively of consolidated cost of sales—distribution) of its product, respectively, from its three largest vendors. The loss of any of these vendors could have a material adverse impact on the operations of the Company.

12. Commitments and Contingencies

Leasing Activities

The Company leases its facilities under various operating leases through 2010. Minimum future rentals payable under the leases are as follows:

2009 (remaining three months)	$47,000
2010	114,000

$161,000

Rent expense was $141,000 and $180,000 for the nine months ended September 30, 2009 and 2008, respectively.

Litigation

The Company is subject to legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

13. Fair Value Measurements

Effective January 1, 2008, the Company adopted the requirements of the Fair Value Measurements and Disclosures Topic. The Topic defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Topic applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.

The Topic emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, the requirements of the Topic establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1	defined as observable inputs such as quoted prices in active markets;
Level 2

inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs); and

Level 3

unobservable inputs that reflect the Company’s determination of assumptions that market participants would use in pricing the asset or liability. These inputs are developed based on the best information available, including the Company’s own data.

The following table summarizes the valuation of the Company’s financial instruments by the foregoing Fair Value Measurements and Disclosures Topic, fair value hierarchy levels as of September 30, 2009:

	Level 1	Level 2	Level 3
ASSETS
Cash and cash equivalents	$5,712,092	—	—
LIABILITIES
Note payable—Related party	$—	$—	$17,000,000
Long-term debt	$—	$9,554,764	$—
Revolving credit	$—	$3,686,383	$—

The Company’s cash and cash equivalent balances excluded from the table above are composed of cash, certificates of deposits with original maturities of one month or less and overnight investments.

Available for sale securities as of December 31, 2008, are classified as other assets in the consolidated financial statements.

14. Subsequent Events

In accordance with the provisions of ASC 855, Subsequent Events, the Company has evaluated events subsequent to the September 30, 2009, quarter end through February 8, 2010 the date of the filing of this Form 10Q to ensure that this Form 10-Q includes appropriate disclosure of events both recognized in the financial statements as of September 30, 2009, and events which occurred

WINNCOM TECHNOLOGIES HOLDING LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

subsequent to September 30, 2009, but were not recognized in the financial statements. As of February 8, 2010, there were no subsequent events which required recognition or disclosure in the condensed consolidated financial statements except as discussed below.

During 2009, the Company ceased operations in its TOO Winncom Technologies subsidiary, and, in 2009, applied for approval from governmental authorities to distribute any remaining funds to its parent, Winncom Technologies Corp. (US).

On January 2, 2010, the Company entered into a binding stock purchase agreement (the “SPA”) with Wave 2 Wave Communications, Inc. (“W2W”), a New Jersey based telecommunications company providing competitive local exchange carrier (“CLEC”) service as well as providing subscriber based data, VoIP and wireless services. W2W operates throughout the United States. The Company will received $25 million in cash consideration as well as 4,714,038 shares of common stock of W2W in exchange for 100% of the ownership equity of the Company. The SPA will be executed contingent upon the successful consummation of an Initial Public Offering transaction that W2W is currently pursuing.

PROSPECTUS

Rodman & Renshaw, LLC

The date of this prospectus is [•], 2010.

Until [*], 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our common stock. We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various costs and expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee, the [•] Listing Fee and the FINRA Filing Fee.

SEC Registration Fee		$7,102.82
[•] Listing Fee			*
FINRA Filing Fee
Printing and Engraving Fees			*
Legal Fees and Expenses			*
Accounting Fees and Expenses			*
Blue Sky Fees and Expenses			*
Miscellaneous			*

Total	$		*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Our restated certificate of incorporation and restated bylaws to be in effect upon completion of this offering provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our director or officers or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, our restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. In addition, we expect to enter into indemnification agreements with each of our directors and executive officers prior to completion of the offering.

In any underwriting agreement that we enter into in connection with the sale of common stock registered hereby, the underwriters will agree to indemnify, in certain circumstances, us, our directors, officers and other persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have sold the following securities that were not registered under the Securities Act.

(a) Issuances of Capital Stock and Warrants

In July 2007, we issued warrants to purchase an aggregate of 3,025,000 shares of common stock at an exercise price of $0.01 for a ten year term. The warrants were issued in connection with the continuation of certain loans made to us by private investors and for other services rendered.

In October 2007, in connection with the acquisition of RNK, we issued warrants to purchase an aggregate of 4,550,998 shares of our common stock at an exercise price of $0.01 per share for a ten year term, to the prior owners of RNK, and warrants to purchase 175,257 shares of our common stock at an exercise price of $0.01 per share for a ten year term, to Lee Haskin.

In May 2008, in connection with the extension of the RNK Notes, we issued warrants to purchase an aggregate of 35,000 shares of common stock at an exercise price of $0.01 for a ten year term, to the holders of the RNK Notes.

In May 2008, we issued options to purchase an aggregate of 125,000 shares of common stock at an exercise price of $0.03 per share, to certain employees in consideration of their services. The options have a ten year term, with one-third of the options vesting on each of the three anniversaries of the date of grant.

In June 2008, we issued warrants to purchase an aggregate of 2,057,100 shares of our common stock at an exercise price of $0.01 per share for a ten year term, in connection with a note payable to GBC Funding LLC.

In August 2008, we issued options to purchase an aggregate of 500,000 shares of common stock at an exercise price of $0.01 per share, to certain employees in consideration of their services. The options are fully vested and have a ten year term.

In August 2008, in connection with the extension of the RNK Notes, we issued warrants to purchase an aggregate of 52,500 shares of common stock at an exercise price of $0.01 for a ten year term, to the holders of the RNK Notes.

In September 2008, in connection with the extension of the RNK Notes, we issued warrants to purchase an aggregate of 35,000 shares of common stock at an exercise price of $0.01 for a ten year term, to the holders of the RNK Notes.

In November 2008, in connection with the extension of the RNK Notes, we issued warrants to purchase an aggregate of 70,000 shares of common stock at an exercise price of $0.01 for a ten year term, to the holders of the RNK Notes.

In March 2009, we issued warrants to purchase an aggregate of 1,073,378 shares of our common stock at an exercise price of $0.01 per share for a ten year term as an inducement to a short term loan.

In May 2009, we issued options to purchase 50,000 shares of common stock at an exercise price of $0.18 per share, to a certain employee in consideration of his services. The options have a ten year term and are fully vested.

In September 2009, we issued 175,000 shares of common stock to the holders of the RNK Notes in connection with an extension of the RNK Notes.

In October 2009, we issued 40,660 shares of our common stock to M Brothers and 1,171,543 to Wilmington Trust Company and G. Jeff Mennen, Co-Trustees, under an agreement dated 11/25/70 with George S. Mennen for John Henry Mennen, in connection with the conversion of 1,212,203 shares of Series A Convertible Preferred Stock.

In November 2009, we issued 2,484,320 shares of common stock to Mr. Bressman in connection with his employment agreement.

In November 2009, we issued fully vested options to purchase an aggregate of 1,367,160 shares of common stock to Mr. Mann in connection with his employment agreement.

In November 2009, we issued options to purchase an aggregate of 2,056,662 shares of common stock under our 2009 Employee and Director Equity Incentive Plan, at an exercise price of $0.18 per share for a ten year term, to certain of our employees in consideration of their services. Of such amount, 584,400 shares are fully vested, and of the remaining 1,472,662 shares, one-third shall vest on each of the three anniversaries of the date of grant.

In December 2009, we issued a warrant to purchase 200,000 shares of common stock at an exercise price of $0.01 per share for a five year term, to a consultant in connection with his consulting services.

In January 2010, we issued a warrant to purchase 20,000 shares of common stock at an exercise price of $2.13 per share for a five year term, to a consultant in connection with his consulting services.

In January 2010, we issued a warrant to purchase 800,000 shares of common stock at an exercise price of $2.13 per share, expiring on October 7, 2013, to Washington Trust Company and G. Jeff Mennen, Co-Trustees, under an agreement dated 11/25/10 with George S. Mennen for John Henry Mennen, in connection with an extension of a loan.

No underwriters were used in the foregoing transactions. The sales of securities described above were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. All of the purchasers in these transactions represented to us in connection with their purchase that they were acquiring the shares for investment and not distribution, and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

(b) Certain Grants and Exercises of Stock Options

Pursuant to our 2009 Employee and Director Equity Incentive Plan, we have issued options to purchase an aggregate of 3,423,822 shares of common stock, and pursuant to our 2000 Stock Incentive Plan, we have issued options to purchase an aggregate of 4,420,920 shares of common stock. Of these options:

•	options to purchase 404,920 shares of common stock have been canceled or forfeited without being exercised;

•	options to purchase 1,957,500 shares of common stock have been exercised; and

•	options to purchase a total of 5,448,990 shares of common stock are currently outstanding, at a weighted average exercise price of $0.12 per share.

The sale and issuance of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hackensack, New Jersey, on February 8, 2010.

WAVE2WAVE COMMUNICATIONS, INC.

By:	/S/ STEVEN ASMAN Steven Asman President

POWER OF ATTORNEY

We the undersigned officers and directors of Wave2Wave Communications, Inc., hereby severally constitute and appoint Steven Asman and Eric Mann, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/S/ STEVEN ASMAN Steven Asman	President, Chairman and Director (principal executive officer)	February 8, 2010
/S/ ERIC MANN Eric Mann	Chief Financial Officer (principal financial and accounting officer)	February 8, 2010

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement.*
2.1	Stock Purchase Agreement, by and among the Registrant, Winncom Technologies Holding Limited, and all of the stockholders of Winncom Technologies Limited, dated as of February 4, 2010.
3.1	Amended and Restated Certificate of Incorporation of the Registrant.*
3.2	Form of Amended and Restated Certificate of Incorporation to become effective upon completion of the offering.*
3.3	Amended and Restated Bylaws of the Registrant.*
3.4	Form of Amended and Restated Bylaws to become effective upon completion of this offering.*
4.1	Form of Common Stock Certificate.*
4.2	Form of Common Stock Purchase Warrant.
4.3	Form of 6% Secured Promissory Note issued on October 12, 2007.
4.4	Senior Secured Term Note in the amount of $7,548,000 issued to Victory Park Credit Opportunities, L.P., dated September 8, 2009.
4.5	Senior Secured Term Note in the amount of $1,752,000 issued to Victory Park Special Situations, L.P., dated September 8, 2009.
4.6

Amended and Restated Term Note in the amount of $34,000,000 issued to Wilmington Trust Company and George Jeff Mennen, Co-Trustees U/A/D November 25, 1970, as amended for the benefit of John Henry Mennen, dated September 8, 2009.*

4.7

Amended and Restated Term Note in the amount of $1,700,000 issued to Wilmington Trust Company and George Jeff Mennen, Co-Trustees U/A/D November 25, 1970, as amended for the benefit of John Henry Mennen, dated September 8, 2009.*

4.8

Term Note in the amount of $3,500,000 issued to Wilmington Trust Company and George Jeff Mennen, Co-Trustees U/A/D November 25, 1970, as amended for the benefit of John Henry Mennen, dated September 8, 2009.*

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Registrant, with respect to the legality of securities being registered.*
10.1	Employment Agreement, by and between the Registrant and Andrew Bressman, dated as of June 12, 2009.
10.2	First Amendment to Employment Agreement, by and between the Registrant and Andrew Bressman, dated as of November 20, 2009.
10.3	Form of Employment Agreement, by and between the Registrant and Andrew Bressman.*
10.4	Employment Agreement, by and between the Registrant and Eric Mann, dated as of June 12, 2009.
10.5	First Amendment to Employment Agreement, by and between the Registrant and Eric Mann, dated as of November 20, 2009.
10.6	Second Amendment to Employment Agreement, by and between the Registrant and Eric Mann, dated as of January 12, 2010.
10.7	Employment Agreement, by and among the Registrant, RNK, Inc. and Richard N. Koch, dated as of October 12, 2007.
10.8	First Amendment to Employment Agreement, by and among the Registrant, RNK, Inc. and Richard N. Koch, effective as of December 31, 2009.
10.9	Employment Agreement, by and between the Registrant and Gregory Raskin, dated as of February 4, 2010.
10.10	Financing Agreement, by and among the Registrant, its subsidiaries and Victory Park Management, LLC, dated as of September 8, 2009.

Exhibit Number	Description of Exhibit
10.11

Loan and Security Agreement, by and among the Registrant, Wilmington Trust Company and George Jeff Mennen, Co-Trustees U/A/D November 25, 1970, as amended for the benefit of John Henry Mennen and Greystone Business Credit II, LLC (as assignee from Greystone Funding Corporation) dated as of October 12, 2007.*

10.12

First Amendment to Loan and Security Agreement, by and among the Registrant, Wilmington Trust Company and George Jeff Mennen, Co-Trustees U/A/D November 25, 1970, as amended for the benefit of John Henry Mennen and Greystone business Credit II, LLC, dated as of November 2, 2007.*

10.13

Waiver, Consent and Amendment No. 2 to Loan and Security Agreement, by and among the Registrant, Wilmington Trust Company and George Jeff Mennen, Co-Trustees U/A/D November 25, 1970, as amended for the benefit of John Henry Mennen and Greystone business Credit II, LLC, dated as of January 25, 2008.*

10.14

Waiver and Amendment No. 3 to Loan and Security Agreement, by and among the Registrant, Wilmington Trust Company and George Jeff Mennen, Co-Trustees U/A/D November 25, 1970, as amended for the benefit of John Henry Mennen and Greystone business Credit II, LLC, dated as of September 19, 2008.*

10.15

Waiver and Amendment No. 4 to Loan and Security Agreement, by and among the Registrant, Wilmington Trust Company and George Jeff Mennen, Co-Trustees U/A/D November 25, 1970, as amended for the benefit of John Henry Mennen and Greystone business Credit II, LLC, dated as of January 25, 2008.*

10.16

Waiver and Amendment No. 5 to Loan and Security Agreement, by and among the Registrant, Wilmington Trust Company and George Jeff Mennen, Co-Trustees U/A/D November 25, 1970, as amended for the benefit of John Henry Mennen and Greystone business Credit II, LLC, dated March 18, 2009.*

10.17

Amendment No. 6 to Loan and Security Agreement, by and between the Registrant and Wilmington Trust Company and George Jeff Mennen, Co-Trustees U/A/D November 25, 1970, as amended for the benefit of John Henry Mennen, dated as of May 31, 2009.

10.18

Amendment No. 7 to Loan and Security Agreement, by and between the Registrant and Wilmington Trust Company and George Jeff Mennen, Co-Trustees U/A/D November 25, 1970, as amended for the benefit of John Henry Mennen, dated as of September 8, 2009.*

10.19

Amendment No. 8 to Loan and Security Agreement, by and between the Registrant and Wilmington Trust Company and George Jeff Mennen, Co-Trustees U/A/D November 25, 1970, as amended for the benefit of John Henry Mennen, dated as of January 5, 2010.

10.20

Amendment No. 9 to Loan and Security Agreement, by and between the Registrant and Wilmington Trust Company and George Jeff Mennen, Co-Trustees U/A/D November 25, 1970, as amended for the benefit of John Henry Mennen, dated as of January 27, 2010.

10.21	Strategic Partnership Master Agreement, by and between Registrant and incNETWORKS, Inc., dated as of August 11, 2006.*
10.22	Amendment to the Strategic Partnership Master Agreement, by and between Registrant and incNETWORKS, Inc., dated as of November 24, 2009.*
10.23	Verizon Partner Solutions Master Services Agreement, by and between the Registrant and Verizon Services Corp., dated as of April 9, 2007.#*
10.24

IBT New Connect Description of Services and Pricing for the IntelliLight Broadband Transport New Connect Pricing Plan, by and between the Registrant and Verizon Services Corp., dated as of May 6, 2009.#*

10.25	Verizon Attachment for Metro Wavelength Service, by and between the Registrant and MCI Communications Services, Inc. d/b/a Verizon Business Services, dated as of May 22, 2006.#*

Exhibit Number	Description of Exhibit
10.26	Verizon Description and Pricing Services for 2007 Transparent LAN Service, by and between the Registrant and Verizon Services Corp., dated as of June 22, 2007.#*
10.27	Lease Agreement, by and between the Registrant and Continental Investors, L.P., dated as of February 17, 2000.*
10.28	First Amendment to Lease, by and between the Registrant and Stellar Continental, LLC, dated as of August 9, 2000.*
10.29	Second Amendment to Lease, by and between the Registrant and MSNW Continental Associates, LLC, dated as of September 5, 2006.*
10.30	Lease, by and between RNK, Inc. and 175 Great Road, L.L.C., dated as of November 8, 2000.*
10.31	Amendment to November 8, 2000 Lease, by and between RNK, Inc. and Bedford 175 Great Road, L.L.C., dated as of November 29, 2005.*
10.32	Lease, by and between RNK, Inc. and Wells Avenue Senior Holdings, LLC, dated as of May 8, 2000.*
10.33	First Amendment, by and between RNK, Inc. and RP/Saracen Properties, LLC, dated as of November 11, 2004.*
10.34	Second Amendment, by and between RNK, Inc. and RP/Saracen Properties, LLC, dated as of November 18, 2005.*
10.35	Fourth Amendment, by and between RNK, Inc. and NS Norfolk Acquisition, LLC (successor in interest to RP/Saracen Properties, LLC) dated as of December 17, 2009.*
10.36	Third Amendment, by and between RNK, Inc. and RP/Saracen Properties, LLC, dated as of February 3, 2006.*
10.37	Interconnection Agreement, by and between RNK, Inc. and Bellsouth Telecommunications, Inc., dated as of May 12, 2007.*
10.38	Terms and Conditions, by and between RNK, Inc. and Metcom, Inc., dated as of September 5, 2002.*
10.39	Interconnection and Reciprocal Compensation Agreement, by and between RNK, Inc. and New Cingular PCS, LLC, dated as of August 1, 2003, as amended.#*
10.40	Interconnection Agreement, by and between RNK, Inc. and T-Mobile USA, Inc., dated as of December 1, 2006.#*
10.41	Agreement, by and between Excel Telecommunications, Inc. d/b/a Excel and Verizon Maryland Inc., f/k/a Bell Atlantic-Maryland, Inc. for the State of Maryland, dated on or about December 18, 2002.*
10.42	Adoption Agreement, by and between RNK, Inc. and Verizon Maryland Inc., f/k/a Bell Atlantic-Maryland, Inc. for the State of Maryland, dated as of March 26, 2007.*
10.43

Interconnection Agreement, by and between AT&T Broadband Phone of Massachusetts, LLC and Verizon New England Inc., d/b/a Verizon Massachusetts f/k/a New England Telephone and Telegraph Company, d/b/a Bell Atlantic - Massachusetts, dated as of June 26, 2001, as adopted by RNK, Inc.*

10.44

Amendment No. 1 to Interconnection Agreement, by and between RNK, Inc. and Verizon New England Inc., d/b/a Verizon Massachusetts f/k/a New England Telephone and Telegraph Company, d/b/a Bell Atlantic - Massachusetts, dated as of December 20, 2004.*

10.45

Amendment No. 2 to Interconnection Agreement, by and between RNK, Inc. and Verizon New England Inc., d/b/a Verizon Massachusetts f/k/a New England Telephone and Telegraph Company, d/b/a Bell Atlantic - Massachusetts, dated as of July 14, 2005.*

10.46

Partial Adoption Agreement, by and between RNK, Inc. and Verizon New England Inc., d/b/a Verizon Rhode Island, f/k/a New England Telephone and Telegraph Company, d/b/a Bell Atlantic—Rhode Island, dated as of August 17, 2001.*

Exhibit Number	Description of Exhibit
10.47	Interconnection Agreement, by and between Level 3 Communications, LLC and Verizon New England Inc. d/b/a Verizon Rhode Island, dated as of November 1, 2000, as adopted by RNK, Inc.*
10.48	Interconnection Agreement between Verizon and Cox Communications, d/b/a Cox Rhode Island Telecomm II, dated as of February 4, 1999, as adopted by RNK, Inc.*
10.49

Amendment No. 1 Regarding Unbundled Network Elements, by and between RNK, Inc. and Verizon New England Inc., d/b/a Verizon Rhode Island, f/k/a New England Telephone and Telegraph Company, d/b/a Bell Atlantic—Rhode Island, dated as of August 30, 2001.*

10.50

Amendment No. 2 Regarding Intercarrier Compensation, by and between RNK, Inc. and Verizon New England Inc., d/b/a Verizon Rhode Island, f/k/a New England Telephone and Telegraph Company, d/b/a Bell Atlantic—Rhode Island, dated as of December 20, 2004.*

10.51

Partial Adoption Agreement, by and between RNK, Inc. and Fairpoint Communications, f/k/a Verizon New England Inc., d/b/a Verizon Rhode Island, f/k/a New England Telephone and Telegraph Company, d/b/a Bell Atlantic—Rhode Island, dated as of September 3, 2001.*

10.52	Interconnection Agreement between Fairpoint Communications, f/k/a Verizon and Cox Communications, d/b/a Cox Rhode Island Telecomm II, dated as of February 4, 1999, as adopted by RNK, Inc.*
10.53

Interconnection Agreement, by and between Level 3 Communications, LLC and Fairpoint Communications, f/k/a Verizon New England Inc. d/b/a Verizon Rhode Island, dated as of November 1, 2000, as adopted by RNK, Inc.*

10.54

Amendment No. 1 Regarding Unbundled Network Elements, by and between RNK, Inc. and Fairpoint Communications, Verizon New England Inc., d/b/a Verizon Rhode Island, f/k/a New England Telephone and Telegraph Company, d/b/a Bell Atlantic—Rhode Island, dated as of August 30, 2001.*

10.55

Amendment No. 2 Regarding Reciprocal Compensation, by and between RNK, Inc. and Fairpoint Communications, f/k/a Verizon New England Inc., d/b/a Verizon Rhode Island, f/k/a New England Telephone and Telegraph Company, d/b/a Bell Atlantic—Rhode Island, dated as of August 30, 2001.*

10.56

Amendment No. 3 to Interconnection Agreement, by and between RNK, Inc. and Fairpoint Communications, f/k/a Verizon New England Inc., d/b/a Verizon Massachusetts f/k/a New England Telephone and Telegraph Company, d/b/a Bell Atlantic—New Hampsire, dated as of December 20, 2004.*

10.57	Interconnection Agreement, by and between Sprint Communications Company, L.P. and Verizon New Jersey Inc., dated as of May 15, 1998, as adopted by RNK.*
10.58	Second Amendment to the Interconnection Agreement, by and between Sprint Communications Company, L.P. and Verizon New Jersey Inc., dated on or about June 27, 2000.*
10.59	Third Amendment to the Interconnection Agreement, by and between Sprint Communications Company, L.P. and Verizon New Jersey Inc., dated as of March 5, 2001.*
10.60	Fourth Amendment to the Interconnection Agreement, by and between Sprint Communications Company, L.P. and Verizon New Jersey Inc., dated as of April 11, 2001.*
10.61	Fifth Amendment to the Interconnection Agreement, by and between Sprint Communications Company, L.P. and Verizon New Jersey Inc., dated as of November 1, 2003.*
10.62	Sixth Amendment to the Interconnection Agreement, by and between Sprint Communications Company, L.P. and Verizon New Jersey Inc., dated as of July 1, 2004.*
10.63	Adoption Agreement, by and between Verizon New Jersey Inc. and RNK, Inc., dated as of August 29, 2005.*
10.64	Amendment No. 1 to the Interconnection Agreement, by and between Verizon New Jersey Inc. and RNK, Inc., dated as of March 27, 2006.*

Exhibit Number	Description of Exhibit
10.65

Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996, by and between Teleport Communications Group, Inc. and Verizon New York Inc., dated as of June 24, 2002, as adopted by RNK, Inc.*

10.66	Amendment to the Interconnection Agreement between Verizon New York and RNK, Inc., dated as of December 20, 2004.*
10.67	Interconnection Agreement, by and between D&E Systems, Inc. and Verizon Pennsylvania Inc., dated as of September 1, 2001, as adopted by RNK Pennsylvania, Inc.*
10.68	Amendment No. 1 to Interconnection Agreement, by and between D&E Systems, Inc. and Verizon Pennsylvania Inc., dated as of June 13, 2003.*
10.69	Adoption Agreement, by and between RNK Pennsylvania, Inc. and Verizon Pennsylvania Inc., dated as of May 1, 2007.*
10.70	Amendment No. 1 to the Interconnection Agreement, by and between RNK Pennsylvania, Inc. and Verizon Pennsylvania Inc., dated as of November 5, 2007.*
10.71	Interconnection Agreement, by and between Verizon Virginia., f/k/a Bell Atlantic—Virginia, Inc. and 1-800-RECONEX, Inc., dated as of April 23, 2001, as adopted by RNK VA, LLC.*
10.72	Amendment No. 1 to Interconnection Agreement, by and between Verizon Virginia., f/k/a Bell Atlantic—Virginia, Inc. and 1-800-RECONEX, Inc., dated as of June 14, 2001.*
10.73	Adoption Agreement, by and between RNK VA, LLC and Verizon Virginia, Inc., dated as of November 27, 2007.*
10.74	Interconnection Agreement, by and between NUI Telecom, Inc. and Verizon Washington DC Inc., dated as of September 20, 2002, as adopted by RNK, Inc.*
10.75	Adoption Agreement, by and between RNK, Inc. and Verizon Washington DC Inc., dated as of April 10, 2007.*
10.76	Wireless Traffic Exchange Agreement, by and between RNK, Inc. and Cellco Partnership d/b/a Verizon Wireless, dated as of November 1, 2007.#*
10.77	2000 Stock Incentive Plan.
10.78	Form of Stock Option Agreement under 2000 Stock Incentive Plan.
10.79	2009 Employee and Director Equity Incentive Plan.
10.80	Form of Private Company Stock Option Agreement under 2009 Employee and Director Incentive Plan.
10.81	Form of Public Company Stock Option Agreement under 2009 Employee and Director Equity Incentive Plan.
21.1	List of subsidiaries of the Registrant.*
23.1	Consent of RBSM LLP.
23.2	Consent of Fiondella Milone & LaSaracina, LLP.
23.3	Consent of RBSM LLP.
23.4	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1).*
24.1	Powers of Attorney (see signature page).

*	To be filed by amendment.

#	Confidential treatment has been requested for portions of this exhibit.